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Exhibit (a)-(1)

Shareholders of Sina Corporation
Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

        You are cordially invited to attend an extraordinary general meeting of shareholders of Sina Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company"), to be held on December 23, 2020 at 10 a.m. (Beijing time). The meeting will be held at Room Beijing, 1/F SINA Plaza No. 8 Courtyard 10 West, Xibeiwang East Road, Haidian District, Beijing 100193, People's Republic of China. The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment or postponement thereof.

        On September 28, 2020, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with New Wave Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), and New Wave Mergersub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving company and becoming a wholly owned subsidiary of Parent. The purpose of the extraordinary general meeting is for you and the other shareholders of the Company to consider and vote, amongst other things, upon a proposal to authorize and approve the Merger Agreement and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the Merger (the "Plan of Merger") and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the "Transactions"), including the Merger. Copies of the Merger Agreement and the form of the Plan of Merger are attached as Annex A and Annex B, respectively, to the accompanying proxy statement.

        As of the date of the accompanying proxy statement, Parent is wholly owned by New Wave MMXV Limited ("New Wave"), a company with limited liability incorporated under the laws of the British Virgin Islands and controlled by Mr. Charles Guowei Chao, the chairman and chief executive officer of the Company (the "Chairman"). At the effective time of the Merger (the "Effective Time"), Parent will be beneficially owned by the Chairman and New Wave (collectively, the "Rollover Shareholders"). Parent, Merger Sub, and the Rollover Shareholders are collectively referred to herein as theBuyer Group." Parent and Merger Sub were formed solely for the purpose of the Merger. As of the date of the accompanying proxy statement, the Buyer Group together beneficially owns 8,844,758 ordinary shares, par value US$0.133 per share, of the Company (each, an "Ordinary Share") and 7,150 Class A preference shares, par value US$1.00 per share, of the Company (each, a "Class A Preference Share"), which represent approximately 14.7% of the total issued and outstanding shares in the Company and approximately 61.1% of the total voting power of the outstanding shares in the Company (each, a "Share"). If the Merger is completed, the Company will continue its operations as a privately held company and will be wholly owned by Parent, and the Ordinary Shares will no longer be listed on the NASDAQ Stock Market LLC ("NASDAQ").

        If the Merger is completed, at the Effective Time, each Ordinary Share issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares (as defined below) and the Dissenting Shares (as defined below), will be cancelled in exchange for the right to receive an amount in cash equal to US$43.30 per Ordinary Share (the "Per Share Merger Consideration"), without interest.

Notwithstanding the foregoing, if the Merger is completed, the following Shares will be cancelled and cease to exist at the Effective Time and will not entitle the holders thereof to the right to receive the Per Share Merger Consideration described in the immediately preceding sentence:

  (a)
  (i) 8,844,758 Ordinary Shares and 7,150 Class A Preference Shares beneficially owned (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the Rollover Shareholders as of September 28, 2020, and any other Shares that may be acquired by any Rollover Shareholder between September 28, 2020 and the Effective Time (together, the "Rollover Shares"), (ii) Shares held by the Buyer Group and its affiliates, and (iii) Shares held by the Company or any subsidiary of the Company or held in the Company's treasury, in each case, immediately prior to the Effective Time, will be cancelled and cease to exist at the Effective Time without payment of any consideration or distribution therefor (collectively, the "Excluded Shares"); and

  (b)
  Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger (the "Dissenting Shares") in accordance with Section 238 of the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the "Cayman Islands Companies Law") will be cancelled and cease to exist at the Effective Time and the holders of such Dissenting Shares shall be entitled to receive only the payment of the fair value of their Dissenting Shares as determined by the Grand Court of the Cayman Islands in accordance with the provisions of Section 238 of the Cayman Islands Companies Law.

        At the Effective Time, each option (each, a "Company Option") to purchase Shares granted under the Amended and Restated 2007 Share Incentive Plan of the Company, the 2015 Share Incentive Plan of the Company and the 2019 Share Incentive Plan of the Company (collectively, the "Company Share Plans"), that is vested and outstanding immediately prior to the Effective Time, will be cancelled in exchange for the right of each holder of such Company Option to receive cash, without interest and net of any applicable withholding taxes, in the amount equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price of such Company Option and (y) the number of Shares underlying such Company Option (assuming such holder exercises such Company Option in full immediately prior to the Effective Time), provided that if the exercise price per Share of any such Company Option is greater than the Per Share Merger Consideration, such Company Option will be cancelled without any cash payment being made in respect thereof.

        At the Effective Time, each unvested Company Option that is outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to be issued with an employee incentive award, to replace such unvested Company Option, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such unvested Company Option.

        At the Effective Time, each restricted share unit granted under the Company Share Plans (each, a "Company RSU"), that is vested and outstanding immediately prior to the Effective Time, will be cancelled in exchange for the right of the holder of such Company RSU to receive cash, without interest and net of any applicable withholding taxes, in the amount equal to the Per Share Merger Consideration.

        At the Effective Time, each restricted Company RSU that is unvested and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to be issued with an employee incentive award, to replace such unvested Company RSU, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such unvested Company RSU.

        The Buyer Group intends to fund the merger consideration through a combination of (i) rollover equity (represented by the Rollover Shares) from the Rollover Shareholders, (ii) cash contribution by the

Chairman, (iii) proceeds from committed term loan facilities from China Minsheng Banking Corp., Ltd. Shanghai Branch and China Minsheng Banking Corp., Ltd. Hong Kong Branch, and (iv) available unrestricted cash in U.S. dollars from the Company. On September 28, 2020, New Wave executed and delivered a limited guarantee (the "Limited Guarantee") in favor of the Company to guarantee certain payment obligations of Parent and Merger Sub under the Merger Agreement.

        On September 28, 2020, a special committee of the board of directors of the Company (the "Board"), composed solely of independent and disinterested directors (the "Special Committee"), acting with full power and authority delegated by the Board, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger. The Special Committee, after consultation with its financial advisor and legal counsel and due consideration of all relevant factors, unanimously (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and its unaffiliated security holders of the Company as such terms are defined in Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the "Unaffiliated Security Holders"), and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (b) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger.

        On September 28, 2020, the Board (other than the Chairman who abstained from the vote), acting upon the unanimous recommendation of the Special Committee, (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger, and to consummate the Transactions, including the Merger, (b) authorized and approved the Merger Agreement, the Plan of Merger, the Transactions, including the Merger, and the Limited Guarantee, and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to the shareholders of the Company for authorization and approval.

        Accordingly, the Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including (i) the Merger, (ii) the variation of the authorized share capital of the Company from US$23,700,000 divided into 150,000,000 ordinary shares of a par value of US$0.133 each and 3,750,000 preference shares of $1.00 par value per share to authorized share capital of the Company of US$23,700,000 divided into 237,000,000 ordinary shares of a par value of US$0.1 each, at the Effective Time, and (iii) the amendment and restatement of the existing memorandum and articles of association by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association at the Effective Time, in the form attached as Appendix II to the Plan of Merger, FOR the proposal to authorize each of the members of the Special Committee and the Chief Financial Officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, are authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company passed by an affirmative vote of holders of Shares representing at least two-thirds of the voting power of the outstanding Shares present and voting in person or by proxy as a single class at the extraordinary general meeting or any adjournment or postponement thereof. As of the date of the accompanying proxy statement, the Buyer Group beneficially owns in the aggregate 8,844,758 Ordinary Shares and 7,150 Class A Preference Share,

which collectively represent approximately 14.7% of the Company's total issued and outstanding Shares and approximately 61.1% of the voting power of the total issued and outstanding Shares as of the date of the accompanying proxy statement, all of which will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger. Accordingly, based on 60,010,143 Ordinary Shares and 7,150 Class A Preference Shares expected to be issued and outstanding on November 20, 2020, the record date for voting Shares at the extraordinary general meeting (the "Share Record Date"), and assuming that members of the Buyer Group vote all their Shares in favor of the special resolutions, 7,328,671 Shares owned by the Unaffiliated Security Holders equal to approximately 5.6% of the voting power of the entire issued and outstanding Shares as of the Share Record Date must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting.

        The accompanying proxy statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (the "SEC"), which are available for free at the SEC's website www.sec.gov.

        The Rollover Shareholders will exercise their rights as registered shareholders of the Company to demand poll voting at the meeting and accordingly voting will take place by poll voting. Whether or not you plan to attend the extraordinary general meeting, please complete the accompanying proxy card, in accordance with the instructions set forth on the proxy card, as promptly as possible. The deadline to lodge your proxy card is December 21, 2020 at 10 a.m. (Beijing time), being 48 hours before the time appointed for the extraordinary general meeting. Each registered holder of Ordinary Shares has one vote for each Ordinary Share held as of 5 p.m. Cayman Islands time on the Share Record Date.

        Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if you hold your Shares through a financial intermediary such as a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your Shares if you wish to vote at the extraordinary general meeting.

        Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, a copy of which is attached as Annex G to the accompanying proxy statement. The fair value of your Shares as determined by the Grand Court of the Cayman Islands under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters' rights with respect to your Shares.

        Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

        If you have any questions or need assistance voting your Shares, please call our Investor Relations Department at +86 10 5898 3336.

        Thank you for your cooperation and continued support.

Sincerely,	Sincerely,
/s/ SONG YI ZHANG Song Yi Zhang Chairperson of the Special Committee	/s/ CHARLES GUOWEI CHAO Charles Guowei Chao Chairman of the Board

        The accompanying proxy statement is dated November 20, 2020, and is first being mailed to the Company's shareholders on or about November 25, 2020.

v

SINA CORPORATION

NOTICE OF EXTRAORDINARY GENERAL MEETING OF
SHAREHOLDERS TO BE HELD ON DECEMBER 23, 2020

Dear Shareholder:

        Notice is hereby given that an extraordinary general meeting of the shareholders of Sina Corporation (referred to herein alternately as the "Company," "us," "we" or other terms correlative thereto), will be held on December 23, 2020 at 10 a.m. (Beijing time) at Room Beijing, 1/F SINA Plaza No. 8 Courtyard 10 West, Xibeiwang East Road, Haidian District, Beijing 100193, People's Republic of China.

        Only registered holders of ordinary shares of the Company, par value US$0.133 per share (each, an "Ordinary Share"), and Class A preference shares, par value US$1.00 per share (each, a "Class A Preference Share"; and the Class A Preference Shares together with the Ordinary Shares, the "Shares"), as of 5 p.m. Cayman Islands time on November 20, 2020 (the "Share Record Date") or their proxy holders are entitled to attend and vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

  •
  as special resolutions:

        THAT the Agreement and Plan of Merger, dated as of September 28, 2020 (the "Merger Agreement"), among the Company, New Wave Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), and New Wave Mergersub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving company and becoming a wholly owned subsidiary of Parent (such Merger Agreement being in the form attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger required to be registered with the Registrar of Companies of the Cayman Islands in connection with the Merger (the "Plan of Merger") (such Plan of Merger being substantially in the form attached as Annex B to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), and the consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the "Transactions") including (i) the Merger, (ii) the variation of the authorized share capital of the Company from US$23,700,000 divided into 150,000,000 ordinary shares of a par value of US$0.133 each and 3,750,000 preference shares of $1.00 par value per share to authorized share capital of the Company of US$23,700,000 divided into 237,000,000 ordinary shares of a par value of US$0.1 each (the "Variation of Capital"), and (iii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association at the effective time of the Merger (the "Effective Time"), in the form attached as Appendix II to the Plan of Merger (the "Adoption of Amended M&A"), be approved and authorized by the Company;

        THAT each member of a special committee of the Board, composed solely of independent and disinterested directors of the Company (the "Special Committee") and the Chief Financial Officer of the Company each be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A; and

  •
  if necessary, as an ordinary resolution:

        THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company's shareholders will be available at its principal executive offices at SINA Plaza, No. 8 Courtyard 10, West Xibeiwang E. Road, Haidian District, Beijing 100193, People's Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

        New Wave MMXV Limited ("New Wave"), a company with limited liability incorporated under the laws of the British Virgin Islands and controlled by Mr. Charles Guowei Chao, the chairman and chief executive officer of the Company (the "Chairman" and, together with New Wave, the "Rollover Shareholders"), the Chairman and Parent have entered into a rollover and support agreement, dated as of September 28, 2020 (the "Support Agreement"), which provides, among other things, that each Rollover Shareholder will (a) vote all of the Shares owned by it in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (b) refrain from selling or otherwise transferring the Shares owned by it, in each case in accordance with the terms of the Support Agreement. A copy of the Support Agreement is attached as Annex C to the accompanying proxy statement. As of the date of the accompanying proxy statement, the Rollover Shareholders beneficially own 8,844,758 Ordinary Shares of the Company and 7,150 Class A Preference Shares, which collectively represent approximately 14.7% of the total issued and outstanding Shares in the Company and approximately 61.1% of the total voting power of the outstanding Shares in the Company.

        After careful consideration and upon the unanimous recommendation of the Special Committee, the Board (other than the Chairman who abstained from the vote) (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the unaffiliated security holders of the Company as such terms are defined in Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the "Unaffiliated Security Holders"), and it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and to consummate the Transactions, including the Merger, (b) authorized and approved the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and the Limited Guarantee by New Wave in favor of the Company pursuant to which New Wave will guarantee certain payment obligations of Parent and Merger Sub under the Merger Agreement (the "Limited Guarantee") and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval. The Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital, and the Adoption of Amended M&A, FOR the proposal to authorize members of the Special Committee and the Chief Financial Officer of the Company, to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, the Variation of Capital, and the Adoption of Amended M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        Regardless of the number of Shares that you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, are authorized and approved by a special resolution (as defined in the Cayman

Islands Companies Law) of the Company passed by an affirmative vote of holders of Shares representing at least two-thirds of the voting power of the outstanding Shares present and voting in person or by proxy as a single class at the extraordinary general meeting or any adjournment or postponement thereof. As of the date of this proxy statement, the Buyer Group beneficially owns in the aggregate 8,844,758 Ordinary Shares of the Company and 7,150 Class A Preference Shares, which collectively represent approximately 14.7% of the total issued and outstanding Shares in the Company and approximately 61.1% of the total voting power of the outstanding Shares in the Company as of the date of this proxy statement. Accordingly, based on the total number of Shares expected to be issued and outstanding on the Share Record Date, and assuming that members of the Buyer Group vote all their Shares in favor of the special resolutions, 7,328,671 Shares owned by the Unaffiliated Security Holders equal to approximately 5.6% of the voting power of the entire issued and outstanding Shares as of the Share Record Date must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting.

        Regardless of whether you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company's offices (to the attention of: Investor Relations Department) at SINA Plaza, No. 8 Courtyard 10, West Xibeiwang E. Road, Haidian District, Beijing 100193, People's Republic of China, no later than 10 a.m. (Beijing time), December 21, 2020, being 48 hours before the time appointed for the extraordinary general meeting. The proxy card is the "instrument of proxy" and the "instrument appointing a proxy" as referred to in the Company's articles of association. The Rollover Shareholders will exercise their right as registered shareholders of the Company to demand poll voting at the meeting and accordingly voting will take place by poll voting. Each registered holder of Ordinary Shares has one vote for each Ordinary Share held as of 5 p.m. Cayman Islands time on the Share Record Date. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

        Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

        If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

        When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of such shareholders. If no specific instructions are given by such shareholders, such Shares will be voted "FOR" the proposals as described above, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

        Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands in accordance with Section 238 of the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the "Cayman Islands Companies Law") if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, a copy of which is attached as

Annex G to the accompanying proxy statement. The fair value of their Shares as determined by the Grand Court of the Cayman Islands under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters' rights with respect to their Shares.

        If you have any questions or need assistance voting your Shares, please call our Investor Relations Department at +86 10 5898 3336.

        The Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A and Annex B, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

        Notes:

  1.
  In the case of joint holders, any one of such joint holder may vote, either in person or by proxy, in respect of such share as if he or she were solely entitled thereto, but if more than one of such joint holders be present at the extraordinary general meeting the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holders.

  2.
  The instrument appointing a proxy must be in writing under the hand of the appointer or of his or her attorney duly authorized in writing or, if the appointer is a corporation, either under its seal or under the hand of an officer, attorney or other person duly authorized to sign the same.

  3.
  A proxy need not be a member (registered shareholder) of the Company.

  4.
  The proxy card must be deposited in the manner set out in the notice of the extraordinary general meeting. A proxy card that is not deposited in the manner permitted will be invalid.

  5.
  Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, provided that no intimation in writing of such death, insanity or revocation was received by the Company at SINA Plaza, No. 8 Courtyard 10, West Xibeiwang E. Road, Haidian District, Beijing 100193, People's Republic of China, Attention: Investor Relations Department, at least two hours before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ CHARLES GUOWEI CHAO Charles Guowei Chao Chairman of the Board November 20, 2020

PROXY STATEMENT

Dated November 20, 2020
SUMMARY VOTING INSTRUCTIONS

        Ensure that your shares of Sina Corporation can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.

        If your shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

        If your shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your shares can be voted at the extraordinary general meeting in accordance with your instructions.

        If you submit your proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

        If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please contact our Investor Relations Department at +86 10 5898 3336.

SUMMARY TERM SHEET

        This "Summary Term Sheet" and the "Questions and Answers About the Extraordinary General Meeting and the Merger" highlight selected information contained in this proxy statement regarding the Merger (as defined below) and may not contain all of the information that may be important to your consideration of the Merger and other transactions contemplated by the Merger Agreement (as defined below). You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in "Where You Can Find More Information" beginning on page 105. In this proxy statement, the terms "the Company," "us," "we" or other terms correlative thereto refer to Sina Corporation. All references to "dollars", "US$" and "$" in this proxy statement are to U.S. dollars, and all references to "RMB" in this proxy statement are to Renminbi, the lawful currency of the People's Republic of China.

The Parties Involved in the Merger

The Company

        The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a leading online media company serving China and the global Chinese communities.

        Our principal executive offices are located at SINA Plaza, No. 8 Courtyard 10, West Xibeiwang E. Road, Haidian District, Beijing 100193, People's Republic of China. The Company's telephone number at this address is +86 10 8262 8888.

        For a description of the Company's history, development, business and organizational structure, please see the Company's Annual Report on Form 20-F for the year ended December 31, 2019 filed on April 29, 2020 (the "Company's Annual Report"), which is incorporated herein by reference. Please see "Where You Can Find More Information" beginning on page 105 for a description of how to obtain a copy of the Company's Annual Report.

Mr. Charles Guowei Chao

        Mr. Charles Guowei Chao (the "Chairman") is the chairman and the chief executive officer of the Company. The Chairman is a citizen of the United States of America. The business address of the Chairman is SINA Plaza, No. 8 Courtyard 10, West Xibeiwang E. Road, Haidian District, Beijing 100193, People's Republic of China. The telephone number at this address is +86 10 5898 3007.

New Wave

        New Wave MMXV Limited ("New Wave") is a company with limited liability incorporated under the laws of the British Virgin Islands. New Wave is an investment holding company. The Chairman is the sole director of New Wave. The business address of New Wave is SINA Plaza, No. 8 Courtyard 10, West Xibeiwang E. Road, Haidian District, Beijing 100193, People's Republic of China. The telephone number at this address is +86 10 5898 3007.

Parent

        New Wave Holdings Limited ("Parent") is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is wholly owned by New Wave. Parent was formed for the purpose of holding the equity interest in Merger Sub and arranging, entering into and completing the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger (the

"Transactions"). The business address of Parent is SINA Plaza, No. 8 Courtyard 10, West Xibeiwang E. Road, Haidian District, Beijing 100193, People's Republic of China. The telephone number at this address is +86 10 5898 3007.

Merger Sub

        New Wave Mergersub Limited ("Merger Sub") is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is wholly owned by Parent. Merger Sub was formed for the purpose of arranging, entering into and completing the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger. The business address of Merger Sub is SINA Plaza, No. 8 Courtyard 10, West Xibeiwang E. Road, Haidian District, Beijing 100193, People's Republic of China. The telephone number at this address is +86 10 5898 3007.

        Throughout this proxy statement, the Chairman, New Wave, Parent, and Merger Sub are collectively referred to as the "Buyer Group," and Parent and Merger Sub are collectively referred to as the "Parent Parties."

        During the last five years, none of the persons referred to above under the heading "The Parties Involved in the Merger," or the respective directors or executive officers of the Company, members of the Buyer Group and their affiliates as listed in Annex H of this proxy statement has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Merger (Page 76)

        You are being asked to vote to authorize and approve the Agreement and Plan of Merger dated as of September 28, 2020 among the Company, Parent and Merger Sub (the "Merger Agreement"), and the plan of merger required to be registered with the Registrar of Companies of the Cayman Islands (the "Cayman Registrar"), in connection with the Merger (the "Plan of Merger"), pursuant to which, once the Merger Agreement and the Plan of Merger are approved and authorized by the requisite vote of the shareholders of the Company and the other conditions to the completion of the transactions contemplated by the Merger Agreement are satisfied or waived in accordance with the terms of the Merger Agreement, Merger Sub will be merged with and into the Company and cease to exist (the "Merger"), with the Company continuing as the surviving company (the "Surviving Company"). The Surviving Company will be wholly owned by Parent, and will continue to do business under the name "Sina Corporation" following the Merger. Copies of the Merger Agreement and the form of the Plan of Merger are attached as Annex A and Annex B, respectively, to this proxy statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this proxy statement, are the legal documents that govern the Merger.

Merger Consideration (Page 77)

        Under the terms of the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each ordinary share of the Company, par value US$0.133 per share (each, an "Ordinary Share") issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares (as defined below) and Dissenting Shares (as defined below), will be cancelled in exchange for the right to receive US$43.30 in cash per Ordinary Share without interest (the "Per Share Merger Consideration"). Notwithstanding the foregoing, if the Merger is completed, the following shares will be cancelled and cease to exist at the Effective Time but will not entitle the holders thereof to receive the consideration described in the immediately preceding sentence:

  (a)
  (i) 8,844,758 Ordinary Shares and 7,150 Class A preference shares, par value $1.00 per share (each, a "Class A Preference Share" and, together with the Ordinary Shares, the "Shares") beneficially owned (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") by the Rollover Shareholders as of September 28, 2020, and any other Shares that may be acquired by any Rollover Shareholder between September 28, 2020 and the Effective Time (together, the "Rollover Shares"), (ii) Shares held by the Buyer Group and its affiliates, and (iii) Shares held by the Company or any Subsidiary (as defined under the Merger Agreement) of the Company or held in the Company's treasury, in each case, immediately prior to the Effective Time, such Shares will be cancelled and cease to exist at the Effective Time without payment of any consideration or distribution therefor (collectively, the "Excluded Shares"); and

  (b)
  Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger (the "Dissenting Shares") in accordance with Section 238 of the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the "Cayman Islands Companies Law") will be cancelled and cease to exist at the Effective Time and the holders of such Dissenting Shares shall be entitled to receive only the payment of the fair value of their Dissenting Shares as determined by the Grand Court of the Cayman Islands (the "Grand Court") in accordance with the provisions of Section 238 of the Cayman Islands Companies Law.

Treatment of Company Share Awards (Page 77)

        At the Effective Time, each option (each, a "Company Option") to purchase Shares granted under the Amended and Restated 2007 Share Incentive Plan of the Company, the 2015 Share Incentive Plan of the Company and the 2019 Share Incentive Plan of the Company (collectively, the "Company Share Plans"), that is vested and outstanding immediately prior to the Effective Time, will be cancelled in exchange for the right of each holder of such Company Option to receive cash, net of any applicable withholding taxes, in the amount equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price of such Company Option and (y) the number of Shares underlying such Company Option (assuming such holder exercises such Company Option in full immediately prior to the Effective Time), provided that if the exercise price per Share of any such Company Option is greater than the Per Share Merger Consideration, such Company Option will be cancelled without any cash payment being made in respect thereof.

        At the Effective Time, each unvested Company Option that is outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to be issued with an employee incentive award, to replace such unvested Company Option, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such unvested Company Option.

        At the Effective Time, each restricted share unit granted under the Company Share Plans (each, a "Company RSU"), that is vested and outstanding immediately prior to the Effective Time, will be cancelled in exchange for the right of the holder of such Company RSU to receive cash, without interest and net of any applicable withholding taxes, in the amount equal to the Per Share Merger Consideration.

        At the Effective Time, each restricted Company RSU that is unvested and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to be issued with an employee incentive award, to replace such unvested Company RSU, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such unvested Company RSU.

Purposes and Effects of the Merger (Page 48)

        The purpose of the Merger is to enable the Buyer Group to acquire 100% ownership and control of the Company in a transaction in which the Company's shareholders, other than holders of the Excluded Shares and Dissenting Shares, will be cashed out in exchange for the Per Share Merger Consideration, so that the Buyer Group will bear the rewards and risks of the ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company's operations or acquisitions of other businesses. See "Special Factors—Purposes of and Reasons for the Merger" beginning on page 48 for additional information.

        The Ordinary Shares are currently listed on NASDAQ under the symbol "SINA." Following the consummation of the Merger, the Company will cease to be a publicly traded company and will be a privately held company wholly owned by the Buyer Group. Following the completion of the Merger, the Ordinary Shares will no longer be listed on any securities exchange or quotation system, including NASDAQ, and price quotations with respect to sales of the Ordinary Shares in the public market will no longer be available. In addition, registration of Ordinary Shares under the Exchange Act may be terminated upon the Company's application to the United States Securities and Exchange Commission (the "SEC") if Ordinary Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Ordinary Shares. Ninety days after the filing of Form 15 in connection with the completion of the Merger or such shorter period as may be determined by the SEC, registration of the Ordinary Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. Following the completion of the Merger, the Company's shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide to shareholders of public companies, including reporting obligations for directors, officers and principal securities holders of the Company. See "Special Factors—Effects of the Merger on the Company" beginning on page 49 for additional information.

Plans for the Company after the Merger (Page 53)

        After the Effective Time, the Buyer Group anticipates that the Company's operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent, which itself is wholly owned by New Wave.

Position of the Buyer Group as to the Fairness of the Merger (Page 32)

        Each member of the Buyer Group believes that the Merger is fair, both substantively and procedurally, to the unaffiliated security holders of the Company as such terms are defined in Rule 13e-3 of the Exchange Act (the "Unaffiliated Security Holders"). Their belief is based upon the factors discussed under the section entitled "Special Factors—Position of the Buyer Group as to the Fairness of the Merger" beginning on page 32.

        Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13E-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the transactions contemplated thereby, including the Merger.

Financing of the Merger (Page 55)

        The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger and the related transactions, including payment of fees and expenses in connection with the

Merger, would be approximately US$2.2 billion, assuming no exercise of dissenter rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group did not consider the value of the Rollover Shares which will, in connection with and concurrently with the closing of the Merger at the Effective Time, be cancelled for no consideration in the Merger, and the Chairman in lieu of receiving US$43.30 per share held by him will be issued newly issued shares of New Wave pursuant to the Support Agreement (as defined below).

        The Buyer Group expects this amount to be provided through a combination of debt financing and equity financing, as well as available unrestricted cash in U.S. dollars from the Company in accordance with the terms set forth in the Merger Agreement. Each of China Minsheng Banking Corp., Ltd. Shanghai Branch and China Minsheng Banking Corp., Ltd. Hong Kong Branch (collectively, the "Lenders") has committed to provide US$1,248,000,000 and US$832,000,000, respectively, pursuant to its respective debt commitment letter dated September 27, 2020 and September 28, 2020, respectively (each a "Debt Commitment Letter" and, collectively, the "Debt Commitment Letters"), delivered by each of the Lenders to New Wave. The Chairman has committed to provide US$126,942,675 in equity financing pursuant to an equity commitment letter, dated as of September 28, 2020 (the "Equity Commitment Letter"), by and between New Wave and the Chairman. See "Special Factors—Financing of the Merger" beginning on page 55 for additional information.

Support Agreement (Page 58)

        Concurrently with the execution of the Merger Agreement, the Rollover Shareholders and Parent entered into a rollover and support agreement (the "Support Agreement"), pursuant to which the parties have agreed that (i) the Rollover Shares shall be cancelled for no consideration, (ii) the Chairman shall subscribe for the number of newly issued ordinary shares of New Wave as set forth in the Support Agreement, and (iii) the Rollover Shareholders shall vote the Rollover Shares in favor of the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, in each case, upon the terms and conditions set forth therein. See "Special Factors—Support Agreement" beginning on page 58 for additional information.

Limited Guarantee (Page 58)

        Concurrently with the execution and delivery of the Merger Agreement, New Wave executed and delivered a limited guarantee in favor of the Company (the "Limited Guarantee"), pursuant to which New Wave agrees to guarantee the payment obligations of the Parent Parties under the Merger Agreement for the Parent Termination Fee and certain cost and expenses that, in each case, may become payable to the Company by the Parent Parties under certain circumstances and subject to the terms and conditions as set forth in the Merger Agreement. See "Special Factors—Limited Guarantee" beginning on page 58 for additional information.

Opinion of the Special Committee's Financial Advisor (Page 38)

        The Special Committee retained Morgan Stanley Asia Limited ("Morgan Stanley") to provide it with financial advisory services and a financial opinion in connection with the Merger. The Special Committee selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and the relevant industry. At the meeting of the Special Committee on September 28, 2020, Morgan Stanley rendered its oral opinion to the Special Committee, and subsequently confirmed in writing by delivery of Morgan Stanley's written opinion dated September 28, 2020, to the Special Committee, that as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the Per Share Merger Consideration to be received by the holders of the Ordinary Shares (other than Parent and its affiliates) pursuant to the Merger Agreement was fair from a financial point of view to such holders.

        Morgan Stanley's opinion was directed to the Special Committee (in its capacity as such) and only addressed the fairness from a financial point of view of the Per Share Merger Consideration to be received by the holders of Ordinary Shares (other than Parent and its affiliates), and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Morgan Stanley's opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex F to this proxy statement. You are encouraged to read Morgan Stanley's opinion carefully. The written opinion sets forth, among other things, the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Morgan Stanley in rendering its opinion. However, neither Morgan Stanley's opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, any holder of the Ordinary Shares and the Class A Preference Shares as to how to act or vote with respect to any matter relating to the Merger. See "Special Factors—Opinion of the Special Committee's Financial Advisor," beginning on page 38 for additional information.

Interests of the Company's Executive Officers and Directors in the Merger (Page 60)

        In considering the recommendation of the Special Committee and the Board, the Company's shareholders should be aware that certain of the Company's directors and executive officers have interests in the Transactions that are different from, and/or in addition to, the interests of the Company's shareholders generally. These interests include:

  •
  the beneficial ownership of equity interests in Parent by the Chairman as a result of the Merger (if approved and consummated);

  •
  the potential enhancement or decline of the share value of the Surviving Company, of which the Chairman will have beneficial ownership as a result of the completion of the Merger, and future performance of the Surviving Company;

  •
  the cash-out of vested Company Options and vested Company RSUs held by the directors and executive officers of the Company;

  •
  continued indemnification rights and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company pursuant to the Merger Agreement;

  •
  the compensation at a rate of US$50,000 per month for each member of the Special Committee in exchange for his services in such capacity (the payment of which is not contingent upon the closing of the Merger or the Special Committee's or the Board's recommendation of the Merger); and

  •
  the expected continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

        The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 60 for additional information.

Conditions to the Merger (Page 89)

        The consummation of the Merger is subject to the satisfaction or waiver (where permissible under applicable law) of the following conditions:

  •
  the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, being authorized and approved by the affirmative vote of holders of Shares representing at least two-thirds of the voting power of the outstanding Shares present and voting in person or by proxy as a single class at the shareholders meeting or any adjournment or postponement thereof (the "Requisite Company Vote"); and

  •
  no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or order that has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Merger.

        The obligations of the Parent Parties to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of the Company in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing of the Merger, subject to certain qualifications;

  •
  the Company having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date of the Merger;

  •
  the holders of no more than 10% of the Shares having validly served and not validly withdrawn a notice of dissent under Section 238(2) of the Cayman Islands Companies Law;

  •
  there not having been any Company Material Adverse Effect since the date of the Merger Agreement that is continuing; and

  •
  the Company having delivered to Parent a certificate, dated the closing date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions above.

        The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of the Parent Parties in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing of the Merger, subject to certain qualifications;

  •
  the Parent Parties having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by each of them on or prior to the closing date of the Merger; and

  •
  Parent having delivered to the Company a certificate, dated the closing date, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions above.

Termination of the Merger Agreement (Page 90)

        The Merger Agreement may be terminated at any time prior to Effective Time:

  (a)
  by mutual written consent of Parent and the Company;

  (b)
  by either the Parent or the Company, if:

  •
  the Effective Time having not occurred on or before June 28, 2021 (the "Long Stop Date");

    •
    any governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any final and non-appealable law or order, which has the effect of preventing, prohibiting or otherwise making illegal consummation of the Merger;

    •
    the Requisite Company Vote having not been obtained at the Shareholders Meeting (as defined below) duly convened therefor and concluded or at any adjournment or postponement thereof,

    in each case, provided that, this termination right is not be available to any party whose failure (or, in the case of Parent, the failure of Parent or Merger Sub) to fulfill any of its obligations under the Merger Agreement has been a primary cause of, or resulted in, the failure of the Merger to be consummated by the Long Stop Date or the applicable condition(s) being satisfied;

  (c)
  by the Company, upon:

  •
  a Parent Breach Termination Event;

  •
  a Parent Failure to Close Termination Event;

  •
  a Superior Proposal Termination Event; or

  •
  an Intervening Event Termination Event;

  (d)
  by Parent, upon any Parent Termination Event,

        each as defined in the section entitled "The Merger Agreement—Termination of the Merger Agreement" beginning on page 90.

U.S. Federal Income Tax Consequences (Page 64)

        The receipt of cash pursuant to the Merger or through the exercise of dissenters' rights in connection with the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Special rules will apply if you are a "U.S. Holder" and the Company was or currently is a passive foreign investment company, or "PFIC." See "Special Factors—U.S. Federal Income Tax Consequences" beginning on page 64. The tax consequences of the Merger or the exercise of dissenters' rights to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the Merger to you.

PRC Income Tax Consequences (Page 67)

        The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the "EIT Law") or that the gains recognized on the receipt of cash for the Shares should otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents. However, there is uncertainty regarding whether the PRC authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gains recognized on the receipt of cash for our Shares pursuant to the Merger by the shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gains recognized on the receipt of cash for Shares will be subject to PRC tax if the holders of such Shares are PRC residents. The Company does not believe that the Merger is without reasonable commercial purpose for purposes of Bulletin 37 and Bulletin 7, and, as a result, the Company (as purchaser and withholding agent) will not withhold any PRC tax (under Bulletin 7 and Bulletin 37) from the Merger consideration to be paid to holders of Shares. You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences. See "Special Factors—PRC Income Tax Consequences" beginning on page 67 for additional information.

Cayman Islands Tax Consequences (Page 68)

        The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Shares under the terms of the Merger Agreement. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought to or executed or produced before a court in the Cayman Islands (for example, for enforcement), (b) registration fees will be payable to the Cayman Registrar to register the Plan of Merger and (c) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette. See "Special Factors—Cayman Islands Tax Consequences" beginning on page 68 for additional information.

Regulatory Matters (Page 63)

        The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than the approvals, filings or notices required under the federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of the Merger being published in the Cayman Islands Government Gazette. See "The Merger Agreement—Conditions to the Merger" beginning on page 89 for additional information.

Litigation Related to the Merger (Page 63)

        We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or the Transactions, including the Merger.

Accounting Treatment of the Merger (Page 63)

        The Merger is expected to be accounted for as a business combination by Parent in accordance with Accounting Standards Codification 805 "Business Combinations," initially at the fair value of the Company as of the date of the closing of the Merger, which is the date of the acquisition.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

        The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:
When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will take place on December 23, 2020 at 10 a.m. (Beijing time) at Room Beijing, 1/F SINA Plaza No. 8 Courtyard 10 West, Xibeiwang East Road, Haidian District, Beijing 100193, People's Republic of China.

Q:
What am I being asked to vote on?

A:
You will be asked to consider and vote on the following proposals:

•
as a special resolution, that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the (i) Merger, (ii) the variation of the authorized share capital of the Company from US$23,700,000 divided into 150,000,000 ordinary shares of US$0.133 par value per share and 3,750,000 preference shares of $1.00 par value per share each to authorized share capital of the Company of US$23,700,000 divided into 237,000,000 ordinary shares of US$0.1 par value per share (the "Variation of Capital"), and (iii) the adoption of the new amended and restated memorandum and articles of association in the form attached as Appendix II to the Plan of Merger (the "Adoption of Amended M&A"), be authorized and approved;

•
as a special resolution, that each of the members of the Special Committee and the Chief Financial Officer of the Company, be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A; and

•
if necessary, as an ordinary resolution, that the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:
When do you expect the Merger to be completed?

A:
We are working toward consummating the Merger as soon as possible and currently expect the Merger to consummate during the first quarter of 2021, after all conditions to the Merger have been satisfied or waived.

Q:
How does the Board recommend that I vote on the proposals?

A:
After careful consideration, and upon the unanimous recommendation of the Special Committee, the Board (other than the Chairman who abstained from the vote) recommends you to vote:

•
FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A;

•
FOR the proposal to authorize each of the members of the Special Committee and the Chief Financial Officer of the Company, to do all things necessary to give effect to the Merger

    Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A; and

  •
  FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:
How do I vote if my Shares are registered in my name?

A:
If Shares are registered in your name as of 5 p.m. Cayman Islands time on November 20, 2020 (the "Share Record Date"), you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible so that it is received by the Company no later than 10 a.m. (Beijing time), December 21, 2020, being 48 hours before the time appointed for the extraordinary general meeting, which is the deadline to lodge your proxy card, so that your Shares may be represented and voted at the extraordinary general meeting.

  Alternatively, you can attend the extraordinary general meeting and vote in person. To attend the extraordinary general meeting, you must present certain documents to verify your identities, such as your identification card or passport and your share certificate. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, Shares represented by your proxy will be voted FOR each of the proposals to be voted on at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

  If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:
If my Shares are held in a brokerage, bank or other securities account, will my broker, bank or other securities intermediary vote my Shares on my behalf?

A:
Your broker, bank or other securities intermediary will only vote your Shares or give voting instruction with respect to Shares on your behalf if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other securities intermediary regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other securities intermediary how to vote your Shares that it holds, those Shares will not be voted.

Q:
What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A:
If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank, or other securities intermediary, your vote will not be counted.

Q:
May I change my vote?

A:
Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

•
First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company's offices at SINA Plaza, No. 8 Courtyard 10, West Xibeiwang E. Road, Haidian District, Beijing 100193, People's Republic of China, Attention: Investor Relations Department, at least two hours before the commencement of the extraordinary general meeting.

  •
  Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than 10 a.m. (Beijing time) on December 21, 2020, being 48 hours before the time appointed for the extraordinary general meeting which is the deadline to lodge your proxy card.

  •
  Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

  If you hold your Shares through a broker, bank or other securities intermediary and you have instructed your broker, bank or other securities intermediary to vote your Shares, you must follow directions received from the broker, bank or other securities intermediary to change your instructions.

Q:
What should I do if I receive more than one set of voting materials?

A:
If you are a holder of record and your Shares are registered in more than one name, you will receive more than one proxy or voting instruction or voting instruction card. Please submit each proxy card that you receive.

Q:
If I am a holder of certificated Shares, should I send in my Share certificates now?

A:
No, please do not send in your certificates now. After the Merger is completed, holders of certificated Shares will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the Per Share Merger Consideration.

  All holders of uncertificated Shares will automatically receive their net merger consideration shortly after the Merger is completed without any further action required on the part of such holders.

Q:
Am I entitled to dissenters' rights?

A:
Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Grand Court in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, a copy of which is attached as Annex G to this proxy statement. The fair value of each of their Shares as determined by the Grand Court under the Cayman Islands Companies Law could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters' rights with respect to their Shares.

  We encourage you to read the section of this proxy statement entitled "Dissenters' Rights" beginning on page 95 as well as "Annex G—Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238" to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters' rights.

Q:
What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:
Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:
We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other securities intermediaries to forward our proxy solicitation materials to the beneficial owners of Shares. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will pay all expenses of filing, printing and mailing this proxy statement.

Q:
Who can help answer my questions?

A:
If you have any questions about the Merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact our Investor Relations Department at +86 10 5898 3336.

        In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than ten days prior to the date of the extraordinary general meeting.

SPECIAL FACTORS

Background of the Merger

        Most of the events leading to the execution of the Merger Agreement described in this "Background of the Merger" occurred in the PRC. As a result, all dates and times referenced in this Background of the Merger refer to Beijing Time.

        The Board and senior management of the Company periodically review the Company's long-term strategic plans with the goal of maximizing stockholder value. As part of this ongoing process, the Board and senior management have, from time to time, considered strategic alternatives that may be available to the Company. New Wave, as an existing shareholder of the Company, has also from time to time evaluated the Company's business and financial condition, market conditions and other developments relevant to the Company and its prospects.

        On July 6, 2020, New Wave submitted a preliminary non-binding proposal letter (the "Proposal") to the Board, proposing to acquire all of the outstanding Ordinary Shares of the Company not already owned by New Wave for US$41 per Ordinary Share in cash in a going private transaction (the "Proposed Transaction"), subject to certain conditions. New Wave indicated its intention to finance the Proposed Transaction with a combination of debt and equity capital. Shortly before its submission of the Proposal, New Wave consulted Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden") on general processes of a potential going private transaction, and engaged Skadden as the its U.S. legal counsel in connection with the Proposed Transaction.

        Later on the same date, the Board convened a meeting by telephone to discuss the Proposal. During the meeting, the attending directors discussed the various qualifications of the directors of the Company to serve on a special committee of the Board to evaluate the Proposal. After the discussion, the Board determined that it was in the best interests of the Company and its shareholders to establish a special committee of independent directors (the "Special Committee") and thus established the Special Committee to consider the Proposal, consisting of independent directors Mr. Song Yi Zhang, Mr. Yichen Zhang and Mr. Yan Wang, with Mr. Song Yi Zhang serving as the chairman of the Special Committee. The Special Committee was granted, by way of a unanimous vote cast by all members of the Board present at the meeting, the power and authority to, among other things, (i) negotiate the Proposed Transaction or any alternative transaction and exercise its exclusive authority to agree to proposed terms on behalf of the Company, (ii) retain any legal counsel, financial advisor, and other consultants and agents as the Special Committee deems appropriate to assist it in discharging its responsibilities, (iii) access all books, records, and other information and documents of or in the possession of the Company or available to the Company as the Special Committee in its sole discretion deems necessary or desirable to assist it in its evaluation of the Proposal or any alternative transaction, (iv) explore, investigate, and consider any alternative transaction and matters related thereto as the Special Committee deems appropriate, (v) reject the Proposal or any alternative transaction if the Special Committee determines such transaction is not fair to and in the best interests of the Company's shareholders in general or the shareholders other than New Wave in particular, or if the Special Committee determines the other alternatives, including not entering into any similar transaction, are more advisable, and (vi) exercise any other power that the Special Committee may determine is necessary, proper or advisable to permit the Special Committee to effectively assist the Board in determining whether the Proposal or any alternative transaction is fair to and in the best interests of the Company's shareholders in general or the shareholders other than New Wave in particular.

        On the same date, the Company issued a press release announcing its receipt of the Proposal and establishment of the Special Committee, and furnished the press release as an exhibit to its current report on form 6-K with the SEC.

        On July 10, 2020, the Chairman and New Wave filed an amendment to the Schedule 13D with the SEC in connection with the Proposal.

        From mid-July to mid-September 2020, representatives of the Buyer Group and Skadden had extensive discussions with representatives of China Minsheng Banking Corp., Ltd. ("CMBC") regarding the feasibility of providing debt financing for the Proposed Transaction, the structure of the Proposed Transaction and terms and conditions of proposed term loan facilities.

        Over the course of July 2020, the Special Committee considered proposals from and conducted interviews with multiple law firms and investment banks that had expressed interest in being considered for the roles of the U.S. legal counsel and the financial advisor to the Special Committee, respectively. After due consideration of the qualifications, experience, reputation and other characteristics of each potential legal counsel candidate and each potential financial advisor candidate, the Special Committee retained Gibson, Dunn & Crutcher LLP ("Gibson Dunn") as its U.S. legal counsel, and Morgan Stanley Asia Limited ("Morgan Stanley") as its financial advisor, to assist the Special Committee in evaluating and negotiating the Proposed Transaction or any alternative transaction.

        On July 31, 2020, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Morgan Stanley. At the request of the Special Committee, Morgan Stanley discussed certain key considerations when evaluating a potential going private proposal. Members of the Special Committee discussed such considerations with representatives of Morgan Stanley and Gibson Dunn. Members of the Special Committee asked various questions, to which representatives of Morgan Stanley and Gibson Dunn responded. At the request of the Special Committee, Gibson Dunn made a presentation to the members of the Special Committee on their fiduciary duties under Cayman Islands law. Members of the Special Committee explicitly confirmed that none of them has any conflict of interest in relation to the Proposed Transaction and committed that each of them will act in the best interests of the Company and the Unaffiliated Security Holders. Members of the Special Committee asked various questions regarding their fiduciary duties to which representatives of Gibson Dunn responded. Members of the Special Committee and representatives of Gibson Dunn and Morgan Stanley also discussed a draft confidentiality agreement to be entered into with the Rollover Shareholders, a draft Special Committee Charter, and immediate next steps, including having Morgan Stanley gather information from the Company relating to its financial analysis. Based on these discussions, members of the Special Committee instructed Gibson Dunn to circulate the draft confidentiality agreement to Skadden, and to finalize the confidentiality agreement and the draft Special Committee Charter in due course.

        On the same date following the special committee meeting, Gibson Dunn sent to Skadden an initial draft of the confidentiality agreement.

        On August 3, 2020, Skadden sent to Gibson Dunn the Buyer Group's comments on the confidentiality agreement.

        Between August 3 and August 6, 2020, Gibson Dunn and Skadden negotiated and finalized the confidentiality agreement.

        On August 7, 2020, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Morgan Stanley. At the request of the Special Committee, Morgan Stanley provided an update on the various work streams, including analyzing certain financial information of the Company for the purposes of its financial analysis. Gibson Dunn provided an update to the Special Committee that the confidentiality agreement to be entered into among the Company, the Special Committee and New Wave had been finalized and circulated to the relevant parties for execution. Gibson Dunn also reported that the Special Committee Charter had been finalized and proposed that the Special Committee approve and adopt the Special Committee Charter at the meeting. Members of the Special Committee subsequently unanimously approved and adopted the Special Committee Charter. Various other questions were raised by the Special Committee and discussed by Morgan Stanley and Gibson Dunn.

        On August 10, 2020, the Company, at the direction of the Special Committee, the Special Committee and New Wave entered into the confidentiality agreement, which contains customary provisions restricting the New Wave's disclosure and use of confidential information relating to the Company or the Proposed Transaction and a 12-month "standstill" provision restricting New Wave from acquiring Shares of the Company without the Special Committee's consent. The confidentiality agreement also obligated New Wave to obtain the Special Committee's prior written approval before any person may participate in a consortium alongside New Wave in connection with the Proposed Transaction.

        On August 14, 2020, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Morgan Stanley. During the meeting, representatives of Morgan Stanley provided the Special Committee with an update on the progress of Morgan Stanley's financial analysis, and a description of the preliminary financing plan arranged by New Wave that had been communicated to Morgan Stanley. Representatives of Morgan Stanley informed the Special Committee of an email received by the Company on August 12, 2020 from a shareholder of the Company ("Shareholder A"), in which Shareholder A expressed dissatisfaction as to the adequacy of the US$41 per share price proposed by New Wave in the Proposal, and requested the Company to set up a meeting for Shareholder A with the Special Committee (the "Shareholder A's Initial Email"). Members of the Special Committee reiterated that they would act in the best interests of the Company and welcomed thoughts from shareholders on the Proposal. The Special Committee requested and authorized Morgan Stanley to reach out to Shareholder A to invite it to outline its thoughts in writing for further consideration by the Special Committee.

        At the same meeting, members of the Special Committee and representatives of Gibson Dunn and Morgan Stanley also discussed, if there were to be a transaction, the potential benefits, advantages, limitations, and disadvantages of a pre-signing market check and/or post-signing "go-shop." Morgan Stanley and Gibson Dunn explained to the Special Committee the general market practice of a pre-signing market check and/or post-signing go-shop in similar going private transactions involving Cayman-domiciled companies where a buyer group owns more than 50% of the aggregate voting power. Members of the Special Committee asked various questions regarding these issues, which representatives of Gibson Dunn and Morgan Stanley answered.

        Following the Special Committee meeting, on the same date, Morgan Stanley requested by email Shareholder A to provide written comments and thoughts on the Proposed Transaction for the Special Committee's consideration.

        On August 17, 2020, Skadden sent an initial draft of the Merger Agreement to Gibson Dunn.

        On August 19, 2020, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Morgan Stanley. During the meeting, Morgan Stanley provided the Special Committee with an update on its overall financial analysis, including progress in relation to its valuation work. Morgan Stanley explained to the members of the Special Committee various methodologies that it intended to use for valuation purposes in connection with the Proposed Transaction. Members of the Special Committee asked various questions regarding valuation methodologies, which representatives of Morgan Stanley answered. Representatives of Morgan Stanley also discussed with members of the Special Committee certain potential alternatives (the "Alternative Transactions") to the Proposed Transaction, including, among other things, maintaining the Company's listing status on NASDAQ, exploring a potential sale of the Company or Weibo Corporation ("Weibo") to a third party buyer, a dividend recapitalization of the Company and a distribution of the Company's shares held in Weibo. Members of the Special Committee asked various questions, which representatives of Morgan Stanley and Gibson Dunn answered. Based on these discussions, the Special Committee instructed Morgan Stanley to reach out to New Wave and the management of the Company, respectively, to request additional information to facilitate the Special Committee's consideration of the feasibility and limitations of potential Alternative Transactions. At the request of the Special Committee, Morgan Stanley updated the Special Committee that it had not received any response from Shareholder A to its request.

        Following the Special Committee meeting, on the same date, representatives of Morgan Stanley separately reached out to the Company's management and New Wave, raising certain information requests to facilitate the Special Committee's consideration and deliberation of the feasibility and limitations of the Alternative Transactions.

        On August 20, 2020, Gibson Dunn provided to the Special Committee an issues list listing the key issues in Skadden's initial draft of the Merger Agreement.

        On August 21, 2020, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Morgan Stanley. Morgan Stanley updated the Special Committee on its overall financial analysis, and its understanding of the status of preparation of the financial projections by the Company's management. Members of the Special Committee asked various questions, which representatives of Morgan Stanley answered. Representatives of Morgan Stanley also updated the Special Committee that it had not received any response from Shareholder A since responding to the Shareholder A's Initial Email and would further follow up to obtain its views. Members of the Special Committee and representatives from Gibson Dunn discussed the issues identified by Gibson Dunn in the initial draft of the Merger Agreement of August 17, 2020. Members of the Special Committee asked various questions regarding these issues, which Gibson Dunn answered. Members of the Special Committee also discussed some of these issues extensively among themselves. Based on these discussions, the Special Committee instructed (i) Gibson Dunn to prepare a markup of the initial draft of the Merger Agreement, and (ii) Morgan Stanley to conduct precedent analysis on certain issues, including the use of a pre-signing market check and/or post-signing "go-shop," existence of a "majority of the minority" vote requirement and the amounts of Company termination fee and reverse termination fee, in similar going private transactions.

        On August 26, 2020, representatives of Morgan Stanley held a telephonic meeting with Shareholder A to listen to its view of the Proposed Transaction, which conveyed that it felt the current offer price of US$41 per share was inadequate and there was substantial break-up value to the shareholders of the Company.

        On August 28, 2020, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Morgan Stanley. During the meeting, Morgan Stanley updated the Special Committee on the telephonic meeting with Shareholder A on August 26, 2020 and the Special Committee took note of such considerations, and requested that Morgan Stanley further convey to Shareholder A that their feedback has been received. Representatives of Morgan Stanley then reviewed with the Company the draft financial projections prepared by management of the Company and at the request of the Special Committee, walked the Special Committee through the draft financial projections. Members of the Special Committee asked various questions regarding the financial projections, which representatives of Morgan Stanley answered. Members of the Special Committee also discussed matters relating to the financial projections among themselves. Based on these discussions, the Special Committee approved such draft financial projections for use by Morgan Stanley for purposes of its financial analysis. Representatives of Morgan Stanley also provided an update on various methodologies that it intended to use for valuation purposes. Members of the Special Committee asked various questions regarding those valuation methodologies, which representatives of Morgan Stanley answered. Representatives of Morgan Stanley also updated the Special Committee that it had received written responses from the Buyer Group and the management of the Company, respectively, to various questions raised by Morgan Stanley at the direction of the Special Committee on August 19, 2020 for the purpose of facilitating the Special Committee's consideration and deliberation of the feasibility and limitations of the Alternative Transactions. New Wave informed Morgan Stanley that as the controlling shareholder of the Company, it had no intention to acquire the Company without Weibo or to break up the Company. The management of the Company provided information concerning potential legal and commercial implications of the Alternative Transactions. Morgan Stanley also reported to the Special Committee that neither the Company nor Morgan Stanley had received any indication of interest or inquiry with respect to a potential acquisition of the Company from any third party to date. Members of the Special Committee asked various questions regarding the respective responses from the Buyer Group and the Company and the feasibility and limitations of the Alternative Transactions, which representatives of Morgan Stanley and Gibson Dunn answered.

        At the same meeting, representatives of Morgan Stanley and Gibson Dunn discussed with the Special Committee the precedent analysis conducted by Morgan Stanley on the use of a pre-signing market check, a post-signing "go-shop" and a "majority of the minority" vote requirement, as well as the amounts of company termination fee and reverse termination fee, in similar going private transactions. Members of the Special Committee asked various questions, which representatives of Morgan Stanley and Gibson Dunn answered. The Special Committee then instructed Gibson Dunn to revise the draft of the Merger Agreement based on these discussions and circulate a revised Merger Agreement to Skadden. The Special Committee also instructed Morgan Stanley to request a price increase from the Buyer Group.

        On August 31, 2020, Gibson Dunn provided a markup of the draft Merger Agreement to Skadden. Gibson Dunn also requested Skadden to provide details of New Wave's equity financing plan.

        On the same date, representatives of Morgan Stanley held a telephonic meeting with a representative of New Wave. During the meeting, Morgan Stanley conveyed the Special Committee's requests for an increase of the purchase price and inclusion of a "majority of the minority" vote requirement, and at the request of the Buyer Group, provided the Special Committee's rationale for such requests. New Wave responded that it would consider and respond to the Special Committee's requests. New Wave also provided Morgan Stanley with the current debt financing status.

        On September 1, 2020, at the direction of the Special Committee, Morgan Stanley sent an email informing Shareholder A that its positions had been conveyed to the Special Committee and that the Special Committee welcomes any further thoughts that Shareholder A may have on the Proposed Transaction.

        On September 4, 2020, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Morgan Stanley. During the meeting, representatives of Morgan Stanley updated the Special Committee on its telephonic meeting with New Wave on August 31, 2020. Representatives of Morgan Stanley also further updated the Special Committee on the progress of its financial analysis. Members of the Special Committee asked various questions, which representatives of Morgan Stanley answered. At the request of the Special Committee, Morgan Stanley updated the Special Committee that it had not received any response from Shareholder A following its email to Shareholder A on September 1, 2020. Gibson Dunn informed the Special Committee that it still was waiting for an update from Skadden on New Wave's equity financing arrangement. Gibson Dunn also reported to the Special Committee that Gibson Dunn contacted the Company's management and its counsel for their input on certain provisions in the draft of the Merger Agreement. Members of the Special Committee asked questions regarding the Buyer Group's potential equity financing arrangements and the status of the draft of the Merger Agreement, which representatives of Gibson Dunn answered.

        On September 7, 2020, Skadden sent to Gibson Dunn an updated draft of the Merger Agreement.

        On the same date, Skadden communicated to Gibson Dunn that the Chairman would provide equity financing for the Proposed Transaction and be the only other consortium member alongside New Wave.

        On September 8, 2020, Gibson Dunn sent to Skadden an initial draft of the confidentiality agreement among the Company, the Special Committee and the Chairman, which was based on the New Wave confidentially agreement.

        On September 10, 2020, Gibson Dunn provided to the Special Committee an updated issues list covering the key issues in the updated draft of the Merger Agreement received from Skadden.

        On September 11, 2020, representatives of the Buyer Group communicated to representatives of Morgan Stanley that, in response to the Special Committee's requests for a price increase and inclusion of a "majority of the minority" vote requirement, the Buyer Group was prepared to increase its offer price to US$43 per share from its original offer price of $41 in its Proposal while rejecting the inclusion of a "majority of the minority" vote requirement in the Merger Agreement ("Buyer Group's Revised Position").

        Later on the same date, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Morgan Stanley. During the meeting, representatives of Morgan Stanley updated the Special Committee of Buyer Group's Revised Position. Members of the Special Committee and representatives of Gibson Dunn and Morgan Stanley discussed Buyer Group's Revised Position extensively. Representatives of Morgan Stanley also orally updated the Special Committee on the status of its financial analyses, including, among other things, certain preliminary valuation considerations. Members of the Special Committee asked various questions, which representatives of Gibson Dunn and Morgan Stanley answered. The Special Committee then requested and authorized Morgan Stanley to communicate to the Buyer Group the Special Committee's request for a further improved purchase price of $45 per share, based on the discussions around preliminary valuation considerations, as well as certain other concessions from the Buyer Group if the Special Committee were to agree to not include the "majority of the minority" vote requirement. Gibson Dunn updated the Special Committee that Gibson Dunn had requested from Skadden initial drafts of ancillary agreements in connection with the Proposed Transaction, and that Gibson Dunn had negotiated and finalized with Skadden the confidentiality agreement among the Company, the Special Committee and the Chairman.

        At the same meeting, members of the Special Committee and representatives of Gibson Dunn and Morgan Stanley discussed issues identified by Gibson Dunn in the updated draft of the Merger Agreement received from Skadden. Members of the Special Committee asked various questions, which representatives of Gibson Dunn and Morgan Stanley answered. Members of the Special Committee also discussed some of these issues extensively among themselves. Based on these discussions, the Special Committee authorized Gibson Dunn to reach out to Skadden to inquire about the Buyer Group's debt and equity financing arrangements and status and to negotiate the updated draft of the Merger Agreement with Skadden. The Special Committee further instructed Gibson Dunn to prepare a markup of the updated draft of the Merger Agreement to reflect the Special Committee's positions on various issues in the Proposed Transaction, following negotiating with Skadden.

        On September 11, 2020, representatives of Gibson Dunn and representatives of Skadden held a teleconference to discuss certain key issues raised in the updated draft of the Merger Agreement provided to Gibson Dunn on September 7, 2020.

        On the same date, Skadden sent to Gibson Dunn initial drafts of the Support Agreement and the Limited Guarantee.

        Between September 14, 2020 and September 15, 2020, Gibson Dunn and Skadden revised and exchanged drafts of the Merger Agreement.

        On September 14, 2020, representatives of Gibson Dunn and representatives of Skadden participated in a teleconference to discuss certain key issues raised in the initial drafts of the Support Agreement and the Limited Guarantee.

        On the same date, Skadden sent to Gibson Dunn the confidentiality agreement executed by the Chairman and an initial draft of the Equity Commitment Letter.

        Later on the same date, the Buyer Group and Skadden received from CMBC initial drafts of the Debt Commitment Letters prepared by King & Wood Mallesons, counsel to CMBC. These initial drafts did not yet contain term sheets setting forth in detail terms and conditions of the term loan facilities, and were prepared based on discussions between the Buyer Group and CMBC as well as CMBC's internal approval requirements. Skadden then provided a copy of those draft Debt Commitment Letters to Gibson Dunn for concurrent review.

        Between September 14, 2020 and September 27, 2020, Skadden had multiple rounds of negotiations with the CMBC and King & Wood Mallesons on terms and conditions of the term loan facilities as set out in the draft Debt Commitment Letters.

        On September 15, 2020, Gibson Dunn provided Skadden with comments on the draft Debt Commitment Letters, and also requested to review the term sheets with respect to the term loan facilities.

        On September 16, 2020, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Morgan Stanley. During the meeting, representatives of Morgan Stanley reported to the Special Committee that it had spoken to a representative of the Buyer Group regarding the current debt financing status. During the same conversation, representatives of Morgan Stanley also followed up with the Buyer Group on its response to the Special Committee's requests for a further improved purchase price to $45 per share and certain other concessions from the Buyer Group, to which the representative of the Buyer Group responded that the Special Committee's requests were still under consideration by the Buyer Group. The Special Committee asked various questions, which Morgan Stanley answered. Representatives of Morgan Stanley also updated the Special Committee of the ongoing valuation analysis conducted. Members of the Special Committee asked various questions, which representatives of Morgan Stanley answered.

        At the same meeting, Gibson Dunn updated the Special Committee on the outstanding issues in the latest drafts of the Merger Agreement and various ancillary agreements, including draft Debt Commitment Letters from the debt financing sources of the Buyer Group. Members of the Special Committee and representatives of Gibson Dunn and Morgan Stanley discussed the issues identified by Gibson Dunn. Members of the Special Committee asked various questions regarding these issues, which representatives of Gibson Dunn and Morgan Stanley answered. Based on these discussions, the Special Committee instructed Gibson Dunn to further negotiate the Merger Agreement and other ancillary agreements with Skadden in connection with the Proposed Transaction.

        On the same date, Gibson Dunn sent to Skadden revised drafts of the Support Agreement and the Limited Guarantee.

        On September 17, 2020, representatives of Gibson Dunn and representatives of Skadden participated in a teleconference to discuss the remaining key issues in Skadden's revised draft of the Merger Agreement.

        On the same date, Skadden received from King & Wood Mallesons updated drafts of the Debt Commitment Letters, including term sheets setting out detailed terms and conditions of the term loan facilities.

        Later on the same date, Gibson Dunn sent to Skadden a revised draft of the Equity Commitment Letter.

        Between September 19, 2020 and September 27, 2020, Gibson Dunn and Skadden continued to negotiate and substantially finalized the terms of the Merger Agreement, and the Equity Commitment Letter, the Support Agreement and the Limited Guarantee (collectively, the "Ancillary Agreements").

        On September 20, 2020, Skadden sent to Gibson Dunn revised drafts of the Debt Commitment Letters and redacted copies of the term sheet with respect to the term loan facilities from CMBC.

        On September 22, 2020, Gibson Dunn provided Skadden with comments on the updated draft Debt Commitment Letters and the term sheets annexed thereto, including comments with respect to the conditions precedent to the obligations of the Lenders to provide the debt financing under the Debt Commitment Letters.

        On September 25, 2020, representatives of the Buyer Group communicated to representatives of Morgan Stanley that the Buyer Group expected to receive executed Debt Commitment Letters from the Lenders on or before September 28, 2020.

        Later on the same date, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Morgan Stanley. During the meeting, Gibson Dunn updated the Special Committee that Gibson Dunn and Skadden had substantially finalized the terms of the Merger Agreement and the Ancillary Agreements other than the purchase price and the available cash construct, which allows the Buyer Group to use a portion of the Company's available unrestricted cash as a source of funding for the merger consideration (the "Available Cash Construct"). Representatives of Gibson Dunn explained to the Special Committee various protective provisions in favor of the Company with respect to the Available Cash Construct that Gibson Dunn included in the most current markup of the Merger Agreement. Mr. Zhang, Chairperson of the Special Committee, informed Gibson Dunn and Morgan Stanley of the current status of the discussions with the Buyer Group on the purchase price. Specifically, Mr. Zhang reported that in a discussion between Mr. Zhang and the Chairman, the Chairman stated that the Buyer Group continues to explore the feasibility of the Special Committee's request to further improve its proposal, including arranging for additional debt and equity financing to fund a further price increase, and that the Buyer Group would deliver its best and final offer as soon as practicable. Representatives of Morgan Stanley also updated the Special Committee on its review of Buyer Group's debt and equity financing arrangements and the Buyer Group's financial capacity.

        Later on the same date following the Special Committee meeting, the Buyer Group delivered to Mr. Zhang a revised offer of US$43.3 per Ordinary Share in cash and stated that it was the Buyer Group's "best and final offer."

        On September 28, 2020, Skadden delivered to Gibson Dunn the fully executed Debt Commitment Letters from the Lenders, as well as the redacted term sheets annexed thereto.

        Later on the same date, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Morgan Stanley. At the request of the Special Committee, Morgan Stanley reviewed and discussed its financial analyses. Thereafter, at the request of the Special Committee, Morgan Stanley verbally rendered its opinion to the Special Committee (which was subsequently confirmed in writing by the delivery of Morgan Stanley's written opinion, dated September 28, 2020, addressed to the Special Committee) that, as of the date thereof and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Morgan Stanley in preparing its opinion, the Per Share Merger Consideration to be received by the holders of Ordinary Shares (other than Parent and its affiliates), pursuant to the Merger Agreement, is fair from a financial point of view to such holders. Please see "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 38 for additional information regarding the financial analysis performed by Morgan Stanley and the opinion rendered by Morgan Stanley to the Special Committee. The full text of the written opinion of Morgan Stanley to the Special Committee, dated September 28, 2020, is attached as Annex F to this proxy statement. Thereafter, Gibson Dunn reviewed with the members of the Special Committee the key terms of the Merger Agreement, the Ancillary Agreements and the Debt Commitment Letters. Following a discussion of the terms of the Merger Agreement and the related transaction documents, as well as Morgan Stanley's presentation of its financial analysis and opinion, the Special Committee unanimously resolved to approve the proposed Merger Agreement, the Plan of Merger and the Limited Guarantee, each in the drafts presented to the Special Committee, and the transactions contemplated by the Merger Agreement, including the Merger, and recommend that the Board authorize and approve the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger. In adopting these resolutions, the Special Committee took into account the factors described under the heading titled "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 24. The Special Committee noted that the Per Share Merger Consideration of US$43.3, although lower than the

$45 per share price (along with certain other concessions from the Buyer Group) previously requested by the Special Committee in exchange for the exclusion of the "majority of the minority" vote requirement, represented the Buyer Group's "best and final offer" and that the "majority of the minority" vote requirement is not customary in similar going-private transactions involving Cayman-domiciled companies and was expressly rejected by the Buyer Group.

        Following the meeting of the Special Committee, the Board convened, and based upon the unanimous recommendation of the Special Committee, and taking into account the other factors described below under the heading titled "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 24, the Board (with the Chairman abstaining) adopted resolutions approving the terms of the Merger Agreement and Limited Guarantee and the transactions contemplated thereby and resolutions recommending that the Company's shareholders vote to approve the terms of the Merger Agreement and Limited Guarantee.

        Later on the same date, the Company and the Buyer Group executed and delivered the Merger Agreement and the applicable Ancillary Agreements.

        Later on the same date, the Company issued a press release announcing the execution of the Merger Agreement and the Limited Guarantee, and furnished the press release as an exhibit to its current report on Form 6-K with the SEC.

        On September 29, 2020, the Chairman and New Wave filed an amendment to the Schedule 13D with the SEC in light of the entry into the definitive agreements for the Proposed Transaction.

        Neither the Company, the Special Committee nor Morgan Stanley has received further communications from Shareholder A since August 26, 2020.

Reasons for the Merger and Recommendation of the Special Committee and the Board

        The Special Committee and the Board believe that, as a privately held entity, the Company's management may have greater flexibility to focus on improving the Company's long-term financial performance without the pressures created by the public equity market's emphasis on short-term period-to-period financial performance.

        In addition, as an SEC-reporting company, the Company's management and accounting staff, which comprise a relatively small number of individuals, must devote significant time to SEC reporting and compliance matters. The Company is also required to disclose a considerable amount of business and financial information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors would have ready access to such disclosed information, which may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

        At a meeting on September 28, 2020, the Special Committee, after consultation with its financial advisor and legal counsel and due consideration, unanimously (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders, and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and to consummate the Transactions, including the Merger, and (b) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger.

        At a meeting on September 28, 2020, after careful consideration and upon the unanimous recommendation of the Special Committee, the Board (other than the Chairman who abstained from the vote), (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders, and it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and to consummate the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, the Limited Guarantee and the consummation of the Transactions, including the Merger, and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

        In the course of reaching its determination, the Special Committee and the Board considered the following factors and potential benefits of the Merger, each of which the Special Committee and the Board believe supported their decision to recommend the Merger Agreement and that the Merger is fair to the Unaffiliated Security Holders. These factors and potential benefits, which are not listed in any relative order of importance, are discussed below:

  •
  the Special Committee's and the Board's knowledge of the Company's business, financial condition, results of operations, prospects and competitive position and their respective belief that the Merger is financially more favorable to the Unaffiliated Security Holders than any other alternative reasonably available to the Company and the Unaffiliated Security Holders;

  •
  the challenges faced by the Company, including, among others:

  •
  increased competition in China's online media and social media services, mobile value-added services and Fintech services;

  •
  increased competition in China's online advertising market, in which a substantial majority of the Company's revenues are generated from;

  •
  the relative lack of meaningful growth opportunities for the Company's business in the areas of online media and social media services, and mobile value-added services;

  •
  uncertainties regarding the growth and profitability of the online media and social media services, mobile services, online advertising, online loan facilitation services and online payment industries in China;

  •
  slower recovery in the Company's online advertising revenue due to unfavorable supply and demand dynamics in the online advertising market and consequently intensified market competitions;

  •
  uncertainty regarding the future relationship between the United States and China with respect to trade policies, treaties, government regulations, tariffs and other key aspects;

  •
  the adverse impact of the outbreak of COVID-19 and uncertainty regarding the potential further impact of COVID-19 and of measures implemented by the Chinese central and local governments to control its spread, including travel restrictions, quarantines, temporary shutdowns of businesses, on the global and China economy and the Company's business, financial condition and results of operation;

  •
  the potential adverse effects on the Company's business, financial condition and results of operations caused by the general economic slowdown in China and globally and the challenges in the macroeconomic environment;

  •
  the estimated forecasts of the Company's future financial performance prepared by the Company's management, together with the Company's management's view of the Company's financial condition, results of operations, business, prospects and competitive position;

  •
  the current and historical market prices of the Ordinary Shares, and the fact that the Per Share Merger Consideration of US$43.30 offered to the Unaffiliated Security Holders representing a premium of approximately 18.1% to the closing price of the Ordinary Shares on July 2, 2020, the last trading day prior to the Company's announcement of its receipt of the preliminary non-binding "going-private" proposal from New Wave on July 6, 2020, and premiums of approximately 23.6% and 28.6% to the volume-weighted average traded price of the Ordinary Shares during the last one month and three months, respectively, prior to and including July 2, 2020;

  •
  the limited trading volume of the Ordinary Shares on NASDAQ;

  •
  the costs of regulatory compliance for public companies of approximately US$2.1 million per year on a recurring basis;

  •
  the recognition that, as an SEC-reporting company, the Company's management and accounting staff, which comprises a relatively small number of individuals, must devote significant time to SEC reporting and compliance matters;

  •
  the elimination of the investor relations function at the Company, and associated cost savings of approximately US$0.4 million per year on a recurring basis;

  •
  the recognition that, as a privately held entity, the Company's management may have greater flexibility to focus on improving the Company's long-term financial performance without the pressures created by the public equity market's emphasis on short-term period-to-period financial performance;

  •
  the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business and financial information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which may help our actual or potential competitors, customers, lenders and vendors compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be;

  •
  the possible alternatives to the Merger (including the possibility of continuing to operate the Company as an independent publicly traded entity and the perceived risks of that alternative), the range of potential benefits to the Unaffiliated Security Holders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the assessment by the Special Committee that none of these alternatives was reasonably likely to present superior opportunities for the Company and the Unaffiliated Security Holders or to create greater value for the Unaffiliated Security Holders than the Merger, taking into account the likelihood of execution as well as business, competitive, industry and market risks;

  •
  the fact that the consideration payable in the Merger is entirely in cash, which will allow the Unaffiliated Security Holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Ordinary Shares;

  •
  the possibility that it could take a considerable period of time before the trading price of the Ordinary Shares would reach and sustain at least the Per Share Merger Consideration of US$43.30, as adjusted for present value, and the possibility that such value might never be obtained;

  •
  the negotiations with respect to the Per Share Merger Consideration and the Special Committee's determination that, following extensive negotiations with the Buyer Group, US$43.30 per Share was the highest price that the Buyer Group would agree to pay;

  •
  the likelihood that the Merger would be consummated based on, among other things (not in any relative order of importance):

  •
  the absence of any financing condition in the Merger Agreement;

    •
    the fact that Parent and Merger Sub had obtained equity and debt financing commitments for the Merger, the conditions to the financing and the reputation of the financing sources;

    •
    the likelihood and anticipated timing of consummating the Merger in light of the scope of the conditions to closing;

    •
    the Company's ability, in certain circumstances as set out in the Merger Agreement, to seek specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement, including the consummation of the Merger; and

    •
    the fact that the consummation of the Merger is not subject to any governmental or regulatory approvals;

  •
  the fact that the Merger Agreement provides that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent will pay the Company a termination fee of US$50 million (see "The Merger Agreement—Termination Fees" beginning on page 91 for additional information) and the guarantee of such payment obligation by New Wave pursuant to the Limited Guarantee;

  •
  the financial analysis reviewed by Morgan Stanley with the Special Committee, as well as the oral opinion of Morgan Stanley rendered to the Special Committee on September 28, 2020 (which was subsequently confirmed in writing by delivery of Morgan Stanley's written opinion, dated September 28, 2020, to the Special Committee), as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by holders of Ordinary Shares (other than the Buyer Group), as of the date thereof, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Morgan Stanley in preparing its opinion (See "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 38 for additional information). The Special Committee notes that the opinion delivered by Morgan Stanley addresses the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by holders of Ordinary Shares (other than the Buyer Group), including the Company's director and officer shareholders. These director and officer shareholders are treated in the same way as the Unaffiliated Security Holders in connection with the Merger, and will receive the same amount of Per Share Merger Consideration as the Unaffiliated Security Holders. The Special Committee does not believe the inclusion of these director and officer shareholders in Morgan Stanley's opinion affects its ability to rely on the opinion of Morgan Stanley as one of the factors, based on which the Special Committee determines that the Merger is fair to the Unaffiliated Security Holders. However, the Special Committee has not made any determination, nor does it intend to express any view, as to the fairness of the Merger to any shareholder who is an affiliate of the Company, such as the director and officer shareholders identified in the preceding sentence;

  •
  the fact that, since the Company's announcement of its receipt of the preliminary non-binding "going-private" proposal from New Wave on July 6, 2020, and prior to the execution of the Merger Agreement, no third party had contacted the Company, the Special Committee or Morgan Stanley expressing an interest in exploring an alternative transaction with the Company;

  •
  the potential depreciation of the Renminbi and the resulting negative impact on the valuation of the Company in U.S. dollar terms. The Company's revenues and costs are mostly denominated in Renminbi, and a significant portion of the Company's financial assets are also denominated in Renminbi, whereas its reporting currency is the U.S. dollar. Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. The value of Renminbi against the U.S. dollar and other currencies is affected by changes in China's political and economic conditions and by China's foreign exchange policies, among other things. Renminbi depreciated significantly between January 2020 and May 2020 and hit a nine-month low of 7.1595 per dollar in May 2020 since

    September 2019. Although Renminbi has since largely recovered its lost ground against the U.S. dollar, it is conceivable that it may depreciate again in the foreseeable future. Any significant depreciation of Renminbi may materially and adversely affect the Company's revenues, earnings and financial position as reported in U.S. dollars; and

  •
  the potential impact of the proposed Holding Foreign Companies Accountable Act, which was passed by the U.S. Senate on May 20, 2020, or any other similar bills or legislations that may prohibit the Company's Shares from trading on NASDAQ or other stock exchanges in the United States. If the proposed Holding Foreign Companies Accountable Act were also passed by the U.S. House of Representatives and signed into law by the U.S. President, it may result in potential prohibitions on the trading of the Ordinary Shares on NASDAQ or other stock exchanges in the United States, if, among others, the Company's financial statements have been audited by an accounting firm branch or office that is not subject to the Public Company Accounting Oversight Board's inspection for a period of three consecutive years.

        In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Security Holders and to permit the Special Committee and the Board to represent effectively the interests of such Unaffiliated Security Holders, which procedural safeguards include the following, which are not listed in any relative order of importance:

  •
  the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, and that no limitations were placed on the Special Committee's authority;

  •
  in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had full control of the extensive negotiations with the Buyer Group and their advisors on behalf of the Unaffiliated Security Holders;

  •
  all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with any member of the Buyer Group; in addition, none of the members of the Special Committee has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than the members' receipt of Board compensation in the ordinary course and the Special Committee compensation (which is not contingent on the completion of the Merger or the Special Committee's or the Board's recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under the Merger Agreement;

  •
  the Special Committee was assisted in negotiations with the Buyer Group and in its evaluation of the Merger by Morgan Stanley as its financial advisor and Gibson Dunn as its legal advisor;

  •
  The Special Committee was empowered to, among other things, review, evaluate and negotiate the terms of the Merger and to recommend to the Board what action should be taken by the Company, including not to engage in the Transactions, including the Merger;

  •
  the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and their advisors, on the other hand;

  •
  the Special Committee held meetings on multiple occasions to consider and review the terms of the Merger Agreement and the Transactions, including the Merger;

  •
  the recognition by the Special Committee that the Special Committee had no obligation to recommend the Merger or any other Transactions;

  •
  the fact that the Company is able, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of the approval of the Company's shareholders of the Merger Agreement and the transactions contemplated thereby at the shareholder meeting convened for such purpose (a) in order to enter into an alternative agreement with respect to an acquisition proposal that is a Superior Proposal or (b) in the event that the Board changes its recommendation of the Merger as required by directors' fiduciary duties in connection with an Intervening Event;

  •
  the ability of the Special Committee to change, withhold, withdraw, qualify or modify its recommendation that the shareholders vote to approve the Merger Agreement in the event of a Superior Proposal or an Intervening Event;

  •
  the ability of the Special Committee to evaluate bona fide, unsolicited alternative acquisition proposals that may arise between the date of the Merger Agreement and the date of the approval of the Merger by the Company's shareholders, to furnish confidential information to and conduct negotiations with such third parties and, in certain circumstances, to terminate the Merger Agreement, subject to the payment to the Parent Parties of a termination fee, and accept a Superior Proposal, consistent with the Special Committee's fiduciary obligations;

  •
  the availability of dissenters' rights to the Unaffiliated Security Holders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters' rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court.

        The Special Committee and the Board also considered a variety of potentially negative factors concerning the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:

  •
  approval of the Merger Agreement is not subject to the authorization and approval of holders of a majority of the Company's outstanding Shares unaffiliated with the Buyer Group and given that the Buyer Group holds approximately 61.1% of the voting power of the total issued and outstanding Shares as of the date of this proxy statement, the Buyer Group has the ability to substantially influence the outcome of the matters to be voted upon at the extraordinary general meeting unless the Unaffiliated Security Holders overwhelmingly vote against the proposal to authorize and approve the Merger Agreement;

  •
  the inclusion of a condition to closing of the Merger, pursuant to which Parent or Merger Sub would not be required to close the Merger if the Company's shareholders holding 10% or more of the Shares exercise their dissenters' rights;

  •
  the significant portion of the voting power of the Shares owned by the Buyer Group, and the Chairman's participation in the Buyer Group, may have deterred, and may continue to deter, other potentially interested parties from proposing to acquire the Company at a price per Share that is higher than US$43.30;

  •
  the Unaffiliated Security Holders will have no on-going equity participation in the Company following the Merger, and they will cease to participate in the Company's future earnings or growth, if any, or to benefit from increases, if any, in the value of Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

  •
  the restrictions on the conduct of the Company's business prior to the consummation of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the consummation of the Merger;

  •
  the highest historical closing price of the Ordinary Shares (US$142.83) since the Company became publicly listed on NASDAQ in 2000 and the highest closing price of the Ordinary Shares (US$46.85) during the 52-week period prior to July 2, 2020, the last trading day prior to the date on which the Company announced its receipt of the Proposal, both exceed the Per Share Merger Consideration;

  •
  the risks and costs to the Company if the Merger is not consummated, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company's business and customer relationships;

  •
  the Company may be required, under certain circumstances, to pay Parent a termination fee of US$25 million in connection with termination of the Merger Agreement;

  •
  the Company's remedy in the event of a breach of the Merger Agreement by the Parent Parties is limited, under certain circumstances, to receipt of a reverse termination fee of US$50 million, and under certain circumstances the Company may not be entitled to a reverse termination fee or expenses at all;

  •
  the fact that members of the Buyer Group may have interests in the Merger that are different from, or in addition to, those of the Unaffiliated Security Holders (see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 60 for additional information);

  •
  the possibility that the Merger might not be consummated and the negative impact of such a public announcement on the Company's sales and operating results, and the Company's ability to attract and retain key management, marketing and technical personnel; and

  •
  the taxability of an all-cash transaction to the Unaffiliated Security Holders who are U.S. Holders (as defined under "Special Factors—U.S. Federal Income Tax Consequences") for U.S. federal income tax purposes, and the likely taxability of such a transaction to the Unaffiliated Security Holders in other jurisdictions.

        The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes all material factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that the Board authorize and approve, and the Board authorized and approved, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, based upon the totality of the information presented to and considered by it.

        The Special Committee and the Board noted that the authorization and approval of the execution of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, are not subject to approval by a majority of the Unaffiliated Security Holders. Nevertheless, the Special Committee and the Board believe the Merger is procedurally fair to the Unaffiliated Security Holders because, among other things, (i) the majority-of-the-minority voting requirement is not customary in going-private transactions involving Cayman Islands companies, and (ii) various safeguards and protective measures have been adopted to ensure the procedural fairness of the Transactions, including without limitation (a) the Board's formation of the Special Committee and granting to the Special Committee of the authority to review, evaluate, and negotiate (and to ultimately either authorize or reject) the terms of the Merger Agreement, the Plan of Merger and the Transactions, (b) the Special Committee's retention of, and receipt of advice from, competent and experienced independent legal counsel and independent financial advisor for purposes of negotiating the terms of the Transactions and/or preparing a report concerning the fairness of the Transactions, (c) the execution of the Merger Agreement, the Plan of

Merger and the consummation of the Transactions, including the Merger, have been approved by all of the directors who are neither employees of the Company nor affiliated with the management of the Company or the Buyer Group, and (d) the right of the Company to evaluate bona fide unsolicited alternative acquisition proposals that may arise before the Company's shareholders vote upon the Merger.

        In reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Security Holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Special Committee considered financial analyses presented by Morgan Stanley. These analyses included, among others, historical trading ranges, range of broker target prices, comparable companies analysis, precedent transactions analysis, sum-of-the-parts analysis, incorporating discounted cash flows, leveraged buyout analysis and leveraged recapitalization analysis. All of the material analyses as presented to the Special Committee on September 28, 2020 are summarized below under the section entitled "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 38. The Special Committee and the Board expressly adopted these analyses and opinions, among other factors considered, in reaching their respective determination as to the fairness of the Transactions, including the Merger.

        Neither the Special Committee nor the Board considered the liquidation value of the Company's assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company's assets that might be realized in a liquidation would be significantly less than its going-concern value for the reasons that (i) liquidation sales generally result in proceeds substantially less than the sales of a going concern; (ii) it is impracticable to determine a liquidation value given the significant execution risk involved in any breakup of a company; (iii) an ongoing operation has the ability to continue to earn profit, while a liquidated company does not, such that the "going-concern value" will be higher than the "liquidation value" of a company because the "going concern value" includes the liquidation value of a company's tangible assets as well as the value of its intangible assets, such as goodwill; and (iv) a liquidation process would involve additional legal fees, costs of sale and other expenses that would reduce any amounts that shareholders might receive upon liquidation. Furthermore, the Company has no intention of liquidation and the Merger will not result in the liquidation of the Company. Each of the Special Committee and the Board believe the analyses and additional factors it reviewed provided an indication of the Company's going-concern value. Each of the Special Committee and the Board also considered the historical market prices of the Shares as described under the section entitled "Market Price of the Company's Shares, Dividends and Other Matters—Market Price of the Ordinary Shares" beginning on page 69. Each of the he Special Committee and the Board considered the purchase prices paid in previous purchases as described under "Transactions in the Shares" beginning on page 99.

        Neither the Special Committee nor the Board, however, consider the Company's net book value, which is defined as total assets minus total liabilities, attributable to the Company's shareholders, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in that industry. The Company's net book value per Share as of December 31, 2019 was approximately US$38.55 based on 68,450,187 Shares outstanding as of that date. The Company is not aware of any firm offers made by any unaffiliated person, other than the filing persons, during the past two years for (i) the Merger or consolidation of the Company with or into another company, (ii) the sale of all or a substantial part of the Company's assets or (iii) the purchase of the Company's voting securities that would enable the holder to exercise control over the Company.

        In reaching its determination that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders and its decision to authorize and approve the Merger Agreement, the Plan of Merger and the

Transactions, including the Merger, and recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Company's shareholders, the Board, on behalf of the Company, considered the analysis and factors described above under this section and under "Special Factors—Background of the Merger" and expressly adopted such determination, recommendation and analysis. During its consideration of the Merger Agreement and the Transactions, including the Merger, the Board was also aware that some of the Company's shareholders, including the Rollover Shareholders, including the Chairman, have interests with respect to the Merger that are, or may be, different from, or in addition to those of the Unaffiliated Security Holders generally, as described under the section entitled "Special Factors—Interests of Certain Persons in the Merger" beginning on page 60.

        Except as set forth under "Special Factors—Background of the Merger" beginning on page 16, "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 24 and "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 38, no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Security Holders for purposes of negotiating the terms of the Transaction and/or preparing a report concerning the fairness of the Transaction.

        For the foregoing reasons, the Company and the Board believe that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders.

Position of the Buyer Group as to the Fairness of the Merger

        Under SEC rules governing going-private transactions, each member of the Buyer Group is required to express his or its belief as to the fairness of the Merger to the Unaffiliated Security Holders.

        Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder as to how that shareholder should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger. Members of the Buyer Group have interests in the Merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests in the Surviving Company after the completion of the Merger. These interests are described under the section entitled "Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group" beginning on page 60.

        The Buyer Group believes that the interests of the Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to the Buyer Group, rather than to the Unaffiliated Security Holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. The Buyer Group did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee's independent legal or financial advisors as to, the fairness of the Merger to the Unaffiliated Security Holders. Furthermore, the Buyer Group did not itself undertake a formal evaluation of the fairness of the Merger. No financial advisor provided the Buyer Group with any analysis or opinion with respect to the fairness of the Per Share Merger Consideration to the Unaffiliated Security Holders.

        Based on their knowledge and analysis of available information regarding the Company, as well as the factors considered by, and findings of, the Special Committee and the Board discussed under the section entitled "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and

the Board" beginning on page 24, the Buyer Group believes that the Merger is substantively fair to the Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:

  •
  the Per Share Merger Consideration of US$43.30 offered to the Unaffiliated Security Holders represents a premium of approximately 18.1% to the closing price of $36.67 per Ordinary Share as quoted by NASDAQ on July 2, 2020, the last trading day prior to July 6, 2020, the date on which the Company announced its receipt of the Proposal, and premiums of approximately 23.6% and 28.6% to the volume-weighted average traded price of the Ordinary Shares during the last one month and three months, respectively, prior to and including July 2, 2020;

  •
  the Ordinary Shares traded as low as $26.04 per Ordinary Share during the 52-week period prior to July 2, 2020, the last trading day prior to the date on which the Company announced its receipt of the Proposal;

  •
  the members of the Special Committee are not affiliated with any member of Buyer Group and do not have any financial interests in the Merger different from, or in addition to, those of the Unaffiliated Security Holders, other than the members' receipt of Board compensation in the ordinary course and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee's or the Board's recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective indemnification agreement entered into with the Company and the Merger Agreement;

  •
  notwithstanding that the Buyer Group may not rely upon the opinion provided by Morgan Stanley to the Special Committee, the Special Committee received an opinion from Morgan Stanley stating that, as of the date of such opinion, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Morgan Stanley in preparing its opinion, the Per Share Merger Consideration to be received by the holders of Shares (other than the Buyer Group) in the Merger was fair to them, from a financial point of view;

  •
  the Special Committee and, upon the unanimous recommendation of the Special Committee, the Board determined that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, are fair to and in the best interests of the Unaffiliated Security Holders;

  •
  the Company has the ability, under certain circumstances, to seek specific performance to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement;

  •
  the Merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the Merger will be consummated and the merger consideration will be paid to the Unaffiliated Security Holders;

  •
  the consideration to be paid to the Unaffiliated Security Holders in the Merger is all cash, allowing the Unaffiliated Security Holders to immediately realize a certain and fair value for all of their Shares, without incurring brokerage and other costs typically associated with market sales;

  •
  the increased competition in China's online media and social media services, mobile value-added services and Fintech industries;

  •
  the potential adverse effects on the Company's business, financial condition and results of operations caused by the general economic slowdown in the PRC and globally and challenges in the macroeconomic environment;

  •
  the possibility that PRC-based U.S.-listed public companies would be subject to additional costs and burden of regulatory compliance by reason of any newly enacted law or regulation similar in substance to the proposed Holding Foreign Companies Accountable Act;

  •
  the potential continued depreciation of the Renminbi and the resulting negative impact on the valuation of the Company in U.S. dollar terms; and

  •
  the availability of dissenters' rights to the Unaffiliated Security Holders who hold their Ordinary Shares in their own names and comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters' rights, which allow registered shareholders to receive payment of the fair value of their Shares as determined by the Grand Court.

        The Buyer Group did not consider the liquidation value of the Company because the Buyer Group considers the Company to be a viable going concern and views the trading history of the Ordinary Shares as an indication of the Company's going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.

        The Buyer Group did not consider the Company's net book value, which is an accounting concept based on historical costs, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger. The Buyer Group notes, however, that the Per Share Merger Consideration of US$43.30 is substantially higher than the net book value per Share as of December 31, 2019 of US$38.55 (based on 68,450,187 outstanding Shares as of that date). See "Where You Can Find More Information" beginning on page 105 for a description of how to obtain a copy of the Company's Annual Report.

        The Buyer Group did not establish, and did not consider, a going concern value for the Company as a public company to determine the fairness of the merger consideration to the Unaffiliated Security Holders because, following the Merger, the Company will have a significantly different capital structure. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the Company's Shares, the Per Share Merger Consideration of US$43.30 represents a premium to the going concern value of the Company.

        The Buyer Group is not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person during the past two years for (i) a merger or consolidation of the Company with or into another company, (ii) a sale or transfer of all or substantially all of the Company's assets or (iii) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company.

        The Buyer Group did not perform or receive any independent reports, opinions or appraisals from any third party related to the Merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to the Unaffiliated Security Holders.

        The Buyer Group believes that the Merger is procedurally fair to the Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:

  •
  the consideration and negotiation of the Merger Agreement were conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, as defined under applicable rules of NASDAQ, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee's authority;

  •
  in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had full control of the extensive negotiations with the members of the Buyer Group and their respective advisors on behalf of the Unaffiliated Security Holders;

  •
  all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with any member of the Buyer Group; in addition, none of such Special Committee members has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than the members' receipt of Board compensation in the ordinary course and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee's or the Board's recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective indemnification agreement entered into with the Company and under the Merger Agreement;

  •
  the Special Committee retained and was advised by an independent financial advisor and an independent legal counsel, each of whom is experienced in advising committees such as the Special Committee in similar transactions;

  •
  the Special Committee was empowered to consider, attend to and take any and all actions in connection with the Proposal and in connection with the Transactions from the date the Special Committee was established, and no evaluation, negotiation or response regarding the Transactions in connection therewith from that date forward was considered by the Board for approval unless the Special Committee had recommended such action to the Board;

  •
  since the announcement of the receipt of the Proposal on July 6, 2020 and prior to the execution of the Merger Agreement, no third party had contacted the Company, the Special Committee or Morgan Stanley expressing an interest in exploring an alternative transaction with the Company;

  •
  the Special Committee held meetings regularly to consider and review the terms of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

  •
  the recognition by the Special Committee and the Board that it had no obligation to recommend the Transactions;

  •
  the Buyer Group did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

  •
  the Company's ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of shareholder approval (a) in order to accept an alternative transaction proposed by a third party that is a Superior Proposal or (b) in the event that the Board changes its recommendation of the Merger as required by directors' fiduciary duties in connection with an Intervening Event; and

  •
  the ability of the Special Committee and the Board to change, withhold, withdraw, qualify or modify their recommendation of the Merger in the event of a Superior Proposal or an Intervening Event.

        The foregoing is a summary of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the fairness of the Merger to the Unaffiliated Security Holders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Merger to the Unaffiliated Security Holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

        The Buyer Group believes these factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any Unaffiliated Security Holder of the Company as to how such Unaffiliated Security Holder should vote with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions.

Certain Financial Projections

        The Company does not generally make public detailed financial forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, the Company's management prepared certain financial projections for the fiscal year ending December 31, 2020 through the fiscal year ending December 31, 2025 for the Special Committee and Morgan Stanley in connection with the financial analysis for the Merger. These financial projections were also provided to the Lenders in connection with their provision of the Debt Commitment Letters. These financial projections, which were based on the Company management's estimates of the Company's future financial performance as of the date provided, were prepared by the Company's management for internal use and for use by Morgan Stanley and the Lenders in their respective financial analyses, and were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. GAAP.

        The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, the Company's management took into account historical performance, combined with estimates regarding revenue, gross profit, operating income and net income. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were prepared on a reasonable basis, reflected the best estimates and judgments available at that time and presented, to the best of the management's knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results, and shareholders are cautioned not to place undue reliance on the prospective financial information. In addition, factors such as industry performance, the market for the Company's existing and new products, the competitive environment, expectations regarding future acquisitions or any other transactions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.

        In addition, the projections generally do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to completion of the Merger or any changes to the Company's operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the projections.

        Neither the Company, its independent registered public accounting firm, nor any other independent accounts have examined, compiled, or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon, nor have they given any opinion or any other form of assurance on such information or its achievability. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Special Committee, Morgan Stanley and the Lenders, and are not included in this proxy statement in order to induce any shareholders to vote in favor of approval of the Merger Agreement or to elect not to seek appraisal for his or her Shares.

        The following table sets forth the financial projections prepared by the Company's management and considered by the Special Committee, Morgan Stanley and the Lenders in connection with their analysis of the proposed transaction:

	Management Projections
	Fiscal Year Ending December 31,
	2020E	2021E	2022E	2023E	2024E	2025E
	(in $ million*, except percentage, non GAAP**)
SINA Group
Net revenue:(a)
Weibo:
Advertising and marketing	1,437	1,587	1,691	1,773	1,857	1,945
Value-added services	213	229	242	254	267	280

	1,650	1,815	1,933	2,027	2,124	2,225

Fintech	308	423	564	729	911	1,081
Portal advertising	182	182	175	169	162	155
Others	3	2	2	2	1	1
Group elimination	(21)	(28)	(33)	(38)	(44)	(48)

	2,123	2,395	2,641	2,888	3,155	3,414

Growth	(-1)%	13%	10%	9%	9%	8%
Gross profit (loss):(b)
Weibo	1,306	1,438	1,534	1,609	1,693	1,779
Fintech	76	109	146	189	243	288
Portal advertising	114	110	106	100	94	89
Others	(6)	(6)	(5)	(5)	(5)	(5)

	1,490	1,651	1,781	1,893	2,025	2,151

% of revenue	70%	69%	67%	66%	64%	63%
Operating income (loss):(c)
Weibo	515	601	654	686	721	750
Fintech	7	8	15	25	47	63
Portal advertising	(55)	(57)	(60)	(64)	(68)	(73)
Others	(30)	(31)	(29)	(28)	(27)	(26)

	437	522	579	619	672	714

% of revenue	21%	22%	22%	21%	21%	21%
Net income attributable to SINA(d)	134	151	172	189	222	245
% of revenue	6%	6%	7%	7%	7%	7%

Notes:

*
Management Projections were prepared in U.S. dollars. All translations from RMB to U.S. dollars in the table above were made at a rate of at an exchange rate of RMB7.10 to US$1.00.

**
The Company's non-GAAP financial measures exclude recognition of deferred revenues related to the license granted to Leju, stock-based compensation, amortization of intangible assets, adjustment for non-GAAP to GAAP reconciling items on the share of equity method investments (net of share of amortization of intangibles not on their books), gain (loss) on sale of investment, gain on deemed disposal, fair value changes and impairment on investment, adjustment for non-GAAP to GAAP reconciling items for the income attributable to non-controlling interests, amortization of convertible debt and senior notes issuance cost, and income tax effects of above non-GAAP to GAAP reconciling items.

Non-GAAP measures may not be comparable measurements to those used by other companies.

(a)
To exclude the recognition of deferred revenue related to the license granted to Leju.

(b)
To exclude the recognition of deferred revenue related to the license granted to Leju and stock-based compensation.

(c)
To exclude the recognition of deferred revenue related to the license granted to Leju, stock-based compensation and to adjust amortization of intangible assets

(d)
Net income after net earnings from equity investments, net interest income, income tax expense and net income to non-controlling interests.

        In preparing these projections, the Company's management necessarily made certain assumptions about future financial factors affecting the Company's business, including, primarily:

  •
  the demand for products and services relating to the industry will continue in line with management's expectations;

  •
  China's overall economy will remain relatively stable, with no material change in competition adversely affecting the Company;

  •
  the Company's effective tax rate is assumed to be in line with management's expectations; and

  •
  the RMB and the overall economy in China will generally remain stable, and that there will be no material adverse change in the competition, the industry, and relevant regulations affecting the Company.

        NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

        BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

        The financial projections are forward-looking statements. For information on factors that may cause the Company's future financial results to materially vary, see "Cautionary Note Regarding Forward-Looking Statements" beginning on page 103 and "Item 3. Key Information—D. Risk Factors" included in the Company's Annual Report, incorporated by reference into this proxy statement.

Opinion of the Special Committee's Financial Advisor

        Morgan Stanley was retained by the Special Committee to provide it with financial advisory services and a financial opinion in connection with the Merger. The Special Committee selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and the relevant industry. At the meeting of the Special Committee on September 28, 2020, Morgan Stanley rendered its oral opinion to the Special Committee, and subsequently confirmed in writing by delivery of Morgan Stanley's written opinion dated September 28, 2020, to the Special Committee, that as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the Per Share Merger Consideration to be received by the holders of the Ordinary Shares (other than Parent and its affiliates) pursuant to the Merger Agreement was fair from a financial point of view to such holders.

        The full text of Morgan Stanley's written opinion dated September 28, 2020, is attached to this proxy statement as Annex F. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Morgan Stanley in rendering the opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley's opinion is directed to the Special Committee and addresses only the fairness from a financial point of view of the Per Share Merger Consideration to be received by the holders of the Ordinary Shares (other than Parent and its affiliates) pursuant to the Merger Agreement as of the date of the opinion. It does not address any other aspects of the Merger and does not constitute a recommendation to any holders of the Ordinary Shares and the Class A Preference Shares as to how to vote at any shareholders' meeting related to the Merger or to take any other action with respect to the Merger.

        In arriving at its opinion, Morgan Stanley, among other things:

  •
  reviewed certain publicly available financial statements and other business and financial information of the Company;

  •
  reviewed certain internal financial statements and other financial and operating data concerning the Company;

  •
  reviewed certain financial projections prepared by the management of the Company;

  •
  discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

  •
  reviewed with the Special Committee's U.S. and Cayman legal counsels certain publicly available organizational documents of the Company (including documents in relation to the Class A Preference Shares);

  •
  reviewed selected material agreements of the Company and its subsidiaries and made inquiries to the Company's management in relation to these agreements;

  •
  reviewed the reported prices and trading activity for the Ordinary Shares;

  •
  compared the financial performance of the Company and the prices and trading activity of the Ordinary Shares with that of certain other publicly-traded companies potentially comparable with the Company, and their securities;

  •
  reviewed the financial terms, to the extent publicly available, of certain potentially comparable acquisition transactions;

  •
  participated in certain discussions and negotiations among representatives of the Special Committee and Parent and their legal advisors;

  •
  reviewed the Merger Agreement and the latest drafts of the Debt Commitment Letters, the Equity Commitment Letter, the Support Agreement and the Limited Guarantee, respectively dated as of September 27, 2020 or September 28, 2020, as the case may be; and

  •
  performed such other analyses and considered such other factors as we have deemed appropriate.

        In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by the Company, and formed a substantial basis for its opinion. With respect to the financial projections prepared by the management of the Company, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Parent and Merger Sub will obtain financing in accordance with the terms set forth in the Debt Commitment Letters and the Equity Commitment Letter, that the transactions contemplated by the Support Agreement will be consummated in accordance with their terms, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. Morgan Stanley is not a legal, tax, accounting or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of the Company and its legal, tax, accounting and regulatory advisors with respect to legal, tax, accounting and regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company's officers, directors or employees, or any class of such persons, relative to the Per Share Merger Consideration to be paid to the holders of the Ordinary Shares or with respect to the underlying decision by the Company to engage in the Merger. Morgan Stanley's opinion does not address the relative merits of the Merger as compared to any other alternative business transaction or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after the date of Morgan Stanley's opinion may affect the opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

        The following is a summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion to the Special Committee. Morgan Stanley presented its analyses to the Special Committee on September 28, 2020. A copy of the presentations by Morgan Stanley to the Special Committee have been filed as Exhibit (c)-(2) to the Company's transaction statement on Schedule 13E-3.

        The following is a summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion to the Special Committee:

  •
  Historical trading ranges;

  •
  Range of broker target prices;

  •
  Comparable companies analysis;

  •
  Precedent transactions analysis;

  •
  Sum-of-the-parts analysis, incorporating discounted cash flows;

  •
  Leveraged buyout analysis; and

  •
  Leveraged recapitalization analysis.

        The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley's fairness opinion. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

        In performing the financial analysis summarized below and arriving at its opinion, Morgan Stanley used and relied upon certain financial projections provided by the Company's management and referred to in this proxy statement. For more information, see the section of this proxy statement captioned, "Special Factors—Certain Financial Projections" beginning on page 36.

Historical Trading Ranges

        Morgan Stanley reviewed the range of closing and volume weighted average prices of the Ordinary Shares for various periods ending on July 2, 2020, the last trading date prior to the Company's announcement of its receipt of the preliminary non-binding "going-private" proposal from New Wave on July 6, 2020. Morgan Stanley observed the following:

Period Ending July 2, 2020	Range of Closing Prices of Ordinary Shares	Volume Weighted Average Prices of Ordinary Shares
One Month Prior	US$33.21 - 36.67	US$35.04
Three Months Prior	US$30.04 - 36.67	US$33.67
Six Months Prior	US$27.83 - 44.52	US$34.63
Twelve Months Prior	US$27.83 - 46.71	US$36.96

Range of Broker Target Prices

        Morgan Stanley reviewed the price targets for the Ordinary Shares prepared and published by selected large brokerages prior to the Company's announcement on July 6, 2020 that it had received a preliminary "going-private" proposal from New Wave. These targets reflected each such broker's estimate of the future public market trading price of the Ordinary Shares and were not discounted to reflect present value. The range of undiscounted price targets for the Ordinary Shares as of July 2, 2020 was between US$36.00 to US$49.00, with a median price of US$37.00.

        The public market trading price targets published by such brokers do not necessarily reflect current market trading prices for the Ordinary Shares and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions.

Comparable Companies Analysis

        Morgan Stanley performed a comparable companies analysis for the Company to estimate a potential range of reference implied values for the Company by comparing it to similar companies. These companies were selected based on the scale and diversity of their businesses, the geographic focus of their operations, the relative competitive dynamics faced by them and the overall experience and judgment of Morgan Stanley and do not include all publicly traded companies in the social & content platform segment. For the purposes of its analysis, Morgan Stanley reviewed and compared certain publicly available and internal financial information, ratios and available public market multiples relating to the Company, some of which were based on the management projections, to corresponding financial data for selected publicly traded companies. The companies included in the Company comparable companies analysis were:

  •
  Baidu, Inc.;

  •
  Weibo Corporation;

  •
  58.com Inc.;

  •
  JOYY, Inc.; and

  •
  Momo, Inc.

        Morgan Stanley analyzed the following statistics for comparative purposes:

  •
  the ratio of aggregate value, defined as fully diluted market value plus total debt less cash and short term investments and adjusted by the value of third party minority interests ("Aggregate Value" or "AV") to estimated calendar year 2020 non-GAAP EBITDA;

  •
  the ratio of Aggregate Value to estimated calendar year 2021 non-GAAP EBITDA;

  •
  the ratio of price to estimated non-GAAP earnings per share for calendar year 2020; and

  •
  the ratio of price to estimated non-GAAP earnings per share for calendar year 2021.

		Aggregate Value
	Market Capitalization
			AV/EBITDA		P/E
		(in US$ billions)
Company	(in US$ billions)		2020E	2021E	2020E	2021E
SINA	2.2	5.8	12.0x	10.2x	16.7x	14.9x
Baidu	44.6	34.4	10.2x	8.3x	16.3x	13.4x
Weibo	7.5	6.8	12.9x	10.8x	15.3x	12.2x
58.com	7.5	6.3	14.2x	12.0x	13.7x	13.0x
YY	6.5	4.6	18.9x	11.9x	21.4x	13.9x
Momo	3.1	1.6	4.1x	3.3x	8.2x	5.9x
Median			12.9x	10.8x	15.3x	13.0x

        All statistics used in this analysis were based on market data available as of September 25, 2020, except for 58.com which is the subject of a going-private transaction, and for which market data as of April 1, 2020, representing the last undisturbed price prior to announcement of a potential transaction, was used.

        Based on the above comparable companies trading statistics as compared to that for the Company, Morgan Stanley selected, based on its professional experience and judgement, the reference range for each trading statistic based in part on the median of such trading statistic for the comparable companies. The following table reflects the results of the analysis and the range of each trading statistic selected for the comparable companies analysis:

Calendar Year Financial	Reference Range	Implied Per Ordinary Share Value
AV to Estimated 2020 Non-GAAP EBITDA	12.0x - 13.0x	US$36.46 - US$44.30
AV to Estimated 2021 Non-GAAP EBITDA	10.0x - 11.0x	US$35.19 - US$44.48
Price to Estimated 2020 Non-GAAP Earnings Per Share	15.0x - 17.0x	US$32.85 - US$37.23
Price to Estimated 2021 Non-GAAP Earnings Per Share	13.0x - 15.0x	US$32.06 - US$36.99

        In calculating the implied per Ordinary Share values of the Company described above and in other financial analysis, Morgan Stanley accounted on a pro forma basis Weibo's latest senior notes issued on July 8, 2020 (Debt US$750 million / Cash US$742 million (excl. underwriting discount)), the litigation reserves of US$126 million, the minority interest in Weibo adjusted to its market value as of September 25, 2020, other cash and short-term investments, and debt balances as of June 30, 2020, with the per Ordinary Share values calculated based on fully diluted shares outstanding assuming stock options and Company RSUs (as of September 21, 2020) using treasury method. No company utilized in the comparable companies analysis is identical to the Company. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of the Company. These include, among other things, the impact of competition on the businesses of the Company and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company or the industry, or in the financial markets in general. Mathematical analysis

(such as determining the mean or median) is not in itself a meaningful method of using comparable companies data.

Precedent Transactions Analysis

        Morgan Stanley selected 21 "going-private" transactions, representing transactions involving U.S. listed Cayman-incorporated companies with principal operations in China that announced between January 1, 2015 to September 28, 2020 and for which definitive agreements have been signed. These transactions were selected based on, among other factors, the similarity of their business, geographic focus, listing venues and/or jurisdiction of incorporation to those of the Company. Transactions where the implied market capitalization of the target based on the offer price was less than US$500 million were excluded given potentially significant differences in dynamics between transactions involving companies of different market capitalizations. For each of these transactions, Morgan Stanley reviewed the premium paid to the target company's volume-weighted average stock price ("VWAP") for the one month prior to the announcement date for each transaction. Based on such analysis, which reflected a median premium of 18%, and applying its professional experience and judgement, Morgan Stanley applied a premium range of 15% to 25% to the Company's volume-weighted average closing price per Ordinary Share for the one month leading up to and including July 2, 2020 of US$35.04, which resulted in an implied per Ordinary Share value reference range of US$40.29 to US$43.79.

Acquiror / Target	Announcement Date	Initial Offer to 1M VWAP Premium
Chairman Chi / Perfect World	Jan-15	26%
Investor Consortium / WuXi PharmaTech	Apr-15	18%
Investor Consortium / Mindray Medical	Apr-15	5%
Investor Consortium / China Mobile Games & Entertainment Group	Jun-15	3%
Investor Consortium / Qihoo 360 Technology	Jun-15	29%
Ctrip.com and Tencent / eLong	Aug-15	26%
Alibaba / Youku Tudou	Oct-15	46%
Chairman Gao / Trina Solar	Dec-15	19%
BTG Hotels / Homeinns Hotel	Dec-15	19%
Investor Consortium / Bona Film	Dec-15	18%
Chairman Chen / iDreamSky Technology	Dec-15	25%
Investor Consortium / E-House	Apr-16	19%
Investor Consortium / E-Commerce China Dangdang	May-16	(16%)
Alibaba / iKang Healthcare	Jun-16	12%
Ocean Imagination / Qunar	Jun-16	(2%)
Investor Consortium / Zhaopin	Feb-17	13%
Investor Consortium / Nord Anglia Education	Apr-17	12%
Investor Consortium / eHi Car Services	Jan-18	18%
Sohu.com / Changyou.com	Sep-19	68%
Hammer Capital and Tencent Consortium / Bitauto	Sep-19	31%
Investor Consortium / 58.com	Apr-20	11%
Median:		18%

        Furthermore, Morgan Stanley also reviewed the premiums paid in transactions announced on or before June 30, 2020 for control of U.S. public targets with an aggregate transaction value of US$1 billion or more for the past 25 years as set out in the table below, excluding terminated transactions, ESOPs, self tenders, spin offs, share repurchases, minority interest transactions, exchange offers, recapitalizations and restructurings. These transactions include all announced bids irrespective of consideration offered (i.e., includes all cash, all stock and hybrid bids) and exclude outliers.

Year	Average Control Premiums Paid for U.S. Public Targets
1996	34%
1997	39%
1998	36%
1999	45%
2000	45%
2001	35%
2002	31%
2003	33%
2004	26%
2005	29%
2006	28%
2007	29%
2008	39%
2009	44%
2010	40%
2011	36%
2012	38%
2013	33%
2014	30%
2015	34%
2016	35%
2017	30%
2018	27%
2019	31%
2020	32%
25th to 75th Percentile	30	% - 38%

        Based on such analysis, Morgan Stanley selected the 25th and 75th percentiles of the average premiums paid in the past 25 years in such transactions, resulting in a reference range of premiums of 30% to 38%. Morgan Stanley then applied such reference range of premiums to the Company's volume-weighted average price per Ordinary Share for the one month leading up to and including July 2, 2020 of US$35.04, which resulted in an implied per Ordinary Share value reference range of US$45.55 to US$48.35.

        Morgan Stanley reviewed two different sets of transactions in its precedent transactions analysis because both these two sets of transactions may be of potential reference value as the targets in these transactions are potentially similar to the Company in different aspects: the first set of transactions involved targets incorporated in the same jurisdiction as the Company and with principal operations also based in China, and the second set of transactions more generally cover all U.S. public targets and cover a longer period of time, potentially providing a more broader view of the market. The reference ranges of premiums estimated by Morgan Stanley in its precedent transactions analysis were only one point of reference for Morgan Stanley and no single point of reference was determinative in Morgan Stanley's financial analysis.

        No company or transaction utilized in the precedent transactions analysis is identical to the Company or the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of the Company, such as the impact of competition on the business of the Company or the industry generally, industry growth and the absence of any adverse material change in the financial condition of the Company or the industry or in the financial markets in general, which could affect the public trading value of the companies and the corporate aggregate value and equity value of the transactions to which they are being compared. Morgan Stanley considered a number of factors in analyzing the Per Share Merger Consideration. The fact that points in the range of implied per Ordinary Share value derived from the valuation of precedent transactions were less than or greater than the Per Share Merger Consideration is not necessarily dispositive in connection with Morgan Stanley's analysis of the Per Share Merger Consideration, but one of many factors Morgan Stanley considered.

Sum of the Parts Analysis

        As part of its analysis, Morgan Stanley performed a sum of the parts analysis, incorporating discounted cash flows, for the Company using the management projections provided by the Company on August 12, 2020 and April 14, 2020, as described in "Certain Financial Projections" on page 36 of this proxy statement. The sum-of-the parts consists of the following parts:

  •
  the standalone equity value of the Company's operating businesses, other than Weibo, including its portal business and fintech business and adjusted for the net debt of the Company's business, excluding that attributable to Weibo (the "Standalone business");

  •
  the equity value of Weibo business attributable to the Company;

  •
  the value of certain long-term investments held by the Company; and

  •
  the attributable discount due to the Company's holding structure.

        With respect to the Standalone business, Morgan Stanley performed a discounted cash flow analysis by calculating the estimated net present value of the project unlevered, after-tax cash flows based on the management projections for the years 2020 through 2025 and the business winding-up and recurring costs for the years 2025 through 2030. These values were discounted at a discount rate ranging from 8.8% to 9.8%, which range was derived taking into account, among other things, a weighted average cost of capital calculation based on factors commonly considered for purposes of calculating an estimated weighted average cost of capital, including a market risk premium estimated by Morgan Stanley, risk-free-rate and estimated beta for the Ordinary Shares. Morgan Stanley discussed with the Company the significant and continued lossmaking nature of certain of the Company's Standalone businesses, which are reflected in the management projections.

        With respect to the Weibo business, Morgan Stanley performed a discounted cash flow analysis of the Weibo business by calculating the estimated net present value of the projected unlevered, after-tax cash flows based on the management projections for the years 2020 through 2025 and the terminal values based on a perpetual growth rate range of 2.5% to 3.5%, which was selected by Morgan Stanley based on its professional judgment. These values were discounted at a discount rate ranging from 11.2% to 12.2%, which range was derived taking into account, among other things, a weighted average cost of capital calculation based on factors commonly considered for purposes of calculating an estimated weighted average cost of capital, including a market risk premium estimated by Morgan Stanley, risk-free-rate and estimated beta for the Ordinary Shares.

        Morgan Stanley also reviewed and estimated a range for the realizable value of certain long-term investments held by the Company, which include listed and unlisted shares in other companies.

        Finally, based on among other factors, the historical trading discount of the Company relative to the net asset value of certain of its identifiable assets (including the value of the Weibo shares it holds), the discounts cited by certain large brokers covering the Company and implied holding company discounts of certain other conglomerate and comparable holding company structures, Morgan Stanley applied a holding company discount of 30 - 45% to the value of the Company's businesses and long-term investments in certain of the sum-of-the parts analysis. More specifically, Morgan Stanley noted, among other factors, the following in selecting such range of holding company discount:

  •
  The Company's market capitalization has consistently reflected a significant discount to the market value of its stake in Weibo, without considering the value of the Company's other assets. Over the three-year period from July 3, 2017 to July 2, 2020, the average amount of such discount was approximately 35% and such discount ranged from 16% to 49%.

  •
  Compared to the combined value of the Company's stake in Weibo and the Company's other long-term investments, and without considering the value of the Company's operations, the Company's market capitalization implied an even larger average holding company discount of approximately 47% over the three-year period from July 3, 2017 to July 2, 2020. The holding company discount implied by such comparison as of July 2, 2020 was 54%.

  •
  A significant holding company discount is not unique to the Company and is observed in a significant number of holding company structures that involve stakes in listed companies and is well documented in financial analysis. Morgan Stanley reviewed the implied holding company discounts of selected conglomerates with an Asia-Pacific focus as compared to certain of their stakes in listed companies, including: (i) CK Hutchison and its stakes in CK Infrastructure, Power Assets, TPG Telecom and Hutchison Telecom; (ii) Fosun and its stakes in Fosun Tourism, New China Life and Amneal Pharma, and (iii) Naspers and its stake in Tencent, and Morgan Stanley observed an average holding company discount of approximately 31% for these conglomerates based on broker reports and as of their respective dates.

        Based on the above, the following ranges of values for the Ordinary Shares were derived:

  •
  US$41.03 to US$50.91 per Ordinary Share considering only the value of the Standalone business and Weibo business and without applying any holding company discount;

  •
  US$28.55 to US$55.67 per Ordinary Share considering the value of the Standalone business, the Weibo business and the Company's long-term investments and applying the holding company discount;

  •
  This range becomes US$32.68 to US$50.26 per Ordinary Share if the market value of Weibo shares held by the Company is used for the value the Weibo business instead of using the results from Weibo's discounted cash flow analysis.

Hypothetical Leveraged Buyout Analysis

        Morgan Stanley also analyzed the Company from the perspective of a potential purchaser that was not a strategic buyer, but rather was primarily a financial buyer that would effect a hypothetical leveraged buyout of the Company.

        The hypothetical leveraged buyout analysis assumed a leveraged buyout of the Company's consolidated businesses, based on the same financial forecasts described above as well as certain assumptions regarding debt levels and interest costs. Morgan Stanley calculated sensitivities on entry price assuming a range of an investor's desired potential internal rate of return of 20.0% to 30.0% and an AV/EBITDA exit multiple of 9.0x to 13.0x to EBITDA in 2025. Based on these projections and assumptions, Morgan Stanley calculated an implied valuation range of US$29.98 to US$44.27 per Ordinary Share.

Hypothetical Leveraged Recapitalization Analysis

        Morgan Stanley analyzed the potential value of the Ordinary Shares if the Company attempted a recapitalization to increase debt and pay such incremental cash raised as a special dividend to the

Company's shareholders, based on the same financial forecasts described above as well as certain assumptions regarding debt levels and interest costs.

        Morgan Stanley calculated sensitivities on present value of the SINA share price in 2021 assuming a range of an illustrative P/E multiple range of 14.0x to 16.0x on a levered basis and SINA consolidated cost of equity of 13.1%. Based on these projections and assumptions, Morgan Stanley calculated an implied valuation range of US$36.58 to US$39.74 per Ordinary Share.

General

        In connection with the review of the Merger by the Special Committee, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. Morgan Stanley also reviewed various potential alternatives to a transaction for the Special Committee, including a distribution of Weibo shares, a sale of the Company, and considered the feasibility of such alternatives within the context of the Company's shareholding structure and regulatory considerations based on input from the Company's management.

        The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of the Company.

        In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of the Company. These include, among other things, the impact of competition on the businesses of the Company and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company or the industry, or in the financial markets in general. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

        Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of the Ordinary Shares (other than Parent and its affiliates) pursuant to the Merger Agreement, and in connection with the delivery of its opinion to the Special Committee. These analyses do not purport to be appraisals or to reflect the prices at which the Ordinary Shares might actually trade.

        The Per Share Merger Consideration was determined through arm's-length negotiations between the Special Committee and Parent and were approved by the Board following the recommendation of the Special Committee. Morgan Stanley did not recommend any specific merger consideration to the Company or the Special Committee, or that any specific merger consideration constituted the only appropriate merger consideration for the Merger. Morgan Stanley's opinion does not address the underlying business decision to engage in the transaction contemplated by the Merger Agreement, or the relative merits of such transaction as compared to any strategic alternatives that may be available to the Company. In addition, Morgan Stanley expressed no opinion or recommendation as to how the holders of Ordinary Shares and the Class A Preference Shares should vote at the shareholders' meeting to be held in connection with the Merger.

        Morgan Stanley's opinion and its presentation to the Special Committee was one of many factors taken into consideration by the Special Committee in making its recommendation to the Board to authorize and approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Special Committee with respect to the Per Share Merger Consideration or of whether the Special Committee would have been willing to agree to a different merger consideration. Morgan Stanley's opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

        Morgan Stanley has acted as financial advisor to the Special Committee in connection with the Merger and will receive a fee for its services. No portion of its fee is contingent upon the consummation or success of the Merger or the conclusions set forth in its financial opinion. Pursuant to the engagement letter by and among the Company, the Special Committee and Morgan Stanley dated August 7, 2020 (the "Engagement Letter"), the Company agreed to pay Morgan Stanley a transaction fee of US$3,000,000 in the aggregate. Whether or not a transaction is completed, a retainer of US$500,000 (which is part of and credited against the transaction fee) is payable upon execution of the Engagement Letter, and a substantial portion of the remaining transaction fee is payable upon the delivery by Morgan Stanley of its financial opinion. The Company has also agreed to reimburse certain expenses of Morgan Stanley (subject to a maximum cap of US$110,000) and to indemnify Morgan Stanley for certain liabilities. Morgan Stanley may seek to provide financial advisory and financing services to Parent and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

        In the two years prior to the date of Morgan Stanley's engagement by the Special Committee, Morgan Stanley and its affiliates have not been engaged on any financial advisory or financing assignments for the Company, Weibo, or New Wave, and have not received any fees for such services from the Company during this time. Furthermore, Morgan Stanley may seek to provide financial advisory and financing services to the Company, Weibo, or New Wave or their affiliates in the future and expects to receive fees for the rendering of such services.

        Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of any Rollover Shareholder, the Company or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

Purposes of and Reasons for the Merger

        Under the SEC rules governing going-private transactions, each member of the Buyer Group is required to express his or its reasons for the Merger to the Company's Unaffiliated Security Holders, as defined in Rule 13e-3 of the Exchange Act.

        Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the Merger is to enable Parent to acquire 100% control of the Company, in a transaction in which the Ordinary Shares (other than the Excluded Shares and the Dissenting Shares) will be cancelled in exchange for US$43.30 per Ordinary Share, so that Parent will bear the rewards and risks of the sole ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company's operations or acquisitions of other businesses. In addition, the Merger will allow the Chairman, together with his affiliates, to increase his ownership percentage in the Company through his indirect ownership in Parent and maintain his leadership role with the Surviving Company, as further described in this proxy statement under the section entitled "Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group."

        The Buyer Group believes the operating environment has changed in a significant manner since the Company's initial public offering in 2000 and these changes have increased the uncertainty and volatility inherent in the business model of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company's earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company's business and a willingness to make business decisions focused on improving the Company's long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company's management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market's valuation of the Company and its emphasis on short-term period-to-period performance.

        Further, as a privately held entity, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. In particular, the Buyer Group believes that as a privately held company, the Company would no longer be subject to (i) the increased costs of regulatory compliance as an SEC reporting company and (ii) the requirement to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and may help the Company's actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be.

        The Buyer Group decided to undertake the going-private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above. In the course of considering the going-private transaction, the Buyer Group did not consider alternative transaction structures because the Buyer Group believed the Merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

Effects of the Merger on the Company

Private Ownership

        The Ordinary Shares are currently listed on NASDAQ under the symbol "SINA." Following the consummation of the Merger, the Company, as the Surviving Company, will cease to be a publicly traded company and will instead become a private company beneficially owned by Parent.

        Following the completion of the Merger, the Ordinary Shares will no longer be listed on any securities exchange or quotation system, including NASDAQ, and price quotations with respect to sales of the Ordinary Shares in the public market will no longer be available. In addition, registration of Ordinary Shares under the Exchange Act may be terminated upon the Company's application to the SEC if Ordinary Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Ordinary Shares. Ninety days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of the Ordinary Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002, applicable to public companies. As a result, the Company will no longer incur the costs and expenses of complying with such requirements. After the completion of the Merger, the Company's shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

        Upon completion of the Merger, each Ordinary Share issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in exchange for the right to receive US$43.30 per Ordinary Share in cash, without interest and net of any applicable withholding taxes, except for Excluded Shares and Dissenting Shares. The Excluded Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares as determined by the Grand Court in accordance with Section 238 of the Cayman Islands Companies Law.

        At the Effective Time, each Company Option to purchase Shares granted under the Company Share Plans that is vested and outstanding immediately prior to the Effective Time, will be cancelled in exchange for the right of each holder of such Company Option to receive cash, net of any applicable withholding taxes, in the amount equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price of such Company Option and (y) the number of Shares underlying such Company Option (assuming such holder exercises such Company Option in full immediately prior to the Effective Time), provided that if the exercise price per Share of any such Company Option is greater than the Per Share Merger Consideration, such Company Option will be cancelled without any cash payment being made in respect thereof.

        At the Effective Time, each unvested Company Option that is outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to be issued with an employee incentive award, to replace such unvested Company Option, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such unvested Company Option.

        At the Effective Time, each Company RSU that is vested and outstanding immediately prior to the Effective Time, will be cancelled in exchange for the right of the holder of such Company RSU to receive cash, without interest and net of any applicable withholding taxes, in the amount equal to the Per Share Merger Consideration.

        At the Effective Time, each restricted Company RSU that is unvested and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to be issued with an employee incentive award, to replace such unvested Company RSU, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such unvested Company RSU.

Directors and Management of the Surviving Company

        If the Merger is completed, the current memorandum and articles of association of the Company will be replaced in their entirety by the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time except that, at the Effective Time, (a) all references therein to the name "New Wave Mergersub Limited" will be amended to "Sina Corporation," (b) all references therein to the authorized share capital of the Surviving Company will be amended to refer to the correct authorized share capital of the Surviving Company as approved in the Plan of Merger; and (c) such memorandum and articles of association will include such indemnification, advancement of expenses and exculpation provisions as required by the Merger Agreement. In addition, the director of Merger Sub immediately prior to the Effective Time will become the initial director of the Surviving Company and the officers of the Company immediately prior to the Effective Time will become the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent prior to the Effective Time.

Primary Benefits and Detriments of the Merger

        The primary benefits of the Merger to the Unaffiliated Security Holders include, without limitation, the following:

  •
  the receipt by the Unaffiliated Security Holders of US$43.30 per Ordinary Share in cash, representing a premium of approximately 18.1% to the closing price of $36.67 per Ordinary Share as quoted by NASDAQ on July 2, 2020, the last trading day before the Proposal was made, and premiums of approximately 23.6% and 28.6% to the volume-weighted average traded price of the Ordinary Shares during the last one month and three months, respectively, prior to and including July 2, 2020.

  •
  the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value following the Merger, as well as the uncertainties and risks associated with growing existing and new businesses of the Company, including, among others, as a result of (i) increased competition from other companies and (ii) challenges faced in retaining existing or attracting new business users of the Company.

        The primary detriments of the Merger to the Unaffiliated Security Holders include, without limitation, the following:

  •
  such shareholders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Ordinary Shares, if any.

  •
  in general, the receipt of cash pursuant to the Merger or through the exercise of dissenters' rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See "Special Factors—U.S. Federal Income Tax Consequences" beginning on page 64 for additional information.

  •
  the highest historical closing price of Ordinary Shares was US$142.83 per share since the Company became publicly listed on NASDAQ in 2000, and the highest closing price of Ordinary Shares was US$46.85 per share during the 52-week period prior to July 2, 2020, the last trading day before the Proposal was made, both of which exceed the Per Share Merger Consideration.

        The primary benefits of the Merger to the Company's directors and executive officers (other than the Chairman) include, without limitation, the following:

  •
  continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company.

  •
  the continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions.

        The primary detriments of the Merger to the Company's directors and executive officers include, without limitation, the following:

  •
  such directors and executive officers (other than the Chairman), to the extent and in their capacity as shareholders of the Company, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any.

  •
  in general, the receipt of cash pursuant to the Merger or through the exercise of dissenters' rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. The U.S. federal income tax consequences to the Chairman are not discussed herein.

        The primary benefits of the Merger to the Buyer Group include the following:

  •
  if the Company successfully executes its business strategies, the value of the Buyer Group's equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent.

  •
  the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that may produce better short-term results, but which may not maximize equity value in the long term.

  •
  the management of the Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation.

  •
  the management of the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts' quarterly expectations.

  •
  the Company will be able to introduce new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet short-term forecasts.

  •
  there will be a reduction of the costs and administrative burden associated with operating the Company as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements. The Company has estimated that no longer being subject to such filings and compliance requirements will result in a saving of direct costs of approximately US$2.5 million per year on a recurring basis. The Buyer Group will be able to enjoy the benefit of such cost savings.

        The primary detriments of the Merger to the Buyer Group include the following:

  •
  all of the risks of any possible decrease in the Company's revenues, free cash flow or value following the Merger will be borne by the Buyer Group.

  •
  the business risks facing the Company, including increased competition and government regulation, will be borne by the Buyer Group.

  •
  an equity investment in the Surviving Company by the Buyer Group following the Merger will involve substantial risk resulting from the limited liquidity of such an investment since there will be no trading market for the Surviving Company's equity securities.

The Company's Net Book Value and Net Loss

        Parent and Mergersub do not currently own any interest in the Company. Immediately after the closing of the Merger, Parent will own 100% of the outstanding Shares of the Company. The Company's net loss attributable to the Company's ordinary shareholders for the fiscal year ended December 31, 2019 was approximately US$70.5 million, and total SINA shareholders' equity as of December 31, 2019 was approximately US$2.6 billion.

        The table below sets out the direct or indirect share in the Company's net book value and net loss for the parties listed below before and immediately after the Merger, based on the historical net book value and net loss attributable to SINA's ordinary shareholders as of and for the year ended December 31, 2019.

	Ownership Prior to the Merger(1)				Ownership After the Merger(1)
	Net Book Value		Net Loss Attributable to SINA's Ordinary Shareholders		Net Book Value		Net Loss Attributable to SINA's Ordinary Shareholders
Name	US$'000%		US$'000%		US$'000%		US$'000%
Chairman and his affiliates	388,880	14.7%	10,397	14.7%	2,638,481	100%	70,542	100%

Note:

(1)
Ownership percentages are based on 60,010,143 Ordinary Shares outstanding as of the date of the accompanying proxy statement.

Plans for the Company after the Merger

        Following the completion of the Merger, the Buyer Group will beneficially own 100% of the equity interests in the Surviving Company indirectly through Parent. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent.

        Following the completion of the Merger and the anticipated deregistration of the Ordinary Shares, the Company will no longer be subject to the Exchange Act and the compliance and reporting requirements of NASDAQ and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

        Except as set forth in this proxy statement and transactions already under consideration by the Company, the Buyer Group has no present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company's corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of assets. However, the Buyer Group will continue to evaluate the Company's entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another stock exchange. The Buyer Group expressly reserves the right to make any changes they deem appropriate to the operation of the Surviving Company in light of such evaluation and review as well as any future developments.

Alternatives to the Merger

        The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed in response to the receipt of the Proposal from New Wave on July 6, 2020. The Special Committee discussed, considered and evaluated, among others, the following potential alternatives to the Transaction:

  (i)
  a leveraged dividend recapitalization of the Company by way of obtaining additional debt financing to fund a one-time dividend payment to existing shareholders;

  (ii)
  a sale of the Company's equity ownership ("Weibo Stake") in Weibo to a third party other than the Buyer Group;

  (iii)
  a sale of the Company to a third party other than the Buyer Group; and

  (iv)
  a distribution of all or a portion of Weibo Stake to the shareholders of the Company by way of dividend in specie.

        After considering the potential alternatives and consulting with its financial advisor and legal counsel, the Special Committee determined that the potential alternatives were either not viable or not on-the-whole superior to the proposed Merger, in light of the following factors:

  (i)
  the fact that, since the announcement and public disclosure of the Company's receipt of the Proposal, no party other than the members of the Buyer Group has contacted the Company, the Special Committee or any of their counsels or advisors expressing an interest in exploring any alternative transaction with the Company;

  (ii)
  the fact that the Buyer Group holds approximately 61.1% of the aggregated voting power of the issued and outstanding Shares as of the date of this proxy statement, and that the Buyer Group has expressly stated that it has no intention to sell its equity stake in the Company to a third party or to support any alternative transaction to the Proposed Transaction;

  (iii)
  the fact that the Company does not have sufficient cash flow from its own business operations to repay any substantial debt financing incurred by the Company for a potential leveraged recapitalization and would have to rely on significant cash dividends from Weibo. It was noted that Weibo has not historically declared or paid any dividends and upon inquiry by the Special Committee, Weibo has confirmed that it does not intend to change Weibo's dividend policy in the near to medium term. Therefore, the ability to sustain significant incremental debt financing by the Company is highly uncertain;

  (iv)
  any potential sale or distribution by way of dividend in specie of all or a significant portion of Weibo Stake by the Company or a potential sale of the Company to a third party would be subject to the approval and authorization of the Company's shareholders, which approval would not be feasible to obtain absent support of the Buyer Group;

  (v)
  a potential sale or distribution by way of dividend in specie of all or a significant portion of Weibo Stake would result in a change of controlling stake in Weibo, which would be subject to the right of first offer of Ali WB Investment Holding Limited, a significant shareholder of Weibo, as well as restrictions under a number of material contracts to which Weibo is a party;

  (vi)
  the potential scrutiny by regulators over a change of control in Weibo resulting from a sale or distribution of Weibo Stake by the Company; and

  (vii)
  the feasibility, certainty, timeframe, and commercial and legal restraints of each such alternative transaction.

        The Special Committee also took into account that, the Company, subject to compliance with the terms and conditions of the Merger Agreement, can terminate the Merger Agreement prior to the receipt of the requisite shareholders approval, in order to accept an alternative transaction proposed by a third party that is a Superior Proposal, subject to the payment of a termination fee of US$25 million, as provided in the Merger Agreement. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement (subject to the terms and conditions set forth therein) to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a Superior Proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a Superior Proposal, recommend such proposal to the Company's shareholders).

        In addition, the Board and the Special Committee considered, as alternatives available to the Company to enhance shareholder value, that the Company remains as a public company or pursues a potential secondary listing in Hong Kong. However, the Board and the Special Committee did not believe such options to be equally or more favorable in enhancing shareholder value, after considering factors such as the forecasts of future financial performance prepared by management, the offer premium implied by the Per Share Merger Consideration, the limited trading volume of the shares on NASDAQ, the continued and sustained discount on the traded price of the Ordinary Shares relative to the value of, among other assets, its Weibo Stake, the costs of regulatory compliance and disclosure requirements for public companies, the challenges to the Company's efforts to increase shareholder value as an independent publicly traded company, the potential impact of the proposed Holding Foreign Companies Accountable Act on the Company if signed into law, and the significant dilutive effect on existing shareholders of the Company in relation to a potential secondary listing to create sufficient liquidity.

        See "Special Factors—Purposes of and Reasons for the Merger" beginning on page 48 for additional information on factors and potential benefits that were considered by the Special Committee and the Board in connection with the Merger.

Effects on the Company if the Merger Is Not Completed

        The Company is not currently aware of any reason why the Merger will not be completed as contemplated by the Merger Agreement. If the Merger were not completed for any reason, the Unaffiliated Security Holders would not receive the Per Share Merger Consideration that is contemplated by the Merger Agreement and the Plan of Merger. Instead, the Company would remain a publicly-traded company and the Ordinary Shares would continue to be listed and traded on NASDAQ for so long as the Company continued to meet NASDAQ's listing requirements. The Unaffiliated Security Holders would therefore continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Ordinary Shares. The effect of these risks and opportunities on the future value of the Unaffiliated Security Holders' Ordinary Shares cannot be predicted with any certainty. There is also a risk that the market price of the Ordinary Shares would decline if the Merger were not completed, based on an assumption that the current market price reflects an expectation on the part of investors that the Merger will be completed.

        Under specified circumstances, the Company may be required to pay Parent or its designees a termination fee of approximately US$25,000,000, or the Parent may be required to pay the Company or its designees a termination fee of US$50,000,000, in each case, as described under the caption "The Merger Agreement—Termination Fees" beginning on page 91.

        If the Merger were not completed for any reason, the Board could be expected from time to time thereafter to evaluate and review the business, operations, dividend policy, and capitalization of the Company and make such changes as it deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger were not completed for any reason, it is possible that no other comparable transaction acceptable to the Company would be offered, and that the Company's business, prospects, and results of operations would be adversely affected.

Financing of the Merger

        The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger and the Transactions, including payment of fees and expenses in connection with the Merger would be approximately US$2.2 billion, assuming no exercise of dissenters' rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group did not consider the value of the Excluded Shares, which will be cancelled for no consideration pursuant to the Merger Agreement. This amount includes the cash to be paid to the Unaffiliated Security Holders as well as the related costs and expenses, in connection with the Transactions.

        The Buyer Group expects to provide this amount through a combination of (i) rollover equity (represented by the Rollover Shares) from the Rollover Shareholders, (ii) cash contributions by the Chairman contemplated by the Equity Commitment Letter (the "Equity Financing"), (iii) proceeds from a committed term loan facility contemplated by the Debt Commitment Letter dated September 28, 2020 issued to New Wave by China Minsheng Banking Corp., Ltd. Hong Kong Branch , as the mandated lead arranger and underwriter (the "Facility A") and a committed term loan facility contemplated by the Debt Commitment Letter dated September 27, 2020 issued to New Wave by China Minsheng Banking Corp., Ltd. Shanghai Branch, as the mandated lead arranger and underwriter (the "Facility B," and together with Facility A, the "Facilities"), and (iv) available unrestricted cash from the Company. The financing contemplated under both Debt Commitment Letters are hereby referred to as "the Debt Financing."

        Under the terms and subject to the conditions of the Equity Commitment Letter, the Chairman has committed to providing equity financing in an aggregate amount of $126,942,675 to New Wave to finance the Merger.

        Under the terms and subject to the conditions of the Debt Commitment Letters, China Minsheng Banking Corp., Ltd. Hong Kong Branch and China Minsheng Banking Corp., Ltd. Shanghai Branch committed to arrange and underwrite the Facility A in the amount of $832,000,000 and the Facility B in the amount of $1,248,000,000 to New Wave to finance the Merger.

  Equity Financing

        Pursuant to the Equity Commitment Letter, the Chairman has committed, subject to the terms and conditions therein, to subscribe, or cause to be subscribed, equity securities of New Wave, at or prior to the Effective Time, in an aggregate cash amount of US$126,942,675. Such funds to be used by New Wave to (i) fund a portion of the aggregate Per Share Merger Consideration and any other amounts required to be paid pursuant to the Merger Agreement, (ii) pay any and all fees and expenses of New Wave, Parent and Merger Sub in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement, and (iii) satisfy all of New Wave's, Parent's and Merger Sub's other payment obligations in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

        The funding of the Chairman's equity commitment under the Equity Commitment Letter is conditioned upon (i) the satisfaction, or waiver by Parent, of each of the conditions to Parent's and Merger Sub's obligations to effect the Merger set forth in the Merger Agreement as in effect from time to time (other than those conditions that by their nature are to be satisfied at the closing of the Merger), and (ii) the substantially concurrent consummation of the closing of the Merger, provided, that if the Company seeks specific performance in accordance with the Merger Agreement and the Parent or Merger Sub is ordered by a court of competent jurisdiction to specifically perform their obligations to effect the closing pursuant to the Merger Agreement, the conditions set forth in the item (ii) will be deemed satisfied.

        The obligation of the Chairman to fund the equity commitment under the Equity Commitment Letter will terminate automatically and immediately upon the earlier to occur of (i) the Effective Time; so long as the Chairman has at or prior to the Effective Time fully funded and paid to New Wave the equity commitment, and (ii) the valid termination of the Merger Agreement in accordance with its terms.

        The Company is an express third-party beneficiary of the Equity Commitment Letter to the extent of its right to seek specific performance of the equity commitment pursuant to the terms and subject to the conditions of the Equity Commitment Letter.

  Debt Financing

        New Wave received the Debt Commitment Letters from the Lenders, pursuant to which and subject to the conditions set forth therein, the Lenders committed to provide the Facility A in the amount of $832,000,000 and the Facility B in the amount of $1,248,000,000 to New Wave for the purpose of financing the consideration for the Merger and fees and expenses incurred in connection with the Merger.

        Each Debt Commitment Letter shall terminate with immediate effect upon the earlier of (i) the date falling six months after the date of such Debt Commitment Letter, or (ii) the applicable Lender gives New Wave notice terminating its respective obligations under the relevant Debt Commitment Letter, provided that such notice may only be given under the following circumstances:

  i.
  New Wave informs the Lender that New Wave is withdrawing the Proposal for the Merger or otherwise abandoning the Merger;

  ii.
  the Proposal for the Merger is rejected or the merger process of the Merger is terminated;

  iii.
  the Merger Agreement is terminated in accordance with its terms; or

  iv.
  the Effective Time does not occur by June 28, 2021.

        Under Debt Commitment Letters, the Lenders are obliged to negotiate in good faith to finalize and enter into the definitive documents governing the Facilities based on the term sheets in respect of each Facility within six months after the date of the Debt Commitment Letters.

        The definitive documents governing each Facility have not been executed as of the date hereof and, accordingly, the actual terms of the Facilities may differ from those described in this proxy statement. Except as described herein, there is no other plan or arrangement to finance the Merger.

        The Buyer Group expects to use available unrestricted cash generated from the business operations of the Company and its subsidiaries to repay the debt incurred under the Facilities under certain circumstances and subject to the terms and conditions as set forth in the definitive documents governing the Facilities.

  Terms of the Facility A

  •
  Interest Rate.  The Facility A is expected to bear interest at a rate equal to: LIBOR (London interbank offer rate) plus 2.00% per annum, subject to the adjustment to be negotiated and agreed by New Wave and the Lenders.

  •
  Maturity.  The Facility A will mature after twenty-four (24) months from the ultilasation date. The Facility A can be extended two (2) times with extension periods of twenty-four (24) months and twelve (12) months respectively.

  •
  Amortization.  The loan under the Facility A is expected to be repaid in semi-annual instalments starting from six (6) months following the ultilasation date of the Facility A.

  •
  Security and Guarantee.  The Facility A shall be secured by certain personal and corporate guarantees, as well as certain charge over the equity interests in New Wave, Parent and the Company and certain of its subsidiaries.

  •
  Conditions Precedent.  The availability of the Facility A is subject to, among other things, the receipt by China Minsheng Banking Corp., Ltd. Hong Kong Branch of (a) copies of incorporation and constitutional documents, and personal identification certificates (as applicable), of New Wave and its shareholders, Parent, and Merger Sub and such other person named therein, (b) copies of certain executed finance documents named therein, (c) certain legal opinions and diligence reports named therein, (d) copies of certain executed transaction documents with respect to Merger named therein, (e) certain confirmation and approvals with respect to the Merger, (f) certain evidence of funds of New Wave raised from other funding sources for the payment of the aggregate Per Share Merger Consideration, (g) a certificate from New Wave confirming the satisfaction or waiver of the conditions precedent to the closing of the Merger and that at the closing and sufficient funding shall be deposited to the paying agent, (h) copies of audited financials of New Wave and the Company, and (i) certain other documents with respect to the Buyer Group and the closing of the Transactions.

  Terms of the Facility B

  •
  Interest Rate.  The Facility B is expected to bear interest at a rate equal to: LIBOR (London interbank offer rate) plus 2.00% per annum, subject to the adjustment to be negotiated and agreed by New Wave and the Lenders.

  •
  Maturity.  The Facility B will mature after twenty-four (24) months from the ultilasation date. The Facility B can be extended two (2) times with extension periods of twenty-four (24) months and twelve (12) months respectively.

  •
  Amortization.  The loan under the Facility B is expected to be repaid in semi-annual instalments starting from (six) 6 months following the ultilasation date of the Facility B.

  •
  Security and Guarantee.  The Facility B shall be secured by certain personal and corporate guarantees, as well as certain charge over the equity interests in New Wave, Parent and the Company and certain of its subsidiaries.

  •
  Conditions Precedent.  The availability of the Facility B is subject to, among other things, the receipt by China Minsheng Banking Corp., Ltd. Shanghai Branch of (a) copies of incorporation and constitutional documents, and personal identification certificates (as applicable), of New Wave and its shareholders, Parent, and Merger Sub and such other person named therein, (b) copies of certain executed finance documents named therein, (c) certain legal opinions and diligence reports named therein, (d) copies of certain executed transaction documents with respect to Merger named therein, (e) certain confirmation and approvals with respect to the Merger, (f) certain evidence of funds of New Wave raised from other funding sources for the payment of the aggregate Per Share Merger Consideration, (g) a certificate from New Wave confirming the satisfaction or waiver of the conditions precedent to the closing of the Merger and that at the closing and sufficient funding shall be deposited to the paying agent, (h) copies of audited financials of New Wave and the Company, and (i) certain other documents with respect to the Buyer Group and the closing of the Transactions.

Limited Guarantee

        Concurrently with the execution and delivery of the Merger Agreement on September 28, 2020, New Wave, as the guarantor, executed and delivered the Limited Guarantee in favor of the Company. Under the Limited Guarantee, New Wave has guaranteed in favor of the Company, subject to a maximum amount of US$55,000,000 (the "Maximum Amount") and certain limitations provided therein, (i) the payment of the Parent Termination Fee as defined in the Merger Agreement, (ii) the reimbursement obligations of Parent of reasonable costs and expenses actually incurrent in connection with the collection of the Parent Termination Fee pursuant the Merger Agreement and (iii) the indemnification and reimbursement obligations of Parent of all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the Company or any of its subsidiaries in connection with the cooperation of the Company and its subsidiaries for the financing of the Buyer Group under the Merger Agreement. The Limited Guarantee will terminate on the earliest to occur of (a) the Effective Time, (b) the payment in full of the obligations thereunder subject always to the Maximum Amount, and (c) the valid termination of the Merger Agreement in accordance with its terms that would not result in Parent and/or Merger Sub being obligated to make any payment of any obligations mentioned above pursuant to the Merger Agreement.

Support Agreement

        Concurrently with the execution and delivery of the Merger Agreement on September 28, 2020, the Chairman entered into the Support Agreement with New Wave and Parent. Pursuant to the Support Agreement, among other things, (i) the Chairman and New Wave will vote, or cause to be voted, all of the

Rollover Shares beneficially owned by them in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, and (ii) the Rollover Shares held by the Chairman and New Wave will, at the Closing, be cancelled for no consideration. The Chairman or his affiliates as designated will instead receive a number of newly issued ordinary shares of New Wave.

        A copy of the Support Agreement is attached as Annex C to this proxy statement and is incorporated herein by reference.

        As of the date of this proxy statement, the Chairman directly owns 900,372 Rollover Shares, and New Wave owns 7,951,536 Rollover Shares, including 7,944,386 Ordinary Shares and 7,150 Class A Preference Shares. The Chairman and New Wave together own Rollover Shares representing approximately 61.1% of the total voting power of the outstanding Shares in the Company.

Remedies

        The parties to the Merger Agreement are entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity.

        The Company's right to obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case with respect to causing the equity financing from the Chairman to be funded or to effect the closing of the Merger, is, however, subject to (i) all conditions to the obligation of Parent (other than those conditions that by their terms are to be satisfied at the closing) have been satisfied or waived, (ii) Parent and Merger Sub fail to complete the closing by the date the Closing is required to have occurred pursuant to the Merger Agreement, (iii) the Debt Financing or the alternative financing under the Merger Agreement has been funded or will be funded at the closing if the Equity Financing is funded at the closing, and (iv) the Company has irrevocably confirmed in writing that (A) all conditions to the obligation of the Company have been satisfied or that it is waiving any of the conditions to the extent not so satisfied (other than those conditions that by their terms are to be satisfied at the closing) and (B) if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions required of it by the Merger Agreement to cause the closing to occur. In no event shall the Company be entitled to specific performance to cause Parent or Merger Sub to cause the Equity Financing to be funded or to effect the closing if the Debt Financing or the alternative financing has not been funded or will not be funded at the closing even if the Equity Financing is funded at the Closing.

        While the parties may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.

        The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to (i) a termination fee of $50,000,000 and $25,000,000, respectively, (ii) reimbursement of certain expenses in the event that the Company or the Parent Parties fail to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, as the case may be, and (iii) with respect to Parent and Merger Sub, reimbursement of certain reasonable costs and expenses (including reasonable attorneys' fees) or indemnification of certain losses incurred by the Company or any of its subsidiaries in connection with the cooperation of the Company and its subsidiaries with respect to the arrangement of the Debt Financing or the alternative financing and any information used in connection therewith.

Interests of Certain Persons in the Merger

        In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that the Rollover Shareholders have interests in the transaction that are different from, and/or in addition to, the interests of the Unaffiliated Security Holders generally. The Board and the Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions contemplated by the Merger Agreement, including the Merger, and recommend that our shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transaction, including the Merger.

Interests of the Buyer Group

        As a result of the Merger, Parent will own 100% of the equity interest in the Surviving Company immediately following the completion of the Merger. The Buyer Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could result in an increase in the value of their investments in the Company. The Buyer Group will also bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. As there will be no public trading market for the Surviving Company's shares, the Buyer Group will have no certainty of any future opportunity to sell such shares at an attractive price, or that any dividend paid by the Surviving Company will be sufficient to recover their respective investments in the Company.

        The Merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Interests of the Company's Executive Officers and Directors in the Merger

        In considering the recommendation of the Special Committee and the Board, the Company's shareholders should be aware that certain of the Company's directors and executive officers have interests in the Transactions that are different from, and/or in addition to, the interests of the Company's shareholders generally. These interests include:

  •
  the beneficial ownership of equity interests in Parent by the Chairman as a result of the Merger (if approved and consummated);

  •
  the potential enhancement or decline of the share value of the Surviving Company, of which the Chairman will have beneficial ownership as a result of the completion of the Merger, and future performance of the Surviving Company;

  •
  the cash-out of vested Company Options and vested Company RSUs held by the directors and executive officers of the Company;

  •
  continued indemnification rights and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company pursuant to the Merger Agreement;

  •
  the compensation at a rate of US$50,000 per month for each member of the Special Committee in exchange for his services in such capacity (the payment of which is not contingent upon the closing of the Merger or the Special Committee's or the Board's recommendation of the Merger); and

  •
  the expected continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

        The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters.

Treatment of Company Equity Awards

Treatment of Company Options

        At the Effective Time, each Company Option to purchase Shares granted under the Company Share Plans, that is vested and outstanding immediately prior to the Effective Time (each, a "Vested Company Option"), will be cancelled in exchange for the right of each holder of such Company Option to receive cash, without interest and net of any applicable withholding taxes, in the amount equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price of such Company Option and (y) the number of Shares underlying such Company Option (assuming such holder exercises such Company Option in full immediately prior to the Effective Time), provided that if the exercise price per Share of any such Company Option is greater than the Per Share Merger Consideration, such Company Option will be cancelled without any cash payment being made in respect thereof.

        At the Effective Time, each unvested Company Option that is outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to be issued with an employee incentive award, to replace such unvested Company Option, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such unvested Company Option.

Treatment of Company Restricted Share Units

        At the Effective Time, each Company RSU that is vested and outstanding immediately prior to the Effective Time (each, a "Vested Company RSU"), will be cancelled in exchange for the right of the holder of such Company RSU to receive cash, without interest and net of any applicable withholding taxes, in the amount equal to the Per Share Merger Consideration.

        At the Effective Time, each restricted Company RSU that is unvested and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to be issued with an employee incentive award, to replace such unvested Company RSU, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such unvested Company RSU.

        The following table shows, as of October 7, 2020, for each director and executive officer of the Company, (a) the number of Shares owned (excluding the Rollover Shares), (b) the cash payment that will be made in respect of the Shares (excluding the Rollover Shares) at the Effective Time, (c) the number of Vested Company Options granted under the Share Incentive Plans, whether vested or unvested, (d) the number of Vested Company RSUs granted under the Share Incentive Plans, whether vested or unvested, and (e) the cash payment that will be made in respect of the Vested Company Options and Vested

Company RSUs granted under the Share Incentive Plans at the Effective Time (in all cases before applicable withholding taxes).

Name	Shares (excluding Rollover Shares)	Cash payment to be received for the Shares upon Effective Time($)	Shares underlying Vested Company Options (excluding Rollover Shares)	Exercise price ($)	Cash payment to be received for Vested Company Options upon Effective Time ($)	Shares underlying Vested Company RSUs (excluding Rollover Shares)	Cash payment to be received for Vested Company RSUs upon Effective Time($)
Charles Chao	—	—	—	—	—	—	—
Bonnie Yi Zhang	110,299	4,775,946.7	—	—	—	12,500	541,250
Hong Du	363,130	15,723,529.0	56,250	38.27	282,937.5	12,500	541,250
Qingxu Deng	31,448	1,361,698.4	1,250	35.69	9,512.5	8,000	346,400
Bin Zheng	30,251	1,309,868.3	3,125	35.69	23,781.3	—	—
Ter Fung Tsao	50,140	2,171,062.0	—	—	—	2,510	108,683
Yan Wang	12,312	533,109.6	—	—	—	2,510	108,683
Song Yi Zhang	20,140	872,062.0	—	—	—	2,510	108,683
Yichen Zhang	48,280	2,090,524.0	—	—	—	2,510	108,683
James Jianzhang Liang	4,345	188,138.5	—	—	—	1,885	81,621

Total	670,345	29,025,938.5	60,625		316,231.3	44,925	1,945,253

Indemnification; Directors' and Officers' Insurance

        See "The Merger Agreement—Indemnification; Directors' and Officers' Insurance" beginning on page 86.

The Special Committee

        On July 6, 2020, the Board established a Special Committee of independent and disinterested directors to consider the proposal from New Wave and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee is composed of three independent and disinterested directors: Mr. Song Yi Zhang, Mr. Yichen Zhang and Mr. Yan Wang. The Board appointed Mr. Song Yi Zhang as the Chairperson of the Special Committee. Other than their receipt of board and Special Committee compensation (which are not contingent upon the consummation of the Merger or the Special Committee's or the Board's recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement, none of the members of the Special Committee has a financial interest in the Merger or any of transactions contemplated thereby that is different from that of the Unaffiliated Security Holders and none of them is related to any member of the Buyer Group. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

        The Company has compensated the members of the Special Committee in exchange for their service in such capacity. The monthly compensation is US$50,000 for each member of the Special Committee, the payment of which is not contingent upon the completion of the Merger or the Special Committee's or the Board's recommendation of the Merger.

Position with the Surviving Company

        After completion of the Merger, the Chairman expects to continue to serve as the director of the Surviving Company. It is anticipated that the other executive officers of the Company will hold positions with the Surviving Company that are substantially similar to their current positions.

Related Party Transactions

        The Company has adopted an audit committee charter that requires the audit committee to review on an ongoing basis and approve all related party transactions as defined in Item 404 of Regulation S-K.

        For a description of related party transactions for the years ended December 31, 2018 and 2019, see "Item 7. Major Shareholders and Related Party Transactions" included in the Company's Annual Report, which is incorporated by reference into this proxy statement. See "Where You Can Find More Information" beginning on page 105 for a description of how to obtain a copy of the Company's Annual Report.

Fees and Expenses

        Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are estimated at the date of this proxy statement and set forth in the table below. Such fees are subject to change pending completion of the Merger.

Description	Amount (US$)
Legal fees and expenses	1,751,000
Financial advisory fees and expenses	3,110,000
Filing fees	241,741
Miscellaneous (including printing, proxy agent and mailing costs)	159,000
Total	5,261,741

        These expenses will not reduce the merger consideration to be received by the Company shareholders. If the Merger is completed, the party incurring any costs and expenses in connection with the Merger and the Merger Agreement will pay those costs and expenses.

Voting by the Buyer Group at the Extraordinary General Meeting

        Pursuant to the Support Agreement, the Rollover Shareholders have agreed to vote all of the Shares they beneficially own in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, at the extraordinary general meeting of the Company. As of the Share Record Date, we expect that the Rollover Shareholders will beneficially own, in the aggregate, approximately 14.7% of the total issued and outstanding Shares in the Company and approximately 61.1% of the total voting power of the outstanding Shares in the Company.

Litigation Related to the Merger

        We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or the Transactions, including the Merger.

Accounting Treatment of the Merger

        The Merger is expected to be accounted for as a business combination by Parent in accordance with Accounting Standards Codification 805 "Business Combinations," initially at the fair value of the Company as of the date of the closing of the Merger, which is the date of the acquisition.

Regulatory Matters

        The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than the approvals, filings or notices required under the federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of the Merger being published in the Cayman Islands Government Gazette. See "The Merger Agreement—Conditions to the Merger" beginning on page 89 for additional information.

Dissenters' Rights

        Holders of the Shares who exercise dissenters' rights will have the right to receive payment of the fair value of their Shares as determined by the Grand Court in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, a copy of which is attached as Annex G to this proxy statement. The fair value of their Shares as determined by the Grand Court under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters' rights with respect to their Shares. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your Dissenters' Rights (as described under the section entitled "Dissenters' Rights" on page 95).

U.S. Federal Income Tax Consequences

        The following is a general discussion of the U.S. federal income tax consequences of the Merger to U.S. Holders, as defined below, whose ordinary shares are exchanged for cash pursuant to the Merger. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service, or "IRS," each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to U.S. federal income tax. This discussion is not binding on the IRS or the courts and therefore could be subject to challenge, which could be sustained. This discussion applies only to U.S. Holders of ordinary shares who hold such shares as a capital asset (generally, property held for investment) and do not exercise appraisal rights pursuant to the Merger. Further, this discussion does not cover all aspects of U.S. federal income taxation that may be relevant to U.S. Holders in light of their particular circumstances, nor does it apply to U.S. Holders subject to special treatment under U.S. federal income tax laws, such as: financial institutions; pension plans; regulated investment companies; real estate investment trusts; cooperatives; tax-exempt entities; insurance companies; persons holding ordinary shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle; persons who use a mark-to-market method for reporting income or loss with respect to their ordinary shares; U.S. expatriates; persons who hold 10% or more of our ordinary shares (by vote or value); and persons whose "functional currency" is not the U.S. dollar.

        For purposes of this discussion, a "U.S. Holder" means a beneficial owner of ordinary shares that is one of the following:

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  an individual who is a citizen or resident of the United States;

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  a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States,

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  any state thereof or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust if (1) a court within the United States is able to exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds ordinary shares, the tax treatment of a partner in that partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding ordinary shares, you should consult your tax advisor. U.S. Holders should consult their tax advisors concerning the particular U.S. federal income tax consequences of the Merger to them, as well as any consequences to them arising under any state, local and non-U.S. tax laws.

Consequences of the Merger Generally

        The receipt of cash by a U.S. Holder in exchange for ordinary shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, subject to the "passive foreign investment company," or "PFIC," discussion below, a U.S. Holder who receives cash in exchange for ordinary shares pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. Holder's adjusted tax basis in those shares. If a U.S. Holder acquired different blocks of ordinary shares at different times and different prices, that holder generally must determine its adjusted tax basis and holding period separately with respect to each block of ordinary shares. The deductibility of capital losses is subject to limitations. Subject to the PFIC rules discussed below, capital gain recognized by an individual U.S. Holder is generally eligible for the preferential long-term capital gains rate if such individual U.S. Holder's holding period in its ordinary shares exchanged in the Merger is greater than one year as of the effective date of the Merger.

        Any capital gain or loss will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. In the event that we are deemed to be a PRC resident enterprise under PRC tax law, and gain from the disposition of the ordinary shares would be subject to tax in the PRC, as described in "Special Factors—PRC Income Tax Consequences," such gain may be treated as PRC-source gain for U.S. foreign tax credit purposes under the U.S.-PRC income tax treaty. U.S. Holders should consult their tax advisors regarding the tax considerations if a foreign tax is imposed on a disposition of our ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

        A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of "passive" income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For this purpose, cash is categorized as a passive asset and the company's unbooked intangibles associated with active business activity are taken into account as a non-passive asset. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

        If we were classified as a PFIC for any taxable year during which a U.S. Holder held our ordinary shares, the PFIC tax rules discussed generally will apply to such U.S. Holder for such taxable year and, unless the U.S. Holder makes certain elections, will apply in future years even if we ceased to be a PFIC.

        As explained in the Company's Annual Report at "Item 10. Additional Information—E. Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Considerations," though we do not believe that we should be treated as a PFIC for U.S. federal income tax purposes for our taxable year ended December 31, 2019, there can be no assurance in this regard. Because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of our ordinary shares from time to time (which may be volatile), recent fluctuations in the market price of our ordinary shares increased our risk of becoming a PFIC. Depending on how we deploy our passive assets in our operations or for other active purposes and the value of our gross assets, as well as the continued fluctuations of the market price of our shares, we may or may not be classified as a PFIC for the current taxable year. Under circumstances where revenue from activities that produce passive income significantly increase relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase.

        If we were a PFIC for any taxable year during which a U.S. Holder held our ordinary shares, such holder generally will be subject to special tax rules with respect to any gain such holder realizes from the exchange of ordinary shares pursuant to the Merger, unless such holder made a mark-to-market election as described in the Company's Annual Report at "Item 10. Additional Information—E. Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules." Under these special tax rules:

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  the gain will be allocated ratably over such holder's holding period for the ordinary shares;

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  amounts allocated to the current taxable year and any taxable years in such holder's holding period prior to the first taxable year in which we are classified as a PFIC (a "pre-PFIC year") will be taxable as ordinary income; and

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  amounts allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to such holder for that year, and such amounts will be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to such years (an "interest charge").

        If we were a PFIC for any taxable year during which a U.S. Holder held our ordinary shares and any of our non-U.S. subsidiaries were also PFICs, such holder will be treated as having owned a proportionate amount (by value) of the shares of such non-U.S. subsidiary classified as a PFIC for purposes of the application of these rules.

        A U.S. Holder who made a mark-to-market election, as described in the Company's Annual Report at "Item 10. Additional Information—E. Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules," for such holder's taxable years prior to the taxable year in which the Merger is closed should be able to avoid any interest charge for those years.

        If we are classified as a PFIC, a U.S. Holder must file an annual report with the IRS. U.S. Holders should consult their tax advisors concerning the effects of the Merger and the possibility of the Company becoming a PFIC.

Controlled Foreign Corporation Considerations

        A "controlled foreign corporation," or "CFC," is a foreign corporation more than 50% of the stock (by vote or value) of which is owned (directly, indirectly or constructively) by U.S. shareholders owning (directly, indirectly or constructively) at least 10% of the foreign corporation's stock (by vote or value). Because our controlling shareholder, The Chairman, is a U.S. citizen, it is likely that the Company is a CFC.

        U.S. Holders that actually, indirectly or constructively own ordinary shares representing 10% or more of our stock (by vote or value) may have certain adverse consequences resulting from our CFC status. Such U.S. Holders should consult their tax advisors regarding the tax consequences of our status as a CFC (or the CFC status of any of our non-U.S. subsidiaries) on their receipt of cash pursuant to the Merger.

PRC Income Tax Consequences

        Under the Enterprise Income Tax Law (the "EIT Law"), which took effect on January 1, 2008, and as amended on December 29, 2018, enterprises established outside of China whose "de facto management bodies" are located in the PRC are considered "resident enterprises," and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of Enterprise Income Tax Law, as amended on April 23, 2019, which defines the "de facto management body" as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies ("Circular 82") on April 22, 2009, and as amended on December 29, 2017. Circular 82 provides certain specific criteria for determining whether the "de facto management body" of a Chinese-controlled offshore incorporated enterprise is located in China. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a "non-resident enterprise" from transfer of its equity in a PRC resident enterprise, provided that the "non-resident enterprise" does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes a capital asset in China is subject to PRC individual income tax at the rate of 20%. Reduction of or relief from these taxes may be sought under applicable Income Tax Treaties with China.

        The Company does not believe it is a resident enterprise defined and regulated by the aforesaid regulations or that the gain recognized on the receipt of consideration for your Share should otherwise be subject to PRC income tax to holders of such Shares that are not PRC residents, however, as there has not been a definitive determination of the Company's status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

        In addition, under the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises ("Bulletin 7") issued by the State Administration of Taxation, which became effective on February 3, 2015, and the Bulletin on the Source of Deduction of Income Tax for Non-resident Enterprises ("Bulletin 37") issued by the State Administration of Taxation, which became effective on December 1, 2017, if a non-resident enterprise transfers PRC taxable assets indirectly by disposing of equity interests in an overseas holding company directly or indirectly holding such PRC taxable assets without any reasonable commercial purpose, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless (i) the non-resident enterprise derives income from the indirect transfer of PRC taxable assets by acquiring and selling shares of an overseas listed company which holds such PRC taxable assets on a public market or (ii) where there is an indirect transfer of PRC taxable assets, but if the non-resident enterprise had directly held and disposed of such PRC taxable assets, the income from the transfer would have been exempted from PRC enterprise income tax under an applicable tax treaty or arrangement. According to Bulletin 7, where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed as having a reasonable commercial purpose. Where non-resident enterprises indirectly transfer PRC resident enterprises' equity and avoid obligations to pay enterprise income tax through arrangement without a reasonable commercial purpose, PRC taxation authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises' equity and impose a 10% income tax on the gain from such offshore share transfer. Pursuant to Bulletin 37, where the party responsible to withhold such income tax did not or was unable to withhold, and non-resident enterprises receiving such income failed to declare and pay the taxes that should have been withheld to the relevant tax authority, both the transferor and the transferee may be subject to penalties under PRC tax laws. Bulletin 37 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the Merger where non-PRC resident corporate shareholders were involved, if the Merger is determined by the PRC tax authorities to lack reasonable commercial purpose. The Company does not believe that the Merger is without reasonable commercial purpose for purposes of Bulletin 37 and Bulletin 7, and, as a result, the Company (as purchaser and withholding agent) will not withhold any PRC tax (under Bulletin 7 and Bulletin 37) from the Merger consideration to be paid to holders of Shares. However, if PRC tax authorities were to invoke Bulletin 37 or Bulletin 7 and impose tax on the receipt of consideration for Shares, then any gain recognized on the receipt of consideration for such Shares pursuant to the Merger by the Company's non-PRC-resident shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

        You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Cayman Islands Tax Consequences

        The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for Shares under the terms of the Merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Cayman Registrar to register the Plan of Merger and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE COMPANY'S SHARES, DIVIDENDS AND OTHER MATTERS

Market Price of the Ordinary Shares

        The following table sets forth the high and low sales prices for the Ordinary Shares on NASDAQ under the symbol "SINA" for the periods indicated.

	Trading Price (US$)
	High	Low
2018
First Quarter	124.60	98.92
Second Quarter	102.89	79.69
Third Quarter	85.86	63.20
Fourth Quarter	71.03	52.17
2019
First Quarter	70.83	51.76
Second Quarter	66.66	38.84
Third Quarter	46.85	32.99
Fourth Quarter	43.78	31.03
2020
First Quarter	44.99	26.04
Second Quarter	37.73	29.96
Third Quarter	42.94	35.10
Fourth Quarter (through November 19, 2020)	43.45	42.22

        On July 2, 2020, the last trading day prior to July 6, 2020, which is the date that the Company announced that the Board had received from New Wave a proposal to acquire all of the outstanding Ordinary Shares of the Company not already beneficially owned by it, the reported closing price of the Ordinary Shares on NASDAQ was US$36.67. The Per Share Merger Consideration of $43,30 represents a premium of approximately 18.1% over that closing price. On November 19, 2020, the most recent practicable date before the date of this proxy statement, the high and low reported sales prices of the Ordinary Shares were US$43.45 and US$43.31, respectively. You are urged to obtain a current market price quotation for your Ordinary Shares in connection with voting your Ordinary Shares.

Dividend Policy

        In July 2017, as approved by the Board in May 2017, the Company completed a distribution of Weibo Class A ordinary shares to the Company's shareholders in the form of a dividend, on a pro rata basis, of one Weibo Class A ordinary share for each ten of the Ordinary Shares outstanding as of June 7, 2017. The Company distributed 7,142,148 Weibo shares in total. Immediately following the distribution, the Company held 101,778,958 Class B ordinary shares in Weibo, and the Company's total equity stake in Weibo decreased from approximately 49% (or approximately 74% by voting power) to approximately 46% (or approximately 72% by voting power) of Weibo's total outstanding shares.

        The Board has complete discretion on whether to distribute dividends subject to the Company's memorandum and articles of association and certain restrictions under Cayman Islands law.

        Future cash dividends, if any, will be declared at the sole discretion of the Board and will depend upon the Company's future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other factors the Board may deem relevant.

        The Company is a holding company and does not have any assets or conduct any business operations in China other than its investments in its subsidiaries in China and its VIEs. As a result, if the Company's non-China operations require cash from China, the Company would depend on dividend payments from its subsidiaries in China after they receive payments from its VIEs in China under various services and other arrangements. The Company cannot make any assurance that its subsidiaries in China can continue to receive the payments as arranged under its contracts with those VIEs. In addition, under Chinese law, the Company's subsidiaries are only allowed to pay dividends to the Company out of their distributable earnings, if any, as determined in accordance with Chinese accounting standards and regulations. Moreover, the Company's Chinese subsidiaries are required to set aside at least 10% of their respective after-tax profit each year, if any, to fund certain mandated reserve funds, unless these reserves have reached 50% of their registered capital. These reserve funds are not payable or distributable as cash dividends. For Chinese subsidiaries with after-tax profits for the periods presented, the difference between after-tax profits as calculated under PRC accounting standards and U.S. GAAP relates primarily to stock-based compensation expenses and intangible assets amortization expenses, which are not pushed down to the Company's subsidiaries and VIEs under PRC accounting standards. In addition, under the EIT Law and its implementing Rules, dividends generated from the Company's PRC subsidiaries after January 1, 2008 and payable to their immediate holding company incorporated in Hong Kong generally will be subject to a withholding tax rate of 10% (unless the PRC tax authorities determine that the Company's Hong Kong subsidiary is a resident enterprise). If certain conditions and requirements under the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income entered into between Hong Kong and the PRC and other related PRC laws and regulations are met, the withholding rate could be reduced to 5%.

 THE EXTRAORDINARY GENERAL MEETING

        We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Special Committee for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

        The extraordinary general meeting will be held on December 23, 2020 at 10 a.m. (Beijing time) at Room Beijing, 1/F SINA Plaza No. 8 Courtyard 10 West, Xibeiwang East Road, Haidian District, Beijing 100193, People's Republic of China.

Proposals to be Considered at the Extraordinary General Meeting

        At the meeting, you will be asked to consider and vote upon:

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  as special resolutions:

        THAT the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A, be authorized and approved;

        THAT each of the members of the Special Committee and the Chief Financial Officer of the Company, be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A; and

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  if necessary, as an ordinary resolution:

        THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        At the Effective Time, all Shares will be cancelled and cease to exist. If the Merger is consummated, each issued and outstanding Ordinary Share, other than Excluded Shares and Dissenting Shares, will be cancelled in exchange for the right to receive the Per Share Merger Consideration in cash, without interest, in accordance with the terms and conditions set forth in the Merger Agreement. The Rollover Shares will be cancelled and cease to exist without payment of any consideration or distribution therefor. The Dissenting Shares will thereafter represent only the right to receive the fair value of each Share as determined by the Grand Court under Section 238 of the Cayman Islands Companies Law.

        In addition to the foregoing, at the Effective Time, each Company Option to purchase Shares granted under the Company Share Plans, that is vested and outstanding immediately prior to the Effective Time, will be cancelled in exchange for the right of each holder of such Company Option to receive cash, net of any applicable withholding taxes, in the amount equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price of such Company Option and (y) the number of Shares underlying such Company Option (assuming such holder exercises such Company Option in full immediately prior to the Effective Time), provided that if the exercise price per Share of any such Company Option is greater than the Per Share Merger Consideration, such Company Option will be cancelled without any cash payment being made in respect thereof.

        At the Effective Time, each unvested Company Option that is outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to be issued with an employee incentive award, to replace such unvested Company Option, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such unvested Company Option.

        At the Effective Time, each Company RSU that is vested and outstanding immediately prior to the Effective Time, will be cancelled in exchange for the right of the holder of such Company RSU to receive cash, without interest and net of any applicable withholding taxes, in the amount equal to the Per Share Merger Consideration.

        At the Effective Time, each restricted Company RSU that is unvested and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to be issued with an employee incentive award, to replace such unvested Company RSU, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such unvested Company RSU.

The Board's Recommendation

        The Board, acting on the unanimous recommendation of the Special Committee:

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  determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and to consummate the Transactions, including the Merger;

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  authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger; and

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  resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

Record Date; Shares Entitled to Vote

        You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name as of 5 p.m. Cayman Islands time on the Share Record Date. If you own Shares as of 5 p.m. Cayman Islands time on the Share Record Date, you should lodge your proxy card so that the proxy card is received by the Company no later than 10 a.m. (Beijing time) on December 21, 2020, being 48 hours before the time appointed for the extraordinary general meeting.

        Each registered holder of Ordinary Shares has one vote for each Ordinary Share held as of 5 p.m. Cayman Islands time on the Share Record Date. We expect that, as of the Share Record Date, there will be 60,010,143 Ordinary Shares and 7,150 Class A Preference Shares entitled to be voted at the extraordinary general meeting. See "The Extraordinary General Meeting—Procedures for Voting" below for additional information.

Quorum

        A quorum of the Company's shareholders is necessary to have a valid shareholders' meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy (or in the case of a shareholder being a corporation, by a duly authorized corporate representative), of at least one shareholder or shareholders (or in the case of a shareholder being a corporation, by its duly authorized representative) together holding at the date of the relevant meeting Shares of the Company which carry not less than one-third of all votes attaching to all of the then outstanding Shares of the Company's Ordinary Shares that are entitled to vote on the Share Record Date. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the Merger Agreement.

Vote Required

        Under the Cayman Islands Companies Law and the Merger Agreement, in order for the Merger to be consummated, the Merger Agreement and the Plan of Merger must be approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company passed by an affirmative vote of holders of Shares representing at least two-thirds of the voting power of the outstanding Shares present and voting in person or by proxy as a single class at the extraordinary general meeting or any adjournment or postponement thereof. If this vote is not obtained, the Merger will not be consummated.

        As of the date of this proxy statement, there are 60,010,143 Ordinary Shares and 7,150 Class A Preference Shares issued and outstanding, all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under "Summary Term Sheet—Procedures for Voting." We expect that, as of the Share Record Date, there will be 60,010,143 Ordinary Shares and 7,150 Class A Preference Shares issued and outstanding, all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under "The Extraordinary General Meeting—Procedures for Voting."

        As of the date of this proxy statement, the Rollover Shareholders beneficially owns 8,844,758 ordinary shares of the Company and 7,150 Class A preference Shares, which collectively represent approximately 14.7% of the Company's issued and outstanding ordinary shares and approximately 61.1% of the total voting power of the outstanding shares in the Company. See "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 100 for additional information. Pursuant to the terms of the Support Agreement, these Shares will be voted by the Rollover Shareholders in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, at the extraordinary general meeting. Given the Rollover Shareholders' shareholding as described above and assuming their compliance with its voting undertaking under the Support Agreement to vote all their Shares in favor of the special resolutions, based on the number of Shares expected to be issued and outstanding on the Share Record Date, 7,328,671 Shares owned by the Unaffiliated Security Holders equal to approximately 5.6% of the voting power of the entire issued and outstanding Shares as of the Share Record Date must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting.

Procedures for Voting

Shares

        Only shareholders registered in the register of members of the Company as of 5 p.m. Cayman Islands time on the Share Record Date will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of 5 p.m. Cayman Islands time on the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after 5 p.m. Cayman Islands time on the Share Record Date may not attend or vote at the extraordinary general meeting unless they receive a proxy from the person or entity who was the registered holder of such Shares as of the Share Record Date. Each registered holder of Ordinary Shares has one vote for each Ordinary Share held as of 5 p.m. Cayman Islands time on the Share Record Date.

        Shareholders wanting to vote by proxy should indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible so that it is received by the Company no later than 10 a.m. (Beijing time) on December 21, 2020, being 48 hours before the time appointed for the extraordinary general meeting, the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

        Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact our Investor Relations Department at +86 10 5898 3336.

Proxy Holders for Registered Shareholders

        Shareholders registered in the register of members of the Company as of 5 p.m. Cayman Islands time on the Share Record Date who are unable to participate in the extraordinary general meeting may appoint and the person or the chairman of the extraordinary general meeting as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the chairman of the extraordinary general meeting as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Special Committee. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the chairman of the extraordinary general meeting as proxy holder will vote in accordance with the position of the Board.

Voting of Proxies and Failure to Vote

        All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A, FOR the proposal to authorize each of the members of the Special Committee and the Chief Financial Officer of the Company, to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain required votes described in "The Extraordinary General Meeting—Vote Required." Brokers, banks or other nominees who hold Shares in "street name" for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers' Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Shares and no specific instructions are given by such holders, such Shares will be voted "FOR" the proposals (unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines) and in the proxy holder's discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.

Revocability of Proxies

        Registered holders of our Shares may revoke their proxies in one of three ways:

  •
  First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company's offices at SINA Plaza, No. 8 Courtyard 10, West Xibeiwang E. Road, Haidian District,

    Beijing 100193, People's Republic of China, Attention: Investor Relations Department, at least two hours before the commencement of the extraordinary general meeting.

  •
  Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that the new proxy card is received by the Company no later than 10 a.m. (Beijing time) on December 21, 2020, being 48 hours before the time appointed for the extraordinary general meeting, the deadline for shareholders to lodge proxy cards.

  •
  Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

        If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder's Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Rights of Shareholders Who Wish to Dissent from the Merger

        Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Grand Court in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex G to this proxy statement, for the exercise of dissenters' rights. The fair value of your Shares as determined by the Grand Court under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters' rights with respect to your Shares.

Whom to Call for Assistance

        If you need assistance, including help in changing or revoking your proxy, please contact our Investor Relations Department at +86 10 5898 3336.

Solicitation of Proxies

        We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Shares registered in the name of such nominee holders. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

        We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT

        The following summary describes the material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement and the Plan of Merger, which are attached as Annex A, and incorporated by reference into this section of this proxy statement. You are urged to read each of the Merger Agreement and the Plan of Merger carefully and in its entirety, as they are the legal documents governing the Merger.

        The summary of the Merger Agreement below is included in this proxy statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Parent, Merger Sub (or any other members of the Buyer Group) or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See "Where You Can Find More Information" beginning on page 105.

Structure and Consummation of the Merger

        The Merger Agreement provides for the merger of Merger Sub with and into the Company on the terms, and subject to the conditions, of the Merger Agreement, with the Company being the Surviving Company of the Merger. If the Merger is consummated, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. The closing of the Merger will occur no later than the fifth business day after all of the conditions to the Merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions). On the closing date, Merger Sub and the Company will execute and file the Plan of Merger and other appropriate documents with the Registrar of Companies of the Cayman Islands as required by the Cayman Islands Companies Law. The Merger will become effective upon the filing of the Plan of Merger with the Registrar of Companies of the Cayman Islands or on a later date as may be agreed by Parent and the Company and specified in the Plan of Merger.

        We currently expect that the Merger will be consummated in the first quarter of 2021, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived; however, we intend to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

        At the Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall become the memorandum and articles of association of the Surviving Company until thereafter amended in accordance with applicable law or such memorandum and articles of association; provided, however, that, (a) all references to the name "New Wave Mergersub Limited" in the memorandum and articles of association of the Surviving Company shall be amended to "Sina Corporation", (b) all references therein to the authorized share capital of the Surviving Company shall be amended to refer to the correct authorized share capital of the Surviving Company as approved in the Plan of Merger, and (c) the indemnification, advancement of expenses and exculpation provisions therein shall comply with the relevant provisions set forth in the Merger Agreement.

        The directors of Merger Sub immediately prior to the Effective Time or such other persons designated by Parent shall be the initial directors of the Surviving Company, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent, and shall hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Merger Consideration

        If the Merger is consummated, at the Effective Time, (a) each Ordinary Share that is issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Dissenting Shares) will be cancelled and cease to exist in exchange for the right to receive $43.30 in cash per Share without interest and net of any applicable withholding taxes, (b) each Excluded Share issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist without payment of any consideration or distribution therefor, (c) each Dissenting Share issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist for the right to receive the fair value of such Dissenting Share as determined by the Grand Court of the Cayman Islands in accordance with Section 238 of the Cayman Islands Companies Law.

        At the Effective Time, the one share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company.

Treatment of Company Equity Awards

        At the Effective Time, the Company shall (a) terminate the Company Share Plans and any relevant award agreements entered into under the Company Share Plans, (b) cancel each Company Option that is outstanding and unexercised, whether or not vested or exercisable, and (c) cancel each Company RSU that is outstanding, whether or not vested.

        As soon as practicable after the Effective Time (and pursuant to the Company's ordinary payroll practices), (a) each former holder of a vested Company Option that is cancelled at the Effective Time shall, in exchange therefor, be paid by the Surviving Company or one of its subsidiaries a cash amount, without interest and net of any applicable withholding taxes, equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price of such vested Company Option and (y) the number of Shares underlying such vested Company Option (assuming such holder exercises such vested Company Option in full immediately prior to the Effective Time), provided that if the exercise price per Share of any such vested Company Option is greater than the Per Share Merger Consideration, such vested Company Option will be cancelled without any cash payment being made in respect thereof, and (b) each former holder of a vested Company RSU that is cancelled at the Effective Time shall, in exchange therefor, be paid by the Surviving Company or one of its subsidiaries a cash amount, without interest and net of any applicable withholding taxes, equal to the Per Share Merger Consideration with respect to such vested Company RSU.

        At or prior to the Effective Time, (a) each former holder of an unvested Company Option that is cancelled at the Effective Time shall, in exchange therefor, be issued with an employee incentive award, to replace such unvested Company Option, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such unvested Company Option, and (b) each former holder of an unvested Company RSU that is cancelled at the Effective Time shall, in exchange therefor, be issued with an employee incentive award, to replace such unvested Company RSU, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such unvested Company RSU.

Exchange Procedures

        At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with a bank or trust company reasonably acceptable to the Company acting as paying agent, cash in immediately available funds and in an amount that together with the Deposited Available Cash (as defined below and if applicable), is sufficient to pay the aggregate merger consideration to which all holders of Shares (other than Excluded Shares and Dissenting Shares) become entitled under the Merger Agreement.

        Promptly following the Effective Time (and in any event within five business days thereafter), the Surviving Company shall cause the paying agent to mail to each person who was, at the Effective Time, a registered holder of Shares (other than Excluded Shares and Dissenting Shares) entitled to receive the Per Share Merger Consideration: (i) a letter of transmittal, which shall be in customary form for a company incorporated in the Cayman Islands, and shall specify the manner in which the delivery of the exchange fund to registered holders of such Shares shall be effected; and (ii) instructions for effecting the surrender of share certificates representing the Shares (or affidavits and indemnities of loss in lieu of the share certificates), or non-certificated Shares represented by book entry or such other documents as may be required in exchange for the Per Share Merger Consideration.

        Upon surrender of, if applicable, a share certificate (or affidavit and indemnity of loss in lieu of the share certificate) or uncertificated Shares or such other documents as may be required pursuant to such instructions to the paying agent in accordance with the terms of such letter of transmittal, each such registered holder of Shares shall be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Shares represented by such share certificate (or affidavit and indemnity of loss in lieu of the share certificate) or the number of uncertificated Shares multiplied by (y) the Per Share Merger Consideration, subject to applicable withholding. Any share certificate so surrendered shall forthwith be marked as cancelled.

Representations and Warranties

        The Merger Agreement contains representations and warranties made by the Company to the Parent Parties and representations and warranties made by the Parent Parties to the Company. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by the public disclosure and filings made by each of it and Weibo with the SEC since January 1, 2018 and prior to the date of the Merger Agreement. It should also be noted that information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

        The representations and warranties made by the Company to the Parent Parties include representations and warranties (subject to their respective materiality qualifications as provided in the Merger Agreement) relating to, among other things:

  •
  due organization, valid existence and good standing of the Company and its subsidiaries, and authority of the Company and its subsidiaries to carry on their respective business;

  •
  no violation in any material respect of the memorandum and articles of association or equivalent organizational documents of the Company and its subsidiaries;

  •
  capitalization of the Company and the Company's ownership in Weibo, and share capital of the Company and its subsidiaries;

  •
  the Company's corporate power and authority to execute, deliver, and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby, and the enforceability of the Merger Agreement against the Company;

  •
  the receipt by the Special Committee of a fairness opinion from Morgan Stanley, and the Board's recommendation to the shareholders;

  •
  the vote of the Company's shareholders required to approve the Merger Agreement;

  •
  the absence of (a) any conflict with the organizational documents of the Company and its subsidiaries in any material respect, (b) requirement to obtain consent or waiver of, violation or breach of, or default under, any material contract, (c) any lien (other than permitted liens), or (d) violation of any order or law, in each case as a result of the execution and delivery of the Merger Agreement by the Company and the performance of the Merger Agreement by the Company and the consummation by the Company of the Transactions;

  •
  government filing, permit, authorization, consent or approval required for the execution and delivery of the Merger Agreement by the Company and the performance of the Merger Agreement by the Company and the consummation by the Company of the Transactions;

  •
  compliance with applicable laws and the applicable listing, corporate governance and other rules and regulations of NASDAQ in all material respects;

  •
  the Company's SEC filings since January 1, 2018 and the financial statements included or incorporated by reference in such SEC filings;

  •
  the compliance with the applicable provisions of the United States Sarbanes-Oxley Act of 2002;

  •
  the Company's disclosure controls and procedures and over financial reporting;

  •
  the accuracy of the information provided in the Schedule 13E-3 and this proxy statement;

  •
  the absence of any Company Material Adverse Effect since December 31, 2019;

  •
  the absence of certain legal proceedings;

  •
  employee benefits plans and certain labor and employment matters;

  •
  real property and title to assets;

  •
  intellectual property;

  •
  taxes;

  •
  material contracts and the absence of any default under, or breach or violation of, any material contract;

  •
  the absence of any shareholder rights agreement, poison pill or similar agreement or plan, and the Board has taken all necessary action so any takeover statute does not, and will not apply to the Merger Agreement and the Transaction;

  •
  related party transactions;

  •
  the absence of any broker's or finder's fees, other than with respect to the Company's financial advisor;

  •
  certain control documents in relation to the "variable interest entity" structure of the Company and Weibo; and

  •
  the absence of any other representations and warranties by the Company to the Parent Parties, other than the representations and warranties made by the Company in the Merger Agreement.

        Many of the representations and warranties in the Merger Agreement made by the Company are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the Merger Agreement, a "Company Material Adverse Effect" means any fact, event, circumstance, change or effect

("Effect") that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities, properties or results of operations of the Company and its subsidiaries taken as a whole or (b) prevent or materially delay the consummation of the Transactions or otherwise be materially adverse to the ability of the Company to perform its material obligations under the Merger Agreement; provided that, in the case of clause (a), no Effects arising out of or resulting from any of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur:

  (i)
  geopolitical conditions, any outbreak or escalation of war or major hostilities, any act of sabotage or terrorism, natural or man-made disasters, pandemic (including COVID-19), epidemic or other public health crises, or other force majeure events; changes in laws, GAAP or enforcement or interpretation thereof; changes or conditions that generally affect the industry and market in which the Company and its subsidiaries operate; changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions, except, in each case, to the extent having a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other participants affected by such events that are in the industry in which the Company and its subsidiaries operates;

  (ii)
  any announcement, disclosure, pendency or consummation of the Transactions, including any initiation of shareholder litigation or any other legal proceeding challenging any aspect of the Merger Agreement and/or the Transactions;

  (iii)
  any action taken, and/or omission to take any action, by the Company or any of its subsidiaries at the express request or with the written consent of Parent Parties, the Chairman, the Rollover Shareholders or any of their respective affiliates;

  (iv)
  any action taken by the Company or any of its subsidiaries that is required by the Merger Agreement or the failure to take any action that is prohibited by the Merger Agreement;

  (v)
  any breach of Merger Agreement or other transaction documents by the Parent Parties, the Chairman, the Rollover Shareholders or any of their respective affiliates;

  (vi)
  any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published predictions of revenue, earnings, cash flow or cash position (but excluding the underlying circumstances or reasons for that failure);

  (vii)
  any decline in the market price, or change in trading volume, of the capital stock of the Company (but excluding the underlying circumstances or reasons for that decline or change); or

  (viii)
  any change or prospective change in the Company's credit ratings (but excluding the underlying circumstances or reasons for such change).

        The representations and warranties made by the Parent Parties to the Company include representations and warranties relating to, among other things:

  •
  their due organization, valid existence, good standing and power and authority to carry on their respective business;

  •
  their corporate power and authority to execute, deliver and perform their obligations under the Merger Agreement and to consummate the transactions contemplated thereby, and the enforceability of the Merger Agreement against them;

  •
  the absence of (a) violations of, or conflicts with, the memorandum and articles of association of the Parent Parties, (b) violations of, or conflicts with, any applicable law of the Parent Parties, and (c) any breach of or default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent Parties pursuant to, any contract or obligation to which either of the

    Parent Parties is a party in each case as a result of the execution and delivery of the Merger Agreement by Parent Parties and the performance of the Merger Agreement by the Parent Parties;

  •
  government filing, permit, authorization, consent or approval required for the execution and delivery of the Merger Agreement by the Parent Parties and the performance of the Merger Agreement by the Parent Parties and the consummation by the Parent Parties of the Transactions;

  •
  their capitalization and ownership structure;

  •
  the delivery of the debt commitment letters and equity commitment letter, and enforceability of such financing documents;

  •
  sufficiency of funds in the financing to complete the Merger and the other Transactions, subject to certain assumptions;

  •
  the accuracy of the information provided by them in the Schedule 13E-3 and this proxy statement;

  •
  the solvency of the Surviving Company as of and immediately after the Effective Time;

  •
  the absence of certain legal proceedings against the Parent Parties;

  •
  the Parent Parties' and their affiliates' ownership of the Shares or any other securities or other economic rights of the Company;

  •
  the independent investigation of the Company and its subsidiaries by the Parent Parties;

  •
  the absence of certain undisclosed agreements (a) relating to the Transactions , (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration, (c) pursuant to which any shareholder of the Company has agreed to vote to approve the Merger Agreement or the Merger or has agreed to vote against any Superior Proposal, or (d) pursuant to which any person has agreed to provide, directly or indirectly, equity capital to Parent, Merger Sub or the Company to finance in whole or in part the Transactions;

  •
  non-reliance by the Parent Parties on any estimates, forecasts, projections, plans and budget information provided by the Company and its subsidiaries;

  •
  the absence of any broker's or finder's fees based upon arrangements made by or on behalf of the Parent Parties or the Rollover Shareholders;

  •
  the Limited Guarantee being in full force and effect and the absence of any breach or default thereunder; and

  •
  the absence of any other representations and warranties by the Parent Parties to the Company, other than the representations and warranties made by the Parent Parties in the Merger Agreement.

Conduct of Business Prior to Closing

        The Company has agreed that, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, except as required by applicable law or permitted by or contemplated in the Merger Agreement, unless with the Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed, and for the avoidance of doubt, such consent of Parent shall be deemed given if approved or directed by the Chairman in his capacity as an officer of the Company), (i) the businesses of the Group Companies shall be conducted in the ordinary course of business consistent with past practice; and (ii) among others, the Company shall use its reasonable efforts to preserve substantially intact its and its subsidiaries' assets and business organization.

        From the date of the Merger Agreement until the earlier of the Effective Time and termination of the Merger Agreement, except as required by applicable law or permitted by or contemplated in the Merger Agreement, the Company shall not, and shall procure that none of its subsidiaries will, directly or indirectly, do or propose to do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned, and for the avoidance of doubt, such consent of Parent shall be deemed given if approved or directed by the Chairman in his capacity as an officer of the Company):

  •
  amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

  •
  issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of the Company or any of its subsidiaries, subject to certain exceptions as provided in the Merger Agreement, (ii) any property or assets of the Company or any of its subsidiaries with a value or purchase price in excess of $10,000,000, except in the ordinary course of business or pursuant to existing contracts, or (iii) any material intellectual property owned by or licensed to the Company or any of its subsidiaries, except in the ordinary course of business or pursuant to existing contracts;

  •
  declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares;

  •
  reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its share capital subject to certain exceptions with respect to the Company Share Plans;

  •
  effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization, or similar transaction involving the Company or any of its subsidiaries, or create any new subsidiary, other than the Transactions;

  •
  acquire any assets, securities or properties, in any single transaction or related series of transactions, for consideration in excess of $10,000,000, except for acquisitions in the ordinary course of business or pursuant to existing contracts;

  •
  make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof in excess of $10,000,000 in any single transaction or related series of transactions other than in the ordinary course of business;

  •
  incur, assume, alter, amend or modify any indebtedness, or guarantee any indebtedness, in each case, with an amount in excess of $10,000,000 in a single transaction or related series of transactions, subject to certain exceptions;

  •
  make any changes with respect to financial accounting policies or procedures in any material respect, including changes affecting the reported consolidated assets, liabilities or results of operations of the Company or any of its subsidiaries, except as required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

  •
  settle any pending or threatened action of or against the Company or any of its subsidiaries (A) for an amount in excess of $10,000,000 for any single action, (B) that would impose any material restrictions on the business or operations of the Company or any of its subsidiaries, or (C) that is brought by or on behalf of any current, former or purported holder of any share capital or debt securities of the Company or any of its subsidiaries relating to the Transactions, except for, in each case, any actions occurring in the ordinary course of business;

  •
  make or change any material tax election, amend any material tax Return, enter into any closing agreement or seek any ruling from any governmental authority with respect to material taxes, or make any material change in any method of tax accounting or tax accounting period; and

  •
  agree, resolve or commit to do any of the foregoing.

        For the purpose of the above undertakings, (a) pandemic or epidemic-related measures reasonably taken by the Company or any of its subsidiaries for the purpose of reducing any adverse impact on their businesses and assets, including those responding to COVID-19, shall not constitute a breach, and (b) Weibo and its subsidiaries shall not be treated as subsidiaries of the Company.

        Each of the Company and the Parent Parties also agrees that, during the period from the date of the Merger Agreement until the earlier of the Effective Time and termination of the Merger Agreement, it shall not: (i) take any action which is intended to or would reasonably be likely to result in any of the applicable conditions to effecting the Merger becoming incapable of being satisfied; or (ii) take any action which would, or would reasonably likely to, prevent, materially delay or materially impede its ability to consummate the Merger or the other transactions contemplated by the Merger Agreement.

Shareholders Meeting

        The Company will establish a record date for determining shareholders of the Company entitled to vote at a general meeting of the Company's shareholders to be held to consider the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions (the "Shareholders Meeting") in consultation with Parent, and will not change such record date or establish a different record date for the Shareholders Meeting without the prior written consent of Parent, unless otherwise by applicable law. As soon as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and the proxy statement, the Company will mail the proxy statement to the holders of Shares as of the record date for the Shareholders Meeting.

        The Company has agreed to, as soon as reasonably practicable but in any event no later than forty days after the date of mailing the proxy statement, hold the Shareholders Meeting. The Company may, and upon Parent's written request shall, adjourn or recommend the adjournment of the Shareholders Meeting to its shareholders (i) if and to the extent necessary or advisable to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholders Meeting, (ii) as otherwise required by applicable Law, or (iii) if as of the time for which the Shareholders Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders Meeting or to vote in favor of the authorization and approval of this Agreement, the Plan of Merger, and the Transactions in order for the Requisite Company Vote to be obtained. If the Shareholders Meeting is adjourned, the Company shall convene and hold the Shareholders Meeting as soon as reasonably practicable thereafter.

        The Company has agreed that, unless there has been a Change in the Company Recommendation (as defined below) or otherwise provided in the Merger Agreement, the Board will recommend to holders of the Shares that they authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and will include such recommendation in the proxy statement. The Company further agreed it will use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the Merger Agreement, the Plan of Merger and the Transactions and will take all other action necessary or advisable to secure the Requisite Company Vote in accordance with applicable law and the Company's memorandum and articles of association. In the event that the Board makes a Change in the Company Recommendation, the Company will nonetheless submit the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the holders of the Shares for authorization and approval at the Shareholders Meeting, unless this Agreement shall have been terminated in accordance with its terms prior to the Shareholders Meeting.

        At the Shareholders Meeting the Parent Parties will vote, and will cause the Rollover Shareholders to vote, all Shares held directly or indirectly by them, including the Rollover Shares, in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions.

        The authorization and approval of the Merger Agreement, the Plan of Merger, the Transactions, the Variation of Capital and the Adoption of Amended M&A are subject to the Requisite Company Vote.

No Solicitation of Transactions

        From the date of the Merger Agreement until the earlier of the Effective Time and termination of the Merger Agreement, except as otherwise provided below, the Company agrees that neither it nor any of its subsidiaries will, and that it will cause its and its subsidiaries' representatives not to, in each case, directly or indirectly, (a) solicit, initiate, knowingly encourage (including by way of furnishing nonpublic information concerning the Company or any of its subsidiaries), or take any other action to knowingly facilitate, any inquiries or the making of any Competing Proposal (as defined below), (b) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information concerning the Company or any of its subsidiaries to, any third party in connection with any Competing Proposal, (c) agree to, approve, endorse, recommend or consummate any Competing Transaction (as defined below) or enter into any letter of intent or contract or commitment contemplating or otherwise relating, or that may reasonably be expected to lead to, to any Competing Transaction, or (d) grant any waiver, amendment or release under any standstill, confidentiality or similar agreement to which the Company is a party.

        For the purpose of the Merger Agreement, (a) "Competing Proposal" means any bona fide offer, proposal, or indication of interest (other than an offer, proposal, or indication of interest by Parent) that constitutes or may reasonably be expected to lead to a Competing Transaction, and (b) "Competing Transaction" means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue or net income of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 20% or more of the total revenue, net income or assets of the Company and its subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company, or securities convertible into or exchangeable for 20% or more of any class of equity securities of the Company; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company; or (v) any combination of the foregoing.

        The Company shall notify Parent in writing, as promptly as practicable and in any event within forty-eight (48) hours, of any Competing Proposal received by the Company. The Company shall also keep Parent informed, on a current basis, of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof).

Communication and Provision of Information upon Receipt of a Competing Proposal

        Notwithstanding the above, at any time prior to the receipt of the Requisite Company Vote, following the receipt of a Competing Proposal that was not obtained in violation of the above provisions, the Company, the Special Committee and their respective representatives may: (a) communicate with the person or group of persons who has made such proposal or offer solely to clarify and understand the terms and conditions thereof and to notify such person of the applicable restrictions under the Merger Agreement, to the extent the Special Committee shall have determined that such communication is necessary to determine whether such Competing Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, (b) provide information in response to the request of the person or group of persons who has made such proposal or offer pursuant to the Merger Agreement, and/or (c) engage or participate in any discussions or negotiations with the person or group of persons who has made such proposal or offer; provided that, prior to taking any actions described in clause (b) or (c) above, the Special Committee has (i) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that such Competing Proposal constitutes or would reasonably be expected to result in a Superior Proposal, and (ii) provided written notice to Parent prior to taking any such action.

        For the purpose of the Merger Agreement, a "Superior Proposal" means a written bona fide proposal or offer with respect to a Competing Transaction (provided that each reference to "20%" in the definition of "Competing Transaction" should be replaced with "50%") that the Board determines in its good faith judgment, acting at the recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), taking into account, among other things, all of the terms and conditions, including all legal, financial and regulatory, and other aspects of the proposal, to be more favorable to the Company and its shareholders (other than holders of Excluded Shares) than the Transactions and is otherwise reasonably capable of being completed on the terms proposed; provided, that a proposal or offer shall be deemed not to be a "Superior Proposal" if any financing required to consummate the transaction contemplated by such proposal or offer is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction.

No Change in Recommendation

        Subject to certain exceptions described below, neither the Board nor any committee thereof shall (a) (i) change, withhold, withdraw, qualify or modify, or publicly propose to change, withhold, withdraw, qualify or modify, in a manner adverse to the Parent Parties, the Board's recommendation in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions (the "Company Recommendation"), (ii) fail to make the Company Recommendation or fail to include the Company Recommendation in the proxy statement, (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the shareholders of the Company a Competing Transaction, (iv) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, fail to publicly recommend against the acceptance of such tender offer or exchange offer by the Company shareholders within ten business days after Parent so requests in writing (any of the foregoing (i)-(iv), a "Change in the Company Recommendation"), or (v) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten business days after the commencement of such Competing Transaction, or (b) cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or contract with respect to any Competing Transaction (an "Alternative Acquisition Agreement").

        Notwithstanding the foregoing, from the date of the Merger Agreement and at any time prior to the receipt of the Requisite Company Vote, if the Company has received a Competing Proposal that the Board determines, in its good faith judgment acting at the recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that such Competing Proposal constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, the Board (acting at the recommendation of the Special Committee) or the Special Committee may, (a) effect a Change in the Company Recommendation and/or (b) authorize the Company to terminate the Merger Agreement and enter into an Alternative Acquisition Agreement with respect to that Superior Proposal, but only (i) if the Company shall have complied with the requirements of this section with respect to such Competing Proposal in all material respects; (ii) after (A) providing at least five business days' (the "Superior Proposal Notice Period") written notice to Parent advising Parent that the Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and indicating that the Board intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate the Merger Agreement, and (B) negotiating with and causing its financial and legal advisors to negotiate with the Parent Parties in good faith to make such adjustments in the terms and conditions of the Merger Agreement and the financing thereunder, so that such Competing Proposal would cease to constitute a Superior Proposal; provided that any material modifications to such Competing Proposal shall require the Company to again comply with the requirements of this section with Superior Proposal Notice Period shortened to three business days; and (iii) following the end of the Superior Proposal Notice Period, the Board shall have determined, in its good faith judgment acting at the recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that taking into account any changes proposed by the Parent Parties, that the relevant Competing Proposal continues to constitute a Superior Proposal.

        Notwithstanding anything in this section to the contrary, prior to the time, but not after, the Requisite Company Vote is obtained, the Board, acting at the direction of the Special Committee, or the Special Committee, may make a Change in the Company Recommendation and/or terminate the Merger Agreement for a reason unrelated to a Competing Proposal if (i) the Board determines, acting at the recommendation of the Special Committee, in good faith after consultation with its financial advisor and outside legal counsel that, in light of an Intervening Event (as defined below), failure to make a Change in the Company Recommendation and/or terminate the Merger Agreement would be inconsistent with its fiduciary duties under applicable law; (ii) the Company notifies Parent in writing, at least five business days in advance, that it intends to effect a Change in the Company Recommendation and/or terminate the Merger Agreement in light of such Intervening Event, which notice shall specify the nature and circumstances of the Intervening Event in reasonable detail; (iii) after providing such notice and prior to making such Change in the Company Recommendation in connection with such Intervening Event, the Company shall negotiate in good faith with Parent during such five business day period to make such revisions to the terms of the Merger Agreement as would permit the Board not to effect a Change in the Company Recommendation or termination of the Merger Agreement in light of such Intervening Event; and (iv) the Board shall have considered in good faith any changes to the Merger Agreement and shall have again determined, acting at the recommendation of the Special Committee, in good faith, taking into account any changes to the Merger Agreement proposed by the Parent Parties, that it would continue to be inconsistent with the Board's fiduciary duties under applicable law not to effect the Change in the Company Recommendation or termination of the Merger Agreement in light of the Intervening Event. "Intervening Event" means a material event, material development or material change occurring after the date of the Merger Agreement with respect to the Company and its subsidiaries or their business, assets or operations that is unrelated to any Competing Proposal or Competing Transaction and that was unknown and not reasonably foreseeable to the Company as of the date of the Merger Agreement.

        The Company has also agreed that, unless and until the Merger Agreement is terminated, the Company shall not submit to the vote of its shareholders any Competing Transaction or enter into any Alternative Acquisition Agreement.

Indemnification; Directors' and Officers' Insurance

        Pursuant to the Merger Agreement, the Parent Parties have agreed, among others, that:

  •
  the indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and officers, as in effect at the Effective Time, shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of such current or former directors or officers. The memorandum and articles of association of the

    Surviving Company shall contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, and Parent shall cause such provisions not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

  •
  the Surviving Company maintain in effect for six years from the Effective Time the current directors' and officers' liability insurance policies (including for acts or omissions occurring in connection with the Merger Agreement and the consummation of the Transactions) maintained by the Company or any of its subsidiaries covering each current or former director or officer and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the Effective Time (each, an "Indemnified Party"), covered as of the Effective Time, on terms no less favorable than those of such policies in effect on the date of the Merger Agreement; provided, however, that the Surviving Company will not be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In lieu of maintaining the directors' and officers' liability insurance policies described above, the Company may, at its option, purchase a six-year "tail" prepaid policy prior to the Effective Time on terms, conditions, retentions and limits of liability no less advantageous to the Indemnified Parties than the existing directors' and officers' liability insurance maintained by the Company so long as the annual cost of such policy does not exceed the maximum annual premium described above.

  •
  from and after the Effective Time, the Surviving Company shall comply with all of the Company's obligations, and cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties against any and all damages arising out of, relating to or in connection with (x) the fact that an Indemnified Party is or was a director, officer or employee of the Company or any of its subsidiaries or (y) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided under the Company's or such subsidiaries' respective organizational and governing documents or agreements in effect on the date of the Merger Agreement and to the fullest extent permitted by, and subject to, applicable law; and (ii) such Indemnified Parties against any and all damages arising out of acts or omissions in such persons' official capacity as an officer, director or other fiduciary in the Company or any of its subsidiaries arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time in such Indemnified Party's capacity as a director, officer or other fiduciary of the Company or any of its subsidiaries.

Financing

        Each of the Parent Parties shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to arrange and obtain the Debt Financing and Equity Financing in a timely manner and as provided in the Merger Agreement, including to (a) negotiate definitive agreements with respect to the Debt Financing on the terms and conditions described in the Debt Commitment Letters, (b) maintain in full force and effect each of the financing documents until the Transactions are consummated, (c) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the financing documents applicable to the Parent Parties that are within its control, (d) draw upon and consummate the Debt Financing and Equity Financing at or prior to the closing, and (e) enforce its rights under the financing documents.

        If any portion of the Debt Financing has become unavailable on the terms and conditions contemplated in the applicable Debt Commitment Letters, (a) Parent shall promptly so notify the Company in writing, and (b) each of the Parent Parties shall use its reasonable best efforts to arrange to obtain alternative debt financing that satisfies certain requirements from the same or alternative sources as promptly as practicable following the occurrence of such event (the "Alternative Financing").

        The Parent Parties agreed not to permit certain material amendments or modifications to, or waivers of, any condition or other provision under any financing document without the prior written consent of the Company. Without limiting the generality of the foregoing, neither of the Parent Parties shall release or consent to the termination of the obligations of the other parties to any financing document.

        Prior to the closing, the Company agrees to provide, all reasonable cooperation as may be requested by Parent or its representatives in connection with the Debt Financing or Alternative Financing. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the Company or any of its subsidiaries in connection with the cooperation of the Company and its subsidiaries and shall indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all liabilities or losses suffered or incurred by any of them arising from the arrangement of the Debt Financing or Alternative Financing and any information used in connection therewith, except to the extent such liabilities or losses arising out of or resulted from the willful misconduct of the Company, its subsidiaries or any of their respective representatives.

        Without affecting the Parent Parties' obligations to consummate the Transactions, if and to the extent that the Company has available unrestricted cash in U.S. dollars in one or more bank accounts outside the PRC at or prior to the Effective Time ("Available Cash"), the Company shall, upon reasonable written request of Parent at least five business days prior to the proposed closing date, deposit or cause to be deposited a portion of the Available Cash (the "Deposited Available Cash") with the paying agent at or reasonably prior to the Effective Time as a source of funds for the payment of the aggregate merger consideration, provided that (i) any failure by the Company to deposit or cause to be deposited all or any portion of the Available Cash will not constitute a breach of any agreement or covenant herein, will not give rise to a failure of any condition to Parent's or Merger Sub's obligation to consummate the Merger and will not result in any liability on the Company, and (ii) the Company will not be obligated to deposit or cause to be deposited any portion of the Available Cash to the extent the deposit thereof would render the Company or any of its subsidiaries, or the Company and its subsidiaries on a consolidated basis, to be insolvent.

Agreement to Further Action and Use Reasonable Best Efforts

        Each party to the Merger Agreement shall each use its reasonable best efforts, and cause its subsidiaries to use their respective reasonable best efforts, to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the Transactions.

Certain Additional Covenants

        The Company and the Parent Parties have also agreed to certain additional covenants relating to, among others, the following:

  •
  the preparation and filing of this proxy statement and the Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC);

  •
  reasonable access by Parent and its representatives to the offices, properties, books and records of the Company and its subsidiaries;

  •
  notification of certain matters in connection with the Transactions;

  •
  participate in the defense or settlement of shareholder actions against the Company or its directors relating to the Merger Agreement or the Transactions;

  •
  resignation of the directors of the Company or any of its subsidiaries designated by Parent;

  •
  consultation with respect to press releases relating to the Merger Agreement and the Transactions;

  •
  delisting of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act;

  •
  dealing with takeover statutes; and

  •
  no amendment to the transaction documents without the prior written consent of the Special Committee.

Conditions to the Merger

        The obligations of each party to the Merger Agreement to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

  •
  the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, shall have been authorized and approved by holders of Shares constituting the Requisite Company Vote; and

  •
  no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order that has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Merger.

        The obligations of the Parent Parties to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  (i) other than representations and warranties of the Company regarding due incorporate, valid existence and good standing of the Company, capitalization of the Company, authorization of the Company, and no Company Material Adverse Effect, the representations and warranties of the Company contained in the Merger Agreement shall be true and correct (without giving effect to any qualification as to "materiality" or "Company Material Adverse Effect"), except where such failures to be true and correct, do not, and would not be reasonably expected to, constitute a Company Material Adverse Effect; (ii) the representations and warranties of the Company regarding due incorporate, valid existence, good standing and authorization of the Company shall be true and correct in all material respects; and (iii) the representations and warranties of the Company regarding capitalization of the Company and no Company Material Adverse Effect shall be true and correct in all respects, except for de minimis inaccuracies in the case of Company capitalization, in each case of (i) to (iii), as of the date of the Merger Agreement and as of the closing, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time);

  •
  the Company shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date;

  •
  the holders of no more than 10% of the Shares shall have validly served and not validly withdrawn a notice of dissent under Section 238(2) of the Cayman Islands Companies Law;

  •
  no Company Material Adverse Effect shall have occurred since the date of the Merger Agreement and is continuing; and

  •
  the Company shall have delivered to Parent a certificate, dated the closing date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions above.

        The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of the Parent Parties contained in the Merger Agreement shall be true and correct (without giving effect to any qualification as to "materiality" or similar standard or qualification) as of the date of the Merger Agreement and as of the closing, as though made on and as of such date and time, except: (i) representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time, or (ii) where the failure of such representations and warranties to be so true and correct have not, and would not reasonably be expected to, prevent, materially delay, materially impede or materially impair the ability of the Parent Parties to consummate the Transactions or perform their obligations under the transaction documents;

  •
  the Parent Parties shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by each of them on or prior to the closing date; and

  •
  Parent shall have delivered to the Company a certificate, dated the closing date, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions above.

Termination of the Merger Agreement

        The Merger Agreement may be terminated at any time prior to Effective Time (if by the Company, acting at the direction of the Special Committee):

  (a)
  by mutual written consent of Parent and the Company; or

  (b)
  by either the Parent or the Company, if:

  •
  the Effective Time shall not have occurred on or before June 28, 2021;

  •
  any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable law or order, which has the effect of preventing, prohibiting or otherwise making illegal consummation of the Merger; or

  •
  the Requisite Company Vote shall not have been obtained at the Shareholders Meeting duly convened therefor and concluded or at any adjournment or postponement thereof;

  in each case provided that this termination right is not be available to any party whose failure (or, in the case of Parent, the failure of Parent or Merger Sub) to fulfill any of its obligations under this Agreement has been a primary cause of, or resulted in, the failure of the Merger to be consummated by the Long Stop Date or the applicable condition(s) being satisfied.

  (c)
  by the Company, if:

  •
  a breach of any representation, warranty, agreement or covenant of the Parent Parties set forth in the Merger Agreement shall have occurred, which breach (i) would give rise to the failure of a condition to the obligations of each party or of the Company to consummate the Merger, and (ii) is incapable of being cured or, if capable of being cured, is not cured by the Parent Parties by the earlier of the Long Stop Date and thirty days following receipt of written notice of such breach from the Company stating the Company's intention to terminate the Merger Agreement and the basis of such termination; provided that Company shall not have this termination right if it is then in breach of any representations, warranties, agreements or covenants of the Company that would give rise to the failure of a condition to the obligations of the Parent Parties to consummate the Merger (a "Parent Breach Termination Event");

    •
    (i) all of the conditions to the obligations of each party or of the Parent Parties have been satisfied (other than those conditions that by their nature are to be satisfied at the closing), (ii) the Company has delivered to Parent an irrevocable written notice confirming that that all of the conditions to the obligations of the Company have been satisfied (other than those conditions that by their nature are to be satisfied at the closing) and that it is ready, willing and able to consummate the closing, and (iii) the Parent Parties fail to complete the closing within 10 business days following the later of the date the closing should have occurred pursuant to the Merger Agreement and the date on which the foregoing notice is delivered to Parent (a "Parent Failure to Close Termination Event");

    •
    prior to the receipt of the Requisite Company Vote, (i) the Board (acting at the recommendation of the Special Committee) or the Special Committee shall have authorized the Company to terminate the Merger Agreement and enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and (ii) the Company concurrently with or immediately after the termination of the Merger Agreement enters into the Alternative Acquisition Agreement with respect to such Superior Proposal, provided that the Company shall have complied with the procedure regarding no solicitation of transactions and change in recommendations in all material respects and the Company pays the Company Termination Fee payable concurrently with or immediately after such termination (a "Superior Proposal Termination Event"); or

    •
    pursuant to section regarding changes in recommendation and/or termination of the Merger Agreement in light of an Intervening Event, provided that the Company pays the Company Termination Fee payable concurrently with or immediately after such termination (an "Intervening Event Termination Event").

  (d)
  by Parent, if:

  •
  a breach of any representation, warranty, agreement or covenant of the Company set forth in the Merger Agreement shall have occurred, which breach (i) would give rise to the failure of a condition to the obligations of each party or of the Parent Parties to consummate the Merger, and (ii) is incapable of being cured or, if capable of being cured, is not cured by the Company by the earlier of the Long Stop Date and thirty days following receipt of written notice of such breach from Parent stating the Parent's intention to terminate the Merger Agreement and the basis of such termination; provided Parent shall not have this termination right if it is then in breach of any representations, warranties, agreements or covenants of the Parent Parties that would give rise to the failure of a condition to the obligations of each party or of the Company to consummate the Merger; or

  •
  the Board or the Special Committee shall have effected a Change in the Company Recommendation (together with the events under the bulleting points immediately above, collectively, the "Parent Termination Events").

Termination Fees

        The Company is required to pay Parent a termination fee of $25 million (the "Company Termination Fee") if the Merger Agreement is terminated:

  •
  by the Company or Parent because the Effective Time shall not have occurred on or before the Long Stop Date or the Requisite Company Vote shall not have been obtained, if at or prior to the time of such termination, a Competing Proposal relating to a Competing Transaction shall have been made or proposed (and not withdrawn), and, within twelve (12) months after such termination, the Company or any of its subsidiaries consummates, or enters into a definitive agreement in connection with, such Competing Transaction, whether or not such Competing

    Transaction was the same Competing Transaction first referred to above (provided that for purposes of this section, all references to "20%" in the definition of "Competing Transaction "shall be deemed to be references to "50%");

  •
  by Parent pursuant to any Parent Termination Event; or

  •
  by Company pursuant to a Superior Proposal Termination Event or an Intervening Event Termination Event.

        Parent is required to pay the Company a termination fee of $50 million (the "Parent Termination Fee"), if the Merger Agreement is terminated by the Company pursuant to a Parent Breach Termination Event or a Parent Failure to Close Termination Event.

        All expenses incurred in connection with the Merger Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except that, if the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, when due and in accordance with the requirements of the Merger Agreement, the Company or Parent, as the case may be, shall reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with the related collection and enforcement, together with interest on such unpaid Company Termination Fee or Parent Termination Fee.

Remedies and Limitations on Liability

        The parties agree that a party shall be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement by any party, in addition to any other remedy at law or equity.

        Notwithstanding the above, the obligation of Parent to consummate the Transactions and the Company's right to seek or obtain an injunction or injunctions with respect to causing the Parent Parties to cause the equity financing to be funded, shall be subject to the satisfaction of each of the following conditions: (a) all conditions to the obligations of each party or of the Parent Parties have been satisfied or waived, (b) the Parent Parties fail to complete the closing by the date the closing is required to have occurred, (c) the Debt Financing or the Alternative Financing has been funded or will be funded at the closing if the equity financing is funded at the closing, and (d) the Company has irrevocably confirmed in writing that (A) all conditions to its obligations have been satisfied or that it is waiving any of the conditions to the extent not so satisfied and (B) if specific performance is granted and the equity financing and debt financing are funded, then it would take such actions required of it to cause the closing to occur. The Company will not be entitled to specific performance to cause the Parent Parties to cause the equity financing to be funded or to effect the closing if the debt financing or the Alternative Financing has not been funded or will not be funded at the closing even if the equity financing is funded at the Closing.

        The maximum aggregate liabilities of Parent Parties, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to (a) the maximum Parent Termination Fee of US$50 million and the maximum Company Termination Fee of US$25 million, respectively, and (b) reimbursement of certain expenses in the event that the Company or the Parent Parties fail to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, as the case may be (and in respect of the Company, also the reimbursement of certain expenses in connection with the debt financing of the Parent Parties).

        While the Company, Parent and Merger Sub may pursue both a grant of specific performance and payment of a termination fee, none of them will be permitted or entitled to receive both a grant of specific performance that results in the completion of the merger and payment of a termination fee, and if the merger agreement is terminated and the relevant termination fee has been paid, the remedy of specific performance will no longer be available to any of the parties to the merger agreement against the party who has made such payment.

Amendment and Waiver

        The Merger Agreement may be amended by the parties thereto at any time prior to the Effective Time by action taken (a) with respect to the Parent Parties, by or on behalf of their respective boards of directors, and (b) with respect to the Company, by the Board (acting at the recommendation of the Special Committee); provided, however, that, after the approval of the Merger Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would require further approval by the shareholders without such further approval.

        At any time prior to the Effective Time, any party may by action taken (a) with respect to the Parent Parties, by or on behalf of their respective boards of directors and (b) with respect to the Company, by action taken by or on behalf of the Board (acting at the recommendation of the Special Committee), (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of any other party or any condition to its own obligations contained herein.

        Any amendment, consent, waiver or other determination to be made, or action to be taken, by the Company or the Board under the Merger Agreement will be made or taken upon the recommendation of, and only upon the recommendation of the Special Committee.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

        No provision has been made to (a) grant the Unaffiliated Security Holders access to corporate files of the Company or any member of the Buyer Group or (b) obtain counsel or appraisal services at the expense of the Company or any member of the Buyer Group.

DISSENTERS' RIGHTS

        The following is a brief summary of the rights of holders of the Shares to dissent from the Merger and receive payment equal to the fair value of their Shares as determined by the Grand Court of the Cayman Islands ("dissenters' rights"). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex G to this proxy statement. If you are contemplating the possibility of dissenting from the Merger, you should carefully review the text of Annex G, particularly the procedural steps required to perfect your dissenters' rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenters' rights.

Requirements for Exercising Dissenters' Rights

        A dissenting shareholder of the Company is entitled to payment of the fair value of its, his or her Shares as determined by the Grand Court of the Cayman Islands upon dissenting from the Merger in accordance with Section 238 of the Cayman Islands Companies Law.

        The valid exercise of your dissenters' rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the Merger is void or unlawful. To exercise your dissenters' rights, the following procedures must be followed:

  •
  You must give written notice of objection to the Company prior to the vote to authorize and approve the Merger being taken at the extraordinary general meeting. The notice of objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the extraordinary general meeting.

  •
  Within 20 days immediately following the date on which the vote approving the Merger is made, the Company must give written notice of the authorization ("Approval Notice") to all dissenting shareholders who have served a notice of objection.

  •
  Within 20 days immediately following the date on which the Approval Notice is given (the "Dissent Period"), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a "Notice of Dissent") to the Company stating its, his or her name and address and the number and class of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A dissenting shareholder must dissent in respect of all the Shares which it, he or she holds.

  •
  Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Cayman Registrar, whichever is later, the Company, as the Surviving Company, must make a written offer (a "Statutory Offer") to each dissenting shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

  •
  If, within 30 days immediately following the date of the Statutory Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder's Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court for the court to determine the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Shares.

  •
  If a petition is timely filed and served, the Grand Court will determine at a hearing (a) which shareholders are entitled to dissenters' rights and (b) the fair value of such Shares held by those shareholders with a fair rate of interest, if any, to be paid by the Company upon the amount determined by the Grand Court to be the fair value; and the Grand Court may determine the costs of the proceeding and the allocation of such costs upon the parties.

        All notices and petitions must be executed by the registered shareholder or a person duly authorized on behalf of the registered shareholder, fully and correctly, as such shareholder's name appears on the register of members of the Company. If Shares are held by a fiduciary, such as by a trustee, guardian or custodian, these notices must be executed by or by a person duly authorized by the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a registered shareholder. The agent must, however, identify the registered owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the registered owner. A person having a beneficial interest in Shares registered in the name of another person, such as a broker or other nominee, must act promptly to cause the registered holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters' rights attached to such Shares.

        If you do not satisfy each of these requirements and otherwise comply strictly with the procedures under the Cayman Islands Companies Law, you will not be entitled to exercise dissenters' rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, will not alone satisfy the requirement referred to above. You must send all notices to the Company to SINA Plaza, No. 8 Courtyard 10, West Xibeiwang E. Road, Haidian District, Beijing 100193, People's Republic of China, Attention: Investor Relations Department.

        If you are considering dissenting, you should be aware that the fair value of your Shares as determined by the Grand Court of the Cayman Islands Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than the US$43.30 in cash, without interest, for each Share of the Company that you would otherwise receive as consideration pursuant to the Merger Agreement if you do not exercise dissenting rights with respect to your Shares.

        The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters' rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters' rights.

 FINANCIAL INFORMATION

Selected Historical Financial Information

        The following sets forth certain selected historical consolidated financial information of the Company. Our selected consolidated statements of operations data presented below for the years ended December 31, 2018 and 2019 and our selected consolidated balance sheet data as of December 31, 2018 and 2019 have been derived from our consolidated financial statements, which are included in the Company's Annual Report, beginning on page F-1. The Company's historical results do not necessarily indicate results expected for any future periods. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, the Company's audited consolidated financial statements and related notes and "Item 5. Operating and Financial Review and Prospects" in the Company's Annual Report, which are incorporated into this proxy statement by reference. See "Where You Can Find More Information" for a description of how to obtain a copy of such reports.

	For the Year Ended December 31,
	2018(1)(2)	2019(2)(4)
	(in $ thousands, except share and per share data)
Operations:
Net revenues	2,108,327	2,162,955
Gross profit	1,656,287	1,669,527
Income from operations	466,954	370,279
Fair value changes through earnings on investments, net(3)	96,533	165,295
Investment related impairment	(81,281)	(342,049)
Income before income tax expense	555,410	255,192
Net income	426,326	108,727
Net income (loss) attributable to SINA's ordinary shareholders	125,562	(70,542)
Net income (loss) per share attributable to SINA's ordinary shareholders
Basic	1.79	(1.01)
Diluted	1.70	(1.03)
Shares used in computing basic net income (loss) per share	70,296	69,640
Shares used in computing diluted net income (loss) per share	72,375	69,640

Notes:

(1)
Fiscal year 2018 results included: 1) a $96.5 million net gain from the fair value changes of equity investments under ASC 820, 2) a $61.0 million impairment loss on our investments in certain private companies, and 3) an impairment of $23.2 million related to goodwill and acquired intangibles.

(2)
On January 1, 2018, we adopted new revenue guidance ASC Topic 606, "Revenue from Contracts with Customers," using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting method under Topic 605.

(3)
On January 1, 2018, we adopted ASU 2016-1 "Classification and Measurement of Financial Instruments" and recorded a cumulative effect adjustment to reclassify $38.7 million unrealized gain from accumulated other comprehensive income to retained earnings. After the adoption of ASU 2016-1, we measure equity investments other than equity method investments at fair value through earnings. For those investments without readily determinable fair values, we elected to record these investments at cost, less impairment, and plus or minus subsequent adjustments for observable price changes. Changes in the carrying value of these equity investments are required to be made whenever there are observable price changes in orderly transactions for the identical or similar investment of the same issuer and will be reported in current earnings.

(4)
Fiscal year 2019 results included: 1) a $165.3 million net gain from fair value changes on investments mainly due to the completion of the listing of an equity investee; 2) a $342.0 million impairment on investments, mainly including a $177.8 million impairment to an equity investee in the short video business due to its unsatisfied financial performance; and 3) a $64.1 million net interest and other income.

	As of December 31,
	2018	2019
	(in $ thousands)
Balance Sheets:
Current assets	3,332,698	4,611,844
Noncurrent assets	2,553,391	2,856,984
Current liabilities	1,143,661	1,719,203
Noncurrent liabilities	979,556	1,851,712
Total SINA shareholders' equity	2,717,791	2,638,481
Total shareholders' equity	3,762,872	3,897,913

Net Book Value per Company Share

        The net book value per Share as of December 31, 2019 was US$38.55 based on 68,450,187 Shares outstanding.

 TRANSACTIONS IN THE SHARES

Purchases by the Company

        In August 2018, the Company's Board approved a share repurchase program, whereby the Company is authorized to repurchase its Ordinary Shares with an aggregate value of $500 million for a period through the end of December 2019.

        In December 30 2019, the Company's Board approved another share repurchase program, whereby the Company is authorized to repurchase its Ordinary Shares with an aggregate value of $500 million for a period through the end of December 2020.

        As of June 30, 2020, the Company has repurchased approximately 9.1 million Ordinary Shares at an average cost of $32.33 under the 2020 New Program. There were 59,754,024 Ordinary Shares outstanding as of June 30, 2020.

Purchases by the Buyer Group

        None of the members of the Buyer Group or any of their respective affiliates have purchased any Shares at any time within the past two years.

Prior Public Offerings

        In April 2000, the Company completed its initial public offering of its Ordinary Shares. On April 17, 2014, the Company's subsidiary, Weibo, completed its initial public offering of 19,320,000 ADSs. The Company did not make any underwritten public offering of the Company's securities during the past three years.

Transactions in Prior 60 Days

        Other than the Merger Agreement and agreements entered into in connection therewith including the Support Agreement, the Limited Guarantee and the Equity Commitment Letter, and as disclosed above, there have been no transactions in the Company's Shares during the past 60 days by us, any of our officers or directors, the Buyer Group or any other person with respect to which disclosure is provided in Annex H or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF THE COMPANY

        The following table sets forth information with respect to the beneficial ownership of the Ordinary Shares and Class A Preference Shares as of the date of this proxy statement, by:

  •
  each of the Company's directors and executive officers;

  •
  the Company's directors and executive officers as a group;

  •
  each person known to the Company to beneficially own more than 5.0% of the total issued and outstanding Shares; and

  •
  each Filing Person, as applicable.

        The calculations in the table below are based on 60,010,143 Ordinary Shares outstanding as of the date of this proxy statement (excluding 24,197,557 Ordinary Shares that have been repurchased but not cancelled).

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, we have included Shares that the person has the right to acquire (including in respect of share incentive awards that vest) within 60 days from the date of this proxy statement, including through the exercise of any option, warrant, or other right or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned		Class A Preference Shares Beneficially Owned	Voting Power
	Number	%(1)	Number	%(2)
Major Shareholders
New Wave MMXV Limited(3)	7,944,386	13.2	7,150	60.4
Schroder Investment Management North America Inc(4)	3,551,056	5.9	—	2.7
BlackRock, Inc.(5)	3,434,467	5.7	—	2.6
Susquehanna Securities and its affiliates(6)	3,491,699	5.8	—	2.7
Directors and Executive Officers
Charles Guowei Chao(7)	8,844,758	14.7	7,150	61.1
Bonnie Yi Zhang	*	*	—	*
Hong Du	*	*	—	*
Qingxu Deng	*	*	—	*
Bin Zheng	*	*	—	*
Ter Fung Tsao	*	*	—	*
Yan Wang	*	*	—	*
Song Yi Zhang	*	*	—	*
Yichen Zhang	*	*	—	*
James Jianzhang Liang	*	*	—	*
All directors and executive officers as a group	9,605,612	16.0	7,150	61.6

*
Less than one percent of the outstanding ordinary shares or less than one percent of voting power.

**
Except otherwise disclosed in the Company's Annual Report, the business address of our directors and executive officers is SINA Plaza, No. 8 Courtyard 10, West Xibeiwang E. Road, Haidian District, Beijing 100193, People's Republic of China.

(1)
For each named person, the percentage ownership includes Ordinary Shares which the person has the right to acquire within 60 days after the date of this proxy statement. However, such Shares shall not be deemed outstanding with respect to the calculation of ownership percentage for any other person.

(2)
For each named person or group included in this column, the percentage of total voting power represents voting power based on both ordinary shares and class A preference shares held by such person or group with respect to all of our outstanding ordinary shares and class A preference shares as one class as of the date of this proxy statement. Each Ordinary Share is entitled to one vote per Ordinary Share. Each class A preference shares is entitled to 10,000 votes per share as of the date of this proxy statement on all matters subject to a shareholders' vote, provided that (i) when New Wave sells or otherwise transfers any number of ordinary shares held by it to a third party which is not an affiliate of New Wave, the number of votes that each class A preference share is entitled to will be reduced proportionally; (ii) on any resolution to elect a director where the nominee is an executive officer of our company, the votes attaching to the class A preference shares on such resolution shall not be counted if a majority of the votes cast by the holders of our ordinary shares is against the appointment of such nominee; (iii) for all matters that are required to be subject to shareholder approval under Rule 5635 of the Nasdaq Stock Market Rules, New Wave shall vote the class A preference shares in accordance with the recommendation of our board of directors to the extent the board determines to submit any such matter to shareholder approval; and (iv) If New Wave transfers the class A preference shares to a third party which is not an affiliate of New Wave, or when New Wave ceases to be controlled by any person holding executive office in the Company, the class A preference shares shall cease to have any voting right.

(3)
New Wave MMXV Limited, or New Wave, is a company incorporated in the British Virgin Islands and controlled by Mr. Charles Guowei Chao. The Chairman is the sole director of New Wave.

(4)
Beneficial ownership calculation is based solely on a review of a Schedule 13G filed with the SEC on February 14, 2020.

(5)
Beneficial ownership calculation is based solely on a review of a Schedule 13G filed with the SEC on February 8, 2019 and a 13G/A filed with the SEC on June 7, 2019.

(6)
Beneficial ownership calculation is based solely on a review of a Schedule 13G/A filed with the SEC on April 10, 2020.

(7)
Includes (i) 7,944,386 Ordinary Shares held by New Wave, and (ii) 900,372 Ordinary Shares held by the Chairman.

 FUTURE SHAREHOLDER PROPOSALS

        If the Merger is consummated, we will not have public shareholders and there will be no public participants in any future shareholders' meeting.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference into this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as "believes," "anticipates," "expects," "estimates," "intends," "may," "plans," "predicts," "projects," "will," "would" and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

        The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

  •
  the satisfaction of the conditions to the consummation of the Merger, including the authorization and approval of the Merger Agreement by the Company's shareholders;

  •
  the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

  •
  the effect of the announcement or pendency of the Merger on our business relationships, results of operations and business generally;

  •
  the risk that the Merger may not be consummated in a timely manner or at all, which may adversely affect our business and the prices of our Shares;

  •
  the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

  •
  inability to manage the expanding operations effectively, which could harm our business;

  •
  inability to hire or retain key personnel;

  •
  the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

  •
  our failure to comply with regulations and changes in regulations;

  •
  the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and

  •
  other risks detailed in our filings with the SEC, including the information set forth under the section entitled "Item 3D. Risk Factors" in the Company's Annual Report. See "Where You Can Find More Information" beginning on page 105 for additional information.

        Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

 WHERE YOU CAN FIND MORE INFORMATION

        The Company is subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC's website at http://www.sec.gov.

        You also may obtain free copies of the documents the Company files with the SEC by going to the "Investor Relations" section of our website at http://corp.sina.com.cn. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

        Because the Merger is a going private transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

        Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company's Annual Report is incorporated herein by reference. The Company's reports on Form 6-K furnished to the SEC since April 29, 2020 are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going private transaction described in this proxy statement.

        We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

        Requests for copies of our filings should be directed to our Investor Relations Department, at the address and phone numbers provided in this proxy statement.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

        THIS PROXY STATEMENT IS DATED NOVEMBER 20, 2020. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

PRIVILEGED AND CONFIDENTIAL
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

NEW WAVE HOLDINGS LIMITED,

NEW WAVE MERGERSUB LIMITED

and

SINA CORPORATION

Dated as of September 28, 2020

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 28, 2020, is entered into by and between New Wave Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), New Wave Mergersub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned Subsidiary of Parent ("Merger Sub"), and Sina Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company"). Unless otherwise indicated or elsewhere defined herein, capitalized terms used herein shall have the meanings ascribed to them in Section 9.03 hereof.

RECITALS

        WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with Part XVI of the Companies Law (2020 Revision) of the Cayman Islands (the "CICL"), Parent and the Company intend to enter into a transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger"), with the Company surviving the Merger as the surviving company (as defined in the CICL) (the "Surviving Company") and becoming a wholly owned Subsidiary of Parent as a result of the Merger;

        WHEREAS, the board of directors of the Company (the "Company Board"), acting upon the unanimous recommendation of the Special Committee, has unanimously (i) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable, for the Company to enter into this Agreement and the Plan of Merger, (ii) authorized and approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated by this Agreement and the Plan of Merger, including the Merger (collectively, the "Transactions") upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions by the holders of Shares at the Shareholders Meeting;

        WHEREAS, (i) the respective board of directors of each of Parent and Merger Sub has each (A) authorized and approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (B) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger and consummate the Transactions upon the terms and subject to the conditions set forth herein and (ii) Parent, as the sole shareholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement, the Plan of Merger and the consummation of the Transactions upon the terms and subject to the conditions set forth herein;

        WHEREAS, as a condition and inducement to the Company's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of New Wave and the Chairman (collectively, the "Rollover Shareholders") and Parent have entered into a Rollover and Support Agreement, dated as of the date hereof (the "Support Agreement"), providing, among other things, that each Rollover Shareholder has agreed that (i) it shall vote all Shares beneficially owned by it as of the date hereof, together with any Shares acquired by it after the date hereof and prior to the Effective Time (collectively, the "Rollover Shares"), in favor of the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, and to take certain other actions in furtherance of the Transactions, and (ii) on the terms and subject to the conditions of the Support Agreement, the Chairman shall contribute the Rollover Shares beneficially owned by it to New Wave in exchange for newly issued shares of New Wave and receive no consideration for the cancellation of the Rollover Shares in accordance with this Agreement; and

        WHEREAS, as a condition and inducement to the Company's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, New Wave (the "Guarantor") has executed and delivered to the Company a limited guarantee in favor of the Company, dated as of the date hereof (as may be amended from time to time, the "Limited Guarantee"), to guarantee the due and punctual performance and discharge of certain payment obligations of Parent and Merger Sub under this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

        Section 1.01    The Merger.

        On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the CICL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, (a) Merger Sub shall cease to exist and will be struck off the Register of Companies in the Cayman Islands, and (b) the Company shall continue as the Surviving Company and become a wholly owned Subsidiary of Parent.

        Section 1.02    Closing; Closing Date.

        Unless otherwise agreed in writing between the Company and Parent, the closing for the Merger (the "Closing") shall take place at 10:00 a.m. (Hong Kong time) electronically as soon as practicable, but in any event no later than the fifth (5th) Business Day following the day on which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions) is satisfied or, if permissible, waived in accordance with this Agreement. The date on which the Closing occurs is referred to as the "Closing Date."

        Section 1.03    Effective Time.

        Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company, Parent and Merger Sub shall (a) cause the plan of merger with respect to the Merger (the "Plan of Merger") substantially in the form set out in Annex A attached hereto, to be duly executed and filed with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL, and (b) make any other filings, recordings or publications as required to be made by the Company or Merger Sub under the CICL in connection with the Merger. The Merger shall become effective upon the time of registration of the Plan of Merger by the Registrar of Companies of the Cayman Islands or on a later date as may be agreed by Parent and the Company and specified in the Plan of Merger in accordance with the CICL (such date and time, the "Effective Time").

        Section 1.04    Effects of the Merger.

        At the Effective Time, the Merger shall have the effects specified in this Agreement, the Plan of Merger and the relevant provisions of the CICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Company shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all Contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the CICL.

        Section 1.05    Governing Documents.

        At the Effective Time, in accordance with the Plan of Merger, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall become the memorandum and articles of association of the Surviving Company until thereafter amended in accordance with applicable Law and such memorandum and articles of association; provided, that at the Effective Time, (a) all references therein to the name "New Wave Mergersub Limited" shall be amended to "Sina Corporation" and (b) all references therein to the authorized share capital of the Surviving Company shall be amended to refer to the correct authorized share capital of the Surviving Company as approved in the Plan of Merger; and (c) such memorandum and articles of association shall include such indemnification, advancement of expenses and exculpation provisions as required by Section 6.05(a).

        Section 1.06    Directors and Officers.

        The parties hereto shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time or such other persons designated by Parent shall, from and after the Effective Time, be the initial directors of the Surviving Company, and (b) the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent, and shall hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

ARTICLE II

TREATMENT OF SECURITIES; MERGER CONSIDERATION

        Section 2.01    Cancellation and Conversion of Securities.

        At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

          (a)   each ordinary share, par value $0.133 per share, of the Company (each, an "Ordinary Share") issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares and the Dissenting Shares, shall be cancelled and cease to exist in exchange for the right to receive $43.30 in cash per Ordinary Share without interest (the "Per Share Merger Consideration") payable in the manner provided in Section 2.04;

          (b)   each of the Excluded Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist without payment of any consideration or distribution therefor;

          (c)   each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 2.03 and thereafter represent only the right to receive the applicable payments set forth in Section 2.03; and

          (d)   Each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share of the Surviving Company. Such conversion shall be effected by means of the cancellation of such shares of Merger Sub, in exchange for the right to receive one (1) ordinary share of the Surviving Company. Such ordinary shares of the Surviving Company shall constitute the only issued and outstanding share capital of the Surviving Company upon the Effective Time.

        Section 2.02    Company Share Plans.

          (a)   At the Effective Time, the Company shall (i) terminate the Company Share Plans and any relevant award agreements entered into under the Company Share Plans, (ii) cancel each Company Option that is outstanding and unexercised, whether or not vested or exercisable, and (iii) cancel each Company RSU that is outstanding, whether or not vested.

          (b)   Each former holder (or his or her designee) of a Vested Company Option which is cancelled at the Effective Time shall, in exchange therefor, be paid by the Surviving Company or one of its Subsidiaries, as soon as practicable after the Effective Time pursuant to the Company's ordinary payroll practices, a cash amount (without interest and subject to Section 2.02(f)) equal to (i) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Vested Company Option, multiplied by (ii) the number of Shares underlying such Vested Company Option (assuming such holder exercises such Vested Company Option in full immediately prior to the Effective Time); provided, that if the Exercise Price of any such Vested Company Option is equal to or greater than the Per Share Merger Consideration, such Vested Company Option shall be cancelled and the holder of any such Vested Company Option shall not be entitled to payment of any consideration therefor.

          (c)   Each former holder (or his or her designee) of an Unvested Company Option that is cancelled at the Effective Time shall, in exchange therefor, be issued with an employee incentive award, to replace such Unvested Company Option, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such Unvested Company Option.

          (d)   Each former holder (or his or her designee) of a Vested Company RSU, which is cancelled at the Effective Time shall, in exchange therefor, be paid by the Surviving Company or one of its Subsidiaries, as soon as practicable after the Effective Time pursuant to the Company's ordinary payroll practices, a cash amount (without interest and subject to Section 2.02(f)) equal to the Per Share Merger Consideration with respect to each Vested Company RSU.

          (e)   Each former holder (or his or her designee) of an Unvested Company RSU that is cancelled at the Effective Time shall, in exchange therefor, be issued with an employee incentive award, to replace such Unvested Company RSU, on terms and conditions reasonably determined by Parent that comply with the Company Share Plans and the award agreement(s) with respect to such Unvested Company RSU.

          (f)    Any payment under this Section 2.02 shall be subject to all applicable Taxes and Tax withholding requirements, and each applicable withholding agent shall be entitled to withhold Taxes under applicable Tax Law in respect thereof. Each former holder of Company Options or Company RSUs shall be personally responsible for the proper reporting and payment of all Taxes related to any distribution contemplated by this Section 2.02.

          (g)   As promptly as practicable following the date hereof and in any event prior to the Effective Time, the Company, the Company Board or the compensation committee of the Company Board, as applicable, shall pass any resolutions and take any actions reasonably necessary to effect the provisions of this Section 2.02. As soon as practicable following the date hereof but in any event prior to the Effective Time, the Company shall deliver written notice to each holder of Company Options or Company RSUs informing such holder of the treatment of such Company Options or Company RSUs contemplated by this Section 2.02.

          (h)   Parent shall cause the Surviving Company to pay to each holder of Vested Company Options and each holder of Vested Company RSUs, the amounts required pursuant to Section 2.02(b) and Section 2.02(d) as soon as practicable after the Effective Time pursuant to the Company's ordinary payroll practices.

        Section 2.03    Dissenting Shares.

          (a)   Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, all Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, or dissenter rights, in accordance with Section 238 of the CICL (collectively, the "Dissenting Shares", and holders of the Dissenting Shares collectively, the "Dissenting Shareholders") shall be cancelled at the Effective Time and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the CICL.

          (b)   For the avoidance of doubt, all Shares held by Dissenting Shareholders who shall not have validly exercised or who shall have effectively withdrawn or lost their dissenter rights under Section 238 of the CICL shall thereupon not be Dissenting Shares and shall be cancelled and cease to exist as of the Effective Time, and shall be converted at the later of (i) the Effective Time, and (ii) the occurrence of such event, into the right to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 2.04. Parent shall promptly deposit or cause to be deposited with the Paying Agent any additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders who shall not have validly exercised or who shall have effectively withdrawn or lost such dissenter rights under Section 238 of the CICL.

          (c)   The Company shall give Parent (i) prompt notice of any written notices of objection, notices of approvals, notice of dissent or demands for appraisal or written offers, under Section 238 of the CICL received by the Company, written withdrawals of such notices, demands or offers, and any other instruments served pursuant to applicable Law of the Cayman Islands and received by the Company relating to its shareholders' rights to dissent from the Merger or appraisal rights, and (ii) the opportunity to participate in negotiations and proceedings with respect to any such notice or demand for appraisal under the CICL. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any offers or agree to any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

          (d)   In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to section 238(2) of the CICL, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to section 238(4) of the CICL within twenty (20) days of obtaining the Requisite Company Vote at the Shareholders Meeting.

        Section 2.04    Exchange of Share Certificates, etc.

          (a)    Paying Agent.    Prior to the Effective Time, Parent shall select and appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for all payments required to be made pursuant to Section 2.01(a) and Section 2.03(b) (collectively, the "Merger Consideration"), and Parent shall enter into a paying agent agreement on terms reasonably acceptable to the Company with the Paying Agent prior to the Effective Time. At or prior to the Effective Time, or in the case of payments pursuant to Section 2.03(b), when required thereby, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares other than Excluded Shares, cash in immediately available funds and in an amount that together with the Deposited Available Cash (if and to the extent deposited by the Company with the Paying Agent pursuant to Section 6.07(g)), is sufficient to pay the full amount of the Merger Consideration (such cash, the "Exchange Fund").

          (b)    Exchange Procedures.    Promptly after the Effective Time (and in any event within five (5) Business Days thereafter), the Surviving Company shall cause the Paying Agent to mail to each person who was, at the Effective Time, a registered holder of Shares (other than Excluded Shares and Dissenting Shares) entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of such Shares shall be effected); and (ii) instructions for use in effecting the surrender of any issued share certificates representing such Shares (the "Share Certificates") (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) or non-certificated Shares represented by book entry ("Uncertificated Shares") or such other documents as may be required in exchange for the Per Share Merger Consideration. Promptly following any Shares ceasing to be Dissenting Shares pursuant to Section 2.03(b), Parent shall cause the Paying Agent to mail to the applicable shareholders the documents described in the immediately preceding sentence. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or Uncertificated Shares or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) and each registered holder of Uncertificated Shares shall be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, subject to applicable withholding in accordance with Section 2.04(i), and any Share Certificate so surrendered shall forthwith be marked as cancelled. No interest shall be paid or will accrue on any amount payable in respect of the Shares pursuant to the provisions of this Article II.

          (c)    Lost Certificates.    If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the Paying Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Company or the Paying Agent may direct, and upon such term as may be reasonably required by the Surviving Company or the Paying Agent, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares (other than Excluded Shares and Dissenting Shares) represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a) and Section 2.03(b).

          (d)    Untraceable Shareholders.    Remittances for the Per Share Merger Consideration shall not be sent to holders of Shares who are untraceable unless and until they notify the Surviving Company or the Paying Agent of their current contact details. A holder of Shares will be deemed to be untraceable if (i) such person has no registered address in the register of members maintained by the Company, or (ii) on the last two (2) consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (x) has been sent to such person and has been returned undelivered or has not been cashed, or (y) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company, or (iii) notice of the Shareholders Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Monies due to shareholders of the Company who are untraceable shall be returned to the Surviving Company on demand and held in a non-interest bearing bank account for the benefit of shareholders of the Company who are untraceable. Shareholders of the Company who are untraceable but subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods should contact the Surviving Company; provided, that monies unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to any Governmental Authority pursuant to applicable Laws shall, to the extent permitted by applicable Law, become property of the Surviving Company.

          (e)    Adjustments to Merger Consideration.    The Per Share Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares occurring on or after the date hereof and prior to the Effective Time (but excluding any change that results from any exercise of Company Options or the vesting of any Company RSUs) and to provide to the holders of Shares, Company Options and Company RSUs the same economic effect as contemplated by this Agreement prior to such action.

          (f)    Investment of Exchange Fund.    The Exchange Fund, pending its disbursement to the holders of Shares, shall be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Company; provided, that Parent or the Surviving Company, as applicable, shall not direct the Paying Agent to make any such investment that is speculative in nature and no such investment or loss shall affect the aggregate amounts payable under this Article II. Parent or the Surviving Company, as applicable, shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment to the extent necessary to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration. Subject to the preceding sentence, earnings from investments shall be the exclusive property of the Surviving Company. Except as contemplated by Section 2.04(b), this Section 2.04(f) and Section 2.04(g), the Exchange Fund shall not be used for any other purpose.

          (g)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains unclaimed by the holders of Shares for nine (9) months after the Effective Time shall be delivered to the Surviving Company upon demand, and any holders of Shares (other than Excluded Shares) who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company for the cash to which they are entitled pursuant to Article II without any interest thereon.

          (h)    No Liability.    None of the Paying Agent, the Rollover Shareholders, Parent or the Surviving Company shall be liable to any former holder of Shares for any such Shares (or dividends or distributions with respect thereto), or cash properly delivered to a public official pursuant to any applicable abandoned property, bona vacantia, escheat or similar Law. Any amounts remaining unclaimed by such former holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Company or its designee, free and clear of all claims or interest of any person previously entitled thereto.

          (i)    Withholding Rights.    Each of Parent, the Surviving Company, the Paying Agent and Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Options or Company RSUs such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Company, the Paying Agent or Merger Sub, as the case may be, such withheld amounts shall be (i) remitted by Parent, the Surviving Company, the Paying Agent or Merger Sub, as applicable, to the applicable Governmental Authority and (ii) to the extent so remitted, treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Options or Company RSUs in respect of which such deduction and withholding was made by Parent, the Surviving Company, the Paying Agent or Merger Sub, as the case may be.

        Section 2.05    No Transfers.

        From and after the Effective Time, (a) the register of members of the Company shall be closed, and there shall be no registrations of transfers in the register of members of the Surviving Company of the Shares that were outstanding immediately prior to the Effective Time, and (b) the holders of Shares issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such

Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates presented to the Paying Agent, Parent or Surviving Company for transfer or any other reason shall be cancelled, in exchange for the right to receive the cash consideration to which the holders thereof are entitled under this Article II in the case of Shares other than the Excluded Shares and the Dissenting Shares, and for no consideration in the case of Excluded Shares and only in accordance with Section 2.03 in the case of the Dissenting Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The following representations and warranties by the Company are qualified in their entirety by reference to (a) all disclosures in the Company SEC Reports and the Weibo SEC Reports filed with or furnished to the SEC prior to the date hereof but excluding (i) statements in any "Risk Factors" and/or "Forward-Looking Statements" section(s) of any such Company SEC Report and Weibo SEC Reports and (ii) those statements that are cautionary, predictive or forward-looking in nature, but in each case, other than specific factual information contained therein, and (b) any information that would cause one or more of the representations and warranties contained in this Article III to be untrue or incorrect, of which the Chairman has knowledge prior to the date of this Agreement. Subject to the foregoing, the Company hereby represents and warrants to Parent and Merger Sub that:

        Section 3.01    Organization and Qualification.

          (a)   Each of the Company and its Subsidiaries is an entity duly incorporated or organized, as applicable, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   Except as disclosed in the Company SEC Reports and the Weibo SEC Reports, there are no other corporations, companies, partnerships, joint ventures, associations, or entities through which any Group Company conducts business, or other entities in which a Group Company controls or owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same, in each case that would constitute a significant subsidiary (as such term is defined in Rule 1-02 of Regulation S-X under the Exchange Act).

        Section 3.02    Constitutional Documents.

        No Group Company is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

        Section 3.03    Capitalization.

          (a)   The authorized share capital of the Company is $23,700,000 divided into (i) 150,000,000 Ordinary Shares of $0.133 each and (ii) 3,750,000 preference shares of $1.00 each, of which 7,150 preference shares have been designated as Class A Preference Shares. As of the close of business in New York City on September 21, 2020, (A) 59,733,728 Ordinary Shares and 7,150 preference shares (in the form of Class A Preference Shares) are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, (B) 1,725,500 Ordinary Shares are reserved for future issuance pursuant to the outstanding Company Options and Company RSUs, and (C) 24,197,557 Shares are issued and held by the Company as treasury shares.

          (b)   The Company is the legal and beneficial owner of 101,778,958 Class B ordinary shares of Weibo, consisting of the all the issued and outstanding Class B ordinary shares of Weibo. All the shares of Weibo held directly or indirectly by the Company are validly issued, fully paid and non-assessable.

          (c)   Except for (i) the Company Options, the Company RSUs, the Weibo Options and the Weibo RSUs (including the rights and obligations of their holders and the Company under the terms of the Company Options, the Company RSUs, the Weibo Options and the Weibo RSUs) and rights under the Control Documents, and (ii) the Transactions, there are no options, warrants, preemptive rights, conversion rights, redemption rights, share appreciation rights, repurchase rights, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character issued by any Group Company relating to the issued or unissued share capital of any Group Company or obligating any Group Company to issue, transfer or sell or cause to be issued, transferred or sold any Equity Securities of any Group Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of any Group Company and no securities or obligations evidencing such rights are authorized, issued or outstanding, and there are no outstanding contractual obligations of any Group Company to repurchase, redeem or otherwise acquire any Equity Securities of any Group Company. The Company does not have any secured creditors holdings a fixed or floating security interest.

          (d)   The grant of each such outstanding Company Option was validly made and properly approved by the Company Board or a duly authorized committee thereof and any shareholder approval by the necessary number of votes in compliance with the terms of the relevant Company Share Plans, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the rules and regulations of The Nasdaq Stock Market ("Nasdaq") and all other applicable Laws in all material respects. The grant of each such Company RSU was validly made and properly approved by the Company Board or a duly authorized committee thereof and any shareholder approval by the necessary number of votes in compliance with the terms of the relevant Company Share Plans, the Exchange Act, the rules and regulations of Nasdaq and all other applicable Laws in all material respects.

          (e)   The outstanding share capital or registered capital, as the case may be, of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, and the portion of the outstanding share capital or registered capital, as the case may be, of each of the Company's Subsidiaries is owned by such Group Company free and clear of all Liens (except for Permitted Liens), other than the Controlled Entities to the extent they are subject to their respective Control Documents.

        Section 3.04    Authorization.

          (a)   The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Requisite Company Vote, to execute and deliver the Plan of Merger and to consummate the Merger and the other Transactions. The execution, delivery and performance by the Company of this Agreement and the Plan of Merger, and the consummation of the Merger and the other Transactions, have been duly and validly authorized by the Company Board and other than such filings and recordation as required by the CICL, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Plan of Merger, and the consummation by it of the Transactions, subject, in the case of the Plan of Merger and the Merger, to receipt of the Requisite Company Vote.

          (b)   This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) ((a) and (b) collectively, the "Enforceability Exceptions").

          (c)   The Company Board, acting upon the unanimous recommendation of the Special Committee, by resolutions duly adopted by unanimous vote of those directors voting at a meeting duly called and held and not subsequently rescinded or modified in a manner adverse to Parent, has (i) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable, for the Company to enter into this Agreement and the Plan of Merger; (ii) authorized and approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger; and (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the holders of Shares (the "Company Recommendation"). As of the date hereof, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn.

          (d)   The Special Committee has received from Morgan Stanley Asia Limited (the "Financial Advisor") its written opinion, dated the date of this Agreement, to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications, assumptions and other matters set forth therein, the Per Share Merger Consideration to be received by the holders of Shares other than Excluded Shares and Dissenting Shares is fair, from a financial point of view, to such holders. The Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement and Schedule 13E-3.

        Section 3.05    No Conflict; Required Filings and Consents.

          (a)   None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (i) assuming the Requisite Company Vote is obtained, conflict with or result in any breach of any provision of the organizational or governing documents of any Group Company in any material respect, (ii) require any consent or waiver by any Person under, result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract, (iii) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, or (iv) assuming the Requisite Company Vote is obtained and the Requisite Approvals are complied with and completed, violate any Order or Law applicable to the Company, any Subsidiary of the Company, or any of their respective properties, assets or operations; except, with respect to each case of clauses (ii) through (iv), for any such conflict, breach, violation, default, modification, right, creation of any Lien or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will require any filing by the Company or any of its Subsidiaries with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supranational, or any self-regulatory or quasi-governmental authority (each, a "Governmental Authority") except for (i) compliance with any applicable requirements of the Securities Act and the Exchange Act, (ii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICL, (iii) such filings with the SEC as may be required to be made by the Company in connection with this Agreement and the Merger, including the joining of the Company in the filing of the Schedule 13E-3, which shall incorporate by reference the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the SEC, if any, on the Schedule 13E-3, (iv) such filings as may be required under the Nasdaq rules and regulations in connection with this Agreement or the Merger (item (i) through (iv) together, the "Requisite Approvals"), and (v) any such other filing, permit, authorization, consent or approval, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company or the consummation by the Company of the Merger.

        Section 3.06    Permits; Compliance with Laws.

          (a)   Except (i) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) for the Internet Publication License and License for Online Transmission of Audio-Visual Programs of the Company, the Company and its Subsidiaries are in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for the Company and its Subsidiaries to own, lease and operate their properties or to carry on their business substantially in the manner described in the Company SEC Reports and/or the Weibo SEC Reports filed prior to the date hereof and substantially as is being conducted as of the date of this Agreement (collectively, the "Material Company Permits"), and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all of the Material Company Permits are valid, in full force and effect, and are not subject to any pending or, to the knowledge of the Company, threatened legal proceeding by any Governmental Authority to suspend, cancel, modify, terminate or revoke any such Material Company Permit, (ii) the Company and each of its Subsidiaries are in compliance with the terms and requirements of such Material Company Permits, and (iii) the Company and each of its Subsidiaries is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under or would reasonably be expected to result in any suspension, cancellation, modification, termination or revocation of, any such Material Company Permit.

          (b)   The Group Companies are and have been in compliance with all applicable Laws and the applicable listing, corporate governance and other rules and regulations of Nasdaq in all material respects. Since the Applicable Date, no Group Company has received any written notice or communication of any material non-compliance with any applicable Law that has not been cured.

        Section 3.07    SEC Filings; Financial Statements.

          (a)   The Company has filed or otherwise furnished (as applicable), all forms, reports, statements, schedules and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2018 (the "Applicable Date") (such forms, reports, statements, schedules and other documents filed since the Applicable Date including any amendments thereto and all exhibits and schedules thereto and documents incorporated by reference therein, collectively, the "Company SEC Reports"). As of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such Company SEC Reports were amended, as of the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act of 1933, as amended (the "Securities Act") (and to the extent such Company SEC Reports were amended, as of the date of effectiveness of such amendment), the Company SEC Reports (i) complied in all material respects with either the requirements of the

  Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed or effective, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of its filing date or effective date (as applicable).

          (b)   Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared, in all material respects, in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations, changes in shareholders' equity and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements).

          (c)   Except as and to the extent set forth in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company's annual report on Form 20-F filed with the SEC on April 29, 2020 or otherwise disclosed by the Company in current reports on Form 6-K, no Group Company has any outstanding liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected in the consolidated financial statements of the Company and its Subsidiaries, except for liabilities or obligations (A) incurred in the ordinary course of business consistent with past practice since December 31, 2019, (B) incurred pursuant to this Agreement or in connection with the Transactions, or (C) that are immaterial in nature and amount.

          (d)   The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or 18 U.S.C. Section 1350 (Section 906 of the Sarbanes Oxley Act of 2002) with respect to any Company SEC Report. The Company is in compliance, in all material respects, with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Company has established and maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act to ensure that all material information concerning the Company and its Subsidiaries required to be included in reports filed under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of the Company's SEC filings and other public disclosure documents.

          (e)   The Company maintains a system of accounting established and administered in accordance with GAAP in all material respects. The Group Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with GAAP.

        Section 3.08    Proxy Statement.

        The information supplied by the Company for inclusion in the Proxy Statement (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 (including any amendment or supplement thereto or document incorporated by reference therein including the notice of the Shareholders Meeting and the form of proxy) will not (i) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders Meeting, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied, or required to be supplied, by or on behalf of Parent, Merger Sub, the Rollover Shareholders, the Guarantor or any of their respective Affiliates or Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

        Section 3.09    Absence of Certain Changes.

        Since December 31, 2019, (a) each Group Company has conducted business in all material respects in the ordinary course of business and in a manner consistent with past practice, except as expressly contemplated by this Agreement or for actions taken to respond to COVID-19, and (b) there has not been any Company Material Adverse Effect.

        Section 3.10    Absence of Litigation.

        As of the date of this Agreement, there is no litigation, hearing, suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of the Company, threatened against any Group Company, or any share, security, equity interest, property or asset of any Group Company, before any Governmental Authority which (a) seeks to enjoin, restrain or prevent the Merger or the other Transactions, or (b) if adversely determined, would reasonably be expected to prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement in any material respect or the consummation of the Merger.

        Section 3.11    Employee Benefit Plans.

          (a)   Each Company Employee Plan has been established, operated and maintained in compliance with its terms and with applicable Law in all material respects.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or expressly provided under this Agreement, neither the execution of this Agreement, shareholder approval of this Agreement, nor the consummation of the Transactions alone, will (i) entitle any current or former director, employee or consultant of any Group Company to material compensation in the form of a severance payment or similar payment, or (ii) accelerate the time of payment or vesting or result in any payment or funding of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Company Employee Plans.

        Section 3.12    Labor and Employment Matters.

        Neither the Company nor any of its Subsidiaries is a party to, or bound by, or currently negotiating in connection with entering into, any collective bargaining agreements. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries relating to their businesses, or (ii) lockout, strike, slowdown, work stoppage or threat thereof by or with respect to any current or former employee, officer, consultant or independent contractor of the Company or any of its Subsidiaries.

        Section 3.13    Real Property; Title to Assets.

        Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the relevant Group Company has good and marketable title to each Owned Real Property (as applicable), free and clear of all Liens, except Permitted Liens, and (ii) each Lease is legal, valid, binding, enforceable and in full force and effect, and neither any Group Company (as a party to such Lease) nor, to the knowledge of the Company, any other third party to such Lease is in breach or default under such Lease.

        Section 3.14    Intellectual Property.

          (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own or possess adequate licenses or other rights to use (in each case, free and clear of any Liens, except for Permitted Liens), all Intellectual Property necessary to conduct the business of the Company or its Subsidiaries as currently conducted.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the use of any Intellectual Property in connection with the operation of their respective businesses or otherwise by the Company or its Subsidiaries does not infringe upon or misappropriate the Intellectual Property rights of any person and is in compliance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use such Intellectual Property. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of, and to the knowledge of the Company, there is no threatened, assertion or claim (i) that it, or the business or activities of the Company or any of its Subsidiaries (including the commercialization and exploitation of their products and services), is infringing upon or misappropriating any Intellectual Property right of any person and (ii) if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no person is currently infringing or misappropriating any material Intellectual Property owned by the Company or any of its Subsidiaries in any material respect.

          (c)   With respect to each Intellectual Property owned by any Group Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, such Group Company is the owner of the right, title and interest in and to such Intellectual Property, and is entitled to use, transfer and license such Intellectual Property in the continued operation of its respective business.

          (d)   With respect to each Intellectual Property licensed to any Group Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) such Group Company has the right to use such Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Intellectual Property, and (ii) to the knowledge of the Company, no party to any license of such Intellectual Property is in breach thereof or default thereunder.

        Section 3.15    Taxes.

          (a)   Each Group Company has, in all material respects, duly and timely filed (taking into account any extension of time within which to file) Tax Returns and reports required to be filed by it and has paid and discharged all Taxes required to be paid or discharged (whether or not reflected on a Tax Return), other than such payments as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company's financial statements in accordance with GAAP. All such Tax Returns are true, accurate and complete in all material respects.

          (b)   No Tax authority or agency or other Governmental Authority is asserting in writing or, to the knowledge of the Company, threatening to assert against any Group Company any material deficiency or claim for any material Taxes or interest thereon or penalties in connection therewith. There are no pending or, to the knowledge of the Company, threatened Actions for the assessment or collection of any material Taxes against any Group Company.

          (c)   Each Group Company has, in accordance with applicable Laws, duly registered with the relevant Governmental Authority, obtained and maintained the validity of all national and local tax registration certificates and complied in all material respects with all requirements imposed by such Governmental Authorities.

          (d)   Each Group Company has timely withheld, collected and deposited all material amounts of Taxes that are required to be withheld, collected and deposited under applicable Laws.

        Section 3.16    Material Contracts.

          (a)   For purposes of this Agreement, "Material Contracts" means (i) this Agreement and (ii) any Contract to which any of the Group Companies is a party as of the date of this Agreement filed or required to be filed as exhibits to any of the Company SEC Reports and the Weibo SEC Reports.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of a Group Company, as applicable, in full force and effect and enforceable against the such Group Company in accordance with its terms, subject to the Enforceability Exceptions; (ii) no Group Company and, to the knowledge of the Company, no counterparty is or is alleged to be in breach or violation of, or default under, any Material Contract; and (iii) within the last twelve (12) months prior to the date hereof, no Group Company has received any written claim of default under any such Material Contract and, to the Company's knowledge, no fact or event exists that would give rise to any claim of default under any Material Contract.

        Section 3.17    Anti-Takeover Provisions.

        The Company is not party to a shareholder rights agreement, "poison pill" or similar anti-takeover agreement or plan, other than the Rights Agreement, dated April 23, 2015, by and between the Company and American Stock Transfer & Trust Company, LLC, as amended on June 22, 2015. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, "fair price", "control share" or other similar Laws enacted under any Laws applicable to the Company other than the CICL (each, a "Takeover Statute") does not, and will not, apply to this Agreement or the Transactions.

        Section 3.18    Related Party Transactions.

        The Company has disclosed in the Company SEC Reports and Weibo SEC Reports each material Contract between a Group Company or any of its Subsidiaries, on the one hand, and any "related party" (as such term is defined in Item 404 of Regulation S-K promulgated under the Exchange Act) of the Company, one the other hand, entered into during fiscal years covered by such Company SEC Reports or Weibo SEC Reports, in each case that is required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, other than for (a) payment of salary or fees for services rendered in the capacity of an officer, director or employee of any Group Company, (b) reimbursement for expenses incurred on behalf of any Group Company and (c) other employee benefits, including Contracts entered into under the Company Share Plans or the Weibo Share Plans.

        Section 3.19    Brokers.

        Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

        Section 3.20    Control Documents.

          (a)   To the knowledge of the Company, (i) each party to any of the Control Documents has full power and authority to enter into, execute and deliver such Control Document to which it is a party and each other agreement, certificate, document and instrument to be executed and delivered by it pursuant to the Control Documents and to perform the obligations of such party thereunder, and (ii) execution and delivery by such party of each Control Document to which it is a party and the performance by such party of its obligations thereunder have been duly authorized by all requisite actions on the part of such party.

          (b)   As of the date of this Agreement, none of the parties to any Control Document has sent or received any written communication regarding termination of or intention not to renew any Control Document, and no such termination or non-renewal has been threatened in writing by any of the parties thereto.

          (c)   As of the date of this Agreement, there is no Action initiated by any Governmental Authority or any other person, pending or, to the knowledge of the Company, threatened against any of the Controlled Entities and other Group Companies that (i) challenge the validity or enforceability of the Control Documents, individually or taken as a whole, (ii) challenge the legality of the "variable interest entity" structure or the ownership structure as set forth in the Control Documents, or (iii) claim that any of the Control Documents or the ownership structure thereof violates any PRC Laws in any material respect.

        Section 3.21    No Other Representations or Warranties.     Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to any Group Company or its business, or with respect to any information provided to Parent, Merger Sub or any of their respective Affiliates or Representatives in connection with the Transactions, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. The Company will not have or be subject to any liability or indemnity obligations to Parent, Merger Sub or their respective Affiliates resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of its Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

        Section 4.01    Corporate Organization.

          (a)   Each of Parent and Merger Sub (i) is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and (ii) has the requisite corporate power and authority to carry on its business as it is now being conducted and as contemplated in this Agreement except, with respect to (ii), where the failure to have such power and authority would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their obligations under the Transaction Documents. Each of Parent and Merger Sub has made available to the Company (i) complete and correct copies of its memorandum and articles of association as currently in effect, and (ii) a true and complete list of all directors and officers (if any) of Parent and Merger Sub, each as of the date hereof.

          (b)   Each of Parent and Merger Sub was formed solely for the purpose of engaging in the Transactions and has no, assets, liabilities or obligations of any nature other than those incidental to its formation and capitalization and pursuant to the Transaction Documents and the Transactions.

        Section 4.02    Authorization.

        Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized and approved by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize or approve this Agreement and the Plan of Merger or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.03(b)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. No vote or consent of the holders of any class or series of share capital of Parent is necessary to approve this Agreement or the Transactions, including the Merger, other than the approval of New Wave as the sole shareholder of Parent.

        Section 4.03    No Conflict; Required Filings and Consents.

          (a)   The execution and delivery of this Agreement and the Plan of Merger by each of Parent and Merger Sub do not, and the performance of this Agreement and the Plan of Merger by each of Parent and Merger Sub will not, (i) conflict with or violate the memorandum and articles of association of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clause (ii) and clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their respective obligations under this Agreement.

          (b)   The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for the Requisite Approvals and any such other filing, permit, authorization, consent or approval, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay the consummation by Parent or Merger Sub of the Merger.

        Section 4.04    Capitalization.     The authorized share capital of Parent is $50,000 consisting of 50,000,000 shares, par value of $0.001 per share. As of the date of this Agreement, one share of Parent is issued and outstanding, which has been duly authorized, validly issued, fully paid and non-assessable and is wholly owned by New Wave. The authorized share capital of Merger Sub is $50,000 consisting of 50,000,000 shares, par value of $0.001 per share. As of the date of this Agreement, one share of Merger Sub is issued and outstanding, which has been duly authorized, validly issued, fully paid and non-assessable and is wholly owned by Parent. All outstanding share capital of Merger Sub is owned by Parent free and clear of all Liens. Other than the applicable Transaction Documents, there are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any share capital of, or other equity interests in, Parent or Merger Sub.

        Section 4.05    Available Funds and Financing.

          (a)   Parent has delivered, on or prior to the date of this Agreement, to the Company true and complete copies of (i) executed commitment letters from each of China Minsheng Banking Corp., Ltd. Shanghai Branch and China Minsheng Banking Corp., Ltd. Hong Kong Branch (as the same may be amended or modified pursuant to Section 6.07), (collectively, the "Debt Commitment Letters") (which, in each case, may be redacted with respect to any provisions that would not reasonably be expected to affect the conditionality, enforceability, availability, termination or the aggregate principal amount of the Debt Financing), confirming their respective commitments, subject to the terms and conditions thereof, to provide or cause to be provided the respective cash amounts set forth therein for the purpose of financing the Merger Consideration and any other amounts required to consummate the Transactions (the "Debt Financing"), (ii) an executed equity commitment letter from the Chairman (the "Equity Commitment Letter" and, together with the Debt Commitment Letters and any definitive agreements executed pursuant to such Equity Commitment Letter and Debt Commitment Letters, the "Financing Documents") pursuant to which the Chairman has committed to subscribe, or cause to be subscribed for newly issued ordinary shares of New Wave and to pay, or cause to be paid, to New Wave an aggregate amount set forth therein for the purpose of financing the Merger Consideration and any other payment obligations in connection with the consummation of the Transactions (the "Equity Financing" and, together with the Debt Financing or, if applicable, the Alternative Financing, the "Financing" ), and (iii) the Support Agreement. The Equity Commitment Letter provides, and will continue to provide, that the Company is a third-party beneficiary and entitled to enforce such Equity Commitment Letter in accordance with the terms and conditions set forth therein.

          (b)   As of the date hereof, (i) each of the Financing Documents and the Support Agreement, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the parties thereto, subject to the Enforceability Exceptions, and (ii) none of the Financing Documents and the Support Agreement has been amended or modified and no such amendment or modification is contemplated except for any such amendment or modification as permitted in accordance with Section 6.07(c), and the respective commitments contained in the Financing Documents and the Support Agreement have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or restriction is contemplated. Assuming (A) the Financing is funded in accordance with the Financing Documents and the transactions contemplated by the Support Agreement are consummated in accordance with the terms therein, and (B) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 7.01 and Section 7.02 or the waiver of such conditions, Parent and Merger Sub will have available to them, as of the Effective Time, all funds necessary for Parent, Merger Sub and the Surviving Company to pay (1) the Merger Consideration, and (2) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. The Financing Documents contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent or Merger Sub on the terms and conditions contained therein. There are no side letters or other contracts or arrangements (oral or written) related to the Financing (except for customary engagement letters and fee letters, if any and as applicable (a complete copy of each of which has been provided to the Company and may be redacted to omit numerical fee amounts provided therein and with respect to any other provisions that would not affect the conditions, enforceability, availability, termination or the amount of the Debt Financing)) relating to Parent or Merger Sub, on the one hand, and providers of the Debt Financing, on the other hand, other than the Financing Documents.

          (c)   Parent or Merger Sub has fully paid, or cause to be paid, any and all fees, if any, that are payable on or prior to the date hereof under the Debt Commitment Letters and will pay when due all other fees arising under the Debt Commitment Letters as and when they become due and payable thereunder.

          (d)   As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would be reasonably expected to constitute a default or breach on the part of Merger Sub, Parent or any of their respective Affiliates, or, to the knowledge of Parent, any other parties thereto, under the Financing Documents; or, to the knowledge of Parent, would otherwise excuse or permit the financing sources under any Financing Documents to refuse to fund their respective obligations under the Financing Documents. As of the date of this Agreement, Parent and Merger Sub do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub at the Effective Time.

          (e)   Parent and Merger Sub hereby acknowledge and agree that it shall not be a condition to Closing for Parent or Merger Sub to obtain the Financing and/or the Deposited Available Cash, and reaffirm their obligation to consummate the Transactions hereby, irrespective and independent of the availability of the Financing and/or the Deposited Available Cash, on the terms and subject to the conditions set forth in this Agreement.

        Section 4.06    Information Supplied

        None of the information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in (a) the Schedule 13E-3, at the time such document is filed with the SEC, or at any time such document is amended or supplemented or (b) the Proxy Statement, at the date of first mailing the Proxy Statement to the shareholders of the Company or any amendments or supplements thereto, and at the time of the Shareholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        Section 4.07    Solvency.

        Neither Parent nor Merger Sub is entering into the transactions contemplated hereby and by the Transaction Documents with the intent to hinder, delay or defraud either present or future creditors. Assuming the satisfaction or the waiver of the conditions of Parent and Merger Sub to consummate the Merger as set forth herein, immediately after giving effect to all of the transactions contemplated hereby, including the payment of the Per Share Merger Consideration and the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and the payment of all related fees and expenses, the Surviving Company will be solvent as of the Effective Time and immediately after the Effective Time.

        Section 4.08    Absence of Litigation.

        As of the date of this Agreement, there are no proceedings pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub or any property or asset of Parent or Merger Sub and neither Parent nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their obligations under the Transaction Documents.

        Section 4.09    Ownership of Company Shares.

        As of the date hereof, other than the Excluded Shares which will be cancelled at the Effective Time in accordance this Agreement, neither Parent, Merger Sub, nor any of their respective Affiliates, beneficially own any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants, or other rights to acquire Shares or other securities of, or any economic interest (through derivative securities or otherwise) in the Company.

        Section 4.10    Independent Investigation.

        Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, and their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that, as of the date hereof, it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations, warranties, covenants and agreements of the Company expressly set forth in this Agreement).

        Section 4.11    Buyer Group Contracts.

        Except for the Support Agreement, the Limited Guarantee and the Equity Commitment Letter, there are (a) no side letters or other Contracts (whether oral or written) relating to the Transactions between two or more of the following persons: each of Parent, Merger Sub, the Rollover Shareholders, or any of their respective Affiliates (excluding the Company and its Subsidiaries), and (b) no Contracts (whether oral or written) (i) between Parent, Merger Sub, the Rollover Shareholders, or any of their Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any of the Company's or its Subsidiaries' directors, officers, employees or shareholders (excluding the Rollover Shareholders), on the other hand, that relate in any way to the Transactions, (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration, (iii) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal, or (iv) pursuant to which any person has agreed to provide, directly or indirectly, equity capital to Parent, Merger Sub or the Company to finance in whole or in part the Transactions.

        Section 4.12    Non-Reliance on Company Estimates.

        The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Each of Parent and Merger Sub further acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto.

        Section 4.13    Brokers.

        No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or the Rollover Shareholders.

        Section 4.14    Limited Guarantee.

        The Limited Guarantee has been duly and validly executed and delivered by the Guarantor executing such Limited Guarantee and is in full force and effect, and assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Guarantor that executed it, enforceable against such Guarantor in accordance with the terms thereof subject to the Enforceability Exceptions, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Limited Guarantee.

        Section 4.15    No Additional Representations.

        Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent nor Merger Sub nor any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective business, or with respect to any information provided to the Company or any of its Affiliates or Representatives in connection with the Transactions, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Neither Parent not Merger Sub will have or be subject to any liability or indemnity obligations to the Company or its Affiliates resulting from the distribution or disclosure or failure to distribute or disclose to the Company or any of its Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this Article IV.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

        Section 5.01    Conduct of Business by the Company Pending the Merger.

        The Company agrees that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as required by applicable Law or permitted by or contemplated in this Agreement, unless Parent may otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned, and for the avoidance of doubt, such consent of Parent shall be deemed given if approved or directed by the Chairman in his capacity as an officer of the Company), (i) the businesses of the Group Companies shall be conducted in the ordinary course of business consistent with past practice; and (ii) the Company shall use its reasonable efforts to preserve substantially intact the assets and the business organization of the Group Companies, to keep available the services of the current executive officers and key employees of the Group Companies and to maintain in all material respects the current relationships of the Group Companies with existing customers, suppliers and other Persons with which any Group Companies has material business relations as of the date hereof. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as required by applicable Law or permitted by or contemplated in this Agreement, the Company shall not, and shall procure that no Group Company will, directly or indirectly, do or propose to do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned, and for the avoidance of doubt, such consent of Parent shall be deemed given if approved or directed by the Chairman in his capacity as an officer of the Company):

          (a)   amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

          (b)   issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of any Group Company (other than in connection with (A) the issuance of Shares upon the exercise of any Company Options or Company RSUs in accordance with their respective terms, (B) the withholding of securities of the Company to satisfy Tax obligations with respect to Company Options or Company RSUs, (C) the acquisition by the Company of its securities in connection with the forfeiture of Company Options or Company RSUs, (D) the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof, or (E) any transaction between or among the Company and its direct or indirect wholly owned Subsidiaries), (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of any Group Company with a value or purchase price (including the value of assumed liabilities) in excess of $10,000,000, except in the ordinary course of business or pursuant to existing Contracts, or (iii) any material Intellectual Property owned by or licensed to any Group Company, except in the ordinary course of business or pursuant to existing Contracts;

          (c)   declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any Subsidiary of the Company to the Company or any of its other Subsidiaries);

          (d)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its share capital (other than the purchase of Shares to satisfy obligations under the Company Share Plans, including the withholding of Shares in connection with the exercise of Company Options or Company RSUs in accordance with the their respective terms);

          (e)   effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization, or similar transaction involving any Group Company, or create any new Subsidiary, other than the Transactions;

          (f)    acquire any assets, securities or properties, in any single transaction or related series of transactions, for consideration in excess of $10,000,000, except for acquisitions in the ordinary course of business or pursuant to existing Contracts;

          (g)   make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof in excess of $10,000,000 in any single transaction or related series of transactions other than in the ordinary course of business;

          (h)   incur, assume, alter, amend or modify any Indebtedness, or guarantee any Indebtedness, in each case, with an amount in excess of $10,000,000 in a single transaction or related series of transactions, except for (i) the incurrence or guarantee of Indebtedness under any Group Company's existing credit facilities or other Contracts as in effect on the date hereof in an aggregate amount not to exceed the maximum amount authorized under the Contracts evidencing such Indebtedness, (ii) in the ordinary course of business consistent with past practice, or (iii) any Indebtedness between the Company and its Subsidiaries, or between two or more Subsidiaries of the Company;

          (i)    make any changes with respect to financial accounting policies or procedures in any material respect, including changes affecting the reported consolidated assets, liabilities or results of operations of the Group Companies, except as required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

          (j)    settle any pending or threatened Action of or against any Group Company (A) for an amount in excess of $10,000,000 for any single Action, (B) that would impose any material restrictions on the business or operations of any Group Company, or (C) that is brought by or on behalf of any current, former or purported holder of any share capital or debt securities of any Group Company relating to the Transactions, except for, in each case, any Actions occurring in the ordinary course of business;

          (k)   make or change any material Tax election, amend any material Tax Return, enter into any closing agreement or seek any ruling from any Governmental Authority with respect to material Taxes, or make any material change in any method of Tax accounting or Tax accounting period; and

          (l)    agree to or enter into any Contract or otherwise make a binding commitment, to do any of the foregoing.

        Solely for purpose of this Section 5.01, (i) pandemic or epidemic-related measures reasonably taken by the Group Companies for the purpose of reducing any adverse impact on the businesses and assets of the Group Companies, including those responding to COVID-19, shall not constitute a breach of this Section 5.01, and (ii) Weibo and its Subsidiaries shall not be treated as part of the Group Companies.

        Section 5.02    Compliance

        Each party hereto agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, it shall not: (i) take any action which is intended to or would reasonably be likely to result in any of the applicable conditions to effecting the Merger becoming incapable of being satisfied; or (ii) take any action which would, or would reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede its ability to consummate the Merger or the other transactions contemplated by this Agreement.

        Section 5.03    No Control of Other Party's Business.

        Except as otherwise expressly provided herein, nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company's or the Company's Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

        Section 6.01    Proxy Statement and Schedule 13E-3.

          (a)   As soon as reasonably practicable following the date of this Agreement, the Company, with the cooperation and assistance of Parent and Merger Sub, shall prepare a proxy statement relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company (such proxy statement, as amended or supplemented, being referred to herein as the "Proxy Statement"). Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and cause to be filed with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company (such Schedule 13E-3, as amended or supplemented, being referred to herein as the "Schedule 13E-3"). Parent and Merger Sub shall timely furnish all information as the Company may reasonably request in connection with such actions and preparation of the Proxy Statement and the Schedule 13E-3. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Proxy Statement and the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3. Each of Parent and Merger Sub shall provide reasonable assistance and cooperation to the Company in the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC. Upon its receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and the Schedule 13E-3, the Company shall promptly notify Parent and Merger Sub and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing the Schedule 13E-3 or mailing the Proxy Statement (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and Merger Sub with a reasonable opportunity to review and comment on such document or response and (ii) shall consider in good faith all additions, deletions or changes reasonably proposed by Parent in good faith. If at any time prior to the Shareholders Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors, is discovered by the Company, Parent or Merger Sub that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Nothing in this Section 6.01 is intended to restrict or preclude the Company Board or the Special Committee from effecting a Change in the Company Recommendation on the terms and subject to the condition set forth in this Agreement. Notwithstanding anything herein to the contrary, and subject to compliance with the terms of Section 6.04(d), with respect to any disclosure regarding a Change in the Company Recommendation made in accordance with and not in violation of this Agreement, the Company shall not be required to provide Parent or Merger Sub with the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in) the Schedule 13E-3 or the Proxy Statement, or any amendment or supplement thereto, or another filing by the Company with the SEC, with respect to such disclosure.

          (b)   Each of Parent, Merger Sub and the Company agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Shares and at the time of the Shareholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company further agrees that all documents that such party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and that all information supplied by such party for inclusion or incorporation by reference in such document will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent, Merger Sub or the Company, or their respective officers or directors, should be discovered which should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party discovering such event or circumstance shall promptly inform the other parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company;

  provided, that prior to such filing, the Company and Parent, as the case may be, shall consult with each other with respect to such amendment or supplement and shall afford the other party and their Representatives a reasonable opportunity to comment thereon. Notwithstanding anything herein to the contrary, (i) no representation, warranty, covenant or agreement is made by the Company with respect to information supplied by Parent, Merger Sub, the Rollover Shareholders or their respective Affiliates or Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3, and (ii) no representation, warranty, covenant or agreement is made by the Parent, Merger Sub or the Rollover Shareholders with respect to information supplied by the Company or its respective Affiliates or Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

        Section 6.02    Company Shareholders Meeting.

          (a)   The Company shall establish a record date for determining shareholders of the Company entitled to vote at the Shareholders Meeting (the "Record Date") in consultation with Parent, and shall not change such Record Date or establish a different record date for the Shareholders Meeting without the prior written consent of Parent, unless the Company is required to do so by applicable Law. As soon as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and the Proxy Statement, the Company shall mail or cause to be mailed the Proxy Statement to the holders of Shares as of the Record Date. Subject to Section 6.02(b), without the consent of Parent, the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, are the only matters (other than procedural matters) that shall be proposed to be voted upon by the shareholders of the Company at the Shareholders Meeting.

          (b)   As soon as reasonably practicable but in any event no later than forty (40) days after the date of mailing the Proxy Statement, the Company shall hold the Shareholders Meeting. Subject to this Section 6.02 and Section 6.04, the Company Board shall recommend to holders of the Shares that they authorize and approve this Agreement, the Plan of Merger and the Transactions, including the Merger, and shall include such recommendation in the Proxy Statement. The Company shall use its reasonable best efforts in accordance with applicable Law and the memorandum and articles of association of the Company to (i) solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, and (ii) take all other action necessary or advisable to secure the Requisite Company Vote. In the event that subsequent to the date hereof, the Company Board makes a Change in the Company Recommendation, the Company shall nonetheless submit this Agreement, the Plan of Merger and the Transactions, including the Merger, to the holders of the Shares for authorization and approval at the Shareholders Meeting in accordance with this Section 6.02, unless this Agreement shall have been terminated in accordance with its terms prior to the Shareholders Meeting.

          (c)   Notwithstanding Section 6.02(b), the Company may, and upon Parent's written request shall, adjourn or recommend the adjournment of the Shareholders Meeting to its shareholders (i) if and to the extent the Special Committee determines in good faith that such adjournment or postponement is necessary or advisable to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholders Meeting, (ii) as otherwise required by applicable Law, or (iii) if as of the time for which the Shareholders Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders Meeting or to vote in favor of the authorization and approval of this Agreement, the Plan of Merger, and the Transactions in order for the Requisite Company Vote to be obtained. If the Shareholders Meeting is adjourned, the Company shall convene and hold the Shareholders Meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence.

          (d)   At the Shareholders Meeting, and any other meeting of the shareholders of the Company called to seek the Requisite Company Vote or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to this Agreement, the Plan of Merger or the Transactions is sought, Parent and/or Merger Sub shall vote, and shall cause the Rollover Shareholders to vote, all Shares held directly or indirectly by them as of the date hereof, including the Rollover Shares pursuant to the terms of the Support Agreement, in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions.

        Section 6.03    Access to Information.

          (a)   From the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII and subject to applicable Law and the Confidentiality Agreements, upon reasonable advance notice in writing from Parent, the Company shall (i) provide to Parent and its Representatives reasonable access during normal business hours to the offices, properties, books and records of any Group Company, (ii) furnish to Parent and its Representatives such information concerning the Group Companies as Parent may reasonably request in writing, and (iii) instruct its and its Subsidiaries' employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent and its Representatives in their investigation. Notwithstanding the foregoing, any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the timely discharge by the employees of the Company or its Subsidiaries of their duties.

          (b)   Notwithstanding anything to the contrary in Section 6.03(a), nothing in this Agreement shall require the Company or any of its Subsidiaries to give access to or disclose any information to Parent or any of its Representatives if such access or disclosure would (i) violate any Contract entered into prior to the date of this Agreement, applicable Law or Order (provided that the Company shall use its reasonable best efforts to cause such information be provided in a manner that would not result in such violation), (ii) jeopardize any attorney-client privilege, work product doctrine or other applicable privilege, or (iii) give a Third Party the right to terminate or accelerate the rights under a Contract entered into prior to the date of this Agreement (provided that the Company shall use its reasonable best efforts to cause such information be provided in a manner that would not result in such jeopardy for right to terminate or accelerate).

          (c)   All information provided or made available pursuant to this Section 6.03 to Parent or its Representatives shall be subject to the Confidentiality Agreements and Section 9.12.

          (d)   No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

        Section 6.04    No Solicitation of Transactions.

          (a)   From the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except pursuant to Section 6.04(b), the Company agrees that neither it nor any of its Subsidiaries will, and that it will cause its and its Subsidiaries' Representatives (including any investment banker, attorney or accountant retained by any Group Company) not to, in each case, directly or indirectly, (i) solicit, initiate, knowingly encourage (including by way of furnishing nonpublic information concerning any Group Company), or take any other action to knowingly facilitate, any inquiries or the making of any Competing Proposal, (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information concerning any Group Company to, any Third Party in connection with any Competing Proposal, (iii) agree to, approve, endorse, recommend or consummate any Competing Transaction or enter into any letter of intent or Contract (other than an Acceptable Confidentiality Agreement) or commitment contemplating or otherwise relating, or that may reasonably be expected to lead to, to any Competing

  Transaction, or (iv) grant any waiver, amendment or release under any standstill, confidentiality or similar agreement to which the Company is a party (and the Company shall promptly take all action necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality, standstill or similar agreement and to enforce each such confidentiality, standstill and similar agreement). The Company shall notify Parent in writing, as promptly as practicable and in any event within forty-eight (48) hours, of any Competing Proposal received by the Company, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments) in reasonable detail, and (y) the identity of the party making such proposal or offer or inquiry or contact. The Company shall keep Parent informed, on a current basis, of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). Except as otherwise provided in this Section 6.04(a) or Section 6.04(c), after the execution and delivery of this Agreement, the Company shall, and shall cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, promptly cease and terminate all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction, promptly revoke or withdraw access of any Third Party to any data room containing any nonpublic information concerning any Group Company and request all such Third Parties to promptly return or destroy all such nonpublic information provided to them. The Company shall not and shall cause its Subsidiaries not to enter into any confidentiality agreement with any Third Party subsequent to the date of this Agreement that would prohibit the Company from providing any such information to Parent in accordance with this Section 6.04(a).

          (b)   Notwithstanding anything to the contrary in Section 6.04(a), at any time prior to the receipt of the Requisite Company Vote, following the receipt of a Competing Proposal that was not obtained in violation of Section 6.04, the Company, the Special Committee and their respective Representatives may:

              (i)  communicate with the person or group of persons who has made such proposal or offer solely to clarify and understand the terms and conditions thereof and to notify such person of the restrictions of this Section 6.04, to the extent the Special Committee shall have determined that such communication is necessary to determine whether such Competing Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;

             (ii)  provide information in response to the request of the person or group of persons who has made such proposal or offer, but only if prior to providing such information, the Company has received from the person or group of persons so requesting such information an executed Acceptable Confidentiality Agreement, provided, that the Company shall concurrently make available to Parent any information concerning the Company and the Subsidiaries that is provided to any such person or group of persons and that was not previously made available to Parent or its Representatives; and/or

            (iii)  engage or participate in any discussions or negotiations with the person or group of persons who has made such proposal or offer;

    provided, that prior to taking any actions described in clause (ii) or (iii) above, the Special Committee has (A) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that such Competing Proposal constitutes or would reasonably be expected to result in a Superior Proposal, and (B) provided written notice to Parent prior to taking any such action.

          (c)   Except as set forth in Section 6.04(d), neither the Company Board nor any committee thereof shall (i) (A) change, withhold, withdraw, qualify or modify, or publicly propose to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, (B) fail to make the Company Recommendation or fail to include the Company

  Recommendation in the Proxy Statement, (C) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the shareholders of the Company a Competing Transaction, (D) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, fail to publicly recommend against the acceptance of such tender offer or exchange offer by the Company shareholders within ten (10) Business Days after Parent so requests in writing (any of the foregoing, a "Change in the Company Recommendation"), or (E) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Transaction, or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or Contract with respect to any Competing Transaction other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.04(b) (an "Alternative Acquisition Agreement").

          (d)   Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement and at any time prior to the receipt of the Requisite Company Vote, if the Company has received a Competing Proposal that was not obtained in violation of this Section 6.04 which the Company Board determines, in its good faith judgment acting at the recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that such Competing Proposal constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, the Company Board (acting at the recommendation of the Special Committee) or the Special Committee may, (A) effect a Change in the Company Recommendation and/or (B) authorize the Company to terminate this Agreement in accordance with Section 8.03(c) and enter into an Alternative Acquisition Agreement with respect to that Superior Proposal, but only (i) if the Company shall have complied with the requirements of Section 6.04(a) and Section 6.04(b) with respect to such Competing Proposal in all material respects; (ii) after (A) providing at least five (5) Business Days' (the "Superior Proposal Notice Period") written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate this Agreement in accordance with Section 8.03(c), it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Change in the Company Recommendation, and (B) negotiating with and causing its financial and legal advisors to negotiate with Parent, Merger Sub and their respective Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Financing, so that such Competing Proposal would cease to constitute a Superior Proposal; provided that any material modifications to such Competing Proposal that the Company Board has determined (acting at the recommendation of the Special Committee) to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this Section 6.04(d), provided, further, that with respect to the new written notice to Parent, the Superior Proposal Notice Period shall be deemed to be a three (3) Business Day period rather than the five (5) Business Day period first described above; and (iii) following the end of such five (5) Business Day period or three (3) Business Day period (as applicable), the Company Board shall have determined, in its good faith judgment acting at the recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that taking into account any changes to this Agreement and the Financing proposed by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Competing Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. None of the Company, the Company Board or any committee of the Company

  Board shall enter into any Contract with any Third Party that restricts the Company from giving prior notice to Parent of its intention to effect a Change in the Company Recommendation.

          (e)   Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, the Company Board, acting at the recommendation of the Special Committee, or the Special Committee, may make a Change in the Company Recommendation and/or terminate this Agreement for a reason unrelated to a Competing Proposal if (i) the Company Board determines, acting at the recommendation of the Special Committee, in good faith after consultation with its financial advisor and outside legal counsel that, in light of an Intervening Event, failure to make a Change in the Company Recommendation and/or terminate this Agreement would be inconsistent with its fiduciary duties under applicable Law; (ii) the Company notifies Parent in writing, at least five (5) Business Days in advance, that it intends to effect a Change in the Company Recommendation and/or terminate this Agreement in light of such Intervening Event, which notice shall specify the nature and circumstances of the Intervening Event in reasonable detail; (iii) after providing such notice and prior to making such Change in the Company Recommendation in connection with such Intervening Event, the Company shall negotiate in good faith with Parent during such five (5) Business Day period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement as would permit the Company Board not to effect a Change in the Company Recommendation or termination of this Agreement in light of such Intervening Event; and (iv) the Company Board shall have considered in good faith any changes to this Agreement and shall have again determined, acting at the recommendation of the Special Committee, in good faith, taking into account any changes to this Agreement proposed by Parent and Merger Sub in response to the aforementioned notice, that it would continue to be inconsistent with the Company Board's fiduciary duties under applicable Law not to effect the Change in the Company Recommendation or termination of this Agreement in light of the Intervening Event.

          (f)    Nothing contained in this Section 6.04 shall be deemed to prohibit the Company, the Company Board or the Special Committee from (i) complying with its disclosure obligations under U.S. federal or state or non-U.S. Law with regard to a Competing Transaction, including taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer), provided, that any such disclosure (other than a "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that does not include an express rejection of any applicable Competing Transaction shall be deemed to be a Change in the Company Recommendation, or (ii) making any "stop-look-and-listen" communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

          (g)   Unless and until this Agreement is terminated pursuant to Article VIII, the Company shall not submit to the vote of its shareholders any Competing Transaction or enter into any Alternative Acquisition Agreement.

        Section 6.05    Directors' and Officers' Indemnification and Insurance.

          (a)   The indemnification, advancement and exculpation provisions of the indemnification agreements by and between the Company and its directors and officers, as in effect at the Effective Time, shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its Subsidiaries. The Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) honor and fulfill in all respects the obligations of the Group Companies under (i) any indemnification, advancement of expenses and exculpation provision set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement, and (ii) all indemnification agreements between the Company or any of its Subsidiaries and any Indemnified Party. The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, and Parent shall cause such provisions not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law. From and after the Effective Time, any agreement of any Indemnified Party with the Company or any of its Subsidiaries regarding exculpation or indemnification of liability or advancement of expenses shall be assumed by the Surviving Company, shall survive the Merger and shall continue in full force and effect in accordance with its terms.

          (b)   The Surviving Company shall, and Parent shall cause the Surviving Company to, maintain in effect for six (6) years from the Effective Time the current directors' and officers' liability insurance policies (including for acts or omissions occurring in connection with this Agreement and the consummation of the Transactions) maintained by the Company or any of its Subsidiaries covering each current or former director or officer and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (each, an "Indemnified Party"), covered as of the Effective Time, on terms no less favorable than those of such policies in effect on the date hereof; provided, however, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms, conditions, retentions and limits of liability that are no less favorable than those provided under the Company's current policies; provided, further, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (the "Maximum Annual Premium"), and if the cost of such insurance policy exceeds such amount, then the Surviving Company shall obtain a policy with the greatest coverage for a cost not exceeding such amount. In lieu of maintaining the directors' and officers' liability insurance policies contemplated by this Section 6.05(b), the Company may, at its option, purchase a six- (6-) year "tail" prepaid policy prior to the Effective Time on terms, conditions, retentions and limits of liability no less advantageous to the Indemnified Parties than the existing directors' and officers' liability insurance maintained by the Company so long as the annual cost of such policy does not exceed the Maximum Annual Premium. If such "tail" prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Company under this Section 6.05(b) shall terminate.

          (c)   Subject to the terms and conditions of this Section 6.05, from and after the Effective Time, the Surviving Company shall comply, and Parent shall cause the Surviving Company to comply, with all of the Company's obligations, and each of the Surviving Company and Parent shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties against any and all costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Action, whether civil, criminal, administrative or investigative ("Damages"), arising out of, relating to or in connection with (x) the fact that an Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries or (y) any acts or omissions occurring or alleged to have occurred (including acts or omissions with respect to the approval of this Agreement or the Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party) prior to or at the Effective

  Time, to the extent provided under the Company's or such Subsidiaries' respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the CICL or any other applicable Law, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such Indemnified Parties against any and all Damages arising out of acts or omissions in such persons' official capacity as an officer, director or other fiduciary in the Company or any of its Subsidiaries arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time in such Indemnified Party's capacity as a director, officer or other fiduciary of the Company or any of its Subsidiaries.

          (d)   In the event the Company or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company, the Surviving Company, or Parent, as the case may be, shall assume the obligations set forth in this Section 6.05.

          (e)   The agreements and covenants contained in this Section 6.05 shall be in addition to any other rights an Indemnified Party may have under the memorandum and articles of association of the Company or any of its Subsidiaries (or equivalent constitutional documents), or any agreement between an Indemnified Party and the Company or any of its Subsidiaries, under the CICL or other applicable Law, or otherwise. The provisions of this Section 6.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third party beneficiary of the provisions of this Section 6.05. The obligations of Parent and the Surviving Company under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party without the consent of such Indemnified Party.

          (f)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy or other agreement that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.

        Section 6.06    Notification of Certain Matters.

        Subject to applicable Law, each of the Company and Parent shall promptly notify the other in writing of:

          (a)   any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

          (b)   any notice or other communication from any Governmental Authority in connection with the Transactions;

          (c)   any Actions commenced or, to the knowledge of the Company or the knowledge of Parent, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such party pursuant to any of such party's representations and warranties contained herein, or that relate to such party's ability to consummate the Transactions; and

          (d)   a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement on the part of such party having occurred that would cause the conditions set forth in Section 7.01, Section 7.02 or Section 7.03 not to be satisfied;

together, in each case, with a copy of any such notice, communication or Action; provided, that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided further, that failure to give prompt notice pursuant to Section 6.06(d) shall not constitute a failure of a condition to the Merger set forth in Article VII except to the extent that the underlying breach of a representation or warranty or failure to perform any covenant or agreement not so notified would, standing alone, constitute such a failure.

        Section 6.07    Financing.

          (a)   Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to arrange and obtain the Debt Financing and Equity Financing in a timely manner and as provided in this Agreement, including to (i) negotiate definitive agreements with respect to the Debt Financing on the terms and conditions described in the Debt Commitment Letters, (ii) maintain in full force and effect each of the Financing Documents until the Transactions are consummated, (iii) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the Financing Documents applicable to Parent or Merger Sub that are within its control, (iv) draw upon and consummate the Debt Financing and Equity Financing at or prior to the Closing, and (v) enforce its rights under the Financing Documents.

          (b)   In the event that any portion of the Debt Financing has become unavailable on the terms and conditions contemplated in the applicable Debt Commitment Letters, (i) Parent shall promptly so notify the Company in writing, and (ii) each of Parent and Merger Sub shall use its reasonable best efforts to arrange to obtain alternative debt financing from the same or alternative sources as promptly as practicable following the occurrence of such event on terms and conditions not materially less favorable, in the aggregate, from the standpoint of the Company, to Parent and Merger Sub than those contained in the applicable Debt Commitment Letters in an amount, together with the aggregate proceeds of the Equity Financing, sufficient for Parent and the Surviving Company to pay (x) the Merger Consideration, and (y) any other amounts required to be paid in connection with the consummation of the Transactions on the terms and conditions contemplated hereby (the "Alternative Financing"), provided that in no event shall the terms of any Alternative Financing prevent, delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions in accordance with the terms of this Agreement. Parent shall promptly enter into (or cause to be entered into) and deliver to the Company true and complete copies of all Contracts or other arrangements pursuant to which any alternative sources have committed to provide the Alternative Financing (the "Alternative Financing Documents") as soon as practicable after execution thereof, provided that, such customary engagement letters and fee letters in connection with the Alternative Financing, if any and as applicable, may be redacted to omit numerical fee amounts provided therein and with respect to any other provisions that would not affect the conditions, enforceability, availability, termination or the amount of the Debt Financing. In the event Alternative Financing is obtained, any reference in this Agreement to (X) the "Debt Financing" shall be deemed to include the Alternative Financing, and (Y) the "Debt Commitment Letters" shall be deemed to include the Alternative Financing Documents.

          (c)   Neither Parent nor Merger Sub shall agree to or permit any amendments or modifications to, or waivers of, any condition or other provision under any Financing Document without the prior written consent of the Company if such amendments, modifications or waivers would (x) reduce the aggregate amount of the Debt Financing or Equity Financing or (y) impose new or additional conditions to the Debt Financing or Equity Financing or otherwise expand, amend or modify the Debt Financing or Equity Financing in a manner that would reasonably be expected to (A) prevent or delay the ability of Parent or Merger Sub to consummate the Transactions or (B) adversely impact in any material respect the ability of Parent or Merger Sub to enforce its rights against the other parties to any Financing Document (it being understood that any such amendment or modification in relation to pricing and/or other economic terms of any Financing Document, to the extent that such amendment or modification does not affect the enforceability, availability, termination, conditionality or amount of the financing under the Financing Documents, shall be permitted hereunder and shall be deemed not to prevent, impede or delay the consummation of the Transactions or of the transactions under the Financing Agreements). Without limiting the generality of the foregoing, neither Parent nor Merger Sub shall release or consent to the termination of the obligations of the other parties to any Financing Document, except as expressly contemplated hereby.

          (d)   Parent shall, prior to the Closing, (i) give the Company prompt written notice (A) upon becoming aware of any breach of any provision of, or termination by any party to any Financing Document or any other definitive agreement with respect to the Financing, (B) upon the receipt of any written notice or other written communication from any person with respect to any threatened breach or threatened termination by any party to any Financing Document or any other definitive agreement with respect to the Financing, (C) upon knowledge of any dispute or disagreement between or among any parties to the Debt Financing or Equity Financing and (D) if Parent at any time believes that it will not be able to obtain all or any portion of the Debt Financing or Equity Financing on the terms, in the manner, or from the sources contemplated by the Financing Documents; and (ii) otherwise keep the Company informed on a reasonably current basis of the status of Parent and Merger Sub's efforts to arrange the Debt Financing or Alternative Financing (as applicable) and the Equity Financing.

          (e)   Prior to the Closing, the Company agrees to provide, and shall cause each of its Subsidiaries and each of their respective officers, employees and representatives to use reasonable efforts to provide, to Parent and Merger Sub, at Parent's sole cost and expense, all reasonable cooperation as may be requested by Parent or its Representatives in connection with the Debt Financing or Alternative Financing, including without limitation (i) participating in a reasonable number of meetings, presentations and due diligence sessions with representatives of Parent and its Debt Financing or Alternative Financing sources, (ii) assisting in the preparation of bank information memoranda, rating agency presentations and similar documents reasonably requested by Parent or its Representatives in connection with the Debt Financing or Alternative Financing, (iii) as promptly as reasonably practicable, furnishing Parent and its sources of the Debt Financing or Alternative Financing with financial statements reasonably requested by Parent, (iv) reasonably cooperating with advisors, consultants and accountants of Parent or any sources or potential sources of the Debt Financing or Alternative Financing with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets, liabilities, cash management and accounting systems and related policies and procedures of the Company or any of its Subsidiaries, including for the purpose of establishing collateral eligibility and values, (v) assisting and facilitating the granting of guaranty, security or pledging of collateral related to Debt Financing or Alternative Financing, provided, that any collateral to be pledged or security to be granted by Parent or Merger Sub under any Financing Documents that in any manner involves the Company, any of its Subsidiaries or any of their respective assets shall be contingent upon the occurrence of the Effective Time, (vi) taking customary action reasonably necessary to establishing bank and other accounts in connection with, and to enter into one or more definitive agreements to facilitate, the consummation of the Debt Financing or any Alternative Financing immediately prior to the Effective Time, provided that such agreements and arrangements shall not become active or take effect until the Effective Time, and (vii) furnishing Parent and its Representatives promptly with all documentation and other information required with respect to the Debt Financing or any Alternative Financing under applicable "know your customer" and anti-money laundering rules and regulations.

          (f)    Notwithstanding anything to the contrary set forth in this Agreement, neither the Company nor any of its Subsidiaries shall be required to (x) pay any commitment or similar fee or incur any liability with respect to the Debt Financing or Alternative Financing prior to the Effective Time, (y) to be an issuer or other obligor with respect to any Debt Financing or any Alternative Financing prior to the Effective Time, or (z) take or commit to taking any action that is not contingent upon the occurrence of the Effective Time or would otherwise subject it to actual or potential liability in connection with the Debt Financing or Alternative Financing prior to the occurrence of the Effective Time.

          (g)   Without any prejudice to Section 4.05(e) and subject to the terms and conditions hereof, if and to the extent that the Company has available unrestricted cash in U.S. dollars in one or more bank accounts outside the PRC at or prior to the Effective Time ("Available Cash"), the Company shall, upon reasonable written request of Parent at least five (5) Business Days prior to the proposed Closing Date, deposit or cause to be deposited a portion of the Available Cash (the "Deposited Available Cash") with the Paying Agent at or reasonably prior to the Effective Time as a source of funds for the payment of the aggregate Per Share Merger Consideration pursuant to Section 2.04, provided that (i) any failure by the Company to deposit or cause to be deposited all or any portion of the Available Cash shall not constitute a breach of any agreement or covenant herein and shall not give rise to a failure of any condition to Parent's or Merger Sub's obligation to consummate the Merger (including those set forth in Section 7.02(b)) to be satisfied, (ii) the Company and its Subsidiaries shall have no liability to Parent or Merger Sub to pay any Company Termination Fee or other damages solely by reason of the Company's failure to deposit or cause to be deposited all or any portion of the Available Cash for any reason, (iii) the Company shall not be obligated to deposit or cause to be deposited any portion of the Available Cash to the extent the deposit thereof would render any Group Company, or the Group Companies on a consolidated basis, to be insolvent, and (iv) Parent shall cause the Paying Agent to immediately refund and deliver to the Company all of the Deposited Available Cash if the Effective Time shall have not occurred within three (3) Business Days following such deposit by the Company.

          (h)   Nothing contained in this Section 6.07 shall require such cooperation to the extent it would require the Company and its Subsidiaries to incur any expense unless such expense is reimbursed by Parent or Merger Sub. Parent shall, promptly upon request by the Company, reimburse (or cause the applicable borrowers to reimburse) the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.07 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by any of them arising from the arrangement of the Debt Financing or Alternative Financing and any information used in connection therewith (except with respect to any information provided by or on behalf of the Company or any of its Subsidiaries), except to the extent such liabilities or losses arising out of or resulted from the willful misconduct of the Company, its Subsidiaries or any of their respective Representatives.

          (i)    Nothing in this Section 6.07 or any other provision of this Agreement shall require, and in no event shall the "reasonable best efforts" of Parent or Merger Sub be deemed or construed to require, Parent or Merger Sub to waive any term or condition of this Agreement.

        Section 6.08    Further Action; Reasonable Best Efforts.

          (a)   On the terms and subject to the conditions of this Agreement, each of the parties hereto shall each use its reasonable best efforts, and cause its Subsidiaries to use their respective reasonable best efforts, to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions.

          (b)   Each party hereto shall, upon reasonable request by any other parties, furnish such other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy

  Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any Governmental Authority (if any) in connection with the Transactions.

        Section 6.09    Obligations of Merger Sub.

        Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

        Section 6.10    Participation in Litigation.

        Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Actions commenced or, to the knowledge of the Company on the one hand and the knowledge of Parent on the other hand, threatened against such party or its directors which relate to this Agreement and the Transactions. The Company shall give Parent an opportunity to participate in the defense or settlement of any shareholder Action against the Company or its directors relating to this Agreement or the Transactions, and no such Action shall be settled without Parent's prior written consent.

        Section 6.11    Resignations.

        To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of any Group Company designated by Parent, which shall include a waiver of any claims against any Group Company subject to customary exceptions.

        Section 6.12    Public Announcements.

        The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions, except (A) as may be required by applicable Laws or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other parties before making any such public announcements, and (B) that the Company shall not be required to obtain the prior agreement of Parent with respect to any public announcement of the receipt and existence of a Competing Proposal and matters related thereto, or a Change in the Company Recommendation, in each case made in compliance with Section 6.04. This Section 6.12 shall terminate upon a Change in the Company Recommendation.

        Section 6.13    Stock Exchange Delisting.

        The Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable under applicable Laws and rules and policies of Nasdaq to enable the delisting of the Ordinary Shares from Nasdaq and the deregistration of the Ordinary Shares under the Exchange Act as promptly as practicable after the Effective Time.

        Section 6.14    Takeover Statutes.

        If any Takeover Statute is or may become applicable to any of the Transactions, the parties hereto shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on the Transactions.

        Section 6.15    Actions Taken at Direction of Parent or Merger Sub.

        Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation, Article III, Article V or this Article VI hereof, if the alleged breach results from an action or inaction by the Company specifically directed or approved by New Wave, Parent, Merger Sub, the Chairman (in his capacity as the Chairman or otherwise), or their respective Affiliates or Representatives, regardless of whether there is any approval by or direction from the Company Board or the Special Committee.

        Section 6.16    No Amendment to Transaction Documents.

        Without the prior written consent of the Special Committee (acting on behalf of the Company), Parent and Merger Sub shall not, and shall cause its respective Affiliates not to (i) amend, modify, withdraw, waive or terminate any Transaction Documents to which the Company is not a party in a manner adverse to the Company or would or would reasonably be expected to prevent or materially delay (a) the consummation by Parent and Merger Sub of the Merger or any of the other Transactions or (b) the performance by each of Parent and Merger Sub of their respective obligations under this Agreement, or (ii) enter into or modify any other Contract relating to the Merger or the Transactions in a manner that (x) would be inconsistent with the terms of any Transaction Documents, or (y) would or would reasonably be expected to prevent or materially delay (A) the consummation by Parent and Merger Sub of the Merger or any of the other Transactions or (B) the performance by each of Parent and Merger Sub of their respective obligations under this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

        Section 7.01    Conditions to the Obligations of Each Party.

        The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following conditions on or prior to the Closing Date:

          (a)    Shareholder Approval.    This Agreement, the Plan of Merger and the Transactions, including the Merger, shall have been authorized and approved by holders of Shares constituting the Requisite Company Vote at the Shareholders Meeting in accordance with the CICL and the Company's memorandum and articles of association.

          (b)    No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order (an "Order"), whether temporary, preliminary or permanent, which is then in effect, that has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Merger.

        Section 7.02    Additional Conditions to the Obligations of Parent and Merger Sub.

        The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions on or prior to the Closing Date:

          (a)    Representations and Warranties.    (i) Other than the representations and warranties of the Company contained in Section 3.01(a), Section 3.03(a), Section 3.04, and Section 3.09(b), the representations and warranties of the Company contained in this Agreement (without giving effect to any qualification as to "materiality," or "Company Material Adverse Effect") shall be true and correct as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties of the Company to be so true and correct do not, and would not be reasonably expected to, constitute a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 3.01(a) and Section 3.04 shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), and (iii) the representations and warranties set forth in Section 3.03(a) and Section 3.09(b) shall be true and correct in all respects (except for de minimis inaccuracies in the case of Section 3.03(a)) as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time).

          (b)    Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c)    Dissenting Shareholders.    The holders of no more than 10% of the Shares shall have validly served and not validly withdrawn a notice of dissent under Section 238(2) of the CICL.

          (d)    Officer Certificate.    The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(c) and 7.02(e).

          (e)    No Material Adverse Effect.    No Company Material Adverse Effect shall have occurred since the date of this Agreement and is continuing.

        Section 7.03    Additional Conditions to the Obligations of the Company.

        The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions on or prior to the Closing Date:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any qualification as to "materiality" or similar standard or qualification set forth therein) as of the date hereof and as of the Closing Date, as though made on and as of such date and time, except: (i) representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time, or (ii) where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, have not, and would not reasonably be expected to, prevent, materially delay, materially impede or materially impair the ability of Parent and Merger Sub to consummate the Transactions or perform their obligations under the Transaction Documents.

          (b)    Agreements and Covenants.    Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c)    Officer Certificate.    Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

        Section 7.04    Frustration of Closing Conditions.

        None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party's failure to act in good faith to comply with this Agreement and consummate the Transactions.

ARTICLE VIII

TERMINATION

        Section 8.01    Termination by Mutual Consent.

        This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of Parent and the Company with the approval of their respective boards of directors (or in the case of the Company, acting at the direction of the Special Committee).

        Section 8.02    Termination by Either the Company or Parent.

        This Agreement may be terminated by either the Company (acting at the direction of the Special Committee) or Parent at any time prior to the Effective Time, if:

          (a)   the Effective Time shall not have occurred on or before June 28, 2021 (the "Long Stop Date"); or

          (b)   any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable Order, which has the effect of preventing, prohibiting or otherwise making illegal consummation of the Merger; or

          (c)   the Requisite Company Vote shall not have been obtained at the Shareholders Meeting duly convened therefor and concluded or at any adjournment or postponement thereof;

provided, that the right to terminate this Agreement pursuant to this Section 8.02 shall not be available to any party whose failure (or, in the case of Parent, the failure of Parent or Merger Sub) to fulfill any of its obligations under this Agreement has been a primary cause of, or resulted in, the failure of the Merger to be consummated by the Long Stop Date or the applicable condition(s) being satisfied.

        Section 8.03    Termination by the Company.

        This Agreement may be terminated by the Company (acting at the direction of the Special Committee) at any time prior to the Effective Time, if:

          (a)   a breach of any representation, warranty, agreement or covenant of Parent or Merger Sub set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Sections 7.01 or 7.03 to be satisfied, and (ii) is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub, as applicable, by the earlier of the Long Stop Date and thirty (30) days following receipt of written notice of such breach from the Company stating the Company's intention to terminate this Agreement pursuant to this Section 8.03(a) and the basis of such termination; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(a) if the Company is then in breach of any representations, warranties, agreements or covenants of the Company hereunder that would give rise to the failure of a condition set forth in Section 7.02;

          (b)   (i) all of the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable written notice confirming that all of the conditions set forth Section 7.03 have been satisfied (or that the Company is waiving any unsatisfied conditions in Section 7.03) and that it is ready, willing and able to consummate the Closing and

  (iii) Parent and Merger Sub fail to complete the Closing within ten (10) Business Days following the later of (x) date on which the Closing should have occurred pursuant to Section 1.02 and (y) the date on which the foregoing notice is delivered to Parent;

          (c)   prior to the receipt of the Requisite Company Vote, (i) the Company Board (acting at the recommendation of the Special Committee) or the Special Committee shall have authorized the Company to terminate this Agreement and enter into an Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to Section 6.04(d) and (ii) the Company concurrently with or immediately after the termination of this Agreement enters into the Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (i); provided, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.03(c) unless the Company has (A) complied with Section 6.04 in all material respects, and (B) complied with Section 8.06 and concurrently with or immediately after such termination, pays the Company Termination Fee; or

          (d)   pursuant to Section Section 6.04(e), provided, that concurrently with or immediately after such termination, the Company pays the Company Termination Fee payable pursuant to Section 8.06(a).

        Section 8.04    Termination by Parent.

        This Agreement may be terminated by Parent at any time prior to the Effective Time, if:

          (a)   a breach of any representation, warranty, agreement or covenant of the Company set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.01 or 7.02 to be satisfied, and (ii) is incapable of being cured or, if capable of being cured, is not cured by the Company by the earlier of the Long Stop Date and thirty (30) days following receipt of written notice of such breach from Parent stating the Parent's intention to terminate this Agreement pursuant to this Section 8.04(a) and the basis of such termination; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if either Parent or Merger Sub is then in breach of any representations, warranties or covenants of Parent or Merger Sub hereunder that would give rise to the failure of a condition set forth in Sections 7.01 or Section 7.03; or

          (b)   the Company Board or the Special Committee shall have effected a Change in the Company Recommendation.

        Section 8.05    Effect of Termination.

        In the event of the termination of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (or any Representative of such party); provided, that the terms of Section 6.03(c), Section 6.07(g), Section 6.12, Articles VIII and IX shall survive any termination of this Agreement.

        Section 8.06    Termination Fee.

          (a)   In the event that:

              (i)  (A) a Competing Proposal relating to a Competing Transaction shall have been made or proposed (and not withdrawn), after the date hereof and prior to the Shareholders Meeting (or prior to the termination of this Agreement if there has been no Shareholders Meeting), (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 8.02(a) or Section 8.02(c), and (C) within twelve (12) months after the termination of this Agreement, the Company or any of its Subsidiaries consummates, or enters into a definitive agreement in connection with, such Competing Transaction, whether or not such Competing Transaction was the same Competing

    Transaction referred to in clause (A); provided, that for purposes of this Section 8.06(a), all references to "20%" in the definition of "Competing Transaction" shall be deemed to be references to "50%");

             (ii)  this Agreement is terminated by Parent pursuant to Section 8.04; or

            (iii)  this Agreement is terminated by the Company pursuant to Section 8.03(c) or Section 8.03(d),

  then the Company shall pay, or cause to be paid, to Parent or its designees an amount in cash equal to $25,000,000 (the "Company Termination Fee") by wire transfer of same day funds as promptly as possible (but in any event (x) within two (2) Business Days after such termination in the case of a termination referred to in clause (ii) above, (y) at least two (2) Business Days prior to and as a condition of the consummation by the Company of a Competing Transaction or entry by the Company into the definitive agreement in connection with a Competing Transaction in the case of a termination referred to in clause (i) above, or (z) prior to, concurrently with or immediately after the termination of this Agreement in case of a termination pursuant to clause (iii) above); it being agreed that in no event shall the Company be required to pay the Company Termination Fee more than once.

          (b)   Parent will pay, or cause to be paid, to the Company or its designees (i) an amount in cash equal to $50,000,000 (the "Parent Termination Fee"), if this Agreement is terminated by the Company pursuant to Section 8.03(a) or Section 8.03(b), such payment to be made as promptly as possible (but in any event within two (2) Business Days after such termination by wire transfer of same day funds); it being agreed that in no event shall Parent be required to pay the Parent Termination Fee more than once.

          (c)   Except as otherwise specified in Section 8.06(d), all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated.

          (d)   In the event that the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.06, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as the case may be, commencing on the date that the Company Termination Fee or Parent Termination Fee, as the case may be, became due, at the prime rate as published in The Wall Street Journal on such date plus 1.00% or a lesser rate that is the maximum permitted by applicable Law. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

          (e)   Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.06 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.06(a) or Section 8.06(b) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.06, the parties hereto would not have entered into this Agreement.

          (f)    (i) Subject to Section 9.08, the Equity Commitment Letter, the Debt Commitment Letters and the Limited Guarantee, the Company's right to (i) terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.06(b) and the guarantee of such obligations pursuant to the Limited Guarantee (subject to their terms, conditions and limitations), (ii) if applicable, receive reimbursement and indemnification pursuant to Section 6.07(g), and (iii) if applicable, receive reimbursement and interest pursuant to Section 8.06(d) (clauses (ii) and (iii) together, the "Company Reimbursement"), shall be the sole and exclusive remedy of any Group Company and all members of the Company Group against (A) Parent, Merger Sub, New Wave, the Guarantor or the Rollover Shareholders, (B) the former, current and future direct or indirect holders of any equity, general or limited partnership or limited partnership or liability company interest, controlling persons, management companies, portfolio companies, incorporators, Representatives, Affiliates, members, managers, general or limited partners, stockholders, successors or assignees of Parent, Merger Sub, New Wave, the Guarantor or Rollover Shareholders, (C) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub or the Guarantor, or (D) any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, representatives, Affiliates, members, managers, general or limited partners, stockholders, successors or assignees of any of the foregoing (clauses (A) through (D) of this Section 8.06(f), collectively, the "Parent Group"), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder or other failure of the Merger or the other Transactions to be consummated. For the avoidance of doubt, subject to Section 9.08, neither Parent nor any other member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Equity Commitment Letter, the Limited Guarantee and the Debt Commitment Letters) other than the payment of the Parent Termination Fee pursuant to Section 8.06(b) and the Company Reimbursement, and in no event shall any Group Company, the direct or indirect shareholders of the Company or any other Group Company, or any of their respective Affiliates, members, managers, partners, Representatives, stockholders, successors or assignees of the foregoing (collectively, the "Company Group"), seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Equity Commitment Letter, the Limited Guarantee and the Debt Commitment Letters), other than (without duplication) from Parent or Merger Sub to the extent provided in Section 8.06(b), Section 8.06(d) and Section 6.07(g), or the Rollover Shareholders or the Guarantor to the extent provided in the relevant Equity Commitment Letter, the Support Agreement or Limited Guarantee. This provision was specifically bargained for and is intended to be for the benefit of, and shall be enforceable by, each member of the Parent Group.

              (i)  Subject to Section 9.08, Parent's right to terminate this Agreement and receive payment from the Company of the Company Termination Fee pursuant to Section 8.06(a) and expenses under Section 8.06(d) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against any member of the Company Group for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder or other failure of the Merger to be consummated. Neither the Company nor any other member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment by the Company of the Company Termination Fee pursuant to Section 8.06(a) and the costs and expenses under Section 8.06(d), and in no event shall any of Parent, Merger Sub or any other member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 8.06(a) and Section 8.06(d). This provision was specifically bargained for and is intended to be for the benefit of, and shall be enforceable by, each member of the Company Group.

             (ii)  Notwithstanding anything to the contrary in this Agreement, the Financing Documents, the Limited Guarantee, the Support Agreement or any other document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder (collectively, the "Transaction Documents"), but subject to Section 9.08, the maximum aggregate liability, whether in equity or at Law, in Contract, in tort or otherwise, of the Parent Group collectively (A) under this Agreement or any other Transaction Document, (B) in connection with the failure of the Merger or the other transactions contemplated hereunder or under the Transaction Documents (including the Financing) to be consummated or (C) in respect of any representation or warranty made or alleged to have been made in connection with this Agreement or any other Transaction Document, shall not exceed under any circumstances an amount equal to the sum of (i) the Parent Termination Fee, if any, due and owing to the Company pursuant to Section 8.06(b) and (ii) the Company Reimbursement.

            (iii)  Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, but subject to Section 9.08, the maximum aggregate liability, whether in equity or at Law, in Contract, in tort or otherwise, of the Company Group collectively (A) under this Agreement or any other Transaction Document, (B) in connection with the failure of the Merger or the other transactions contemplated hereunder or under the Transaction Documents (including the Financing) to be consummated or (C) in respect of any representation or warranty made or alleged to have been made in connection with this Agreement or any other Transaction Document, shall not exceed under any circumstances an amount equal to the sum of (i) the Company Termination Fee, if any, due and owing to the Parent pursuant to Section 8.06(a) and (ii) the amounts, if any, due and owing under Section 8.06(d).

ARTICLE IX

GENERAL PROVISIONS

        Section 9.01    Survival.

        The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except that this Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or termination of this Agreement, including the agreements set forth in Article I and Article II, Section 6.03(c), Section 6.03(d), Section 6.05, Section 6.06, Section 6.07(g), Section 6.12, Article VIII and this Article IX.

        Section 9.02    Notices.

        All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or email, or by international overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

          (a)   if to Parent or Merger Sub:

    c/o 7/F SINA Plaza
    No. 8 Courtyard 10 West
    Xibeiwang East Road, Haidian District
    Beijing 100193
    People's Republic of China

        with a copy to (which shall not constitute notice):

    Skadden, Arps, Slate, Meagher & Flom LLP
    c/o 42/F Edinburgh Tower, The Landmark
    15 Queen's Road Central
    Hong Kong
    Attention: Z. Julie Gao, Esq.
    Email: julie.gao@skadden.com

    Skadden, Arps, Slate, Meagher & Flom LLP
    30th Floor, China World Office 2
    1 Jianguomenwai Avenue
    Beijing 100004, People's Republic of China
    Attention: Peter X. Huang, Esq.
    Email: peter.huang@skadden.com

          (b)   if to the Company:

    No. 8 SINA Plaza,
    Courtyard 10, the West Xibeiwang E. Road,
    Haidian District
    Beijing 100193
    People's Republic of China

        with a copy to (which shall not constitute notice):

    Fang Xue, Esq.
    Gibson, Dunn & Crutcher LLP
    Unit 1301, Tower 1, China Central Place
    No. 81 Jianguo Road, Chaoyang District
    Beijing, 100025, P.R.C.
    Tel +86 10 6502 8600
    Fax +86 10 6502 8510

          (c)   if to the Special Committee, addressed to the care of the Company, with a copy (which shall not constitute notice) to:

    Fang Xue, Esq.
    Gibson, Dunn & Crutcher LLP
    Unit 1301, Tower 1, China Central Place
    No. 81 Jianguo Road, Chaoyang District
    Beijing, 100025, P.R.C.
    Tel +86 10 6502 8600
    Fax +86 10 6502 8510
    Email: fxue@gibsondunn.com

        Section 9.03    Certain Definitions.

          (a)   For purposes of this Agreement:

        "Acceptable Confidentiality Agreement" means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements; provided, that such agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of restricting the Company from satisfying its obligations under this Agreement.

        "Affiliate" of a specified Person means (i) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person and (ii) with respect to any natural person, the term "Affiliate" shall also include any member of the immediate family of such natural person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise, provided that (x) Parent, Merger Sub, the Rollover Shareholders, the Guarantor and their respective Affiliates (excluding the Group Companies) shall not be deemed to be Affiliates of the Company and/or its Subsidiaries, and vice versa, and (y) the Rollover Shareholders, the Chairman and the Guarantor shall be deemed to be Affiliates of either Parent or Merger Sub.

        "beneficial owner" or "beneficially own" shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

        "Business Day" means any day other than a Saturday, Sunday or other day on which the banks in New York City, the Cayman Islands, Hong Kong or the People's Republic of China are authorized by Law to be closed.

        "Chairman" means Mr. Charles Chao, a citizen of the United States, the Chairman and Chief Executive Officer of the Company.

        "Class A Preference Share" means Class A preference shares, par value $1.00 per share, in the share capital of the Company.

        "Company Employee Plan" means any written plan, program, policy, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind that is or has been maintained, contributed to or required to be contributed to by any Group Company for the benefit of any current or former employee, director or officer of such Group Company, other than any employment Contract or compensatory agreement with a current or former employee, director or officer which is not maintained for the benefit of any group or class of employees.

        "Company Material Adverse Effect" means any fact, event, circumstance, change, condition, occurrence or effect ("Effect") that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities, properties or results of operations of the Company and its Subsidiaries taken as a whole or (b) prevent or materially delay the consummation of the Transactions or otherwise be materially adverse to the ability of the Company to perform its material obligations under this Agreement; provided, however, that in the case of clause (a) only, no Effects arising out of or resulting from any of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: (i) geopolitical conditions, any outbreak or escalation of war or major hostilities, any act of sabotage or terrorism, natural or man-made disasters, pandemic (including COVID-19), epidemic or other public health crises, or other force majeure events, (ii) changes in Laws, GAAP or enforcement or interpretation thereof, in each case proposed, adopted or enacted after the date of this Agreement, (iii) changes or conditions that generally affect the industry and market in which the Company and its Subsidiaries operate, (iv) changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions, (v) any announcement, disclosure, pendency or consummation of the Transactions, including any initiation of shareholder litigation or any other legal proceeding challenging any aspect of this Agreement and/or the Transactions, (vi) any action taken, and/or omission to take any action, by the Company or any of its Subsidiaries at the express request or with the written consent of Parent, Merger Sub, the Chairman, the Rollover Shareholders or any of their respective Affiliates, (vii) any action taken by any Group Company that is required by this Agreement or the failure by any Group Company to take any action that is prohibited by this Agreement, (viii) any breach of this Agreement or other Transaction Documents by Parent, Merger Sub, the Chairman, the Rollover Shareholders, the Guarantor or any of their respective Affiliates, (ix) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published predictions of revenue, earnings, cash flow or cash position (but excluding the underlying circumstances or reasons for that failure), (x) any decline in the market price, or change in trading volume, of the capital stock of the Company (but excluding the underlying circumstances or reasons for that decline or change) or (xi) any change or prospective change in the Company's credit ratings (but excluding the underlying circumstances or reasons for such change); except, in the case of clause (i), (ii), (iii) or (iv), to the extent having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants affected by such events that are in the industry in which the Company and its Subsidiaries operates (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

        "Company Option" means each option to purchase Shares granted under the Company Share Plans at or prior to the Effective Time whether or not such option has become vested at or prior to the Effective Time in accordance with the terms thereof.

        "Company RSU" means each restricted share unit or other right to acquire Shares granted under the Company Share Plans at or prior to the Effective Time, the restrictions over which have not lapsed at or prior to the Effective Time in accordance with the terms thereof.

        "Company Share Plans" means, collectively, the Amended and Restated 2007 Share Incentive Plan of the Company, the 2015 Share Incentive Plan of the Company and the 2019 Share Incentive Plan of the Company.

        "Competing Proposal" means any bona fide offer, proposal, or indication of interest (other than an offer, proposal, or indication of interest by Parent) that constitutes or may reasonably be expected to lead to a Competing Transaction.

        "Competing Transaction" means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue or net income of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 20% or more of the total revenue, net income or assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 20% or more of any class of Equity Securities of the Company, or securities convertible into or exchangeable for 20% or more of any class of Equity Securities of the Company; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of Equity Securities of the Company; or (v) any combination of the foregoing.

        "Confidentiality Agreements" means (i) the confidentiality agreement between the Company, the Special Committee and New Wave dated August 10, 2020, and (ii) the confidentiality agreement between the Company, the Special Committee and the Chairman dated September 16, 2020, each as may be amended and restated from time to time.

        "Contract" means any contract, agreement, note, bond, mortgage, indenture, deed of trust, lease, license, permit, franchise or other instrument.

        "Control Documents" means, collectively, the IAD Control Documents, the ICP Control Documents, the StarVI Control Documents and the Weimeng Control Documents.

        "Controlled Entities" means the VIE Entities and their respective Subsidiaries.

        "Equity Securities" means any share, capital stock, registered capital, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or any other instrument or right the value of which is based on any of the foregoing.

        "Excluded Shares" means, collectively, (i) the Rollover Shares, (ii) Shares held by Parent, Merger Sub, the Rollover Shareholders and any of their respective Affiliates, and (iii) Shares held by the Company or any Subsidiary of the Company or held in the Company's treasury.

        "Exercise Price" means, with respect to any Company Option, the applicable exercise price per Share underlying such Company Option in accordance its terms and conditions thereof.

        "Group Company" means any of the Company and its Subsidiaries.

        "IAD Control Documents" means a series of agreements and documents (each as amended and restated) entered into from time to time, which enable the Company to exclusively control, and consolidate in its financial statements the results of, Jinzhuo Hengbang Technology (Beijing) Co., Ltd. (the "IAD Company") and its Subsidiaries, including (i) the Loan Agreements entered into by and between Beijing Yuanchuang Jizhan Technology Co., Ltd. and the shareholders of the IAD Company dated August 24, 2018, (ii) the Share Transfer Agreements entered into by and between Beijing Yuanchuang Jizhan Technology Co., Ltd. and each of the shareholders of the IAD Company dated August 24, 2018, (iii) the Agreements on Authorization to Exercise Shareholder's Voting Power entered into by and between Beijing Yuanchuang Jizhan Technology Co., Ltd. and each of the shareholders of the IAD Company dated August 24, 2018, (iv) the Share Pledge Agreements entered into by and between Beijing Yuanchuang Jizhan Technology Co., Ltd. and each of the shareholders of the IAD Company dated August 24, 2018, (v) the Loan Repayment Agreement entered into by and between Beijing Yuanchuang Jizhan Technology Co., Ltd. and each of the shareholders of the IAD Company dated August 24, 2018, (vi) the Exclusive Technical Services Agreements entered into by and between Beijing Yuanchuang Jizhan Technology Co., Ltd. and the IAD Company dated August 24, 2018, (vii) the Exclusive Sales Agency Agreements entered into by and between Beijing Yuanchuang Jizhan Technology Co., Ltd. and the IAD Company dated August 24, 2018, and (viii) the Trademark License Agreements entered into by and between Beijing Yuanchuang Jizhan Technology Co., Ltd. and the IAD Company dated August 24, 2018.

        "ICP Control Documents" means a series of agreements and documents (each as amended and restated) entered into from time to time, which enable the Company to exclusively control, and consolidate in its financial statements the results of, Beijing SINA Internet Information Service Co., Ltd. (the "ICP Company") and its Subsidiaries, including (i) the Loan Agreements entered into by and between SINA.com Technology (China) Co., Ltd. ("STC") and the shareholders of the ICP Company dated January 5, 2018, (ii) the Share Transfer Agreements entered into by and between STC and each of the shareholders of the ICP Company dated January 5, 2018, (iii) the Agreements on Authorization to Exercise Shareholder's Voting Power entered into by and between STC and each of the shareholders of the ICP Company dated January 5, 2018, (iv) the Share Pledge Agreements entered into by and between STC and each of the shareholders of the ICP Company dated January 5, 2018, (v) the Loan Repayment Agreement entered into by and between STC and each of the shareholders of the ICP Company dated January 5, 2018, (vi) the Exclusive Technical Services Agreements entered into by and between STC and the ICP Company dated August 18, 2007, (vii) the Exclusive Sales Agency Agreements entered into by and between STC and the ICP Company dated August 18, 2007, and (viii) the Trademark License Agreements entered into by and between STC and the ICP Company dated August 18, 2007.

        "Indebtedness" means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments; provided that in no event will Indebtedness include any accounts payable or other trade payable arising in the ordinary course of business and (e) all Indebtedness of others referred to in clauses (a) through (d) above guaranteed directly or indirectly by such person.

        "Intellectual Property" means all rights, anywhere in the world, in or to: (a) patents, patent applications (and any patents that issue from those patent application), certificates of invention, substitutions relating to any of the patents and patent applications, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, industrial designs, community designs and other designs, and any other governmental grant for the protection of inventions or designs; (b) Trademarks; (c) works of authorship (including Software) and copyrights, and moral rights, design rights and database rights therein and thereto, whether or not registered; (d) confidential and proprietary information, including trade secrets, know-how and invention rights; and (e) registrations, applications, renewals, reissues, reexaminations, continuations, continuations-in-part, divisions, extensions, and foreign counterparts for any of the foregoing in clauses (a)-(d).

        "Intervening Event" means a material event, material development or material change occurring after the date hereof with respect to the Group Companies or their business, assets or operations of the Group Companies that is unrelated to any Competing Proposal or Competing Transaction and that was unknown and not reasonably foreseeable to the Company as of the date hereof.

        "knowledge" means, with respect to the Company, the actual knowledge of any member of the Special Committee, and with respect to any other party hereto, the actual knowledge of any director, officer or beneficial owner of such party, and with respect to the Chairman, his actual knowledge.

        "Law" means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, code, rule, regulation, rules of the relevant stock exchange on which the relevant parties' securities are listed, Order, ordinance or other pronouncement of any Governmental Authority.

        "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

        "Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which any Group Company holds any Leased Real Property.

        "Liens" means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any right of first refusal, right of first offer, call option, and any other restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

        "New Wave" means New Wave MMXV Limited, a company incorporated under the laws of the British Virgin Islands. As of the date hereof, (a) the Chairman controls and is the sole director of New Wave, and (b) New Wave is the sole shareholder of Parent.

        "Owned Real Property" means all real property and interests in real property, land use rights together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.

        "Permitted Liens" means any (i) Liens securing obligations under capital leases; (ii) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar matters affecting title to any Owned Real Property that do not materially impair the value or current use and operation of such Owned Real Property; (iii) any exceptions or other matters expressly disclosed in policies of title insurance with respect to any Owned Real Property; (iv) Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been established in accordance with GAAP; (v) statutory Liens in favor of suppliers of goods arising or incurred in the ordinary course of business for which payment is not yet due or delinquent; (vi) mechanics', materialmen's, workmen's, repairmen's, landlord's, warehousemen's, carrier's and other similar Liens arising or incurred in the ordinary course of business which are not yet due and payable or which are being contested in good faith; (vii) Liens in respect of pledges or deposits under workers' compensation Laws, unemployment insurance or other types of social security; or (viii) municipal bylaws, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Authority that do not materially impair the value or current use and operation of any affected Owned Real Property or (ix) any other Liens that have been incurred in the ordinary course of business and that would not reasonably be expected to have, individually or in the aggregate, any material adverse effect on the business of the Company and its Subsidiaries taken as a whole.

        "person" or "Person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

        "PRC" means the People's Republic of China excluding, for the purposes of this Agreement, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

        "Representatives" means, with respect to any Person, such Person's officers, directors, employees, accountants, consultants, financial and legal advisors, agents, financing sources and other authorized representatives.

        "Requisite Company Vote" means the affirmative vote of holders of Shares representing at least two-thirds of the voting power of the outstanding Shares present and voting in person or by proxy as a single class at the Shareholders Meeting or any adjournment or postponement thereof.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Shareholders Meeting" means a general meeting of the Company's shareholders (including any adjournments or postponements thereof) to be held to consider the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger.

        "Shares" means shares in the capital of the Company which, as of the date hereof, consist of Ordinary Shares and Class A Preference Shares.

        "Software" means all (a) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, and firmware, operating systems and specifications, (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (c) development and design tools, library functions and compilers, (d) technology supporting websites, and the contents and audiovisual displays of websites, and (e) media, documentation and other works of authorship, including user manuals, training materials, descriptions, flow charts and other work products relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

        "Special Committee" means the special committee of the Company Board currently consisting of three (3) members of the Company Board who are not affiliated with Parent or Merger Sub and are not members of the management of the Company, provided, however, that solely if the existing Special Committee no longer exists after the date of this Agreement or is otherwise altered by the Company Board, it shall mean any other special committee established by the Company Board in relation to the Transactions composed solely of independent directors who are (i) not affiliated with Parent or Merger Sub and (ii) not members of the Company's management.

        "StarVI Control Documents" means a series of agreements and documents (each as amended and restated) entered into from time to time, which enable the Company to exclusively control, and consolidate in its financial statements the results of, Beijing Star-Village Online Cultural Development Co., Ltd. ("StarVI") and its Subsidiaries, including (i) the Loan Agreements entered into by and between Starshining Mobile Technology (China) Ltd. ("Star Shining") and the shareholders of StarVI dated April 1, 2017, (ii) the Share Transfer Agreements entered into by and between Star Shining and each of the shareholders of StarVI dated April 1, 2017, (iii) the Agreements on Authorization to Exercise Shareholder's Voting Power entered into by and between Star Shining and each of the shareholders of StarVI dated April 1, 2017, (iv) the Share Pledge Agreements entered into by and between Star Shining and each of the shareholders of StarVI dated April 1, 2017 (v) the Loan Repayment Agreement entered into by and between Star Shining and each of the shareholders of StarVI dated April 1, 2017, (vi) the Exclusive Technical Services Agreements entered into by and between Star Shining and StarVI dated April 1, 2017, (vii) the Exclusive Sales Agency Agreements entered into by and between Star Shining and StarVI dated April 1, 2017, and (viii) the Trademark License Agreements entered into by and between Star Shining and StarVI dated April 1, 2017.

        "Subsidiary" means, with respect to any party, any person (a) of which such party or any other Subsidiary of such party is a general or managing partner, (b) of which at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, (c) of which at least a majority of the economic interests is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, including interests held through a "variable interest entity" structure or other similar arrangements, or (d) whose assets and financial results are consolidated with the net earnings of such party and are recorded on the books of such party for financial reporting purposes in accordance with GAAP. For clarity, Weibo is a Subsidiary of the Company.

        "Superior Proposal" means a written bona fide proposal or offer with respect to a Competing Transaction (provided that each reference to "20%" in the definition of "Competing Transaction" should be replaced with "50%") that the Company Board determines in its good faith judgment, acting at the recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), taking into account, among other things, all of the terms and conditions, including all legal, financial and regulatory, and other aspects of the proposal (including financing, regulatory or other consents and approvals, shareholder litigation, the identity of the person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances), to be more favorable to the Company and its shareholders (other than holders of Excluded Shares) than the Transactions (taking into account, as the case may be, any revisions to the terms of this Agreement made or proposed in writing by Parent in response to such proposal or otherwise pursuant to Section 6.04) and is otherwise reasonably capable of being completed on the terms proposed; provided, that a proposal or offer shall be deemed not to be a "Superior Proposal" if any financing required to consummate the transaction contemplated by such proposal or offer is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction.

        "Tax Return" means any return, declaration, statement, report estimate, form or information return relating to Taxes filed or required to be filed with a Governmental Authority under the applicable Laws, and any schedules or amendments thereof.

        "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, property, real estate, deed, land use, sales, use, capital stock, payroll, severance, employment (including withholding obligations imposed on employer/payer), social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding (as payor or payee), ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

        "Third Party" means any person or "group" (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent or any of its Affiliates or Representatives.

        "Trademarks" means trademarks, service marks, logos, slogans, brand names, domain names, uniform resource locators, trade dress, trade names, corporate names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith, in any and all jurisdictions, whether or not registered.

        "Unvested Company Option" means any Company Option that is not a Vested Company Option.

        "Unvested Company RSU" means any Company RSU that is not a Vested Company RSU.

        "Vested Company Option" means any Company Option that shall have become vested at or prior to the Effective Time and remains outstanding at the Effective Time in accordance with the terms of such Company Option.

        "Vested Company RSU" means any Company RSU that shall have become vested at or prior to the Effective Time and remains outstanding at the Effective Time in accordance with the terms of such Company RSU.

        "VIE Entities" means the ICP Company, StarVI, the IAD Company, Beijing Weimeng Technology Co., Ltd ("Weimeng"), Beijing Weibo Interactive Internet Technology Co., Ltd., Beijing Sina Payment Technology Co., Ltd., and Beijing Weiju Future Technology Co. Ltd. collectively, and "VIE Entity" means any of them.

        "Weibo" means Weibo Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands. The American depositary shares representing Class A ordinary shares of Weibo are publicly traded on Nasdaq with the ticker "WB."

        "Weibo Option" means each option to purchase ordinary shares of Weibo granted under the applicable Weibo Share Plans at or prior to the Effective Time whether or not such option has become vested at or prior to the Effective Time in accordance with the terms thereof.

        "Weibo RSU" means each restricted share unit or other right to acquire ordinary shares of Weibo granted under the applicable Weibo Share Plans at or prior to the Effective Time, the restrictions over which have not lapsed at or prior to the Effective Time in accordance with the terms thereof.

        "Weibo SEC Reports" means all forms, reports, statements, schedules and other documents filed with the SEC by Weibo since January 1, 2018 (including any amendments thereto and all exhibits and schedules thereto and documents incorporated by reference therein).

        "Weibo Share Plans" means, collectively, the 2010 Share Incentive Plan of Weibo and the 2014 Share Incentive Plan of Weibo.

        "Weimeng Control Documents" means a series of agreements and documents (each as amended and restated) entered into from time to time, which enable the Company to exclusively control, and consolidate in its financial statements the results of, Weimeng, and its Subsidiaries, including (i) the Loan Agreements entered into by and between Weibo Internet Technology (China) Ltd. ("Weibo Technology") and the shareholders of Weimeng (excluding WangTouTongDa (Beijing) Technology Co., Ltd.) dated January 19, 2018, (ii) the Share Transfer Agreements entered into by and between Weibo Technology and each of the shareholders of Weimeng (excluding WangTouTongDa (Beijing) Technology Co., Ltd.) dated January 19, 2018, (iii) the Agreements on Authorization to Exercise Shareholder's Voting Power entered into by and between Weibo Technology and each of the shareholders of Weimeng (excluding WangTouTongDa (Beijing) Technology Co., Ltd.) dated January 19, 2018, (iv) the Share Pledge Agreements entered into by and between Weibo Technology and each of the shareholders of Weimeng (excluding WangTouTongDa (Beijing) Technology Co., Ltd.) dated January 19, 2018, (v) the Loan Repayment Agreement entered into by and between Weibo Technology and each of the shareholders of Weimeng (excluding WangTouTongDa (Beijing) Technology Co., Ltd.) dated January 19, 2018, (vi) the Exclusive Technical Services Agreements entered into by and between Weibo Technology and Weimeng dated October 11, 2010, (vii) the Exclusive Sales Agency Agreements entered into by and between Weibo Technology and Weimeng dated October 11, 2010, and (viii) the Trademark License Agreements entered into by and between Weibo Technology and Weimeng dated October 11, 2010.

          (b)   The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	Section 3.10
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.04(c)
Alternative Financing	Section 6.07(b)
Alternative Financing Documents	Section 6.07(b)
Applicable Date	Section 3.07(a)
Arbitrator	Section 9.09(b)
Available Cash	Section 6.07(g)
Change in the Company Recommendation	Section 6.04(c)
CICL	Recitals
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Board	Recitals
Company Group	Section 8.06(f)(i)
Company Recommendation	Section 3.04(c)
Company Reimbursement	Section 8.06(f)(i)
Company SEC Reports	Section 3.07(a)
Company Termination Fee	Section 8.06(a)(iii)
Damages	Section 6.05(c)
Debt Commitment Letters	Section 4.05(a)
Debt Financing	Section 4.05(a)
Deposited Available Cash	Section 6.07(g)
Dissenting Shareholders	Section 2.03(a)
Dissenting Shares	Section 2.03(a)
Effective Time	Section 1.03
Enforceability Exceptions	Section 3.04(b)
Equity Commitment Letter	Section 4.05(a)
Equity Financing	Section 4.05(a)
Exchange Act	Section 3.03(d)
Exchange Fund	Section 2.04(a)
Financial Advisor	Section 3.04(d)

Defined Term	Location of Definition
Financing	Section 4.05(a)
Financing Documents	Section 4.05(a)
GAAP	Section 3.07(b)
Governmental Authority	Section 3.05(b)
Guarantor	Recitals
HKIAC	Section 9.09(b)
Indemnified Party	Section 6.05(b)
Limited Guarantee	Recitals
Long Stop Date	Section 8.02(a)
Material Company Permits	Section 3.06(a)
Material Contracts	Section 3.16(a)
Maximum Annual Premium	Section 6.05(b)
Merger	Recitals
Merger Consideration	Section 2.04(a)
Merger Sub	Preamble
Nasdaq	Section 3.03(d)
Notice of Superior Proposal	Section 6.04(d)
Order	Section 7.01(b)
Ordinary Share	Section 2.01(a)
Parent	Preamble
Parent Group	Section 8.06(f)(i)
Parent Termination Fee	Section 8.06(b)
Paying Agent	Section 2.04(a)
Per Share Merger Consideration	Section 2.01(a)
Plan of Merger	Section 1.03
Proxy Statement	Section 6.01(a)
Record Date	Section 6.02(a)
Requisite Approvals	Section 3.05(b)
Rollover Shares	Recitals
Rollover Shareholders	Recitals
Schedule 13E-3	Section 6.01(a)
Securities Act	Section 3.07(a)
Share Certificates	Section 2.04(b)
Superior Proposal Notice Period	Section 6.04(d)
Support Agreement	Recitals
Surviving Company	Recitals
Takeover Statute	Section 3.17
Transaction Documents	Section 8.06(f)(iii)
Transactions	Recitals
Uncertificated Shares	Section 2.04(b)

        Section 9.04    Severability.

        If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

        Section 9.05    Interpretation.

        When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word "including" and words of similar import when used in this Agreement will mean "including, without limitation," unless otherwise specified. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and any rules and regulations promulgated thereunder and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The symbol "$" or "US$" refers to United States Dollars. All "$" amounts used in Article III and Article V include the equivalent amount denominated in other currencies. The word "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends and such phrase shall not mean simply "if." References to "day" mean a calendar day unless otherwise indicated as a "Business Day."

        Section 9.06    Entire Agreement; Assignment.

        This Agreement (including the Exhibits and Schedules hereto), and the other Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between any parties hereto, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder (i) to any wholly owned Subsidiary of Parent by prior written notice to the Company, or (ii) to the Debt Financing or Alternative Financing sources pursuant to the terms thereof (solely to the extent necessary to create a security interest herein or otherwise assign as collateral in respect of the Debt Financing or Alternative Financing), provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of this Section 9.06 is void.

        Section 9.07    Parties in Interest.

        This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.05, Section 8.06(a) and Section 8.06(f) (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided, however, that in no event shall any holders of Shares or holders of Company Options or Company RSUs, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        Section 9.08    Specific Performance.

          (a)   Subject to Section 9.08(b) and Section 9.08(c), the parties hereto agree that irreparable damage would occur if any provision of this Agreement is not performed in accordance with the terms hereof by the parties, and that money damages or other legal remedies would not be an adequate remedy for such damages. Accordingly, subject to Section 9.08(b) and Section 9.08(c), the parties hereto acknowledge and agree that in the event of any breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Parent or Merger Sub, on the one hand, or the Company (acting at the direction of the Special Committee), on the other hand, shall, subject to Section 8.06, each be entitled to specific performance of the terms hereof (including the obligation of the parties to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity.

          (b)   Notwithstanding anything to the contrary in this Agreement, the obligation of Parent to consummate the Transactions and the Company's right to seek or obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case, with respect to causing Parent or Merger Sub to cause the Equity Financing to be funded at any time or to effect the Closing in accordance with Section 1.02, on the terms and subject to the conditions in this Agreement, shall be subject to the satisfaction of each of the following conditions: (i) all conditions in Section 7.01 and Section 7.02 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, (ii) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02, (iii) the Debt Financing or the Alternative Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iv) the Company has irrevocably confirmed in writing that (A) all conditions set forth in Section 7.03 have been satisfied or that it is waiving any of the conditions to the extent not so satisfied in Section 7.03 (other than those conditions that by their terms are to be satisfied at the Closing) and (B) if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions required of it by this Agreement to cause the Closing to occur. In no event shall the Company be entitled to specific performance to cause Parent or Merger Sub to cause the Equity Financing to be funded or to effect the Closing in accordance with Section 1.02 if the Debt Financing or the Alternative Financing has not been funded or will not be funded at the Closing even if the Equity Financing is funded at the Closing.

          (c)   Each party waives (i) any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief. Notwithstanding anything herein to the contrary, (x) while the parties hereto may pursue both a grant of specific performance and the payment of the amounts set forth in Section 8.06, neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of such amounts, and (y) upon the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment and, if such party is Parent or Merger Sub, any other member of the Parent Group or, if such party is the Company, any other member of the Company Group.

        Section 9.09    Governing Law; Dispute Resolution.

          (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except that the following matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman

  Islands: the Merger, the vesting of the undertaking, property and liabilities of each of Merger Sub and the Company in the Surviving Company, the cancellation of the Shares, the rights provided for in Section 238 of the CICL with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

          (b)   Subject to Section 9.08, Section 9.09(a) and the last sentence of this Section 9.09(b), any Actions against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre ("HKIAC") and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 9.09. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an "Arbitrator"). The claimant(s) shall nominate jointly one Arbitrator; the respondent(s) shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Arbitration Rules of HKIAC, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

          (c)   EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.09(C).

        Section 9.10    Amendment.

        This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. This Agreement may be amended by the parties hereto at any time prior to the Effective Time by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors, and (b) with respect to the Company, by the Company Board (acting at the recommendation of the Special Committee); provided, however, that, after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would require further approval by the shareholders without such further approval.

        Section 9.11    Waiver.

        At any time prior to the Effective Time, any party hereto may by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors and (b) with respect to the Company, by action taken by or on behalf of the Company Board (acting at the recommendation of the Special Committee), (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        Section 9.12    Confidentiality.

        All confidential and proprietary information disclosed by the Company to Parent and its Affiliates and Representatives, including Parent's financing sources and their respective representatives, in connection with this Agreement and the Transactions, shall be subject to the provisions of the Confidentiality Agreements. If for any reason this Agreement is terminated prior to the Closing Date, the terms of the Confidentiality Agreements shall survive such termination and continue in full force and effect in accordance with its terms.

        Section 9.13    Special Committee Approval.

        Subject to the requirements of applicable Law, any amendment, consent, waiver or other determination to be made, or action to be taken, by the Company or the Company Board under this Agreement shall be made or taken upon the recommendation of, and only upon the recommendation of the Special Committee.

        Section 9.14    Counterparts.

        This Agreement may be executed and delivered (including by facsimile or email transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.

NEW WAVE HOLDINGS LIMITED
By:	/s/ CHARLES GUOWEI CHAO
	Name:	Charles Guowei Chao
	Title:	Sole Director
NEW WAVE MERGERSUB LIMITED
By:	/s/ CHARLES GUOWEI CHAO
	Name:	Charles Guowei Chao
	Title:	Sole Director
SINA CORPORATION
By:	/s/ SONG-YI ZHANG
	Name:	Song-Yi Zhang
	Title:	Chairperson of the Special Committee

[Signature Page to Agreement and Plan of Merger]

Annex B
PLAN OF MERGER

 PLAN OF MERGER

THIS PLAN OF MERGER is made on [date]

BETWEEN

        (1)   New Wave Mergersub Limited, an exempted company incorporated under the laws of the Cayman Islands, with its registered office situated at [the offices of] [    •    ] ("Merger Sub"); and

        (2)   Sina Corporation, an exempted company incorporated under the laws of the Cayman Islands, with its registered office situated at [the offices of] [    •    ] (the "Company" or the "Surviving Company" and together with Merger Sub, the "Constituent Companies").

WHEREAS

        (a)   Merger Sub and the Company have agreed to merge (the "Merger") on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the "Agreement") dated as of [    •    ], 2020 by and between New Wave Holdings Limited, Merger Sub and the Company, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Law (2020 Revision) of the Cayman Islands (the "Companies Law"), pursuant to which Merger Sub will merge with and into the Company and cease to exist, and the Surviving Company will continue as the surviving company in the Merger.

        (b)   This Plan of Merger is made in accordance with section 233 of the Companies Law.

        (c)   Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

WITNESSETH

CONSTITUENT COMPANIES

        1.     The constituent companies (as defined in the Companies Law) to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING COMPANY

        2.     The surviving company (as defined in the Companies Law) is the Surviving Company and its name shall be Sina Corporation.

REGISTERED OFFICE

        3.     The Surviving Company shall have its registered office at [    •    ].

AUTHORIZED AND ISSUED SHARE CAPITAL

        4.     Immediately prior to the Effective Time (as defined below) the authorized share capital of Merger Sub was $[    •    ] divided into [    •    ] ordinary shares of $[    •    ] par value per share, of which [1] share has been issued.

        5.     Immediately prior to the Effective Time the authorized share capital of the Company was $23,700,000 divided into 150,000,000 ordinary shares of $0.133 par value per share and 3,750,000 preference shares of $1.00 par value per share, of which [    •    ] ordinary shares and [7,150] preference shares (in the form of Class A Preference Shares) have been issued and fully paid.

        6.     At the Effective Time, the authorized share capital of the Surviving Company shall be $[    •    ] divided into [    •    ] ordinary shares of $[    •    ] par value per share.

        7.     At the Effective Time, and in accordance with the terms and conditions of the Agreement:

        (a)   Each ordinary share of the Company issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Dissenting Shares) shall be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration (as defined in the Agreement).

        (b)   Each of the Excluded Shares issued and outstanding immediately prior to the Effective Time, shall be cancelled and cease to exist without payment of any consideration or distribution therefor other than as set forth in the Support Agreement (as defined in the Agreement).

        (c)   Each of the Dissenting Shares shall be cancelled and shall cease to exist in accordance with Section 2.03 of the Agreement and thereafter represent only the right to receive the applicable payments set forth in Section 2.03 of the Agreement.

        (d)   Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share, par value $[    •    ] per share, of the Surviving Company. Such ordinary shares shall constitute the only issued and outstanding share capital of the Surviving Company, which shall be reflected in the register of members of the Surviving Company.

        8.     At the Effective Time, the rights and restrictions attaching to the ordinary shares of the Surviving Company are set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE TIME

        9.     The Merger shall take effect on [    •    ] (the "Effective Time").

PROPERTY

        10.   At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

        11.   The Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form attached as Appendix II to this Plan of Merger at the Effective Time.

DIRECTORS BENEFITS

        12.   There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

        13.   The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS
[•]	[•]

SECURED CREDITORS

        14.   (a) [Merger Sub has entered into a [    •    ] dated [    •    ] in favor of [    •    ] pursuant to which a fixed or floating security interest has been created and the consent of [    •    ] to the Merger has been obtained.] Merger Sub has no [other] secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger; and [To be confirmed]

        (b)   The Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

        15.   This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement at any time prior to the Effective Time.

AMENDMENTS

        16.   At any time prior to the Effective Time, this Plan of Merger may be amended by the board of directors of both the Surviving Company and Merger Sub in accordance with Section 235(1) of the Companies Law, including to effect any other changes to this Plan of Merger which the directors of both the Surviving Company and Merger Sub deem advisable, provided, that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or Merger Sub, as determined by the directors of both the Surviving Company and Merger Sub, respectively.

APPROVAL AND AUTHORIZATION

        17.   This Plan of Merger has been approved by the board of directors of each of Merger Sub and the Company pursuant to section 233(3) of the Companies Law.

        18.   This Plan of Merger has been authorized by the shareholders of each of Merger Sub and the Company pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

        19.   This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

        20.   This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

        For and on behalf of New Wave Mergersub Limited:

[Name] Director

        For and on behalf of Sina Corporation:

[Name] Director

APPENDIX I

(the Agreement)

APPENDIX II

(Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company)

Annex C

ROLLOVER AND SUPPORT AGREEMENT

CONFIDENTIAL
Execution Version

ROLLOVER AND SUPPORT AGREEMENT

        This ROLLOVER AND SUPPORT AGREEMENT (this "Agreement") is entered into as of September 28, 2020 by and between New Wave MMXV Limited, a company incorporated under the laws of the British Virgin Islands ("Holdco"), New Wave Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Holdco ("Parent"), and the persons set forth on Schedule A hereto (each such person, a "Rollover Shareholder" and collectively, "Rollover Shareholders"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

        WHEREAS, Parent, New Wave Mergersub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent ("Merger Sub") and Sina Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company") have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be revised, amended, restated or supplemented from time to time, the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of Parent (the "Merger"), upon the terms and subject to the conditions set forth therein;

        WHEREAS, as of the date hereof, each Rollover Shareholder is a "beneficial owner" (within the meaning of Rule 13d-3 under the Exchange Act) of the Shares as set forth opposite such Rollover Shareholder's name on Schedule A hereto (the "Rollover Shares") (the Rollover Shares, together with any other Shares acquired, whether beneficially or of record, by such Rollover Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of such Rollover Shareholder's obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any award under any Company Share Plans, or any other options or warrants or the conversion of any convertible securities, being collectively referred to herein as the "Securities");

        WHEREAS, in connection with the consummation of the Merger, each Rollover Shareholder agrees to (a) on the terms and subject to the conditions herein, vote all of the Securities in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, (b) have its Rollover Shares cancelled for no consideration in the Merger, and (c) on the terms and subject to the conditions herein, subscribe for newly issued Class A Ordinary Shares or Class B Ordinary Shares of Holdco (the "Holdco Shares") immediately prior to Closing;

        WHEREAS, receipt of the Requisite Company Vote is a condition to the consummation of the Merger;

        WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the Transactions, each of the Rollover Shareholders is entering into this Agreement;

        WHEREAS, in order to induce the Company to enter into the Merger Agreement and consummate the Transactions, Holdco, Parent and the Rollover Shareholders are entering into this Agreement; and

        WHEREAS, each Rollover Shareholder acknowledges that Holdco is causing Parent and Merger Sub to enter into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of such Rollover Shareholders set forth in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

        Section 1.1    Voting.     At the Shareholders Meeting or any other meeting (whether annual or special) of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) through (f) hereof is to be considered (and any adjournment or postponement thereof), or in connection with any written resolution of the Company's shareholders, each Rollover Shareholder hereby irrevocably and unconditionally agrees that it shall, and shall cause its Affiliates to, (i) in the case of a meeting, appear or cause its representative(s) to appear, at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present, and (ii) vote or cause to be voted (including by proxy or written resolution, if applicable) all of such Rollover Shareholder's Securities:

          (a)   in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions,

          (b)   against the approval of any Competing Proposal or any Competing Transaction or any action contemplated by a Competing Proposal or a Competing Transaction, or any other transaction, proposal, agreement or action made in opposition to the authorization or the approval of the Merger Agreement or in competition with, mutually exclusive with or inconsistent with the Merger and the other Transactions,

          (c)   against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions or this Agreement or the performance by such Rollover Shareholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company or any of its Subsidiaries, other than the Merger; (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) an election of new members to the Company Board, other than nominees to the Company Board who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company's memorandum or articles of association, except if approved in writing by Parent; or (v) any other action that would require the consent of Parent pursuant to the Merger Agreement, except if approved in writing by Parent,

          (d)   against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Rollover Shareholder contained in this Agreement,

          (e)   in favor of any adjournment or postponement of the Shareholders Meeting or other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) through (f) hereof is to be considered as may be reasonably requested by Parent in order to consummate the Transactions, including the Merger, and

          (f)    in favor of any other matter necessary or reasonably requested by Parent to effect the Transactions.

        Section 1.2    Grant of Irrevocable Proxy; Appointment of Proxy.

          (a)   Each Rollover Shareholder hereby irrevocably appoints Parent and any designee thereof, each of them individually, as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written resolution, if applicable) the Securities in accordance with Section 1.1 above at the Shareholders Meeting or other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 above is to be considered. Each Rollover Shareholder represents that all proxies, powers of attorney, instructions or other requests given by it prior to the execution of this Agreement in respect of the voting of its Securities, if any, have been revoked or substituted by Parent and any designee thereof with respect to such Rollover Shareholder's Securities in connection with the transactions contemplated, and to the extent required, under the Merger Agreement and this Agreement, including the Merger. Each Rollover Shareholder shall take (or cause to be taken) such further action or execute such other instruments as may be necessary to give effect to this proxy.

          (b)   Each Rollover Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Rollover Shareholder under this Agreement. Each Rollover Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the termination of this Agreement. If for any reason the proxy granted herein is not irrevocable, then such Rollover Shareholder agrees to vote its respective Securities in accordance with Section 1.1 above as instructed in writing by Parent, or any designee of Parent prior to the termination of this Agreement. The parties agree that the foregoing is a voting agreement.

        Section 1.3    Restrictions on Transfers.     Except as provided for in Article III below or pursuant to the Merger Agreement, each Rollover Shareholder hereby agrees that, from the date hereof until the termination of this Agreement, it shall not, directly or indirectly, (a) sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or otherwise similarly dispose of (by merger, testamentary disposition, operation of law or otherwise) (collectively, "Transfer"), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, or with respect to any limitation on voting right of any Securities, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities (any such transaction, a "Derivative Transaction"), (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) take any action that would make any representation or warranty of such Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing or delaying it from performing any of its obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by such Rollover Shareholder of its obligations under this Agreement, (d) exercise, convert or exchange, or take any action that would result in the exercise, conversion or exchange, of any Securities, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) through (d). Any purported Transfer or Derivative Transaction in violation of this Section 1.3 shall be null and void.

 ARTICLE II

NO SOLICITATION

        Section 2.1    Restricted Activities.     During the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms (the "Term"), each Rollover Shareholder, solely in its capacity as a shareholder of the Company, shall not, and shall cause its Representatives (in each case, acting in their capacity as such to such Rollover Shareholder (the "Shareholder's Representatives")) not to, directly or indirectly: (a) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or knowingly take any other action with the intent to induce the making of any Competing Proposal, (b) enter into, maintain or continue discussions or negotiations with, or provide any non-public information relating to the Company or any of its Subsidiaries to, any person in connection with any Competing Proposal, (c) unless required by applicable Law, grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes, or otherwise knowingly facilitate any effort or attempt by any person to make a Competing Proposal, or (d) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) or enter into any letter of intent, Contract or commitment contemplating or otherwise relating to, or that could reasonably be expected to result in, a Competing Proposal.

        Section 2.2    Notification.     During the Term, each Rollover Shareholder shall promptly advise Parent of (a) any Competing Proposal, (b) any request it receives in its capacity as a shareholder of the Company for non-public information relating to the Company or any of its Subsidiaries, and (c) any inquiry or request for discussion or negotiation it receives in its capacity as a shareholder of the Company regarding a Competing Proposal, including in each case the identity of the person making any such Competing Proposal or indication or inquiry and the terms of any such Competing Proposal or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). Each Rollover Shareholder, in its capacity as a shareholder of the Company, shall keep Parent reasonably informed on a reasonably current basis of the status and terms (including any material changes to the terms thereof) of any such Competing Proposal or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations to the extent known by such Rollover Shareholder. This Section 2.2 shall not apply to any Competing Proposal received by the Company.

        Section 2.3    Capacity.     Notwithstanding anything to the contrary in this Agreement, (i) each Rollover Shareholder is entering into this Agreement, and agreeing to become bound hereby, solely in its capacity as a beneficial owner of the Securities owned by it and not in any other capacity (including without limitation any capacity as a director or officer of the Company) and (ii) nothing in this Agreement shall obligate such Rollover Shareholder to take, or refrain from taking, any action as a director or officer of the Company.

ARTICLE III

ROLLOVER SHARES

        Section 3.1    Cancellation of Rollover Shares.     Subject to the terms and conditions set forth herein, all of each Rollover Shareholder's right, title and interest in and to its Rollover Shares shall be cancelled at the Closing for no consideration. Each Rollover Shareholder shall take all actions necessary to cause its Securities to be treated as set forth herein.

        Section 3.2    Subscription of Holdco Shares.     Immediately prior to the Closing, in consideration for the cancellation of the Rollover Shares by each Rollover Shareholder in accordance with Section 3.1, Holdco shall issue to such Rollover Shareholder (or, if designated by such Rollover Shareholder, one or more affiliates of such Rollover Shareholder), and such Rollover Shareholder and/or its affiliates (as applicable) shall subscribe for, a number of Holdco Shares as set forth opposite such Rollover

Shareholder's name in the column entitled "Holdco Shares" on Schedule A hereto at a price equal to par value per share. Each Rollover Shareholder hereby acknowledges and agrees that (a) delivery of such Holdco Shares shall constitute complete satisfaction of all obligations towards or sums due such Rollover Shareholder by Holdco, Parent and Merger Sub in respect of the Rollover Shares held by such Rollover Shareholder and cancelled pursuant to Section 3.1 above, and (b) such Rollover Shareholder shall have no right to any Per Share Merger Consideration or any other merger consideration in respect of the Rollover Shares held by such Rollover Shareholder.

        Section 3.3    Rollover Closing.     Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in ARTICLE VII of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Holdco Shares contemplated hereby (the "Rollover Closing") shall take place immediately prior to the Closing.

        Section 3.4    Deposit of Rollover Shares.     No later than three (3) Business Days prior to the Closing, each Rollover Shareholder and any of its agents holding certificates evidencing any of its Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing its Rollover Shares in such person's possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ROLLOVER SHAREHOLDERS

        Section 4.1    Representations and Warranties.     Each Rollover Shareholder hereby represents and warrants to Holdco as of the date hereof and as of the Closing:

          (a)   such Rollover Shareholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform such Rollover Shareholder's obligations hereunder and to consummate the transactions contemplated hereby;

          (b)   if such Rollover Shareholder is not a natural person, such Rollover Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

          (c)   this Agreement has been duly executed and delivered by such Rollover Shareholder and the execution, delivery and performance of this Agreement by such Rollover Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Rollover Shareholder (if applicable) and no other actions or proceedings on the part of such Rollover Shareholder (if applicable) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

          (d)   assuming due authorization, execution and delivery by Holdco and Parent, this Agreement constitutes a legal, valid and binding agreement of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions;

          (e)   (i) such Rollover Shareholder (A) is and, immediately prior to the Closing, will be the beneficial owner of, and has and will have good and valid title to, the Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with affiliates controlled by such Rollover Shareholder) voting power, power of disposition, power to demand dissenter's rights and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands, Laws of the People's Republic of China (the "PRC") and the terms of this Agreement; (ii) except described herein, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Rollover Shareholder is a party relating to the pledge, disposition or voting of any of the Securities, and the Securities are not subject to any voting trust agreement or other Contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Securities other than this Agreement; (iii) such Rollover Shareholder has not Transferred any Securities or any interests therein pursuant to any Derivative Transaction; (iv) as of the date hereof, other than its Rollover Shares, such Rollover Shareholder does not beneficially own any Securities of the Company, or any direct or indirect interest in any such Securities (including by way of derivative securities); and (v) such Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its Rollover Shares, except as contemplated by this Agreement;

          (f)    except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof shall (A) if such Rollover Shareholder is not a natural person, conflict with or violate any provision of the organizational documents of such Rollover Shareholder, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound, (C) violate any Law applicable to such Rollover Shareholder or any of such Rollover Shareholder's properties or assets, or (D) otherwise require the consent or approval of any other person pursuant to any Contract binding on such Rollover Shareholder or its properties or assets;

          (g)   there is no Action pending against such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other person or, to the knowledge of such Rollover Shareholder, threatened against such Rollover Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of its obligations under this Agreement;

          (h)   such Rollover Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Holdco and Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Holdco Shares and such Rollover Shareholder acknowledges that it has discussed with its own counsel the meaning and legal consequences of such Rollover Shareholder's representations and warranties in this Agreement and the transactions contemplated hereby; and

          (i)    such Rollover Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon such Rollover Shareholder's execution, delivery and performance of this Agreement.

        Section 4.2    Covenants.     Each Rollover Shareholder hereby:

          (a)   agrees, prior to the termination of this Agreement, not to take any action that would make any representation or warranty of such Rollover Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Rollover Shareholder of its obligations under this Agreement;

          (b)   irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Rollover Shareholder may have with respect to such Rollover Shareholder's Securities (including any rights under Section 238 of the CICL) prior to the termination of this Agreement;

          (c)   agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), such Rollover Shareholder's identity and beneficial ownership of Shares or other equity securities of the Company and the nature of such Rollover Shareholder's commitments, arrangements and understandings under this Agreement;

          (d)   agrees and covenants that such Rollover Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Holdco of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof and that such shares shall automatically become subject to the terms of this Agreement as its Rollover Shares, and Schedule A shall be deemed amended accordingly; and

          (e)   agrees further that, upon request of Holdco, such Rollover Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be determined by Holdco to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HOLDCO AND PARENT

        Holdco and Parent hereby jointly and severally represent and warrant to each Rollover Shareholder that as of the date hereof and as of the Closing:

          (a)   Each of Holdco and Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Holdco and Parent, and the execution, delivery and performance of this Agreement by Holdco and Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Holdco and Parent, and no other corporate actions or proceedings on the part of Holdco or Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by each Rollover Shareholder, constitutes a legal, valid and binding obligation of Holdco and Parent, enforceable against Holdco and Parent in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.

          (b)   Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands or the British Virgin Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Holdco and Parent for the execution, delivery and performance of this Agreement by Holdco and Parent or the consummation by Holdco and Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Holdco and Parent, nor the consummation by Holdco and Parent of the transactions contemplated hereby, nor compliance by Holdco and Parent with any of the provisions hereof shall (A) conflict with or violate any provision of its organizational documents, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Holdco and Parent pursuant to any Contract to which Holdco or Parent is a party or by which Holdco or Parent or any of its property or asset is bound, (C) violate any Law applicable to Holdco or Parent or any of its properties or assets or (D) otherwise require the consent or approval of any other person pursuant to any Contract binding on Holdco or Parent or its properties or assets.

          (c)   At Closing, the Holdco Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable ordinary shares of Holdco, free and clear of all claims, Liens and encumbrances, other than restrictions arising under applicable securities Laws or arising under any agreements entered into by each Rollover Shareholder pursuant to the transactions contemplated by the Merger Agreement and the Financing Documents.

ARTICLE VI

TERMINATION

        This Agreement, and the obligations of each Rollover Shareholder hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the preceding sentence, this Article VI and Article VII shall survive any termination of this Agreement. Nothing in this Article VI shall relieve or otherwise limit any party's liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Rollover Closing contemplated by Article III has already taken place, then Holdco shall promptly take all such actions as are necessary to restore each Rollover Shareholder to the position it was in with respect to ownership of its Rollover Shares prior to the Rollover Closing.

ARTICLE VII

MISCELLANEOUS

        Section 7.1    Notices.     All notices and other communications hereunder shall be in writing in the English language and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon written confirmation of receipt by facsimile or email, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail (return receipt requested, postage prepaid). All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.1):

            (i)  If to a Rollover Shareholder, to the addresses set opposite its name as set forth on Schedule A hereto;

           (ii)  If to Holdco or Parent:

Address:	c/o 7/F SINA Plaza, No. 8 Courtyard 10 West, Xibeiwang East Road Haidian District, Beijing 100193, People's Republic of China
Attention:	Charles Chao
Facsimile:	+8610 82607167
Email:	charlesc@staff.sina.com.cn

        Section 7.2    Severability.     Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

        Section 7.3    Entire Agreement.     This Agreement, the Financing Documents and the Limited Guarantee, the Merger Agreement and any other agreement or instrument delivered in connection with the transaction contemplated by this Agreement or the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        Section 7.4    Specific Performance.     The parties hereto agree that this Agreement shall be enforceable by all available remedies at law or in equity. Each Rollover Shareholder acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of such Rollover Shareholder in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to Holdco and Parent, Holdco and Parent will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each Rollover Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Holdco and Parent shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Holdco or Parent. Notwithstanding anything contrary in the foregoing, under no circumstances will Holdco or Parent be entitled to both the monetary damages and the right of specific performance.

        Section 7.5    Amendments; Waivers.     This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Holdco, Parent, each Rollover Shareholder, and the Company (at the direction of the Special Committee). Holdco and Parent, on the one hand, and a Rollover Shareholder, on the other hand, with the prior written consent of the Company (at the direction of the Special Committee), may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if specifically set forth in an instrument in writing signed by such party and the Company (at the direction of the Special Committee). The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

        Section 7.6    Governing Law; Dispute Resolution; Jurisdiction.     This Agreement shall be interpreted, construed and governed by and in accordance with the laws of New York. Subject to the last sentence of this Section 7.6, any Action arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the HKIAC in accordance with the Arbitration Rules of HKIAC. The arbitration shall be decided by a tribunal of three (3) arbitrators. The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

        Section 7.7    Third Party Beneficiaries.     Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; provided, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties hereto, in addition to any other remedy at law or in equity.

        Section 7.8    Assignment; Binding Effect.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by any party without the prior written consent of the other parties and the Company, and any such assignment without such prior written consent shall be null and void; provided, that Parent may assign this Agreement to the same assignee in connection with a permitted assignment of the Merger Agreement by Parent in accordance with the terms thereof. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Rollover Shareholder, its estate, heirs, beneficiaries, personal representatives and executors.

        Section 7.9    Counterparts.     This Agreement may be executed in one or more counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by email pdf format or otherwise) to the other parties.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

HOLDCO:
New Wave MMXV Limited
By:	/s/ CHARLES GUOWEI CHAO
	Name:	Charles Guowei Chao
	Title:	Sole Director
PARENT:
NEW WAVE HOLDINGS LIMITED
By:	/s/ CHARLES GUOWEI CHAO
	Name:	Charles Guowei Chao
	Title:	Sole Director

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDERS: Charles Guowei Chao
/s/ CHARLES GUOWEI CHAO
New Wave MMXV Limited
By:	/s/ CHARLES GUOWEI CHAO
	Name:	Charles Guowei Chao
	Title:	Sole Director

SCHEDULE A

Name of Rollover Shareholder	Address of Rollover Shareholder	Rollover Shares	Holdco Shares
Charles Chao	c/o 7/F SINA Plaza, No. 8 Courtyard 10 West, Xibeiwang East Road Haidian District, Beijing 100193 People's Republic of China	820,689 ordinary shares	such number of Class A Ordinary Shares or Class B Ordinary Shares (at the election of Mr. Chao) as Holdco determines to be just and equitable consideration for Mr. Chao's Rollover Shares
New Wave MMXV Limited	c/o 7/F SINA Plaza, No. 8 Courtyard 10 West, Xibeiwang East Road Haidian District, Beijing 100193 People's Republic of China	7,944,386 ordinary shares 7,150 Class A Preference Shares	N/A

Annex D

LIMITED GUARANTEE

CONFIDENTIAL
Execution Version

LIMITED GUARANTEE

        This Limited Guarantee (this "Limited Guarantee"), dated as of September 28, 2020, is made by New Wave MMXV Limited, a company incorporated under the laws of the British Virgin Islands (the "Guarantor"), in favor of Sina Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Guaranteed Party"). Unless otherwise indicated, capitalized terms used but not defined in this Limited Guarantee shall have the meanings assigned to them in the Merger Agreement (as defined below).

        1.    GUARANTEE.

          (a)   To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof, by and between New Wave Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of the Guarantor ("Parent"), New Wave Mergersub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent ("Merger Sub"), and the Guaranteed Party (as may be revised, amended, restated or supplemented, the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into the Guaranteed Party, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party the due and punctual payment and discharge if, as and when due of the payment obligations of Parent with respect to (i) the payment of the Parent Termination Fee pursuant to Section 8.06(b) of the Merger Agreement (subject to the limitations set forth in Section 8.06(f) of the Merger Agreement), (ii) the reimbursement obligations of Parent pursuant to Section 8.06(d) of the Merger Agreement and (iii) the indemnification and reimbursement obligations of Parent under Section 6.07(h) of the Merger Agreement ((i), (ii) and (iii) collectively, the "Obligations"); provided, that notwithstanding anything to the contrary contained in this Limited Guarantee (including without limitation Section 1(c) below), this Limited Guarantee may be enforced for money damages only and in no event shall the Guarantor's aggregate liability under this Limited Guarantee exceed US$55,000,000 (the "Maximum Amount"). The Guarantor shall not have any obligations or liability to any person relating to, arising out of or in connection with this Limited Guarantee other than as expressly set forth herein.

          (b)   Subject to the terms and conditions of this Limited Guarantee, if Parent fails to pay the Obligations when due, then all of the Guarantor's liabilities to the Guaranteed Party hereunder in respect of the Obligations shall become immediately due and payable and the Guaranteed Party may, at the Guaranteed Party's option and so long as Parent remains in breach of the Obligations, take any and all actions available hereunder or under applicable Law to collect the Obligations from the Guarantor.

          (c)   The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fee and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights thereunder, including without limitation in the event that (i) the Guarantor asserts in any Action that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such Action, or (ii) the Guarantor fails or refuses to make any payments to the Guaranteed Party hereunder if and when due and payable and it is determined judicially or by arbitration that the Guarantor is required to make such payment hereunder, which amounts will be in addition to the Obligations.

        2.    NATURE OF GUARANTEE.     The Guarantor's liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment, or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor's obligations hereunder. In the event that any payment from the Guarantor to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be, and is, returned to the Guarantor for any reason whatsoever, the Guarantor shall remain liable hereunder as if such payment had not been made. This Limited Guarantee is an unconditional guarantee of payment and performance and not of collectability. The Guarantor reserves the right to assert as a defense to such payment by the Guarantor under this Limited Guarantee any rights, remedies and defenses that Parent or Merger Sub may have with respect to payment of any Obligations under the Merger Agreement, other than defenses arising from the bankruptcy or insolvency of Parent or Merger Sub and other defenses expressly waived herein. This Limited Guarantee is a primary and original obligation of the Guarantor and is not merely the creation of a surety relationship, and the Guaranteed Party shall not be required to proceed against Parent or Merger Sub first before proceeding against the Guarantor.

        3.    CHANGES IN OBLIGATIONS; CERTAIN WAIVERS.

          (a)   The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, extend the time of payment of any of the Obligations, and may also make any agreement with Parent or Merger Sub, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, Merger Sub, or such other person without in any way impairing or affecting the Guarantor's obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub, or any other person interested in the transactions contemplated by the Merger Agreement; (ii) any change in the corporate existence, structure or ownership of Parent, Merger Sub, or any other person interested in the transactions contemplated by the Merger Agreement; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement; (iv) except as expressly provided herein, the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise; (v) any change in the time, place or manner of payment of any of the Obligations, or any recession, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof (in each case, except in the event of any amendment to the circumstances under which the Obligations are payable); (vi) any addition, substitution, legal or equitable discharge or release (in the case of a discharge or release, other than a discharge or release of the Guarantor with respect to the Obligations as a result of payment in full of the Obligations in accordance with their terms, a full discharge or release of Parent with respect to the Obligations under the Merger Agreement, or as a result of valid defenses to the payment of the Obligations that would be available to Parent under the Merger Agreement) of any person now or hereafter liable with respect to any portion of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (vii) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations; (viii) any other act or omission that may in any manner or to any extent vary the risk of or to the Guarantor or otherwise operate as a discharge or release of the Guarantor as a matter of law or equity (other than a discharge or release of the Guarantor with respect to the Obligations as a result of payment in full of the Obligations in accordance with their terms, a full discharge or release of Parent with respect to the Obligations under the Merger Agreement, or as a result of valid defenses to the payment of the Obligations that would be available to Parent under the Merger Agreement or in respect of a breach by the Guaranteed Party of Section 8 hereof); or (ix) the value, validity, legality or enforceability of the Merger Agreement.

          (b)   The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Obligations and all other notices (other than notices expressly required to be provided to Parent and Merger Sub pursuant to the Merger Agreement), all defenses that may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of any person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than valid defenses to the payment of the Obligations that are available to Parent or Merger Sub under the Merger Agreement). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

          (c)   The Guarantor hereby unconditionally and irrevocably waives and agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor's obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Limited Guarantee shall have been paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Obligations and all other amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Limited Guarantee, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable under this Limited Guarantee thereafter arising.

          (d)   The Guaranteed Party hereby agrees that to the extent Parent or Merger Sub is relieved of all or any portion of its payment obligations under the Merger Agreement, the Guarantor shall be similarly relieved of their corresponding obligations under this Limited Guarantee.

        4.    NO WAIVER; CUMULATIVE RIGHTS.     No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party's rights against Parent or Merger Sub or any other persons now or hereafter liable for any Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against the Guarantor, and the failure by the Guaranteed Party to pursue rights or remedies against Parent or Merger Sub shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights, remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

        5.    REPRESENTATIONS AND WARRANTIES.     The Guarantor hereby represents and warrants to the Guaranteed Party that:

          (a)   it is duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite power and authority to execute, deliver and perform this Limited Guarantee and the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action on the Guarantor's part;

          (b)   the execution, delivery and performance of this Limited Guarantee do not contravene any Law or contractual restriction binding on the Guarantor or its assets;

          (c)   all consents, approvals, authorizations and permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required from the Guarantor in connection with the execution, delivery or performance of this Limited Guarantee;

          (d)   this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to the Enforceability Exceptions; and

          (e)   (i) the Guarantor is solvent and will not be rendered insolvent as a result of its execution and delivery of this Limited Guarantee or the performance of its obligations hereunder, (ii) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and (iii) all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with the terms of this Limited Guarantee.

        6.    NO ASSIGNMENT.     No party hereto may assign its rights, interests or obligations hereunder to any other person without the prior written consent of each other party hereto; provided, that the Guarantor may assign all or a portion of its obligations hereunder, with prior written notice to the Guaranteed Party accompanied by a guarantee in the form identical to this Limited Guarantee duly executed and delivered by the assignee, to an Affiliate of the Guarantor; provided further, that no such assignment shall relieve the Guarantor of any liability or obligations hereunder except to the extent actually performed or satisfied by the assignee.

        7.    NOTICES.     All notices, requests and other communications to any party hereunder shall be given in the manner specified in the Merger Agreement (and shall be deemed given as specified therein) as follows:

        if to the Guarantor, to:

    Attention:   Mr. Charles Chao

    Address:      c/o 7/F SINA Plaza, No. 8 Courtyard 10 West,

             Xibeiwang East Road, Haidian District,

             Beijing 100193, China

    Email:          charlesc@staff.sina.com.cn

        with a copy to (which shall not constitute notice):

    Skadden, Arps, Slate, Meagher & Flom LLP

    Attention:   Peter X. Huang

    Address:     30/F, China World Office 2

            No. 1, Jian Guo Men Wai Avenue

            Beijing 100004, China

    Facsimile:    +86 10 6535 5577

    Email:          peter.huang@skadden.com

        if to the Guaranteed Party, as provided in the Merger Agreement.

        8.    TERMINATION; CONTINUING GUARANTEE.     Subject to Section 3(d), this Limited Guarantee shall terminate and the Guarantor shall have no further obligations hereunder upon the earliest to occur of (a) the Effective Time, (b) the payment in full of the Obligations subject always to the Maximum Amount, and (c) the valid termination of the Merger Agreement in accordance with its terms under the circumstance in which Parent and/or Merger Sub would not be obligated to make any payment of any Obligations. Notwithstanding the immediately preceding sentence, the obligations of the Guarantor hereunder shall expire automatically four (4) months following the valid termination of the Merger Agreement in a manner that gives rise to an obligation of Parent and/or Merger Sub to make any payment of any Obligations at the time of such termination (the "Fee Claim Period"), unless a claim for payment of the Obligations, subject always to the Maximum Amount, is made in accordance with this Limited Guarantee prior to the end of the Fee Claim Period, in which case the Guarantor's obligations hereunder shall be discharged upon the date on which such claim is finally satisfied or otherwise resolved by agreement of the parties hereto pursuant to Section 12 (and payment in full of any amounts required to be paid by such resolution). Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its controlled Affiliates asserts in any litigation or other proceeding that any provisions of this Limited Guarantee limiting the Guarantor's liability to the Maximum Amount are illegal, invalid or unenforceable in whole or in part or that the Guarantor is liable in excess of or to a greater extent than the Maximum Amount, or asserts any theory of liability against any Non-Recourse Party other than the Retained Claims (as defined below), then (x) all obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (y) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover the full amount of such payments and (z) neither the Guarantor nor any Non-Recourse Party shall have any liability to the Guaranteed Party with respect to the Merger Agreement and the transactions contemplated thereby, the Debt Financing or under this Limited Guarantee.

        9.    NO RECOURSE.

          (a)   The Guaranteed Party acknowledges and agrees that none of Parent or Merger Sub has any assets other than their respective rights under the Merger Agreement and the agreements contemplated thereby, and that no funds are expected to be contributed to Parent or Merger Sub until the Effective Time. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no person (other than the Guarantor and any of its permitted assignees) has any obligations under this Limited Guarantee and that the Guaranteed Party has no right of recovery under this Limited Guarantee, or any claim based on such obligations against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, representatives, general partners, limited partners, managers, members, or Affiliates of any of the Guarantor, Parent or Merger Sub or their respective Affiliates, or any former, current or future equity holders, controlling persons, directors, officers, employees, agents, representatives, general partners, limited partners, managers, members, or Affiliates of any of the foregoing (each of these persons, a

  "Non-Recourse Party" and collectively, the "Non-Recourse Parties"), through the Guarantor, Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited partnership or limited liability company) veil, by or through a claim by or on behalf of the Guarantor, Parent or Merger Sub against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for claims against (i) Parent or Merger Sub under and pursuant to the terms of the Merger Agreement and, without duplication, the Guarantor under and pursuant to the terms of this Limited Guarantee on the terms and subject to the conditions hereof (including the Maximum Amount), (ii) Holdco, Parent and each Rollover Shareholder (each as defined therein) under and pursuant to the terms of the Support Agreement, and (iii) the Chairman pursuant to, in accordance with, and subject to the limitations set forth in the Equity Commitment Letter and Section 9.08 of the Merger Agreement (the claims described in the foregoing clauses (i) through (iii), whether or not against the Guarantor, Holdco, Parent, Merger Sub, Rollover Shareholders and/or their respective successors and assigns, collectively, the "Retained Claims"), provided, that in the event the Guarantor (x) consolidates with or merges with any other person and is not the continuing or surviving entity of such consolidation or merger or (y) transfers or conveys all or a substantial portion of its properties and other assets to any person such that the aggregate sum of the Guarantor's remaining net assets is less than an amount equal to its payment obligations hereunder as of the time of such transfer, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable Law, against such continuing or surviving entity or such person, as the case may be, but only if the Guarantor fails to satisfy its payment obligations hereunder and only to the extent of the liability of the Guarantor hereunder.

          (b)   Notwithstanding anything to the contrary contained in this Limited Guarantee, the Retained Claims shall be the sole and exclusive remedy of the Guaranteed Party and its Affiliates against the Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with the Merger Agreement, the Support Agreement, the Debt Financing, the Equity Financing or the transactions contemplated thereby. The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its controlled Affiliates not to institute, directly or indirectly, any Action arising under, or in connection with, the Merger Agreement or this Limited Guarantee or the transactions contemplated hereby or thereby, against the Guarantor or any Non-Recourse Party, except for the Retained Claims. Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of Parent or Merger Sub to the Guaranteed Party under the Merger Agreement. Nothing set forth in this Limited Guarantee shall give or be construed to give any person other than the Guaranteed Party any rights or remedies against any person, except as expressly set forth in this Limited Guarantee.

        10.    AMENDMENTS AND WAIVERS.     No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Guaranteed Party, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        11.    ENTIRE AGREEMENT.     This Limited Guarantee, the Merger Agreement, the Support Agreement, the Confidentiality Agreements and the Equity Commitment Letter constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        12.    GOVERNING LAW; SUBMISSION TO JURISDICTION.     This Limited Guarantee shall be interpreted, construed and governed by and in accordance with the laws of New York without regard to the conflicts of law principles thereof. Subject to the last sentence of this Section 12, any Action arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) shall be submitted to HKIAC and resolved in accordance with the Arbitration Rules of HKIAC. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an "Arbitrator"). The claimant(s) shall nominate jointly one Arbitrator; the respondent(s) shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Arbitration Rules of HKIAC, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

        13.    NO THIRD PARTY BENEFICIARIES.     This Limited Guarantee shall be binding upon and insure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other Person other than the parties hereto any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; provided, that the Non-Recourse Parties shall be third party beneficiaries of the provisions hereof that are expressly for their benefit.

        14.    COUNTERPARTS.     This Limited Guarantee may be signed in any number of counterparts and may be executed and delivered by facsimile or email pdf format, and each counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

        15.    SEVERABILITY.     If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; provided, that this Limited Guarantee may not be enforced against the Guarantor without giving effect to the Maximum Amount or the provisions set forth in Sections 1, 8 and 9. No party hereto shall assert, and each party shall cause its controlled Affiliates not to asset, that this Limited Guaranty or any part hereof is invalid, illegal or unenforceable. Upon a determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        16.    HEADINGS.     Headings are used for reference purposes only and do not affect the meaning or interpretation of this Limited Guarantee.

        [Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above.

NEW WAVE MMXV LIMITED
By:	/s/ CHARLES GUOWEI CHAO
	Name:	Charles Guowei Chao
	Title:	Sole Director

[Signature Page to Limited Guarantee]

        IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

SINA CORPORATION
By:	/s/ SONG-YI ZHANG
	Name:	Song-Yi Zhang
	Title:	Chairperson of the Special Committee

[Signature Page to Limited Guarantee]

Annex E

EQUITY COMMITMENT LETTER

CONFIDENTIAL
Execution Version

September 28, 2020

New Wave MMXV Limited ("Holdco")
c/o 7/F SINA Plaza
No. 8 Courtyard 10 West
Xibeiwang East Road, Haidian District
Beijing 100193
People's Republic of China

Re:
Equity Commitment Letter

Ladies and Gentlemen:

        This letter agreement sets forth the commitment of the undersigned (the "Sponsor"), subject to (i) the terms and conditions contained in an Agreement and Plan of Merger, dated as of the date hereof, by and between New Wave Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Holdco ("Parent"), New Wave Mergersub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned Subsidiary of Parent ("Merger Sub") and Sina Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company") (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of Parent (the "Merger") and (ii) the terms and conditions contained herein. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

        1.    Commitment.     The Sponsor hereby commits, subject to the terms and conditions set forth herein, to subscribe, or cause to be subscribed, directly or indirectly through one or more intermediate entities, for newly issued Class A ordinary shares or Class B ordinary shares (at the Sponsor's option) of Holdco and to pay, or cause to be paid, to Holdco in immediately available funds at or prior to the Effective Time an aggregate cash purchase price equal to $126,942,675 (such amount, the "Commitment"). Holdco will apply the Commitment, or contribute the Commitment to Parent and cause Parent to apply the Commitment, to (i) fund a portion of the aggregate Per Share Merger Consideration and any other amounts required to be paid pursuant to the Merger Agreement, (ii) pay any and all fees and expenses of Holdco, Parent and Merger Sub in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement, and (iii) satisfy all of Holdco, Parent and Merger Sub's other payment obligations in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement. Notwithstanding anything to the contrary contained herein, the Sponsor shall not under any circumstances be obligated to contribute more than the Commitment to Holdco. In the event that Holdco does not require the full amount of the Commitment to consummate the Merger, the amount to be funded under this letter agreement shall, unless otherwise agreed in writing by the Sponsor, be reduced by Holdco to the level sufficient to fully fund the aggregate Per Share Merger Consideration and pay related fees and expenses related to the transactions contemplated by the Merger Agreement.

        2.    Conditions to Funding.     The payment of the Commitment to Holdco shall be subject to (i) the execution and delivery of the Merger Agreement by the Company; (ii) the satisfaction, or waiver by Parent, of each of the conditions to Parent's and Merger Sub's obligations to effect the Merger set forth in Sections 7.01 and 7.02 of the Merger Agreement as in effect from time to time (other than those conditions that by their nature are to be satisfied at the Closing); and (iii) the substantially concurrent consummation of the Closing, provided, that if the Company seeks specific performance in accordance with Section 9.08 of the Merger Agreement and the Parent or Merger Sub is ordered by a court of competent jurisdiction to specifically perform their obligations to effect the Closing pursuant to the Merger Agreement, the conditions set forth in this item (iii) shall be deemed satisfied.

        3.    Termination.     This letter agreement, and the obligation of the Sponsor to fund the Commitment will terminate automatically and immediately upon the earlier to occur of (i) the Effective Time, so long as the Sponsor has at or prior to the Effective Time fully funded and paid to Holdco the Commitment, and (ii) the valid termination of the Merger Agreement in accordance with its terms. Upon termination of this letter agreement, the Sponsor shall not have any further obligations or liabilities hereunder.

        4.    Amendment.     Neither this letter agreement nor any provision hereof may be amended, modified, supplemented, terminated (other than in accordance with Section 3 above) or waived without the prior written consent of Holdco, the Sponsor and the Company.

        5.    Confidentiality.     This letter agreement shall be treated as confidential and is being provided to Holdco solely in connection with the transactions contemplated by the Merger Agreement, including the Merger. Unless required by applicable Laws, this letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the Sponsor's consent. Notwithstanding the foregoing, a copy of this letter agreement may be provided to the Company if the Company agrees to treat the letter as confidential.

        6.    Third Party Beneficiary.     This letter agreement shall inure to the benefit of and be binding upon Holdco and the Sponsor. This letter agreement may only be enforced by Holdco, and none of the creditors of Holdco, Parent or Merger Sub nor any other Person that is not a party to this letter agreement shall have any right to enforce this letter agreement or to cause Holdco to enforce this letter agreement; provided, that, to the extent the Company has obtained an order of specific performance pursuant to and subject to the conditions in Section 9.08 of the Merger Agreement, and subject to the terms and conditions herein (including Section 2), the Company is an express third party beneficiary of the rights granted to Holdco under this letter agreement to the extent of the rights set forth in Sections 1, 4, 6, 7, 8 and 9 and shall be entitled to an injunction or an order of specific performance (or another non-monetary equitable remedy) to cause the Commitment to be funded (the "Company Third Party Beneficiary Rights"). The parties hereby agree that subject to the Company Third Party Beneficiary Rights, their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder or any rights to enforce the Commitment or any provision of this letter agreement.

        7.    Governing Law.     This letter agreement shall be interpreted, construed and governed by and in accordance with the laws of New York without regard to the conflicts of law principles thereof.

        8.    Submission to Jurisdiction.     Subject to the last sentence of this Section 8, any Action arising out of or relating to this letter agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this letter agreement) shall be submitted to HKIAC and resolved in accordance with the Arbitration Rules of HKIAC. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an "Arbitrator"). The claimant(s) shall nominate jointly one Arbitrator; the respondent(s) shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Arbitration Rules of HKIAC, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

        9.    Assignments.     This letter agreement shall not be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party and the Company; provided, that without the prior written consent of Holdco and the Company, the rights, interests or obligations under this letter agreement may be assigned or delegated, in whole or in part, by the Sponsor to one or more of its Affiliates, provided, that no such assignment or delegation shall relieve the Sponsor of its obligations hereunder. Any attempted assignment in violation of this Section 9 shall be null and void.

        10.    Representations.     The Sponsor hereby represents and warrants with respect to himself to Holdco that (a) he has full legal right, power, capacity and authority to execute and deliver this letter agreement, to perform the obligations hereunder and to consummate the transactions contemplated hereby; (b) this letter agreement has been duly and validly executed and delivered by him and constitutes a valid and legally binding obligation, enforceable against him in accordance with the terms of this letter agreement, subject to the Enforceability Exceptions; (c) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority or any other person necessary for the due execution, delivery and performance of this letter agreement by him have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or any other person is required in connection with the execution, delivery or performance of this letter agreement; (d) there is no Action pending against him, or, to his knowledge, threatened against him, that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by him of his obligations under this letter agreement; (e) the execution, delivery and performance by him of this letter agreement does not (i) violate any applicable Law or court judgment, or (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, or otherwise require the consent or approval of any other person pursuant to, any Contract to which he is a party, and (f) he has, and will have continue to have until the valid termination of this letter agreement, readily available funds in United States Dollars no less than the amount of the Commitment hereunder.

        11.    No Recourse.     Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this letter agreement, Holdco covenants, agrees and acknowledges that no Person other than the Sponsor has any obligation hereunder.

        12.    Notices.     All notices and other communications hereunder shall be in writing (in the English language), and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon written confirmation of receipt by facsimile or email, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

    if to Holdco, to:

      New Wave MMXV Limited
      c/o 7/F SINA Plaza
      No. 8 Courtyard 10 West
      Xibeiwang East Road
      Haidian District
      Beijing 100193
      People's Republic of China
      Attention: Mr. Charles Chao
      Email: charlesc@staff.sina.com.cn

    if to the Sponsor, to:

      Mr. Charles Chao
      c/o 7/F SINA Plaza,
      No. 8 Courtyard 10 West,
      Xibeiwang East Road Haidian District,
      Beijing 100193,
      People's Republic of China
      Email: charlesc@staff.sina.com.cn

        13.    Entire Agreement.     This letter agreement, together with the Limited Guarantee, the Support Agreement and the Merger Agreement, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, both written and oral, between the parties with respect to the subject matter hereof.

        14.    Severability.     If any provision of this letter agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other provisions of this letter agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        15.    Counterparts.     This letter agreement may be executed in counterparts and by facsimile or in .pdf format, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, this letter agreement is executed and effective as of date first written above.

Sponsor:
CHARLES GUOWEI CHAO
/s/ CHARLES GUOWEI CHAO

[Signature Page to Equity Commitment Letter]

Agreed to and acknowledged as of the date first written above:
Holdco: NEW WAVE MMXV LIMITED
By:	/s/ CHARLES GUOWEI CHAO
	Name:	Charles Guowei Chao
	Title:	Sole Director

[Signature Page to Equity Commitment Letter]

Annex F
FAIRNESS OPINION

Morgan Stanley

Morgan Stanley Asia Limited
Level 46, International Commercial Centre
1 Austin Road West
Kowloon, Hong Kong
SFC CE Number: AAD291
September 28, 2020

Special Committee of the Board of Directors (the "Special Committee")
Sina Corporation
SINA Plaza, No. 8 Courtyard 10
West Xibeiwang E. Road
Haidian District, Beijing 100193
People's Republic of China

Dear Members of the Special Committee of the Board of Directors of Sina Corporation:

        We understand that Sina Corporation (the "Company"), New Wave Holdings Limited ("Parent"), which is wholly owned by New Wave MMXV Limited, a shareholder of the Company ("New Wave"), and New Wave Mergersub Limited, a wholly owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated September 28, 2020 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Pursuant to the Merger Agreement, the Company will survive the Merger as the surviving company and become a wholly owned subsidiary of Parent as a result of the Merger, and each outstanding ordinary share, par value $0.133 per share, of the Company (each, an "Ordinary Share"), other than the Excluded Shares and the Dissenting Shares (each as defined in the Merger Agreement), will be cancelled and cease to exist in exchange for the right to receive $43.30 per Ordinary Share in cash without interest (the "Per Share Merger Consideration"). We further understand that 8,850,075 Ordinary Shares and 7,150 Class A preference shares, par value $1.00 per share, of the Company (each, a "Class A Preference Share") (together, the "Rollover Shares"), beneficially owned by Mr. Charles Chao, who controls and is the sole director of New Wave, and New Wave (collectively, the "Rollover Shareholders"), representing approximately 15% of the total issued and outstanding share capital of the Company, will be contributed to New Wave in exchange for newly issued shares of New Wave and receive no consideration for the cancellation of the Rollover Shares in accordance with the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

        You have asked for our opinion as to whether the Per Share Merger Consideration to be received by the holders of the Ordinary Shares (other than Parent and its affiliates) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

        For purposes of the opinion set forth herein, we have:

  1)
  Reviewed certain publicly available financial statements and other business and financial information of the Company;

  2)
  Reviewed certain internal financial statements and other financial and operating data concerning the Company;

  3)
  Reviewed certain financial projections prepared by the management of the Company;

  4)
  Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

  5)
  Reviewed with the Special Committee's U.S. and Cayman legal counsels certain publicly available organizational documents of the Company (including documents in relation to the Class A Preference Shares);

  6)
  Reviewed selected material agreements of the Company and its subsidiaries and made inquiries to the Company's management in relation to these agreements;

  7)
  Reviewed the reported prices and trading activity for the Ordinary Shares;

  8)
  Compared the financial performance of the Company and the prices and trading activity of the Ordinary Shares with that of certain other publicly-traded companies potentially comparable with the Company, and their securities;

  9)
  Reviewed the financial terms, to the extent publicly available, of certain potentially comparable acquisition transactions;

  10)
  Participated in certain discussions and negotiations among representatives of the Special Committee and Parent and their legal advisors;

  11)
  Reviewed the Merger Agreement, and the latest draft, each dated as of September 28, 2020, of the Debt Commitment Letters, the Equity Commitment Letter, the Support Agreement and the Limited Guarantee; and

  12)
  Performed such other analyses and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections prepared by the management of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Parent and Merger Sub will obtain financing in accordance with the terms set forth in the Debt Commitment Letters and the Equity Commitment Letter, that the transactions contemplated by the Support Agreement will be consummated in accordance with their terms, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, accounting, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, assessment of the Company and the legal, tax, accounting and regulatory advisors of the Company and the Special Committee with respect to legal, tax, accounting, and regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company's officers, directors or employees, or any class of such persons, relative to the Per Share Merger Consideration to be paid to the holders of the Ordinary Shares or with respect to the underlying decision by the Company to engage in the Merger. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction or other alternatives, or whether or not such alternatives could be achieved or are available. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

        In arriving at our opinion, we were not instructed to solicit, and did not solicit interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any of the parties, other than Parent and its affiliates, in the possible acquisition of the Company or certain of its constituent businesses.

        We have acted as financial advisor to the Special Committee in connection with the Merger and will receive a fee for our services. No portion of our fee is contingent upon the consummation or success of the Merger or the conclusions set forth in this financial opinion. Pursuant to the engagement letter by and among the Company, the Special Committee and Morgan Stanley Asia Limited dated August 7, 2020 (the "Engagement Letter"), whether or not a transaction is completed, a retainer fee is payable upon execution of the Engagement Letter, and a substantial portion of the fee is payable upon the delivery of this financial opinion. The Company has also agreed to reimburse certain expenses of Morgan Stanley (subject to a cap) and to indemnify Morgan Stanley for certain liabilities. Morgan Stanley may seek to provide financial advisory and financing services to Parent and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

        Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Rollover Shareholders, the Company, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

        This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Special Committee and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be shared with the Company Board and included in its entirety in any filing the Company is required to make with the SEC in connection with the Merger if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the holders of the Ordinary Shares and the Class A Preference Shares should vote at the Shareholders Meeting to be held in connection with the Merger.

        Based on and subject to the foregoing, we are of the opinion on the date hereof that the Per Share Merger Consideration to be received by the holders of the Ordinary Shares (other than Parent and its affiliates) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,
MORGAN STANLEY ASIA LIMITED
By:	/s/ RICHARD WONG Richard Wong Managing Director

Annex G

CAYMAN ISLANDS COMPANIES LAW CAP. 22
(LAW 3 OF 1961, AS CONSOLIDATED AND REVISED)—SECTION 238

Rights of dissenters

238.

(1)
A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of that person's shares upon dissenting from a merger or consolidation.

(2)
A member who desires to exercise that person's entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)
An objection under subsection (2) shall include a statement that the member proposes to demand payment for that person's shares if the merger or consolidation is authorised by the vote.

(4)
Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5)
A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of that person's decision to dissent, stating—

(a)
his name and address;

(b)
the number and classes of shares in respect of which that person dissents; and

(c)
a demand for payment of the fair value of that person's shares.

(6)
A member who dissents shall do so in respect of all shares that that person holds in the constituent company.

(7)
Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of that person's shares and the rights referred to in subsections (12) and (16).

(8)
Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase that person's shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for that person's shares, the company shall pay to the member the amount in money forthwith.

(9)
If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires—

(a)
the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)
the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)
A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

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(11)
At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)
Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)
The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)
Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)
The enforcement by a member of that person's entitlement under this section shall exclude the enforcement by the member of any right to which that person might otherwise be entitled by virtue of that person holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

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Annex H

DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON

1.     Directors and Executive Officers of the Company

        The name, present principal employment and citizenship of each director and executive officer of the Company are set forth below. The business address of our directors and executive officers is 7/F SINA Plaza No. 8 Courtyard 10 West, Xibeiwang East Road, Haidian District, Beijing 100193, People's Republic of China.

Name	Position/ Title	Citizenship
Charles Guowei Chao	Chairman of the Board of Directors and Chief Executive Office	United States of America
Bonnie Yi Zhang	Chief Financial Officer	United States of America
Hong Du	President and Chief Operating Officer	People's Republic of China
Qingxu Deng	Senior Vice President	People's Republic of China
Bin Zheng	Senior Vice President	People's Republic of China
Ter Fung Tsao	Independent Director	Taiwan
Yan Wang	Independent Director	People's Republic of China
Song Yi Zhang	Independent Director	Hong Kong
Yichen Zhang	Independent Director	Hong Kong
James Jianzhang Liang	Independent Director	Hong Kong

2.     Directors and Executive Officers of Parent

        Parent is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its principal business address at No. 8 SINA Plaza, Courtyard 10, West Xibeiwang E. Road, Haidian District, Beijing 100193, People's Republic of China. The telephone number of Parent's principal executive office is +86 10 5898 3007.

        The following table sets forth information regarding the director of Parent as of the date of this proxy statement. As of the date of this proxy statement, Parent does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Charles Guowei Chao	7/F SINA Plaza No. 8 Courtyard 10 West Xibeiwang East Road Haidian District, Beijing, 100193, People's Republic of China	Chairman of the board of directors and chief executive officer of Sina Corporation	Has been in the current position for the past five years	United States of America

3.     Directors and Executive Officers of Merger Sub

        Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its principal business address at No. 8 SINA Plaza, Courtyard 10, West Xibeiwang E. Road, Haidian District, Beijing 100193, People's Republic of China. The telephone number of Merger Sub's principal executive office is +86 10 5898 3007.

H-1

        The following table sets forth information regarding the director of Merger Sub as of the date of this proxy statement. As of the date of this proxy statement, Merger Sub does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Charles Guowei Chao	7/F SINA Plaza No. 8 Courtyard 10 West Xibeiwang East Road Haidian District, Beijing, 100193, People's Republic of China	Chairman of the board of directors and chief executive officer of Sina Corporation	Has been in the current position for the past five years	United States of America

4.     Directors and Executive Officers of New Wave

        New Wave is a company with limited liability incorporated under the laws of the British Virgin Islands with its principal business address at No. 8 SINA Plaza, Courtyard 10, West Xibeiwang E. Road, Haidian District, Beijing 100193, People's Republic of China. The telephone number of New Wave's principal executive office is +86 10 5898 3007.

        The following table sets forth information regarding the director of New Wave as of the date of this proxy statement. As of the date of this proxy statement, New Wave does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Charles Guowei Chao	No. 8 SINA Plaza, Courtyard 10, West Xibeiwang East Road Haidian District, Beijing, 100193, People's Republic of China	Chairman of the board of directors and chief executive officer of Sina Corporation	Has been in the current position for the past five years	United States of America

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Annex I

FORM OF PROXY CARD

SINA CORPORATION
(Incorporated in the Cayman Islands with limited liability)
(NASDAQ Ticker: SINA)

Form of Proxy for Extraordinary General Meeting (or any adjournment thereof)
to be held at Room Beijing, 1/F SINA Plaza No. 8 Courtyard 10 West, Xibeiwang East Road, Haidian District, Beijing 100193, People's Republic of China on December 23, 2020 at 10 a.m. (Beijing time)

I/We,

Please Print Name(s)

of

Please Print Address(es)

the undersigned, being the registered holder(s) of                  ordinary shares (Note 1), par value US$0.133 per share, and/or                 Class A preference shares, par value US$1.00 per share, of Sina Corporation (the "Company") (Note 2), hereby (a) acknowledge the receipt of the notice of the extraordinary general meeting of the shareholders of the Company to be held at Room Beijing, 1/F SINA Plaza No. 8 Courtyard 10 West, Xibeiwang East Road, Haidian District, Beijing 100193, People's Republic of China on December 23, 2020 at 10 a.m. (Beijing time) (including any adjournment thereof, the "Extraordinary General Meeting") and the proxy statement, each dated November 20, 2020, and (b) appoint the Chairman of the Extraordinary General Meeting or                  of                  as my/our proxy to attend and act for me/us at the Extraordinary General Meeting and at any adjournment(s) or postponement(s) thereof, to vote for me/us as indicated below, or if the proxy form is returned duly signed but without a specific direction as to how the proxy is to vote on a particular matter, the proxy will vote or abstain at his or her discretion.

PROPOSALS	FOR (Note 3)	AGAINST (Note 3)	ABSTAIN (Note 3)
Proposal No. 1. as a Special Resolution:	☐	☐	☐

THAT the Agreement and Plan of Merger, dated as of September 28, 2020 (the "Merger Agreement"), among the Company, New Wave Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), and New Wave Mergersub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving company and becoming a wholly owned subsidiary of Parent (such Merger Agreement being in the form attached as Annex A to the proxy statement accompanying this notice of the Extraordinary General Meeting and which will be produced and made available for inspection at the Extraordinary General Meeting), the plan of merger required to be registered with the Registrar of Companies of the Cayman Islands in connection with the Merger (the "Plan of Merger") (such Plan of Merger being substantially in the form attached as Annex B to the proxy statement accompanying this notice of Extraordinary General Meeting and which will be produced and made available for inspection at the Extraordinary General Meeting), and the consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the "Transactions") including (i) the Merger, (ii) the variation of the authorized share capital of the Company from US$23,700,000 divided into 150,000,000 ordinary shares of a par value of US$0.133 each and 3,750,000 preference shares of $1.00 par value per share to authorized share capital of the Company of US$23,700,000 divided into 237,000,000 ordinary shares of a par value of US$0.1 each (the "Variation of Capital"), and (iii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association at the effective time of the Merger (the "Effective Time"), in the form attached as Appendix II to the Plan of Merger (the "Adoption of Amended M&A"), be approved and authorized by the Company;
Proposal No. 2. as a Special Resolution:	☐	☐	☐

THAT each member of a special committee of the Board, composed solely of independent and disinterested directors of the Company (the "Special Committee") and the Chief Financial Officer of the Company each be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A;
Proposal No. 3. If necessary, as an Ordinary Resolution:	☐	☐	☐

THAT the Extraordinary General Meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the Extraordinary General Meeting to pass the special resolutions mentioned above to be proposed at the Extraordinary General Meeting.

Dated	Signature(s) (Note 4)

Note 1    Full name(s) and address(es) to be inserted in BLOCK CAPITALS. In the case of joint holders of a share, any one of such persons may vote at the Extraordinary General Meeting, either in person or by proxy, in respect of such share as if he or she was solely entitled thereto, but if more than one such joint holders is present at the Extraordinary General Meeting, in person or by proxy, that one of the said persons so present whose name stands first on the register of members of the Company in respect of such share shall alone be entitled to vote in respect thereof.

Note 2    Please insert the number of relevant class(es) of shares registered in your name(s). If you do not hold any ordinary shares or Class A preference shares in the capital of the Company, you may strike out the irrelevant information as appropriate. If no number is inserted, this form of proxy will be deemed to relate to all the relevant class(es) of shares in the capital of the Company registered in your name(s).

Note 3    If any proxy other than the Chairman is preferred, strike out THE CHAIRMAN OF THE MEETING and insert the name and address of the proxy desired in the space provided. ANY ALTERATION MADE TO THIS FORM OF PROXY MUST BE INITIALED BY THE PERSON WHO SIGNS IT. The proxy need not be a member of the Company but must attend the Extraordinary General Meeting in person to represent you.

Note 4    This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must be either under its common seal or under the hand of an officer, attorney or other person duly authorized to sign the same.

To be valid, this form of proxy, together with the power of attorney or other authority (if any) under which it is signed or a certified copy thereof, must be completed, signed and returned to the Company's offices (to the attention of: Investor Relations Department) at SINA Plaza, No. 8 Courtyard 10, West Xibeiwang E. Road, Haidian District, Beijing 100193, People's Republic of China no later than 10 a.m. (Beijing time) on December 21, 2020, being 48 hours before the time appointed for the extraordinary general meeting. Completion and delivery of this form will not preclude you from attending and voting at the Extraordinary General Meeting in person if you so wish, but the authority of your proxy will become invalid forthwith.